Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171504

February 23, 2011

Dear Shareholder:

On October 14, 2010, Fort Orange Financial Corp., a Delaware corporation (“Fort Orange”) entered into an Agreement and Plan of Merger, as amended as of December 28, 2010 (the “Merger Agreement”) with Chemung Financial Corporation (“Chemung Financial”), pursuant to which Fort Orange will be merged with and into Chemung Financial, with Chemung Financial as the surviving corporation (the “Merger”). We are sending you this joint proxy statement/prospectus to ask you to vote on the approval of the Merger pursuant to the Merger Agreement.

If the Merger Agreement is approved and the Merger is subsequently completed, the holders of Fort Orange common stock will be given the opportunity to receive, for their shares of Fort Orange common stock: (i) all cash in the amount of $7.50 per share, without interest (“Cash Consideration”); (ii) all Chemung Financial common stock, at an exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock (“Stock Consideration”) or (iii) a mix of Cash Consideration for 25% of their shares and Stock Consideration for 75% of their shares. The exchange ratio of 0.3571 of a share of Chemung Financial stock for one share of Fort Orange stock is subject to downward adjustment if the Chemung Financial common stock Closing Price (as defined in the Merger Agreement) at the time the Merger is completed exceeds $25.20 per share. In addition, the Cash Consideration of $7.50 per share and the Stock Consideration exchange ratio of 0.3571 of a share of Chemung Financial stock are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the delinquent loans in the Fort Orange loan portfolio increase prior to completion of the Merger.

The total consideration to be paid by Chemung Financial for the Merger is subject to the requirement that 25% of the Fort Orange common stock be acquired for the Cash Consideration and that 75% be acquired for the Stock Consideration. This may cause Fort Orange shareholders who elect either the all Cash Consideration or all Stock Consideration for their shares to receive a mix of the two on a prorated basis in accordance with allocation provisions in the Merger Agreement.

The value of the Stock Consideration will fluctuate with the market price of Chemung Financial common stock. Based on the closing price of Chemung Financial common stock, as reported by the Over-the-Counter Bulletin Board (the “OTCBB”), on October 14, 2010, the last trading day before public announcement of the Merger Agreement, the aggregate value of the Stock Consideration and Cash Consideration represented approximately $7.63 in value for each share of Fort Orange common stock. You should obtain current stock price quotations for Chemung Financial and Fort Orange common stock. Chemung Financial common stock trades over-the-counter on the OTCBB under the symbol “CHMG.OB” and Fort Orange common stock trades over-the-counter on Pinksheets.com under the symbol “FOFC”.

The accompanying joint proxy statement/prospectus is also being delivered to Fort Orange shareholders as Chemung Financial’s prospectus for its offering of Chemung Financial common stock in connection with the Merger, and as a proxy statement for the solicitation of proxies from Fort Orange shareholders to vote for the adoption of the Merger Agreement and approval of the Merger.

The Merger cannot be completed unless at least 66 2/3% of the issued and outstanding shares of Chemung Financial common stock and a majority of the issued and outstanding shares of common stock of Fort Orange vote in favor of the Merger. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote via the internet at the address shown on the proxy card, the telephone by calling the number shown on the proxy card or by completing and signing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement. If you fail to vote in person or by proxy, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have same effect as voting “AGAINST” the Merger Agreement.

Your board of directors has unanimously determined that the Merger and the Merger Agreement are fair and in the best interest of Chemung Financial and its shareholders and recommends that you vote “FOR” the adoption of the Merger Agreement.

This joint proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Chemung Financial, Fort Orange and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

On behalf of the Board of Directors, I thank you for your prompt attention to this matter.

Sincerely,

Ronald M. Bentley
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Chemung Financial common stock in connection with the Merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated February 23, 2011, and is first being mailed to shareholders of Chemung Financial and Fort Orange on or about February 23, 2011.

February 23, 2011

Dear Shareholder:

A Merger Proposal — Your Vote Is Very Important

On October 14, 2010, Fort Orange Financial Corp., a Delaware corporation (“Fort Orange”) entered into an Agreement and Plan of Merger, as amended as of December 28, 2010 (the “Merger Agreement”) with Chemung Financial Corporation, a New York corporation (“Chemung Financial”), pursuant to which Fort Orange will be merged with and into Chemung Financial, with Chemung Financial as the surviving corporation. We are sending you this joint proxy statement/prospectus to ask you to vote on the approval of the Merger pursuant to the Merger Agreement.

If the Merger Agreement is approved and the Merger is subsequently completed, you will be given the opportunity to receive, for your shares of Fort Orange common stock: (i) all cash in the amount of $7.50 per share, without interest (the “Cash Consideration”); (ii) all Chemung Financial common stock, at an exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock (the “Stock Consideration”) or (iii) a mix of Cash Consideration for 25% of your shares and Stock Consideration for 75% of your shares. The exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock is subject to downward adjustment if the Chemung Financial common stock average Closing Price (as defined in the Merger Agreement) for a specified period immediately before the time of the Merger is completed (as described in the Merger Agreement) exceeds $25.20 per share. In addition, the Cash Consideration of $7.50 per share and the Stock Consideration exchange ratio of 0.3571 of a share of Chemung Financial stock are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the delinquent loans in the Fort Orange loan portfolio increase prior to completion of the Merger.

The total consideration to be paid by Chemung Financial in the Merger is subject to the requirement that 25% of Fort Orange common stock be acquired for the Cash Consideration and that 75% be acquired for the Stock Consideration. This may cause Fort Orange shareholders who elect either the all Cash Consideration or the all Stock Consideration for their shares to receive a mix of the two on a prorated basis in accordance with allocation provisions in the Merger Agreement.

The value of the Stock Consideration will fluctuate with the market price of Chemung Financial common stock. Based on the closing price of Chemung Financial common stock, as reported by the Over-the-Counter Bulletin Board (the “OTCBB”), on October 14, 2010, the last trading day before public announcement of the Merger Agreement, the value of the Stock Consideration and Cash Consideration represented approximately $7.63 in value for each share of Fort Orange common stock. You should obtain current stock price quotations for Chemung Financial and Fort Orange common stock. Chemung Financial common stock trades over-the-counter on the OTCBB under the symbol “CHMG.OB” and Fort Orange common stock trades over-the-counter on Pinksheets.com under the symbol “FOFC”.

If the Merger is approved and is subsequently completed, Fort Orange shareholders (other than dissenting shareholders) who receive Stock Consideration will become shareholders of Chemung Financial.

The accompanying joint proxy statement/prospectus is also being delivered to Chemung Financial shareholders as a proxy statement for the solicitation of proxies from Chemung Financial shareholders to vote to approve the Merger.

The Merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Fort Orange and at least 66 2/3% of the outstanding shares of Chemung Financial common stock vote in favor of the Merger.  Whether or not you plan to attend the special meeting of shareholders, please take the time to vote via the internet at the address shown on the proxy card, the telephone by calling the number shown on the proxy card, or by completing and signing the enclosed proxy card and mailing it in the enclosed envelope.  If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the adoption of the Merger Agreement and you will not be entitled to appraisal rights for your shares of Fort Orange stock.  If you fail to vote in person or fail to submit your proxy card via mail, internet or telephone, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the Merger Agreement.   Fort Orange shareholders who do not vote in favor of the Merger can seek appraisal rights for their stock and obtain payment in cash equal to the fair value of their shares as determined by the Court of Chancery of the State of Delaware.  For more information on the appraisal rights of Fort Orange shareholders, see “Questions and Answers About the Merger and the Special Meetings”-“Are Fort Orange shareholders entitled to appraisal rights?” on page 5 and “Appraisal Rights” beginning on page 168 .

Your board of directors has unanimously determined that the Merger and the Merger Agreement are fair and in the best interests of Fort Orange and its shareholders and unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

This joint proxy statement/prospectus provides you with detailed information about the proposed Merger. It also contains or references information about Chemung Financial and Fort Orange and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 20 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

On behalf of the board of directors, I thank you for your prompt attention to this important matter.

Eugene M. Sneeringer, Jr.
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of the Chemung Financial common stock in connection with the Merger or the other transactions described in this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated February 23, 2011, and is first being mailed to shareholders of Chemung Financial and Fort Orange on or about February 23, 2011.

CHEMUNG FINANCIAL CORPORATION
ONE CHEMUNG CANAL PLAZA, P. O. BOX 1522
ELMIRA, NEW YORK 14902

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON March 24, 2011

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Chemung Financial Corporation, a New York Corporation (“Chemung Financial”) will be held at the principal office of Chemung Financial, One Chemung Canal Plaza, Elmira, New York 14902, at 3:00 p.m., Eastern Time, on March 24, 2011, for the following purposes:

1. To approve the merger of Fort Orange Financial Corp., a Delaware Corporation (“Fort Orange”) with and into Chemung Financial (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of October 14, 2010 and amended as of December 28, 2010 (the “Merger Agreement”), by and between Fort Orange and Chemung Financial; and

2. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The proposed Merger is described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A1 to this joint proxy statement/prospectus and the amendment thereto is attached as Appendix A2 to this joint proxy statement/prospectus. Only Chemung Financial shareholders of record as of the close of business on  February 9, 2011, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

The Merger must be approved by at least 66 2/3% of the outstanding shares of the Chemung Financial common stock and a majority of the outstanding shares of common stock of Fort Orange. Please vote as soon as possible.

Proxy cards submitted without any indication of a vote will be deemed as votes “FOR” the approval of the Merger Agreement. Abstentions and shares that you have not authorized your broker to vote will have the same effect as votes “AGAINST” the approval of the Merger and the transactions contemplated by the Merger Agreement.

If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instructions card provided by such person. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, CHEMUNG FINANCIAL URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD, (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON THE ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

Chemung Financial’s board of directors has unanimously adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and recommends that Chemung Financial shareholders vote “FOR” the approval of the Merger.

BY ORDER OF THE BOARD OF DIRECTORS

February 23, 2011	Jane H. Adamy
Elmira, New York	Corporate Secretary

If you have any questions concerning the Merger or other matters to be considered at the Chemung Financial special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact Chemung Financial’s Corporate Secretary, Jane H. Adamy via telephone at (607) 737-3788 or by mail, Chemung Financial Corporation, Attention: Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902.

Fort Orange Financial Corp.
1375 Washington Avenue
Albany, New York 12206

Notice of the Special Meeting of Shareholders
to be held on March 24, 2011

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Fort Orange Financial Corp; (“Fort Orange”) will be held at the Hilton Garden Inn (Albany Medical Center), 62 New Scotland Avenue, Albany, New York at 9:30 a.m., Eastern Time, on March 24, 2011, for the following purposes:

1. To approve the Agreement and Plan of Merger, dated as of October 14, 2010 and amended as of December 28, 2010 (the “Merger Agreement”), by and between Fort Orange and Chemung Financial Corporation (“Chemung Financial”), and thereby approve the transactions contemplated by the Merger Agreement; and

2. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The proposed Merger is described in more detail in this joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A1 to this joint proxy statement/prospectus and the amendment thereto is attached as Appendix A2. Only Fort Orange shareholders of record as of the close of business on February 9, 2011, are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

To complete the Merger, the Merger Agreement must be approved by a majority of the outstanding shares of Fort Orange common stock and at least 66 2/3% of the outstanding shares of Chemung Financial common stock. Please vote as soon as possible.

Proxy cards submitted without any indication of a vote will be deemed as votes “FOR” the approval of the Merger Agreement and you will not be entitled to appraisal rights for your shares of Fort Orange stock. Abstentions and shares that you have not authorized your broker to vote will have the same effect as votes “AGAINST” the approval of the Merger and the transactions contemplated by the Merger Agreement.

If your shares are held in the name of the broker, bank or other fiduciary, please follow the instructions on the voting instructions card provided by such person. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, FORT ORANGE URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY ACCESSING THE INTERNET WEBSITE SPECIFIED ON YOUR ENCLOSED PROXY CARD; (2) BY CALLING THE TELEPHONE NUMBER SPECIFIED ON YOUR ENCLOSED PROXY CARD OR (3) BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL RECEIVE AN ELECTION FORM TO ELECT THE CASH AND/OR STOCK CONSIDERATION WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.

Fort Orange’s board of directors has unanimously adopted and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, and recommends that Fort Orange shareholders vote “FOR” the approval of the Merger.

If you have any questions concerning the Merger or other matters to be considered at the Fort Orange special meeting, would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact Fort Orange’s Executive Vice President and Chief Financial Officer, Steven J. Owens via telephone at (518) 433-5810 or by mail, Fort Orange Financial Corp., Attention: Steven J. Owens, Executive Vice President and CFO, 1375 Washington Avenue, Albany, New York 12206.

BY ORDER OF THE BOARD OF DIRECTORS

February 23, 2011
Albany, New York	Eugene M. Sneeringer, Jr.
Chairman of the Board

i

A1	Agreement and Plan of Merger by and between Chemung Financial Corporation and Fort Orange Financial Corp. dated as of October 14, 2010	A1-1
A2	First Amendment dated December 28, 2010 to Agreement and Plan of Merger by and between Chemung Financial Corporation and Fort Orange Financial Corp. dated as of October 14, 2010	A2-1
B	Voting Agreement executed by Peter D. Cureau dated as of October 14, 2010	B-1
C	Voting and Non-Competition Agreement executed by Fort Orange Financial Corp. directors (other than Peter D. Cureau	C-1
D	Agreement by Peter D. Cureau dated as of October 20, 2010 and First Amendment to the Agreement by Peter D. Cureau dated December 28, 2010	D-1
E	Fairness Opinion of FinPro, Inc.	E-1
F	Fairness Opinion of Sandler O'Neill & Partners, L.P	F-1
G	Section 262 of the Delaware General Corporation Law	G-1
H	Articles of Merger	H-1
I	Bank Plan of Merger	I-1

 Where You Can Find More Information

Chemung Financial files annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”); Fort Orange is not subject to reporting with the SEC. You may read and copy any materials that Chemung Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 or (800) 732-0330 for further information on the public reference room. In addition, Chemung Financial files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Chemung Financial at www.chemungcanal.com under the “Shareholder Info” link and then under the heading “SEC Filings”.

Chemung Financial has filed a registration statement on Form S-4 to register with the SEC up to 1,010,007 shares of Chemung Financial common stock. This joint proxy statement/prospectus is a part of that registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference documents that Chemung Financial has previously filed with the SEC. They contain important information about Chemung Financial and its financial condition. See “Incorporation of Certain Documents by Reference” on page 168. These documents are available without charge to you upon written or oral request to Chemung Financial’s principal executive offices or via the internet. A copy of Fort Orange’s 2010 proxy and 2009 annual report may be obtained upon written or oral request. The respective addresses, telephone numbers and website addresses of such principal executive offices are listed below:

Chemung Financial Corporation	Fort Orange Financial Corp.
One Chemung Canal Plaza	1375 Washington Avenue
P.O. Box 1522	Albany, New York 12206
Elmira, New York 14902	(518) 434-1212
(607) 737-3746	www.capitalbank.com
www.chemungcanal.com

To obtain timely delivery of these documents, you must request the information no later than March 17, 2011 in order to receive them before Chemung Financial’s special meeting of shareholders and no later than March 17, 2011 in order to receive them before Fort Orange’s special meeting of shareholders.

Chemung Financial common stock is traded over-the-counter on the OTCBB under the symbol “CHMG.OB,” and Fort Orange common stock is traded over-the-counter on Pinksheets.com under the symbol “FOFC.”

 Questions and Answers
about the Merger and the Special Meetings

The following are answers to certain questions that you may have regarding the Merger and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this joint proxy statement/prospectus.

Q: Why am I receiving this document?

A: Chemung Financial and Fort Orange have agreed to combine under the terms of a Merger Agreement that is described in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Appendix A1 and the amendment thereto is attached to this joint proxy statement/prospectus as Appendix A2. In order to complete the Merger, Chemung Financial shareholders must vote to approve the Merger (the “Chemung Financial Merger proposal”) and Fort Orange shareholders must vote to adopt the Merger Agreement and approve the Merger (the “Fort Orange Merger proposal”). Both Fort Orange and Chemung Financial will hold special meetings of their respective shareholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the Merger, the Merger Agreement, the special meetings and other related matters and you should read it carefully.

Q: What will happen to Fort Orange as a result of the Merger?

A: If the Merger is completed, Fort Orange will cease to exist and Capital Bank & Trust Company (“Capital Bank”), currently a wholly owned subsidiary of Fort Orange, will become a direct, wholly-owned subsidiary of Chemung Financial. Immediately following completion of the Merger, Capital Bank will merge with and into Chemung Canal Trust Company, a New York chartered commercial bank (“Chemung Canal”) and the wholly owned subsidiary of Chemung Financial, with Chemung Canal being the surviving bank.

Q: What will Fort Orange shareholders receive in the Merger?

A: If the Merger is approved by both Chemung Financial and Fort Orange shareholders and the Merger is subsequently completed, each outstanding share of Fort Orange common stock (other than any dissenting shares) will be converted into the right to receive either: (i) $7.50 in cash, without interest; (ii) 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock or (iii) a mix of cash consideration for 25% of the stock owned by a Fort Orange shareholder and stock consideration for 75% for the stock owned.  The exchange ratio of 0.3571 is subject to downward adjustment, if the Chemung Financial common stock Closing Price (defined in the Merger Agreement as the average of the daily closing price of Chemung Financial common stock for the ten trading days on which trades of such stock occur immediately prior to the closing of the Merger, as reported on the OTC Bulletin Board) exceeds $25.20 per share.  In addition, the Cash Consideration of $7.50 per share and the Stock Consideration of 0.3571 of a share of Chemung Financial stock are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the Delinquent Loans in the Fort Orange loan portfolio increase prior to completion of the Merger.   The Merger Agreement defines Delinquent Loans to mean loans with principal and/or interest that are 45-89 days past due, loans with principal and/or interest that are at least 90 days past due and still accruing, loans that are non-accruing, restructured and impaired loans, bank-owned real estate and net charge-offs from the date of the Merger Agreement through the last business day of the month prior to the closing of the Merger.

If the Chemung Financial common stock Closing Price is $25.20 or less and the  Delinquent Loans at the end of the month immediately preceding the closing of the Merger are: (i) less than $6.5 million, the exchange ratio will be 0.3571 and the Cash Consideration will be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the exchange ratio will be 0.3524 and the Cash Consideration will be $7.40; or (iii) $8.5 million or greater, but less than $10.5 million, the exchange ratio will be 0.3476 and the Cash Consideration will be $7.30. If the Delinquent Loans are  $10.5 million or greater, Chemung Financial can either terminate the Merger Agreement or proceed with the Merger with an exchange ratio of 0.3429 and Cash Consideration of $7.20. If the Chemung Financial common stock Closing Price is greater than $25.20 and the  Delinquent Loans at the end of the month immediately preceding the closing of the Merger are: less than $6.5 million, the exchange ratio will be 100% of the exchange ratio as adjusted pursuant to the Merger Agreement, based on a $9.00 per share price of Fort Orange common stock (the "Adjusted Exchange Ratio") and the Cash Consideration will be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the exchange ratio will be 98.67% of the Adjusted Exchange Ratio and the Cash Consideration will be $7.40; (iii) $8.5 million or greater, but less than $10.5 million, the Exchange Ratio will be 97.34% of the Adjusted Exchange Ratio and the Cash Consideration will be $7.30; or (iv) $10.5 million or greater, Chemung Financial can either terminate the Merger Agreement or proceed with the transaction with an exchange ratio that is 96.02% of the Adjusted Exchange Ratio and Cash Consideration of $7.20.  At January 31, 2011, the most recent practicable date for which information regarding Delinquent Loans was available prior to the filing of this joint proxy statement/prospectus, the amount of Delinquent Loans was $7.86 million.

Fort Orange shareholders who elect either only Cash Consideration or only Stock Consideration for their shares may be required to accept a mix of the two in accordance with allocation provisions in the Merger Agreement.  The reason is that the total consideration to be paid by Chemung Financial in the Merger is subject to the requirement that 25% of the Fort Orange common stock be acquired for the Cash Consideration and that 75% be acquired for the Stock Consideration.  The ability to receive all stock or all cash will depend on the elections of other Fort Orange shareholders.  The allocation of the mix of consideration payable to Fort Orange shareholders who elect only cash or only stock will not be known until Chemung Financial tallies the results of the cash/stock elections made by all Fort Orange shareholders, which will not occur until at or near the completion of the Merger (the “Effective Time”).  No guarantee can be made that Fort Orange shareholders will receive the amounts of cash or stock that they elected. If such an allocation is necessary to meet the overall 25% for cash and 75% for stock requirement, it shall be done on a prorated basis among the Fort Orange shareholders affected. Those Fort Orange shareholders who initially elect to receive cash for 25% of their stock and stock for the other 75% will not be subject to the allocation.  See “The Merger and the Merger Agreement - Merger Consideration” beginning on page  38 and “The Merger and the Merger Agreement - Allocation Procedures” beginning on page  40.  Also Fort Orange shareholders who own 100 or fewer shares and who elect only Cash Consideration will not be subject to the allocation and will receive only cash.

Q: How do Fort Orange shareholders register their election to receive cash, Chemung Financial common stock or a combination of both?

A: If the Merger is approved by the shareholders of both Chemung Financial and Fort Orange, then an election form will be provided to Fort Orange shareholders under separate cover. Each Fort Orange shareholder should complete and return the election form, along with such holder’s Fort Orange stock certificate(s), according to the instructions included with the form. The election deadline will be 5:00 p.m., Eastern Standard Time, on the date specified in the election form. If you own shares of Fort Orange common stock in “street name” through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you have not made an election.

Q: What happens if a Fort Orange shareholder does not make a valid election to receive cash, Chemung Financial common stock or a combination of both?

A: If a Fort Orange shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s Fort Orange common stock will be considered “non-election shares” and will be converted into the right to receive the Stock Consideration and/or the Cash Consideration as determined by Chemung Financial according to the allocation procedures specified in the Merger Agreement.

Q: When will the Merger be completed?

A: We expect the Merger will be completed when all of the conditions to completion contained in the Merger Agreement are satisfied or waived, including the receipt of required regulatory approvals, the approval of the Merger by Chemung Financial shareholders at the Chemung Financial special meeting and the adoption of the Fort Orange Merger proposal by Fort Orange shareholders at the Fort Orange special meeting.  We currently expect to complete the Merger early in the second calendar quarter of 2011; however, there is no assurance that it will occur at such time, as certain conditions to the completion of the Merger, such as the receipt of required regulatory approvals, are not entirely within our control.

Q: What happens if the Merger is not completed?

A: If the Merger is not completed, Fort Orange shareholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, Fort Orange will remain an independent public company and its common stock will continue to be eligible for trading on Pinksheets.com. In the event of termination of the Merger Agreement under certain specified circumstances, Fort Orange may be required to pay to Chemung Financial a termination fee of 2.5% of the aggregate value of the merger consideration that would have been paid to Fort Orange shareholders had the Merger been completed on the date of termination. See the Merger Agreement under “Conditions to the Merger -Termination; Termination Fee” beginning on page 69.

Q: Who is being asked to approve matters in connection with the Merger?

A: Both Chemung Financial shareholders and Fort Orange shareholders are being asked to vote to approve the Merger-related proposals.

Fort Orange’s common stock is traded over-the-counter on Pinksheets.com and Chemung Financial’s common stock is traded over-the-counter on the OTCBB. Although neither PinkSheets.com nor OTCBB rules requires shareholder approval in connection with the Merger, the certificate of incorporation of Fort Orange and applicable New York and Delaware law do require shareholder approval. By this joint proxy statement/prospectus, Chemung Financial’s board of directors is soliciting proxies from Chemung Financial’s shareholders and Fort Orange’s board of directors is soliciting proxies from Fort Orange’s shareholders, to provide these approvals at the special meeting of Chemung Financial shareholders and Fort Orange shareholders, respectively, as discussed below.

Q: Should Fort Orange shareholders send in their stock certificates with the enclosed proxy?

A: No. Fort Orange shareholders SHOULD NOT send in any stock certificates now with the enclosed proxy. An election form and transmittal materials, with instructions for their completion will be provided to Fort Orange shareholders under separate cover and the stock certificates should be sent with those materials at that time.

In the event that a Fort Orange shareholder fails to return a completed election form with such shareholder’s stock certificates prior to the expiration of the election period and has not perfected a valid request for appraisal of such shares, a letter of transmittal with instructions for submission of such stock certificates will be mailed to such shareholder shortly following the Effective Time.

Q: What are the material federal income tax consequences of the Merger to Fort Orange shareholders?

A: Chemung Financial and Fort Orange will not be required to complete the Merger unless they receive legal opinions from their respective counsel to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Provided that the Merger qualifies as a reorganization for federal income tax purposes, the specific tax consequences of the Merger to a Fort Orange shareholder will depend upon the form of consideration such shareholder will receive in the Merger. If a Fort Orange shareholder receives solely shares of Chemung Financial common stock (and cash in lieu of any fractional share of Chemung Financial common stock), in exchange for Fort Orange common stock, then such shareholder generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share. If a Fort Orange shareholder receives solely cash, then such shareholder generally will recognize gain or loss equal to the difference between the amount of cash the shareholder receives and the applicable cost basis in the Fort Orange common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the Fort Orange shareholder has established a holding period of more than one year for the shareholder’s Fort Orange common stock. If a Fort Orange shareholder receives a combination of whole shares of Chemung Financial common stock and cash, in exchange for the shares of Fort Orange common stock, then the Fort Orange shareholder may recognize gain, but will not recognize loss, upon the exchange of the whole shares of Fort Orange common stock for shares of Chemung Financial common stock and cash. If the sum of the fair market value of the Chemung Financial common stock and the amount of cash the Fort Orange shareholder receives in exchange for the shares of Fort Orange common stock exceeds the cost basis of the Fort Orange shareholder’s common stock, the shareholder will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash the shareholder receives in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if a Fort Orange shareholder has established a holding period of more than one year for the shareholder’s Fort Orange common stock. Depending on certain facts specific to each Fort Orange shareholder, it is possible, although quite unlikely, that any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences of the Merger” beginning on page 72.

The tax consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q: Are Fort Orange shareholders entitled to appraisal rights?

A: Yes.  Under the Delaware General Corporation Law, record holders of Fort Orange common stock who do not vote in favor of the proposal to adopt the Merger Agreement will be entitled to seek appraisal rights in connection with the Merger, and if the Merger is completed, obtain payment in cash equal to the fair value of their shares of Fort Orange common stock as determined by the Court of Chancery of the State of Delaware, instead of the merger consideration.  To exercise their appraisal rights, Fort Orange shareholders must strictly follow the procedures prescribed by Delaware law.   Upon at least twenty (20) days notice in advance of the special meeting given by Fort Orange, a record holder of Fort Orange stock may elect to demand appraisal of such shares by:  (i) delivering a written demand for appraisal to Fort Orange before the vote is taken to approve the Merger proposal, which written demand shall inform Fort Orange of the identity of the shareholder and the shareholder’s intention to demand an appraisal of such shareholder’s shares of stock; and (ii) not vote for the Merger in person or by proxy.  A vote in person or by proxy against the Merger or an abstention from voting shall not constitute a demand for an appraisal.

All demands for appraisal should be addressed to Fort Orange Financial Corp., Attention: Corporate Secretary, 1375 Washington Avenue, Albany, New York 12206, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock.  Within ten (10) days after the effective date of the Merger, if approved, Chemung Financial, as the surviving entity, shall notify each dissenting shareholder who has complied with the appraisal rights procedures of the effective date of the Merger.   These procedures are summarized in this joint proxy statement/prospectus under “Appraisal Rights” beginning on page 168.  In addition, the text of the applicable provisions of Delaware law is included as Appendix G to this joint proxy statement/prospectus.  Failure to strictly comply with these provisions will result in the loss of appraisal rights.  For a more complete description of appraisal rights, please refer to the section entitled “Appraisal Rights” beginning on page  168.

Q: Are there any risks that I should consider in deciding whether to vote for approval of the Merger-related proposals?

A: Yes. You should read and carefully consider the risk factors set forth in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 20.

Q: When and where will Fort Orange shareholders meet?

A: Fort Orange will hold a special meeting of its shareholders on March 24, 2011, at 9:30 a.m., Eastern Standard Time, at the Hilton Garden Inn (Albany Medical Center), 62 New Scotland Avenue, Albany, New York.

Q: What matters are Fort Orange shareholders being asked to approve at the Fort Orange special meeting pursuant to this joint proxy statement/prospectus?

A: Fort Orange shareholders are being asked to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger.

Q: What does Fort Orange’s Board of Directors recommend with respect to the Fort Orange Merger proposal?

A: Fort Orange’s board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are fair to and in the best interests of Fort Orange and its shareholders and unanimously recommends that Fort Orange shareholders vote “FOR” the Fort Orange Merger proposal.

Q: Did the Board Of Directors of Fort Orange receive an opinion from a financial advisor with respect to the Merger?

A: Yes. On October 14, 2010, FinPro, Inc., which we refer to in this joint proxy statement/prospectus as “FinPro,” rendered its written opinion to the board of directors of Fort Orange that, as of such date and based upon and subject to the factors and assumptions described to the Fort Orange board during its presentation and set forth in the opinion, the consideration in the proposed Merger was fair, from a financial point of view, to holders of Fort Orange common stock. The full text of FinPro’s written opinion is attached as Appendix E to this joint proxy statement/prospectus. Fort Orange shareholders are urged to read the opinion in its entirety.

Q: Who can vote at the Fort Orange special meeting?

A: Holders of record of Fort Orange common stock at the close of business on February 9, 2011, which is the record date for the Fort Orange special meeting, are entitled to vote at the special meeting.

Q: How many votes must be represented in person or by proxy at the Fort Orange special meeting to have a quorum?

A: The holders of a majority of the shares of Fort Orange common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q: What vote by Fort Orange shareholders is required to approve the Fort Orange Merger proposal?

A: Assuming a quorum is present at the Fort Orange special meeting, approval of the Fort Orange Merger proposal will require the affirmative vote of the holders of at least a majority of the outstanding shares of Fort Orange common stock entitled to vote. Submission of proxies not designating an election will have the same effect as shares voted “FOR” the Fort Orange Merger proposal. Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” the Fort Orange Merger proposal.

As of the record date for the special meeting, directors and executive officers of Fort Orange (including the Chairman Emeritus), together with their affiliates, had sole or shared voting power over approximately 32.65% of the Fort Orange common stock outstanding and entitled to vote at the special meeting. Fort Orange directors have agreed with Chemung Financial that all shares over which they or members of their immediate families have sole or shared voting control shall be voted in favor of the Merger. The aggregate total of these shares is 961,254 or 25.96% of the total votes entitled to be cast at the special meeting.

Q: How may the Fort Orange shareholders vote their shares for the Fort Orange Merger proposal presented in this joint proxy statement/prospectus?

A: Fort Orange shareholders may vote by using the internet at the address shown on the proxy card, by telephone using the number on the proxy card or by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible or by attending the Fort Orange special meeting in person and voting their shares at the meeting. This will enable their shares to be represented and voted at the special meeting.

Q: Will a broker or bank holding shares in “street name” for a Fort Orange shareholder automatically vote those shares for the shareholder at the Fort Orange special meeting?

A: No. A broker or bank WILL NOT be able to vote your shares with respect to the Fort Orange Merger proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Fort Orange common stock that you own are voted at the special meeting.

Q: Will Fort Orange shareholders be able to vote their shares at the Fort Orange special meeting in person?

A: Yes. Submitting a proxy will not affect the right of any Fort Orange shareholder to vote in person at the special meeting. If a Fort Orange shareholder holds shares in “street name,” the shareholder’s broker or bank should be asked how to vote those shares in person at the special meeting.

Q: What do Fort Orange shareholders need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, Fort Orange shareholders are requested to vote by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Fort Orange shares at the special meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” the Fort Orange Merger proposal. If you fail to mail in your proxy card or vote via internet or the telephone or by attending the Fort Orange special meeting and voting in person, you will be deemed to have voted “AGAINST” the Fort Orange Merger proposal.

Q: What should a Fort Orange shareholder do if he or she receives more than one set of voting materials?

A: As a Fort Orange shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple Fort Orange proxy cards or voting instruction cards. For example, if you hold your Fort Orange shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Fort Orange shares. If you are a holder of record and your Fort Orange shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Fort Orange common stock and Chemung Financial common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the sections entitled “Fort Orange Special Meeting of Shareholders” and “Chemung Financial Special Meeting of Shareholders.”

Q: May a Fort Orange shareholder change or revoke the shareholder’s vote after submitting a proxy?

A: Yes. If you have not voted through your broker, you can change your vote by: (i) providing written notice of revocation to the Corporate Secretary of Fort Orange, which must be filed with the Corporate Secretary by the time the special meeting begins; (ii) submitting a new proxy card or voting again by telephone or via internet; or (iii) attending the special meeting and voting in person. Any earlier proxy will be automatically revoked; however, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q: What else have Fort Orange directors agreed to do in connection with the Merger?

A: Each of the Fort Orange directors, other than Peter D. Cureau (“Mr. Cureau”), have executed a voting and non-competition agreement under which they have agreed to vote their shares of Fort Orange common stock for adoption of the Fort Orange Merger proposal. The form of voting and non-competition agreement is attached to the Merger Agreement. In addition to voting in favor of the Merger, the Fort Orange directors have also agreed, subject to their fiduciary duties, to vote against any proposal for another merger or similar transaction, or to take any action that would result in a breach by Fort Orange under the Merger Agreement. Mr. Cureau, President and Chief Executive Officer (up until December 31, 2010, at which time his employment will terminate, pursuant to the terms of an agreement by and between Mr. Cureau, Chemung Financial and Capital Bank dated as of October 20, 2010, as amended on December 28, 2010) and director of Fort Orange and Capital Bank agreed to similar provisions pursuant to a voting agreement he executed in connection with the Merger Agreement.

Q: What happens if I sell my shares of Fort Orange common stock before the special meeting?

A: The record date for Fort Orange shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the Merger. If you transfer your Fort Orange shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares.

Q: If I am a Fort Orange shareholder, who can help answer my questions?

A: If you have any questions about the Merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Fort Orange’s Executive Vice President and Chief Financial Officer, Steven J. Owens via telephone at (518) 433-5810 or by mail, Fort Orange Financial Corp., Attention: Steven J. Owens, Executive Vice President and CFO, 1375 Washington Avenue, Albany, New York 12206.

Q: When and where will Chemung Financial shareholders meet?

A: Chemung Financial will hold a special meeting of its shareholders on March 24, 2011, at 3:00 p.m., Eastern Standard Time, at the principal office of Chemung Financial, One Chemung Canal Plaza, Elmira, New York.

Q: What matters are Chemung Financial shareholders being asked to approve at the Chemung Financial special meeting in connection with the Merger pursuant to this joint proxy statement/prospectus?

A: Chemung Financial shareholders are being asked to approve the Merger.

Q: What does Chemung Financial’s Board of Directors recommend with respect to the Chemung Financial Merger proposal?

A: Chemung Financial’s board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are fair to and in the best interests of Chemung Financial and its shareholders and recommends that Chemung Financial shareholders vote “FOR” the Chemung Financial Merger proposal.

Q: Did the Board of Directors of Chemung Financial receive an opinion from a financial advisor with respect to the Merger?

A: Yes. On October 14, 2010, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) rendered its written opinion to the board of directors of Chemung Financial that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the Merger consideration in the proposed Merger was fair to Chemung Financial’s shareholders from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Appendix F to this joint proxy statement/prospectus. Chemung Financial shareholders are urged to read the entire opinion carefully.

Q: Who can vote at the Chemung Financial special meeting?

A: Holders of record of Chemung Financial common stock at the close of business on February 9, 2011, which is the record date for the Chemung Financial special meeting, are entitled to vote at the special meeting.

Q: How many votes must be represented in person or by proxy at the Chemung Financial special meeting to have a quorum?

A: The holders of a majority of the shares of Chemung Financial common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q: What vote by Chemung Financial shareholders is required to approve the Chemung Financial Merger proposal?

A: Assuming a quorum is present at the Chemung Financial special meeting, approval of the Merger will require the affirmative vote of holders of at least 66 2/3% of the shares of Chemung Financial common stock outstanding and entitled to vote on such proposals. Abstentions and broker non-votes will have the same effect as shares voted “AGAINST” the Chemung Financial Merger proposal and proxies submitted without instructions as to voting will have the same effect as shares voted “FOR” the Merger.

As of the record date for the special meeting, directors and executive officers of Chemung Financial, together with their affiliates, had sole or shared voting power over approximately 26.81% of the Chemung Financial common stock outstanding and entitled to vote at the special meeting. Chemung Financial’s directors and executive officers have indicated that they intend to vote their shares in favor of the Merger.

Q: How may Chemung Financial shareholders vote their shares for the Chemung Financial Merger proposal presented in this joint proxy statement/prospectus?

A: Chemung Financial shareholders may vote via the internet at the address shown on the proxy card, by telephone using the number on the proxy card, by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible or by attending the Chemung Financial special meeting in person and voting their shares at the meeting. This will enable their shares to be represented and voted at the special meeting.

Q: Will a broker or bank holding shares in “street name” for a Chemung Financial shareholder automatically vote those shares for the shareholder at the Chemung Financial special meeting?

A: No. A broker or bank WILL NOT be able to vote your shares with respect to the Merger proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instructions to your broker or bank to ensure that all shares of Chemung Financial common stock that you own are voted at the special meeting.

Q: Will Chemung Financial shareholders be able to vote their shares at the Chemung Financial special meeting in person?

A: Yes. Submitting a proxy will not affect the right of any Chemung Financial shareholder to vote in person at the special meeting. If a Chemung Financial shareholder holds shares in “street name,” the shareholder must ask its broker or bank how to vote those shares in person at the special meeting.

Q: What do Chemung Financial shareholders need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, Chemung Financial shareholders are requested to vote for or against the Chemung Financial Merger proposal by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the shareholder’s Chemung Financial shares at the special meeting as the shareholder directs. If a shareholder signs and sends in a proxy card and does not indicate how the shareholder wishes to vote, the proxy will be voted “FOR” the Chemung Financial Merger proposal. If you fail to send your proxy card or to vote by telephone, internet or by attending the Chemung Financial special meeting and voting in person, it will have the same effect as having voted “AGAINST” the Chemung Financial Merger proposal.

Q: What should a Chemung Financial shareholder do if he or she receives more than one set of voting materials?

A: As a Chemung Financial shareholder, you may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Chemung Financial shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Chemung Financial shares. If you are a holder of record and your Chemung Financial shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Fort Orange common stock and Chemung Financial common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus in the sections entitled “Chemung Financial Special Meeting of Shareholders” and “Fort Orange Special Meeting of Shareholders.”

Q: May a Chemung Financial shareholder change or revoke his or her vote after submitting a proxy?

A: Yes. If you have not voted through your broker, you can change your vote by: (i) providing written notice of revocation to the Corporate Secretary of Chemung Financial, which must be filed with the Corporate Secretary by the time the special meeting begins; submitting a new proxy card or voting again by telephone or internet (any earlier proxies will be revoked automatically); or (ii) attending the special meeting and voting in person. Any earlier proxy will be revoked; however, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q: If I am a Chemung Financial shareholder, who can help answer my questions?

A: If you have any questions about the Merger or the special meeting, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Chemung Financial’s Corporate Secretary, Jane H. Adamy, via telephone at (607) 737-3788 or by mail, Chemung Financial Corporation, Attention: Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902.

Q: Where can I find more information about Chemung Financial and Fort Orange?

A: You can find more information about Chemung Financial and Fort Orange from the various sources described under the section entitled “Where You Can Find More Information” on page 1.

 Summary

This summary highlights selected information included in this joint proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the Merger-related proposals. In addition, we incorporate by reference important business and financial information about Fort Orange and Chemung Financial into this joint proxy statement/prospectus. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 168. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 1. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this joint proxy statement/prospectus, “Chemung Financial “ refers to Chemung Financial Corporation, “Chemung Canal” refers to Chemung Canal Trust Company, “Fort Orange” refers to Fort Orange Financial Corp.; and “Capital Bank” refers to Capital Bank & Trust Company. “We,” “us” and “our” refers collectively to Chemung Financial and Fort Orange. Also, we refer to the proposed merger of Fort Orange with and into Chemung Financial as the “Merger,” and the Agreement and Plan of Merger, dated as of October 14, 2010, and amended as of December 28, 2010 by and between Chemung Financial and Fort Orange as the “Merger Agreement.”

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements of goals, intentions and expectations; (ii) statements regarding business plans, prospects, growth and operating strategies; (iii) statements regarding the asset quality of loan and investment portfolios; (iv) statements regarding estimates of risks and future costs and benefits; and (v) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of the managements of Chemung Financial and Fort Orange and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Chemung Financial’s and Fort Orange’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements. See “Forward-Looking Statements” on page 168.

The Parties

Chemung Financial Corporation
One Chemung Canal Plaza
P.O. Box 1522
Elmira, New York 14902
(607) 737-3711

Chemung Financial is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and has been registered with the Federal Reserve as a financial holding company since June 22, 2000. It has two wholly-owned subsidiaries – Chemung Canal and CFS Group, Inc. Chemung Canal provides a wide range of retail and commercial banking, as well as trust services, and CFS Group, Inc. offers a wide array of non-banking financial services.

Chemung Financial, through Chemung Canal, operates 23 full-service offices, including the main office, in portions of the southern tier of New York and the northern tier of Pennsylvania. Seven of its branch offices are in Chemung County and thirteen are located in adjacent counties of Broome, Schuyler, Steuben, Tioga and Tompkins counties in New York, and three full-service offices in Bradford County, Pennsylvania. Chemung Canal provides its retail consumers and business customers with banking services including residential and commercial real estate loans, commercial business loans and leases, consumer loans, as well as retail and commercial deposit products. Additionally, Chemung Financial, through Chemung Canal, offers various trust services, as well as investment, pension, estate planning and employee benefit administrative services.

CFS Group, Inc. offers a variety of financial services such as mutual funds, annuities and other insurance products, full and discount brokerage services and tax preparation services.

As of September 30, 2010, Chemung Financial had $972.7 million of assets, $803.5 million in deposits, and $97.3 million in shareholders’ equity. Chemung Financial’s common stock is traded on the OTCBB under the symbol “CHMG.OB.”

Fort Orange Financial Corp.
1375 Washington Avenue
Albany, New York 12206
(518) 434-1212

Fort Orange is a bank holding company headquartered in Albany, New York and the parent company of Capital Bank, the only bank headquartered in the City and County of Albany. Capital Bank operates five full-service branch offices in the Albany area and provides a full range of commercial banking products and services.

As of September 30, 2010, Fort Orange had consolidated assets of $270.9 million, total deposits of $210.2 million and shareholders’ equity of $22.6 million. Fort Orange’s common stock is traded on Pinksheets.com under the symbol “FOFC.”

The Merger and the Merger Agreement (page 34)

The terms and conditions of the Merger are contained in the Merger Agreement, which, together with an amendment to the Merger Agreement, is attached to this joint proxy statement/prospectus as Appendix A1 and Appendix A2, respectively. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Under the terms of the Merger Agreement, Fort Orange will merge with and into Chemung Financial, with Chemung Financial surviving the Merger. Immediately following the Merger, Capital Bank will merge with and into Chemung Canal, with Chemung Canal being the surviving entity.

Merger Consideration (page 38)

If the Merger is approved and is subsequently completed, Fort Orange shareholders (other than dissenting shareholders) will be given the opportunity to receive for their shares of Fort Orange common stock: (i) all cash in the amount of $7.50 per share, without interest (the “Cash Consideration”); (ii) all Chemung Financial common stock, at an exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock (the “Stock Consideration”) or (iii) a mix of Cash Consideration for 25% of their shares and Stock Consideration for 75% of their shares. The exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock is subject to downward adjustment if the Closing Price exceeds $25.20 per share. In addition, the Cash Consideration of $7.50 per share and the Stock Consideration exchange ratio of 0.3571 of a share of Chemung Financial common stock are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the Delinquent Loans (as defined in the Merger Agreement) in the Fort Orange loan portfolio increase prior to completion of the Merger. At September 30, 2010 and December 31, 2010 (the most recent practicable dates for which information with respect to Delinquent Loans was available prior to the signing of the Merger Agreement and the filing of this joint proxy statement/prospectus, respectively), the amount of Delinquent Loans was $3.69 million and $5.63 million, respectively, and such amounts were not high enough to cause a reduction in the Cash Consideration or the Stock Consideration.

An amount of 25% of all outstanding Fort Orange common stock must be exchanged for Cash Consideration and the remaining 75% must be exchanged for Stock Consideration. We refer to the aggregate amount of Fort Orange common stock to be acquired with Cash Consideration as the “Cash Consideration Pool” and the aggregate amount of Stock Consideration to be acquired with Stock Consideration as the “Stock Consideration Pool”. In the event that the Cash Consideration Pool initially selected by Fort Orange shareholders is oversubscribed (i.e. exceeds 25% of the outstanding Fort Orange common stock), Fort Orange shareholders who make a cash only election will receive a mix of Cash Consideration and Stock Consideration. In the event that the Stock Consideration Pool initially selected by the Fort Orange shareholders is oversubscribed (i.e. exceeds 75% of the outstanding Fort Orange common stock), Fort Orange shareholders who make a stock only election will receive a mix of Cash Consideration and Stock Consideration in the Merger. The allocation of the mix of consideration payable to Fort Orange shareholders who initially make such a cash only or stock only election will not be known until Chemung Financial tallies the results of the cash/stock elections made by all Fort Orange shareholders, which will not occur until near or at the Effective Time. The allocation shall be prorated among the Fort Orange shareholders affected. Fort Orange shareholders who initially make an election to submit 25% of their stock for Cash Consideration and 75% for Stock Consideration will not be subject to such an allocation. Also, Fort Orange shareholders who own 100 or fewer than 100 shares and who elect only Cash Consideration will not be subject to the allocation and will receive only cash.

The following  table shows the closing prices of Chemung Financial common stock and Fort Orange common stock at October 14, 2010 (the execution date of the Merger Agreement) and February 9, 2011 (the most recent practicable trading day prior to the filing of this joint proxy statement/prospectus):

Closing Price	Chemung Financial	Fort Orange
October 14, 2010	$21.50	$4.55
February 9, 2011	$24.25	$7.50

No assurance can be given (and it is not likely) that the current market price of Chemung Financial common stock will be equivalent to the market price of Chemung Financial common stock on the date that Stock Consideration is received by Fort Orange shareholders or at any other time. At the Effective Time, the market price of the Stock Consideration could be greater or less than the value of the Cash Consideration due to fluctuations in the market price of Chemung Financial common stock.

Exchange Procedures (page 40)

An election form and transmittal materials, with instructions for their completion, will be provided to Fort Orange shareholders of record as of the record date under separate cover. The election procedure entitles such shareholders to elect to receive cash, Chemung Financial common stock, or a combination of cash and stock, or to make no election with respect to the merger consideration. To make an effective election, a Fort Orange shareholder of record must submit a properly completed election form along with such shareholder’s stock certificate(s) to the exchange agent by the election deadline, which shall be on or before 5:00 p.m., Eastern Standard Time, on the date specified in the election form. Fort Orange shareholders are urged to carefully read and follow the instructions for completion of the election form and to submit the form in advance of the election deadline.

In the event that a Fort Orange shareholder fails to return a completed election form with such shareholder’s stock certificates prior to the expiration of the election period or has not perfected a valid request for appraisal of such shares, a letter of transmittal with instruction for submission of such stock certificates will be mailed to such shareholder shortly following the Effective Time.

Effective Time of the Merger (page 61)

The Merger will occur after the satisfaction of all the closing conditions specified in the Merger Agreement, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods and shall be effective on the date specified in the certificate of merger filed with the New York Secretary of State and the Delaware Secretary of State. As of the date of this joint proxy statement/prospectus, the parties expect that the Effective Time will occur  early in the  second calendar quarter of 2011; however, there can be no assurance as to when or if the Merger will be completed.

Fort Orange Special Meeting of Shareholders (page 29)

A special meeting of the shareholders of Fort Orange will be held at the Hilton Garden Inn (Albany Medical Center), 62 New Scotland Avenue, Albany, New York at 9:30 a.m., Eastern Time, on March 24, 2011, to approve the Fort Orange Merger proposal and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the special meeting of Fort Orange shareholders if you owned Fort Orange common stock at the close of business on February 9, 2011, the record date. On that date, there were 3,702,312 shares of Fort Orange common stock outstanding and entitled to vote, approximately 32.65% of which were owned by Fort Orange directors and executive officers and their affiliates (including the Chairman Emeritus). You can cast one vote for each share of Fort Orange common stock you owned on that date.

In order to approve the Fort Orange Merger proposal, assuming a quorum is present at the Fort Orange special meeting, the holders of a majority of the outstanding shares of Fort Orange common stock entitled to vote on such proposal must vote in favor of the proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the Fort Orange Merger proposal, which will have the same effect as a vote “AGAINST” the Fort Orange Merger proposal.

Chemung Financial Special Meeting of Shareholders (page 31)

A special meeting of the shareholders of Chemung Financial will be held at the principal office of Chemung Financial, One Chemung Canal Plaza, Elmira, New York, at 3:00 p.m., Eastern Standard Time, on March 24, 2011, to approve the Chemung Financial Merger proposal and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

You can vote at the Chemung Financial special meeting if you owned Chemung Financial common stock at the close of business on February 9, 2011, the record date. On that date, there were 3,565,610 shares of Chemung Financial common stock outstanding and entitled to vote, approximately 26.81% of which were owned by Chemung Financial directors and executive officers and their affiliates. You can cast one vote for each share of Chemung Financial common stock you owned on that date.

In order to approve the Chemung Financial Merger proposal, assuming a quorum is present at the Chemung Financial special meeting, the holders of at least 66 2/3% of the outstanding Chemung Financial common stock entitled to vote on such proposal must vote in favor of the proposal. If you fail to submit a proxy or fail to vote in person at the special meeting, or do not provide your broker with instructions, as applicable, your shares of common stock will not be voted on the Chemung Financial Merger proposal, which will have the same effect as a vote “AGAINST” the Chemung Financial Merger proposal.

Recommendation of the Fort Orange Board of Directors and Reasons for the Merger (page 42)

The Fort Orange board of directors has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of Fort Orange and its shareholders and accordingly unanimously approved the Merger Agreement and recommends that Fort Orange shareholders vote “FOR” the Fort Orange Merger proposal.

In determining whether to approve the Merger Agreement and recommend adoption of the Merger Agreement to the Fort Orange shareholders, Fort Orange’s board considered the factors described under “The Merger and the Merger Agreement - Recommendation of the Fort Orange Board of Directors and Reasons for the Merger.”

Opinion of Fort Orange’s Financial Advisor (page  45 and Appendix E)

On October 14, 2010, FinPro rendered its written opinion to the board of directors of Fort Orange, that, as of such date and based upon and subject to the factors and assumptions described to the Fort Orange board during its presentation and set forth in its written opinion, the consideration in the proposed Merger was fair, from a financial point of view, to Fort Orange and its shareholders. The full text of FinPro’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken in connection with the opinion, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Fort Orange shareholders are urged to read the entire opinion carefully in connection with their consideration of the Fort Orange Merger proposal. FinPro’s written opinion is addressed to the board of directors of Fort Orange, is directed only to the consideration in the Merger and does not constitute a recommendation as to how any holder of Fort Orange common stock should vote with respect to the Merger or any other matter.

Interests of Fort Orange Directors and Executive Officers in the Merger (page 50)

In considering the recommendation of the board of directors of Fort Orange to adopt the Merger Agreement, you should be aware that executive officers and directors of Fort Orange have employment and other agreements and are participants in stock option, stock award and stock unit plans that give them interests in the Merger that are different from, or in addition to, their interests as Fort Orange shareholders. These interests and agreements include: (i) an agreement between Fort Orange and Mr. Cureau which provides that completion of the Merger will entitle him to a severance payment of $375,000.00 and will accelerate the vesting of his stock option rights and restricted stock awards with respect to Fort Orange common stock; (ii) an employment agreement between Fort Orange and Steven J. Owens (“Mr. Owens”), Executive Vice President and CFO of Fort Orange and Capital Bank, which provides that, subject to certain restrictions and limitations, completion of the Merger and termination of his employment thereafter by Fort Orange or by him for “good reason” (as that term is defined in the employment agreement) will entitle him to a severance payment of twice the amount of his then current base salary, an amount equal to the employer –provided matching contribution under Capital Bank’s 401(k) Plan that would have been made if Mr. Owens had continued his employment for two years beyond the termination date, continuance of his insurance, indemnity and officers’ liability protection benefits, reimbursement for outplacement services up to $5,000.00, and he will become a consultant to Chemung Financial for an annual fee of $7,500.00 for a period of two years following the termination; (iii) at the Effective Time, each option held by a director, officer, or employee to purchase shares of Fort Orange common stock (each, a “Fort Orange Stock Option”) outstanding and unexercised will become vested, to the extent not already vested, and immediately exercisable.

In addition, two other employees have change in control agreements that provide for a payment equal to either 75% or 100% of the amount of their then respective current base salary if Chemung Financial terminates the employee’s employment “without cause” or if the employee terminates employment for “good reason” (as those terms are defined in the respective change in control agreements) within twelve months of the completion of the Merger.

At the Effective Time, each director, officer and employee holding a Fort Orange Stock Option will become entitled to receive cash in an aggregate amount equal to the product of (i) the number of shares of Fort Orange common stock subject to the unexercised Fort Orange Stock Option, times (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the exchange ratio and the Closing Price plus (2) 25% of $7.50, and (y) the applicable exercise price per share under such Fort Orange Stock Option. At the Effective Time, all outstanding and unvested rights to receive shares of Fort Orange common stock granted to officers and employees pursuant to the Fort Orange 2007 Stock-Based Incentive Plan (other than a Fort Orange Stock Option), which are collectively referred to as “Fort Orange Restricted Stock Awards,” shall vest and be free of any restrictions and shall be exchanged for the merger consideration and all rights of non-employee directors of Fort Orange to convert stock units awarded to them shall vest and be free of any restrictions and shall be converted to shares of Fort Orange common stock which shall then be exchanged for the merger consideration. Additional interests in the Merger of directors and officers include the appointment of two Fort Orange or Capital Bank directors to each of the boards of Chemung Financial and Chemung Canal; the appointment of all other Fort Orange and Capital Bank directors (other than Mr. Cureau) to a paid regional advisory board of Chemung Financial and Chemung Canal; and rights of Fort Orange and Capital Bank officers and directors to indemnification and directors’ and officers’ liability insurance.

Recommendation of the Chemung Financial Board of Directors and Reasons for the Merger (page 41)

The Chemung Financial board of directors has unanimously determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Chemung Financial and its shareholders and, accordingly, unanimously approved the Merger Agreement and recommends that Chemung Financial shareholders vote “FOR” the approval of the Chemung Financial Merger proposal.

In determining whether to approve the Merger Agreement and recommend approval of the Chemung Financial Merger proposal, Chemung Financial’s board considered the factors described under “Recommendation of the Chemung Financial Board of Directors and Reasons for the Merger.”

Opinion of Chemung Financial’s Financial Advisor (page 53 and Appendix F)

On October 14, 2010, Sandler O’Neil rendered its opinion to the board of directors of Chemung Financial that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration in the proposed Merger was fair to Chemung Financial and its shareholders from a financial point of view. The full text of Sandler O’Neill’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix F to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. Chemung Financial shareholders are urged to read the entire opinion carefully in connection with their consideration of the Chemung Financial Merger proposal. Sandler O’Neill’s written opinion is addressed to the board of directors of Chemung Financial and is directed only to the fairness of the merger consideration to Chemung Financial from a financial point of view. It does not address the underlying business decision of Chemung Financial to engage in the Merger or any other aspect of the Merger and is not a recommendation to any Chemung Financial shareholder as to how such shareholder should vote at the special meeting.

Regulatory Approvals Required for the Merger (page 67)

Completion of the Merger, and the planned merger of our subsidiary banks following completion of the Merger, are subject to various regulatory approvals, including approval of the Federal Reserve and the New York Banking Department (the “Banking Department”). We have filed all required applications and notices with such regulatory authorities. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Chemung Financial after the completion of the Merger.

Conditions to the Merger (page 66)

Completion of the Merger depends on a number of conditions being satisfied or waived, including the following: (i) the adoption and approval of the Merger Agreement by the affirmative vote of holders of a majority the issued and outstanding shares of Fort Orange in person or by properly executed and submitted proxy, at the Fort Orange special meeting; (ii) the approval of the Merger by the affirmative vote of holders of 66 2/3% of the outstanding shares of Chemung Financial common stock present, in person or by properly executed and submitted proxy, at the Chemung Financial special meeting; (iii) the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the Merger Agreement and Bank Plan of Merger, and the expiration of all applicable statutory waiting periods, and absence of a condition on, or a requirement of, such approval that would, after the Effective Time, restrict or burden Chemung Financial in connection with the Merger or with respect to the business or operations of Chemung Financial or that would have a material adverse effect on Chemung Financial; (iv) absence of any decree, injunction or other order, memorandum or enforcement proceeding in effect that prohibits completion of the Merger; (v) effectiveness of Chemung Financial’s registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending its effectiveness or proceedings for that purpose initiated by the SEC and not withdrawn; (vi) the continued accuracy of the representations and warranties made by the parties in the Merger Agreement; (vii) execution of the Voting Agreement by Mr. Cureau; (viii) Fort Orange and Capital Bank on the one hand, and Cureau, on the other hand, shall have entered into a settlement and release agreement in form satisfactory to Chemung Financial; (ix) a valid enforceable lease for Capital Bank’s Wolf Road branch providing for a lease term up to and including December 31, 2011, with two (2) one-year renewal options on terms satisfactory to Chemung Financial; (x) satisfactory evidence of insurance maintained by Chemung Financial for directors and officers of Fort Orange and Capital Bank; (xi) performance in all material respects by each of Chemung Financial and Fort Orange of all obligations required to be performed under the Merger Agreement at or before the Effective Time; (xii) receipt by each of Chemung Financial and Fort Orange of a satisfactory legal opinion from its respective counsel; and (xiii) receipt by Chemung Financial of an estoppel certificate from the landlord of each Capital Bank branch office.

Although we anticipate that the Effective Time will occur early in  the  second calendar quarter of 2011, because the satisfaction of certain of these conditions is beyond our control, we cannot be certain when, or if, the conditions to the Merger will be satisfied or waived or whether or not the Merger will be completed.

No Solicitation; Board Recommendation (page 68)

Fort Orange has agreed not to initiate, solicit, encourage or knowingly facilitate any inquiries or proposals from any third party relating to an acquisition of Fort Orange, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal relating to Fort Orange or Capital Bank. Notwithstanding these restrictions, the Merger Agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal from a third party which, in the good faith judgment of the Fort Orange board of directors, is or is reasonably likely to result in a proposal which is superior to the Merger, Fort Orange may furnish information regarding Fort Orange and participate in discussions and negotiations with such third party.

Fort Orange has agreed to submit the Merger Agreement for adoption by its shareholders. The Fort Orange board has recommended that its shareholders vote in favor of adopting the Merger Agreement. Fort Orange will not withdraw, qualify or adversely modify its recommendation to its shareholders to vote in favor of adoption of the Merger Agreement, except as permitted under the Merger Agreement in connection with a superior competing proposal. If, prior to the receipt of the Fort Orange shareholder approval, its board, after consultation with outside counsel, determines in good faith that, because of the receipt of a superior competing proposal, it would result in a violation of its fiduciary duties under Delaware law to continue to recommend adoption of the Merger Agreement, the Fort Orange board may withhold, withdraw, amend or modify its recommendation for Fort Orange shareholders’ approval of the Merger.

Chemung Financial has agreed to convene a meeting of its shareholders to vote upon the approval of the Merger. The Chemung Financial board has recommended that its shareholders vote in favor of the Merger. The Chemung Financial board will not withdraw, qualify or adversely modify its recommendation to its shareholders unless, prior to the receipt of the Chemung Financial shareholder approval, and after consultation with outside counsel, it determines in good faith that it would result in a violation of its fiduciary duties under New York law to continue to recommend approval of the Merger.

Termination; Termination Fee (page 69)

Chemung Financial and Fort Orange may mutually agree, in writing, at any time to terminate the Merger Agreement without completing the Merger, even if the Fort Orange shareholders have adopted the Merger Agreement and the Chemung Financial shareholders have approved the Merger.

The Merger Agreement may also be terminated and the Merger abandoned at any time prior to the Effective Time, as follows: (i) upon a material breach by a party that has not been cured within 15 business days after written notice by the non-breaching party; (ii) if the Effective Time shall not have occurred prior to October 31, 2011, unless the party seeking to terminate the Merger Agreement caused or materially contributed to the failure of the Merger to occur before such date; (iii) if either party has been informed in writing by a regulatory authority that the requested approval or consent will not be granted, unless the failure to obtain approval or consent was due to the failure of the party seeking termination to perform under the Merger Agreement on or prior to the closing date; (iv) by Chemung Financial, if (1) Fort Orange fails to hold the Fort Orange special meeting to vote on the Fort Orange Merger proposal within the time frame set forth in Section 5.12(a) of the Merger Agreement; or (2) Fort Orange’s board of directors (a) fails to recommend or continue its recommendation that its shareholders vote in favor of the Fort Orange Merger proposal or (b) modifies, withdraws or adversely changes its recommendation that its shareholders vote in favor of the Fort Orange Merger proposal; (v) by Fort Orange or Chemung Financial, at any time prior to the Fort Orange or Chemung Financial special meeting, as the case may be, in order for Fort Orange to concurrently enter into an acquisition agreement or similar agreement with respect to a superior competing proposal which has been received by Fort Orange and its board of directors in accordance with Section 5.10 of the Merger Agreement; (vi) by Fort Orange, if (1) Chemung Financial fails to hold the Chemung Financial special meeting to vote on the Chemung Financial Merger proposal within the time frame set forth in Section 5.12(b) of the Merger Agreement; or (2) Chemung Financial’s board of directors (a) fails to recommend or continue its recommendation that its shareholders vote in favor of the Chemung Financial Merger proposal or (b) modifies, withdraws or adversely changes its recommendation that its shareholders vote in favor of the Chemung Financial Merger proposal; (vii) by Chemung Financial if Fort Orange’s Delinquent Loans increase, as provided in the Merger Agreement, prior to the completion of the Merger; or (viii) by Fort Orange if: (1) the Closing Price is less than $17.85 per share; and (2) during the period between the public announcement of the Merger Agreement and the Effective Time, the per share price of Chemung Financial’s Common Stock shall have underperformed a specified bank performance index (as defined in the Merger Agreement) by 20% or more.

Fort Orange may be required to pay to Chemung Financial a termination fee equal to 2.5% of the merger consideration in certain circumstances, as described under the heading “Conditions to the Merger - “Termination; Termination Fee” beginning on page 69.

Material Federal Income Tax Consequences of the Merger (page 72)

Chemung Financial and Fort Orange will not be required to complete the Merger unless they receive legal opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”).

Provided that the Merger qualifies as a reorganization for federal income tax purposes, the specific tax consequences of the Merger to a Fort Orange shareholder will depend upon the form of consideration such Fort Orange shareholder receives in the Merger.

If a Fort Orange shareholder receives solely shares of Chemung Financial common stock (and cash instead of any fractional share of Chemung Financial common stock) in exchange for such shareholder’s Fort Orange common stock, then the shareholder generally will not recognize any gain or loss, except with respect to the cash received in lieu of a fractional share of Chemung Financial common stock. If a Fort Orange shareholder receives solely cash, then such shareholder generally will recognize gain or loss equal to the difference between the amount of cash such shareholder receives and the shareholder’s cost basis in the shareholder’s Fort Orange common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the Fort Orange shareholder has established a holding period of more than one year for the shareholder’s shares of Fort Orange common stock. If a Fort Orange shareholder receives a combination of whole shares of Chemung Financial common stock and cash in exchange for the shareholder’s Fort Orange common stock, then the shareholder may recognize gain, but the shareholder will not recognize loss, upon the exchange of the shareholder’s shares of Fort Orange common stock for shares of Chemung Financial common stock and cash. If the sum of the fair market value of the Chemung Financial common stock and the amount of cash the Fort Orange shareholder receives in exchange for the shareholder’s shares of Fort Orange common stock exceeds the cost basis of the shareholder’s shares of Fort Orange common stock, the shareholder will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash the shareholder receives in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the Fort Orange shareholder has established a holding period of more than one year for the shareholder’s shares of Fort Orange common stock. Depending on certain facts specific to the Fort Orange shareholder, it is possible (although quite unlikely) that any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material federal income tax consequences of the transaction, see “Material Federal Income Tax Consequences of the Merger” beginning on page 72.

The tax consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Stock Market Quotation (page 71)

Application will be made by Chemung Financial to have the shares of its common stock issued in exchange for Fort Orange common stock in connection with the Merger approved for quotation on the OTCBB.

Comparison of Shareholders’ Rights (page 155)

The rights of Fort Orange shareholders who continue as Chemung Financial shareholders after the Merger and will be governed by New York Law and the certificate of incorporation and bylaws of Chemung Financial rather than by the certificate of incorporation and bylaws of Fort Orange.

Appraisal Rights (page  168 and Appendix G)

Under Section 262 of the Delaware General Corporation Law (“DGCL”), holders of Fort Orange common stock may have the right to obtain an appraisal of the value of their shares of Fort Orange common stock in connection with the Merger, as determined by the Court of Chancery of the State of Delaware.  To perfect appraisal rights, a Fort Orange shareholder must not vote for the adoption of the Merger agreement or submit a blank proxy card and must strictly comply with all of the procedures required under Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” in this joint proxy statement/prospectus.

We have included a copy of the Delaware General Corporation Law – Section 262 – Appraisal Rights as Appendix G to this joint proxy statement/prospectus.

Risk Factors

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Forward-Looking Statements,” Fort Orange shareholders should carefully consider the following risk factors in deciding whether to vote for adoption of the Merger Agreement, and Chemung Financial shareholders should carefully consider the following risks in deciding whether to vote for approval of the Merger. You should also consider the other information in this joint proxy statement/prospectus and all the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page  1 and “Incorporation of Certain Documents by Reference” on page 168.

Risks Related to the Merger

Fort Orange shareholders may not receive the form of Merger consideration they elect.

The Merger Agreement contains provisions relating to election, adjustment, and allocation of the merger consideration under certain circumstances. The allocation procedures are intended to provide that in the aggregate 25% of all outstanding Fort Orange common stock be exchanged for Cash Consideration and the remaining 75% be exchanged for Stock Consideration.

In the event that the Cash Consideration Pool initially selected by Fort Orange shareholders is oversubscribed by electing Fort Orange shareholders, Fort Orange shareholders who make a cash-only election (and who own more than 100 shares) will receive a mix of Cash Consideration and Stock Consideration. In the event that the Stock Consideration Pool is oversubscribed, Fort Orange shareholders who make a stock only election will receive a mix of Cash Consideration and Stock Consideration. The allocation of the mix of consideration payable to Fort Orange shareholders who make the all Cash Consideration or all Stock Consideration election will not be known until Chemung Financial tallies the results of the cash/stock elections made by all Fort Orange shareholders, which will not occur until close to or at the Effective Time. The allocation shall be prorated among the Fort Orange shareholders affected. Fort Orange shareholders who initially make an election to submit 25% of their stock for Cash Consideration and 75% for Stock Consideration will not be subject to such an allocation.

Since the Cash Consideration will be paid for only 25% of the Fort Orange shares entitled to receive the merger consideration at the Effective Time, it is likely that the Cash Consideration Pool will be oversubscribed and Fort Orange shareholders who elect to receive Cash Consideration will receive a mix of Cash Consideration and Stock Consideration in the Merger. A Fort Orange shareholder who holds 100 or fewer shares and who makes a cash-only election will, however, receive only cash. It is also possible, although less likely, that the Stock Consideration Pool could be oversubscribed and that Fort Orange shareholders who elect to receive Stock Consideration will receive a mix of Cash Consideration and Stock Consideration in exchange for their shares in the Merger. The allocation of the mix of consideration payable to Fort Orange shareholders who initially elect the cash only or the stock only exchange will not be known until Chemung Financial tallies the results of the cash/stock elections made by Fort Orange shareholders, which will not occur until near or at the Effective Time. No guarantee can be made that Fort Orange shareholders who make such elections will receive the amounts of cash or stock they elected. Accordingly, if there is an oversubscription of cash or an oversubscription of stock, it is likely that Fort Orange shareholders will not receive a portion of the merger consideration in the form that they elect, which could result in, among other things, tax consequences that differ from those that would have resulted had such shareholders received the form of consideration they elected.

Because the market price of Chemung Financial common stock may fluctuate, Fort Orange shareholders cannot be sure of the value of the Stock Consideration they may receive.

Fort Orange shareholders may elect to receive Cash Consideration and/or Stock Consideration in the Merger. The exchange ratio of 0.3571 of a share of Chemung Financial common stock per share of Fort Orange common stock at which Chemung Financial has agreed to issue its shares as part of the merger consideration is subject to potential adjustment in certain circumstances, such as an increase in the market price of Chemung Financial’s common stock to an average price of more than $25.20 on the ten (10) days immediately prior to the Effective Time on which trades of Chemung Financial common stock occur or deterioration in the quality of Fort Orange’s loan portfolio prior to completion of the Merger.

Changes in the price of Chemung Financial common stock or the level of Fort Orange’s Delinquent Loans (as defined in the Merger Agreement) at or prior to completion of the Merger may affect the value of consideration that Fort Orange shareholders receive upon completion of the Merger. The value of the Stock Consideration will fluctuate from the date of the announcement of the Merger Agreement, the date that this joint proxy statement/prospectus was mailed, the date(s) of the special meetings and the date the Merger is completed. Consequently, at the Effective Time, the value of the Stock Consideration could be more or less than the value of the Cash Consideration. Accordingly, at the time of the Fort Orange special meeting, you will not know or be able to determine the value of the Chemung Financial common stock you will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions and changes in the businesses, operations and prospects, and regulatory considerations of Chemung Financial and Fort Orange. Many of these factors are beyond our control.

Fort Orange shareholders who make elections will be unable to sell their shares in the market pending the Merger.

Fort Orange shareholders may elect to receive Cash Consideration and/or Stock Consideration in the Merger by completing an election form that is being sent under separate cover. Shareholders making the election will be required to remit their Fort Orange stock certificates together with their completed election forms. This means that, during the time between when the election is made and the date the Merger is completed, Fort Orange shareholders making an election will be unable to sell their Fort Orange common stock. If the Merger is unexpectedly delayed, this restriction could extend for a significant period of time. In order to minimize the period during which they cannot sell their shares, Fort Orange shareholders can deliver their election forms and certificate shortly before the election deadline; however, elections received after the election deadline will not be accepted or honored.

Fort Orange shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Fort Orange shareholders currently have the right to vote in the election of the board of directors of Fort Orange and on other matters affecting Fort Orange. Upon the completion of the Merger, each Fort Orange shareholder who receives shares of Chemung Financial common stock will become a shareholder of Chemung Financial with a percentage ownership of Chemung Financial that is smaller than the shareholder’s percentage ownership of Fort Orange. It is currently expected that the former shareholders of Fort Orange as a group will receive shares in the Merger constituting approximately 22% of the outstanding shares of Chemung Financial common stock immediately after the Merger. As a result, Fort Orange shareholders may have less influence on the management and policies of Chemung Financial than they now have on the management and policies of Fort Orange.

The Merger is being investigated by a law firm and therefore the transaction may be delayed or not completed.

A law firm recently announced that it is investigating whether the Fort Orange board of directors breached their fiduciary duties to Fort Orange shareholders by failing to adequately shop Fort Orange before agreeing to the Merger, and whether Chemung Financial is underpaying for shares of Fort Orange common stock. The Fort Orange board believes that its directors fulfilled their fiduciary duties and acted in the best interests of Fort Orange shareholders in entering into the Merger Agreement, and therefore believes that the investigation is without merit. No lawsuit or other proceeding has been initiated at this time; however, a preliminary or permanent injunction or an adverse judgment in any lawsuit that may follow such investigation may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Chemung Financial may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, Chemung Financial’s ability to realize anticipated cost savings and to combine the businesses of Chemung Canal and Capital Bank in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Capital Bank or result in decreased revenues due to loss of customers. If Chemung Financial is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

Chemung Financial and its subsidiaries on the one hand, and Fort Orange and Capital Bank on the other hand, have operated and, until the completion of the Merger, will continue to operate, independently. Certain employees of Fort Orange and Capital Bank may not be employed after the Merger. In addition, employees of Fort Orange and Capital Bank that Chemung Financial wishes to retain may elect to terminate their employment as a result of the Merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of the ongoing business of Chemung Financial following the Merger or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Chemung Financial to maintain relationships with Fort Orange and Capital Bank customers and employees or to achieve the anticipated benefits of the Merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement, including the Merger, may be completed, various approvals must be obtained from bank regulatory authorities (without any term or condition that would have a material adverse effect on Chemung Financial) and applicable statutory waiting periods must expire. These include approvals from the Federal Reserve and Banking Department. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement. Although the parties do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on or limiting Chemung Financial’s revenues, any of which might have a material adverse effect on Chemung Financial following the Merger. Further, although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, there can be no assurance as to whether the regulatory approvals will be received nor the timing of those approvals.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

As previously discussed, the Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Those conditions include: (i) approval of the Merger Agreement by Fort Orange shareholders; (ii) approval of the Merger by Chemung Financial shareholders; (iii) receipt of regulatory approvals; (iv) absence of court orders prohibiting the completion of the Merger; (v) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part; (vi) the continued accuracy of the representations and warranties by both parties; (vii) the performance by both parties of their covenants and agreements; and (viii) the receipt by both parties of legal opinions from their respective tax counsels.

In addition, certain circumstances exist whereby Chemung Financial or Fort Orange may choose to terminate the Merger Agreement. (See “Conditions to the Merger - “Termination; Termination Fee” beginning on page  69 for a more complete discussion of the circumstances under which the Merger Agreement could be terminated). There can be no assurance that the conditions to closing of the Merger will be fulfilled or that the Merger will be completed.

Termination of the Merger Agreement could negatively impact Fort Orange.

If the Merger Agreement is terminated, there may be various consequences, including: (i) Fort Orange and its business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of its management on the Merger and the incurring of Merger-related costs, without realizing any of the anticipated benefits of completing the Merger; and (ii) the market price of Fort Orange common stock might decline, to the extent that the current market price reflects a market assumption that the Merger will be completed.

If the Merger Agreement is terminated and Fort Orange’s board of directors seeks another Merger or business combination, Fort Orange shareholders cannot be certain that Fort Orange will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Chemung Financial has agreed to provide in the Merger.

If the Merger Agreement is terminated under certain circumstances, Fort Orange may be required to pay a termination fee to Chemung Financial equal to 2.5% of the merger consideration (presently estimated at $725,000.00). See “Termination; Termination Fee” beginning on page 69.

Fort Orange will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Fort Orange and consequently on Chemung Financial. These uncertainties may impair Fort Orange’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with Fort Orange to seek to change existing business relationships with Fort Orange. Retention of certain employees may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Chemung Financial’s business following the Merger could be negatively impacted. In addition, the Merger Agreement restricts Fort Orange from making certain acquisitions and taking other specified actions without the consent of Chemung Financial until the Merger is completed. These restrictions may prevent Fort Orange from pursuing attractive business opportunities that may arise prior to the completion of the Merger. See “The Merger and the Merger Agreement - Conduct of Business Pending the Merger; Covenants” beginning on page  61 for a description of the restrictive covenants to which Fort Orange is subject.

The Merger Agreement limits Fort Orange’s ability to pursue alternatives to the Merger.

The Merger Agreement contains “no-shop” provisions that, subject to limited exceptions, limit Fort Orange’s ability to initiate, solicit, encourage or knowingly facilitate any inquiries or competing third-party proposals, or engage in any negotiations, or provide any confidential information, or have any discussions with any person relating to a proposal to acquire all or a significant part of Fort Orange. In addition, Fort Orange has agreed to pay Chemung Financial a termination fee in an amount equal to 2.5% of the merger consideration (calculated as of the date of termination) in the event that Chemung Financial or Fort Orange terminates the Merger Agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Fort Orange from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Fort Orange than it might otherwise have proposed to pay. Until the Merger Agreement is adopted by Fort Orange shareholders, Fort Orange’s board of directors can consider and participate in discussions and negotiations with respect to an alternative unsolicited bona fide acquisition proposal (subject to its obligation to pay a termination fee under certain circumstances) so long as it determines in good faith (after consultation with legal counsel) that failure to do so would result in a violation of its fiduciary duties to Fort Orange shareholders under Delaware law and that such alternative acquisition proposal constitutes a superior competing proposal (as defined in the Merger Agreement) or would reasonably be likely to result in a superior competing proposal. Fort Orange has agreed to keep Chemung Financial apprised of developments, discussions and negotiations relating to any such acquisition proposal.

Fort Orange directors, executive officers and employees may have interests in the Merger different from the interests of Fort Orange shareholders.

The interests of some of the directors, executive officers and employees of Fort Orange in the Merger may be different from those of other, unaffiliated Fort Orange shareholders and employees, and directors and executive officers of Fort Orange may be participants in arrangements that are different from, or are in addition to, those of other Fort Orange shareholders. These interests include: (1) subject to certain restrictions and limitations, an agreement, as amended, between Fort Orange and Mr. Cureau under which (a) all outstanding unexercised stock options (whether vested or not) that were granted to Mr. Cureau prior to the date of the Merger Agreement are forfeited upon completion of the Merger; (b) all outstanding unvested restricted stock granted to Mr. Cureau prior to the date of the Merger are forfeited upon termination of his employment on December 31, 2010; (c) upon completion of the Merger, Mr. Cureau will be entitled to a severance payment of $375,000.00; (d) a cash payment in an aggregate amount equal to the amount he would have received under the Merger Agreement had he not forfeited his outstanding unexercised stock options described in (1)(a) above; and (e) a grant of unrestricted stock of Fort Orange common stock in an amount of shares equal to all forfeited unvested restricted stock held by Mr. Cureau, to be eligible for exchange for the merger consideration under the Merger Agreement; (2) subject to certain restrictions and limitations, an employment agreement between Fort Orange and Mr. Owens  effective on January 1, 2011 which provides that, following completion of the Merger, if Mr. Owens’ employment is terminated by Chemung Financial or if he terminates his employment for “good reason” (as that term is defined in the employment agreement), (a) he will be entitled to a payment equal to twice the amount of his then current base salary, plus an amount equal to two years of 401(k) matching contributions and health insurance premiums for Mr. Owens and his family; (b) continuance of his insurance and indemnity and officers’ liability protection benefits; (c) reimbursement for outplacement services up to $5,000.00, and (d) a consultancy with Chemung Financial for an annual fee of $7,500.00 for a period of two years; (3) at the Effective Time, the vesting and exercisability, to the extent not already vested and exercised, of each then outstanding and unexercised option held by a director, officer, or employee of Fort Orange to purchase shares of Fort Orange common stock (each, a “Fort Orange Stock Option”); (4) at the Effective Time, each officer, director, and employee holding a Fort Orange Stock Option will become entitled to receive cash in an aggregate amount equal to the product of (i) the number of shares of Fort Orange common stock subject to the unexercised Fort Orange Stock Option, times (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the exchange ratio and the Closing Price plus (2) 25% of $7.50, and (y) the applicable exercise price per share under such Fort Orange Stock Option; (5) at the Effective Time, all outstanding and unvested rights to receive shares of Fort Orange common stock granted to officers and employees pursuant to the Fort Orange 2007 Stock-Based Incentive Plan (other than a Fort Orange Stock Option), which are collectively referred to as “Fort Orange Restricted Stock Awards,” shall vest and be free of any restrictions and shall be exchanged for the merger consideration; and (6) at the Effective Time, all rights of non-employee directors of Fort Orange to convert stock units awarded to them shall be free of any restrictions and shall be converted to shares of Fort Orange common stock which shall then be exchanged for the merger consideration.

Two additional employees have change in control agreements that provide for a payment equal to either 75% or 100% of the amount of their then respective current base salary if Chemung Financial terminates the employee’s employment “without cause” or if the employee terminates employment for “good reason” (as those terms are defined in the respective change in control agreements) within twelve months of the completion of the Merger.

Additional interests of directors and officers pursuant to the Merger and the bank merger include the appointment of two Fort Orange or Capital Bank directors to each of the boards of Chemung Financial and Chemung Canal; the appointment of all other Fort Orange and Capital Bank directors (other than Mr. Cureau) to a paid regional advisory board of Chemung Financial and Chemung Canal; and rights of Fort Orange and Capital Bank officers and directors to indemnification and directors’ and officers’ liability insurance.

These interests are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger and the Merger Agreement - Interests of Fort Orange Directors and Executive Officers in the Merger” beginning on page 50. On completion of the Merger, Chemung Financial and Chemung Canal, as the surviving entities and as applicable, shall be responsible for the obligations of Fort Orange and Capital Bank as described in this joint proxy statement/prospectus.

The shares of Chemung Financial common stock to be received by Fort Orange shareholders as a result of the Merger will have rights that are different from the shares of Fort Orange common stock.

Upon completion of the Merger, the rights of former Fort Orange shareholders who become Chemung Financial shareholders will be governed by New York law and the certificate of incorporation and bylaws of Chemung Financial. The rights associated with Fort Orange common stock are different from the rights associated with Chemung Financial common stock. See “Comparison of Shareholder Rights” beginning on page  155 for a discussion of the comparative rights associated with Fort Orange common stock and with Chemung Financial common stock.

The unaudited pro forma combined condensed consolidated financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Chemung Financial’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Fort Orange identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Fort Orange as of the Effective Time. The final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

Following completion of the Merger, Chemung Financial will face risks different from those faced by Chemung Financial today, which may affect the market price of the shares of Chemung Financial common stock.

Upon completion of the Merger, Fort Orange will cease to exist and certain holders of Fort Orange common stock will become holders of Chemung Financial common stock. Some of Chemung Financial’s current businesses and markets differ from those of Fort Orange and, accordingly, the results of operations of Chemung Financial after the Merger may be affected by factors different from those currently affecting its results of operations. For further information on the respective businesses of Chemung Financial and Fort Orange and the factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Incorporation of Certain Documents by Reference” beginning on page 168.

Risks Relating to Chemung Financial’s Business

Economic conditions may adversely affect Chemung Financial’s liquidity and financial condition.

As a consequence of the economic slowdown that the United States has been experiencing, business activity across a wide range of industries faces serious difficulties due to the lack of consumer spending and the weakened financial condition of borrowers. Unemployment has also increased significantly. A continued weakness or further weakening in business and economic conditions generally or specifically in the principal markets in which Chemung Financial does business could have one or more of the following adverse effects on Chemung Financial’s business: (i) a decrease in the demand for loans and other products and services; (ii) a decrease in the value of Chemung Financial’s loans or other assets secured by consumer or commercial real estate; (iii) an impairment of certain of Chemung Financial’s intangible assets, such as goodwill; and (iv) an increase in the number of borrowers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to Chemung Financial. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale.

Commercial real estate and business loans increase Chemung Financial’s exposure to credit risks.

At September 30, 2010, Chemung Financial’s portfolio of commercial real estate and business loans totaled $242.0 million or 41% of total loans. Chemung Financial’s plans are to continue to emphasize the origination of these types of loans, which generally expose Chemung Financial to a greater risk of nonpayment and loss than residential real estate loans because repayment of such loans often depends on the successful operations and income stream of the borrowers. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans. Also, some of Chemung Financial’s borrowers have more than one commercial loan outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose Chemung Financial to a significantly greater risk of loss compared to an adverse development with respect to a residential real estate loan. Chemung Financial targets its business lending and marketing strategy towards small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, Chemung Financial’s results of operations and financial condition may be adversely affected.

Increases to the allowance for credit losses may cause Chemung Financial’s earnings to decrease.

Chemung Financial’s customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. Hence, Chemung Financial may experience significant loan losses, which could have a material adverse effect on its operating results. Chemung Financial makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for credit losses, Chemung Financial relies on loan quality reviews, past loss experience, and an evaluation of economic conditions, among other factors. If Chemung Financial’s assumptions prove to be incorrect, Chemung Financial’s allowance for credit losses may not be sufficient to cover losses inherent in Chemung Financial’s loan portfolio, resulting in additions to the allowance. Material additions to the allowance would materially decrease its net income.

Chemung Financial’s emphasis on the origination of commercial loans is one of the more significant factors in evaluating its allowance for credit losses. As Chemung Financial continues to increase the amount of these loans, additional or increased provisions for credit losses may be necessary and as a result would decrease Chemung Financial’s earnings.

Bank regulators periodically review Chemung Financial’s allowance for credit losses and may require Chemung Financial to increase its provision for credit losses or loan charge-offs. Any increase in Chemung Financial’s allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on its results of operations and/or financial condition.

Concentration of loans in Chemung Financial’s primary market area may increase risk.

Chemung Financial’s success depends primarily on the general economic conditions in the southern tier of New York and the northern tier of Pennsylvania, as nearly all of Chemung Financial’s loans are to customers in those markets. Accordingly, the local economic conditions in those markets have a significant impact on the ability of borrowers to repay loans. In addition, the Merger will expand Chemung Financial’s market to Albany and the Capital District area. As such, a decline in real estate valuations in this market would lower the value of the collateral securing those loans. A significant weakening in general economic conditions such as inflation, recession, unemployment, or other factors beyond its control could also negatively affect Chemung Financial’s financial results.

Changes in interest rates could adversely affect Chemung Financial’s results of operations and financial condition.

Chemung Financial’s results of operations and financial condition are significantly affected by changes in interest rates. Chemung Financial’s financial results depend substantially on net interest income, which is the difference between the interest income that Chemung Financial earns on interest-earning assets and the interest expense Chemung Financial pays on interest-bearing liabilities. If Chemung Financial’s interest-earning assets mature or reprice more quickly than its interest-bearing liabilities in a given period as a result of decreasing interest rates, net interest income may decrease. Likewise, net interest income may decrease if interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period as a result of increasing interest rates. Chemung Financial has taken steps to mitigate this risk, such as holding fewer longer-term residential mortgages, as well as investing excess funds in shorter-term investments.

Changes in interest rates also affect the fair value of Chemung Financial’s interest-earning assets and, in particular, its investment securities available for sale. Generally, the fair value of Chemung Financial’s investment securities fluctuates inversely with changes in interest rates. Decreases in the fair value of Chemung Financial’s investment securities available for sale, therefore, could have an adverse effect on its shareholders’ equity or its earnings if the decrease in fair value is deemed to be other than temporary.

Changes in interest rates may also affect the average life of Chemung Financial’s loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, Chemung Financial is subject to reinvestment risk to the extent that it is unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on its existing loans and securities. Additionally, increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans.

Strong competition may limit Chemung Financial’s growth and profitability.

Competition in the banking and financial services industry is intense. Chemung Financial competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than Chemung Financial and may offer certain services that it does not or cannot provide. Chemung Financial’s profitability depends upon its ability to successfully compete in its market area.

Chemung Financial operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Currently, Chemung Financial and its subsidiaries are subject to extensive regulation, supervision, and examination by regulatory authorities. For example, Chemung Financial is regulated by the Federal Reserve and Chemung Canal is regulated by the Federal Reserve, the Federal Deposit Insurance Corporation (the “FDIC”) and the Banking Department. Such regulators govern the activities in which Chemung Financial and its subsidiaries may engage. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, and the adequacy of a bank’s allowance for credit losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on Chemung Financial and its operations. Chemung Financial believes that it is in substantial compliance with applicable federal, state and local laws, rules and regulations. Because Chemung Financial’s business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other law, rule or regulation, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect Chemung Financial’s business, financial condition or prospects.

Recent legislative reforms may result in Chemung Financial’s business becoming subject to significant and extensive additional regulations and/or can adversely affect Chemung Financial’s results of operations and financial condition.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of banks, bank holding companies and the broader financial services industry. The Dodd-Frank Act includes provisions affecting large and small financial institutions alike, including several provisions that will profoundly affect how community banks and bank holding companies, such as Chemung Financial, will be regulated in the future. Among other things, these provisions: i) abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies; ii) relax rules regarding interstate branching; iii) allow financial institutions to pay interest on business checking accounts; iv) change the scope of federal deposit insurance coverage; and v) impose new capital requirements on bank holding companies.

The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to banks and other providers offering consumer financial services or products. This includes the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks with $10 billion or less in assets, such as Chemung Canal, will continue to be examined for compliance with the consumer laws by their primary bank regulators. The Dodd-Frank Act also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives.

Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting, among other things, originator compensation, minimum repayment standards, and pre-payments. The Dodd-Frank Act contains numerous other provisions affecting financial institutions of all types, many of which may materially affect Chemung Financial’s business, compliance responsibilities, human resources and operating environment.

The Dodd-Frank Act and the regulations to be adopted thereunder are expected to subject Chemung Financial and other financial institutions to additional restrictions, oversight and costs that may have an adverse impact on its business, financial condition, results of operations or the price of Chemung Financial common stock. The Dodd-Frank Act substantially increases regulation of the financial services industry and imposes restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices. However, the ultimate effect of the Dodd-Frank Act on the financial services industry in general, and Chemung Financial in particular, is uncertain at this time.

Neither of the fairness opinions received in connection with the Merger has been updated since its date of issuance; accordingly the opinions may be based upon outdated information and therefore no longer present an accurate assessment.

Both FinPro’s opinion rendered to Fort Orange and Sandler O’Neill’s opinion rendered to Chemung Financial are based upon information available as of the respective dates of the opinions. Neither FinPro nor Sandler O’Neill has undertaken to update its opinion to reflect subsequent changes that may occur in the respective businesses or financial conditions of Fort Orange or Chemung Financial, or in market, regulatory or financial conditions generally or any of the other assumptions relied upon by FinPro or Sandler O’Neill in rendering their respective opinion. As a result, as of the date(s) of the Fort Orange and Chemung Financial special meetings, and/or as of the Effective Time or thereafter, such changes, were they to occur, could render such assumptions invalid and FinPro’s and/or Sandler O’Neill’s opinion(s) inaccurate. Further, in rendering their opinions both FinPro and Sandler O’Neill relied upon information prepared and supplied to them by the management of Fort Orange and Chemung Financial, respectively, without conducting any independent investigation to verify such information. Therefore, if such information prove to be inaccurate or invalid, one or both of such opinions could prove to be inaccurate or invalid.

Any future increases in FDIC insurance premiums may adversely affect Chemung Financial’s earnings.

Chemung Financial is generally unable to control the amount of premiums that it is required to pay for FDIC insurance. If there are additional bank or financial institution failures anywhere in the United States, Chemung Canal may be required to pay higher FDIC premiums. Any future increases or required prepayments of FDIC insurance premiums may adversely impact Chemung Financial’s earnings.

Chemung Financial is a holding company and depends on its subsidiaries for dividends, distributions and other payments.

Chemung Financial is a legal entity separate and distinct from Chemung Canal and other subsidiaries. Its principal source of cash flow, including cash flow to pay dividends to its shareholders, is dividends from Chemung Canal. There are statutory and regulatory limitations on the payment of dividends by Chemung Canal to Chemung Financial, as well as by Chemung Financial to its shareholders. Federal Reserve regulations affect the ability of Chemung Canal to pay dividends and other distributions to Chemung Financial and to make loans to Chemung Financial. If Chemung Canal is unable to make dividend payments to Chemung Financial and sufficient capital is not otherwise available, Chemung Financial may not be able to make dividend payments to its common shareholders.

Chemung Financial holds certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, Chemung Financial’s earnings and the book values of these assets would decrease.

Chemung Financial is required to test its goodwill and core deposit intangible assets for impairment on a periodic basis. The impairment testing process considers a variety of factors, including the current market price of its common stock, the estimated net present value of its assets and liabilities, and information concerning the terminal valuation of similarly situated insured depository institutions. If an impairment determination is made in a future reporting period, Chemung Financial’s earnings and the book value of these intangible assets will be reduced by the amount of the impairment. If an impairment loss is recorded, it will have little or no impact on the tangible book value of Chemung Financial common shares or its regulatory capital levels, but such an impairment loss could significantly restrict Chemung Canal from paying a dividend to Chemung Financial.

Failure to timely integrate information technology systems could delay the Merger.

Information technology systems collect, maintain, protect, update and retrieve borrower, depositor and other information critical to a bank’s operations. Chemung Canal and Capital Bank utilize different information technology systems and, consequently, the successful integration of these systems is very important. If integration difficulties arise, they could delay the Merger and produce significant expense, which could affect Chemung Financial’s profitability during the period in which they are incurred.

Fort Orange Special Meeting Of Shareholders

Fort Orange is mailing this joint proxy statement/prospectus to you as a Fort Orange shareholder on or about February 23, 2011. With this joint proxy statement/prospectus, Fort Orange is sending you a Notice of the Fort Orange special meeting and a form of proxy that is being solicited by the Fort Orange board of directors.  The special meeting will be held on March 24, 2011 at 9:30 a.m., Eastern Time, at the Hilton Garden Inn (Albany Medical Center), 62 New Scotland Avenue, Albany, New York.

Matter to be Considered

The purpose of the Fort Orange special meeting is to vote on the adoption of the Fort Orange Merger proposal, and to transact any other business that may come before the special meeting.

Proxy Card, Revocation of Proxy

You should vote, by using the internet at the address shown on your proxy card, by calling the telephone number specified on your proxy card or by completing and returning the proxy card accompanying this joint proxy statement/prospectus, to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time at or before the vote is taken at the special meeting by:

●
submitting written notice of revocation to Steven J. Owens, Executive Vice President and Chief Financial Officer, at 1375 Washington Avenue, Albany, New York 12206 by the time the special meeting begins;

●	submitting a new vote via telephone or the internet before the Fort Orange special meeting;

●	submitting a properly executed proxy bearing a later date before the special meeting; or

●	voting in person at the Fort Orange special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding revocation of proxies.

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” approval of the Fort Orange Merger proposal. The board of directors of Fort Orange is presently unaware of any other matter that may be presented for action at the Fort Orange special meeting; however, if any other matter does properly come before the special meeting, the board of directors of Fort Orange intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Fort Orange. Fort Orange will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Fort Orange’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Record Date

The close of business on February 9, 2011 has been fixed as the record date for determining the Fort Orange shareholders entitled to receive notice of and to vote at the Fort Orange special meeting. A total of  3,702,312 shares of Fort Orange common stock were outstanding as of the record date.

Voting Rights, Quorum Requirements and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Fort Orange common stock entitled to vote is necessary to constitute a quorum at the Fort Orange special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present but will not be counted as votes cast either for or against the Merger Agreement.

Adoption of the Fort Orange Merger proposal requires the affirmative vote of the holders of a majority of the shares of Fort Orange common stock entitled to vote on the record date. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Fort Orange Merger proposal. Submission of proxies not designating an election will have the same effect as shares voted “FOR” the Fort Orange Merger proposal.

In the event that a sufficient number of votes is not cast, in person or by proxy at the special meeting, the special meeting may be adjourned to permit further solicitations of proxies. Should the special meeting be adjourned, by vote of a majority of the shares of Fort Orange common stock present in person or by proxy at the special meeting, no additional notice need be given of the adjourned meeting if the place, date and time thereof are announced at the special meeting at which the adjournment is taken, unless the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally noticed or a new record date is fixed for the adjourned meeting.

As of the record date, directors and executive officers of Fort Orange (including the Chairman Emeritus), together with their affiliates, beneficially owned approximately 1,276,033 shares of Fort Orange common stock entitled to vote at the special meeting of shareholders. This represents approximately 34.47 % of the total votes entitled to be cast at the special meeting. Fort Orange’s directors have agreed with Chemung Financial that all shares over which they or members of their immediate families have voting control, or share voting control, shall be voted in favor of the Fort Orange merger proposal. The aggregate total of these shares is 961,254, or 25.96 % of the total votes entitled to be cast at the special meeting.

Recommendation of the Board of Directors of Fort Orange

Fort Orange’s board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The board of directors of Fort Orange believes that the Merger Agreement is fair and equitable to Fort Orange shareholders and is in the best interests of Fort Orange and its shareholders and recommends that you vote “FOR” the adoption of the Fort Orange Merger proposal. See “Recommendation of the Fort Orange Board of Directors and Reasons for the Merger” beginning on page 42.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE FORT ORANGE SPECIAL MEETING IN PERSON, FORT ORANGE URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON THE ENCLOSED PROXY CARD; (2) CALLING THE TELEPHONE NUMBER SPECIFIED ON THE ENCLOSED PROXY CARD OR (3) COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the Merger or other matters to be considered at the Fort Orange special meeting, or would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact Fort Orange’s Executive Vice President and Chief Financial Officer, Steven J. Owens, via telephone at (518) 433-5810 or by mail, Fort Orange Financial Corp., Attention: Steven J. Owens, Executive Vice President and CFO, 1375 Washington Avenue, Albany, New York 12206.

 Chemung Financial Special Meeting of Shareholders

Chemung Financial is mailing this joint proxy statement/prospectus to you as a Chemung Financial shareholder on or about February 23, 2011.  With this joint proxy statement/prospectus, Chemung Financial is sending you a Notice of the Chemung Financial special meeting and a form of proxy that is solicited by the Chemung Financial board of directors.  The special meeting will be held on March 24, 2011 at 3:00 p.m., Eastern Time, at the principal office of Chemung Financial, One Chemung Canal Plaza, Elmira, New York.

Matter to be Considered

The purpose of the Chemung Financial special meeting is to approve the Chemung Financial Merger proposal and to transact any other business that may come before the special meeting.

Proxy Card, Revocation of Proxy

You should vote, by using the internet at the address shown on your proxy card, by telephone using the number on your proxy card or by completing and returning the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the special meeting of shareholders, regardless of whether you plan to attend. You can revoke your proxy at any time before the vote is taken at the special meeting by:

●
submitting written notice of revocation to Jane H. Adamy, Corporate Secretary of Chemung Financial, at One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902, by the time the special meeting begins;

●	submitting a new vote by telephone or on the internet before the Chemung Financial special meeting; or

●	submitting a properly executed proxy bearing a later date before the Chemung Financial special meeting; or

●	voting in person at the Chemung Financial special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

If your shares are held in street name, you should follow the instructions of your broker regarding voting and revocation of proxies.

All shares represented by valid unrevoked proxies will be voted in accordance with the instructions on the proxy card. If you sign your proxy card, but make no specification on the card as to how you want your shares voted, your proxy card will be voted “FOR” the approval of the Chemung Financial Merger proposal. The board of directors of Chemung Financial is presently unaware of any other matter that may be presented for action at the special meeting. If any other matter does properly come before the special meeting, the board of directors of Chemung Financial intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Chemung Financial. Chemung Financial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Chemung Financial’s directors, officers and regular employees may solicit proxies personally by telephone or via email without additional compensation.

Record Date

The close of business on February 9, 2011 has been fixed as the record date for determining the Chemung Financial shareholders entitled to receive notice of and to vote at the special meeting of shareholders. A total of  3,565,610 shares of Chemung Financial common stock were outstanding as of the record date.

Voting Rights, Quorum Requirements and Vote Required.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Chemung Financial common stock entitled to vote is necessary to constitute a quorum at the Chemung Financial special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast either for or against the Chemung Financial Merger proposal.

Adoption of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the shares of Chemung Financial common stock entitled to vote on the record date. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the Chemung Financial Merger proposal. Submission of proxies not designating an election will have the same effect as shares voted “FOR” approval of the Chemung Financial Merger proposal.

In the event that a sufficient number of votes is not cast, in person or by proxy at the Chemung Financial special meeting, the special meeting may be adjourned to permit further solicitations of proxies. Should the special meeting be adjourned, by vote of a majority of the shares of Chemung Financial common stock present in person or by proxy at the special meeting, no additional notice must be given of the adjourned meeting if the place, date and time thereof are announced at the special meeting at which the adjournment is taken, unless a new record date is fixed for the adjourned meeting.

As of the record date, directors and executive officers of Chemung Financial, together with their affiliates, beneficially owned 955,810 shares of Chemung Financial common stock entitled to vote at the special meeting of shareholders. This represents approximately 26.81% of the total votes entitled to be cast at the special meeting. Chemung Financial’s directors and executive officers have indicated that they intend to vote these shares in favor of the Merger.

In addition, as of record date, the Chemung Canal trust department held 405,954 shares of Chemung Financial common stock in various fiduciary capacities. Of these shares, 380,089 are held in accounts where Chemung Canal is sole trustee or executor and will be voted by Chemung Canal only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary, and voting instructions are actually received prior to the special meeting. Shares held in co-fiduciary capacity are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary. There are 188,826 shares held by Chemung Canal as trustee of the Chemung Canal Trust Company Profit-Sharing, Savings and Investment Plan, in which participants in the Plan instruct the trustee how to vote such shares.

Recommendation of the Board of Directors of Chemung Financial

The Chemung Financial board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. The board of directors of Chemung Financial believes that the Merger Agreement is fair to Chemung Financial shareholders and is in the best interests of Chemung Financial and its shareholders and recommends that you vote “FOR” the approval of Chemung Financial Merger proposal. See “The Merger and the Merger Agreement – Recommendation of the Chemung Financial Board of Directors and Reasons for the Merger” beginning on page 41.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE CHEMUNG FINANCIAL SPECIAL MEETING IN PERSON, CHEMUNG FINANCIAL URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY (1) ACCESSING THE INTERNET WEBSITE SPECIFIED ON THE ENCLOSED PROXY CARD; (2) CALLING THE TELEPHONE NUMBER SPECIFIED ON THE ENCLOSED PROXY CARD OR (3) COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the Merger or the other matters to be considered at the Chemung Financial special meeting, or would like additional copies of this joint proxy statement/prospectus or need help voting your shares, please contact Chemung Financial’s Corporate Secretary, Jane H. Adamy via telephone at (607)737-3788 or by mail, Chemung Financial Corporation, Attention: Jane H. Adamy, Corporate Secretary, One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902.

The Merger and the Merger Agreement

The description of the Merger and the Merger Agreement contained in this joint proxy statement/prospectus describes the material terms of the Merger Agreement. The description in this section and elsewhere in this document is qualified in its entirety by reference to the complete text of the Merger Agreement, as amended, a copy of which is attached as Appendix A1 and Appendix A2 and is incorporated by reference into this joint proxy statement/prospectus. This summary is not intended to be comprehensive, and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Chemung Financial or Fort Orange. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings of Chemung Financial with the SEC, as described in the section entitled “Where You Can Find More Information” on page 1.

Explanatory Note Regarding the Merger Agreement.

The Merger Agreement is included to provide you with more detailed information regarding its terms. Factual disclosures about Chemung Financial and Fort Orange contained in this joint proxy statement/ prospectus or in Chemung Financial’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the companies contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Fort Orange or Chemung Financial were qualified and subject to important limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. It is important to note, as you review the representations and warranties contained in the Merger Agreement, that such representations and warranties were negotiated with the primary purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Further, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus.

General.

Pursuant to the Merger Agreement, Fort Orange will merge with and into Chemung Financial, with Chemung Financial being the surviving entity. Outstanding shares of Fort Orange common stock will be converted into the right to receive the merger consideration. Cash will be paid in lieu of any fractional share of Chemung Financial common stock. See “The Merger and the Merger Agreement - Merger Consideration” beginning on page 38.

Immediately following the Merger, Capital Bank, a wholly owned subsidiary of Fort Orange, will merge with and into Chemung Canal, a wholly owned subsidiary of Chemung Financial, with Chemung Canal being the surviving bank.

The Parties.

Chemung Financial Corporation

Chemung Financial is bank holding company registered with the Federal Reserve and has been registered with the Federal Reserve as a financial holding company since June 22, 2000. As a financial holding company, Chemung Financial is empowered to offer an array of financial services, such as insurance products, annuities, mutual funds, brokerage and tax preparation services. Chemung Financial offers these services through CFS Group, Inc., its wholly owned non-bank, financial services subsidiary, which commenced operations in September 2001.

Chemung Canal was established in 1833 under the name Chemung Canal Bank, and was subsequently granted a New York State bank charter in 1895. In 1902, the Bank was reorganized as a New York State trust company under the name Elmira Trust Company, and its name was changed to Chemung Canal Trust Company in 1903. Chemung Financial was incorporated on January 2, 1985 under the laws of the State of New York for the purpose of acquiring Chemung Canal Trust Company. Chemung Financial is regulated by the Federal Reserve, and Chemung Canal is regulated by the Federal Reserve and Banking Department.

Chemung Canal is a New York chartered commercial bank which engages in full-service commercial and consumer banking and trust business. The bank’s services include accepting time, demand and savings deposits, including NOW accounts, regular savings accounts, insured money market accounts, investment certificates, fixed-rate certificates of deposit and club accounts. The bank also offers secured and unsecured commercial and consumer loans, residential and home equity mortgage loans, revolving credit loans with overdraft checking protection and small business loans. Additional services include renting safe deposit facilities, the provision of networked automated teller facilities and internet banking. The bank’s trust business includes services as executor and trustee under wills and agreements, and guardian, custodian, trustee and agent for pension, profit-sharing and other employee benefit trusts, as well as various investment, pension, estate planning and employee benefit administrative services.

As of September 30, 2010, Chemung Financial had $972.7 million in assets, $803.5 million in deposits, $97.3 million of shareholders’ equity and 23 full-service branch locations located across seven counties in the southern tier of New York and in the northern tier of Pennsylvania. It also maintains 13 off-site ATM locations. Chemung Financial common stock is traded on the OTCBB under the symbol “CHMG.OB.”

Chemung Financial’s principal executive offices are located at One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York, its phone number is (607) 737-3746 and its website is www.chemungcanal.com.

Fort Orange Financial Corp.

Fort Orange was formed as a Delaware corporation on March 8, 2006 to serve as the bank holding company for Capital Bank. Capital Bank was formed as a New York State-chartered commercial bank in December 1995. Effective December 1, 2006, after receiving the required regulatory approvals from the Banking Department and the Federal Reserve, Capital Bank completed its reorganization into the holding company structure and became a wholly-owned subsidiary of Fort Orange. Each issued and outstanding share of common stock and preferred stock of Capital Bank was automatically converted into one share of common stock or preferred stock, respectively, of Fort Orange.

Capital Bank engages primarily in commercial banking activities in Albany and Saratoga counties and surrounding areas of New York State through its main office (which includes a bank branch), four additional branch offices, and its internet website (www.capitalbank.com). Capital Bank’s primary customers are small to mid-size businesses, professionals, such as doctors, attorneys and accountants, and high net worth individuals. Capital Bank’s principal lending products are commercial real estate loans, construction and land loans, commercial loans, lines of credit and leases, residential real estate loans, home equity loans and lines of credit, and consumer installment loans and lines of credit. Deposit products include demand deposits, money market accounts, savings accounts and time deposits. Capital Bank is not a member of the Federal Reserve System. It is regulated by the FDIC and the Banking Department. Fort Orange is regulated by the Federal Reserve.

As of September 30, 2010, Fort Orange had consolidated assets of $270.9 million, total deposits of $210.2 million, and shareholders’ equity of $22.6 million.

Fort Orange common stock is quoted on the Pink Sheets under the symbol “FOFC.” Fort Orange’s main office is located at 1375 Washington Avenue, Albany, New York, and its telephone number is (518) 434-1212.

Background of the Merger.

Chemung Financial’s board of directors regularly assesses, and, when appropriate, revises, its strategic plan. The foundation of that plan is enhancement of shareholder value over the long term within the framework of the safe and sound operation of Chemung Canal. Because economic prospects and demographic trends in its primary market are stagnant or declining, the board of directors has concluded that to successfully execute its strategic plan, Chemung Financial must supplement organic growth with expansion through selective acquisitions of depository institutions and other businesses in attractive markets that will be receptive to the company’s menu of deposit, loan, investment, fiduciary and other products and services. Consistent with this thinking, in 2009, Chemung Financial acquired and successfully integrated into its operations The Bank of Canton, a commercial bank with an established presence in Pennsylvania. In 2010, Chemung Financial’s board of directors continued to discuss and analyze market conditions, the mergers and acquisitions landscape and potential opportunities for growth with its senior management and Sandler O’Neill, its financial advisor.

Fort Orange’s board of directors has, since its formation in 2006, periodically reviewed strategic opportunities as a part of its goal to grow its Capital District franchise, deliver first rate customer service and develop long term shareholder value. FinPro and other financial advisors have assisted the Company’s board of directors and management with this ongoing strategic review process. As part of this process, the board of directors has considered expansion opportunities, including the acquisition of other banks and businesses, as well as mergers and business combinations with other financial institutions. In the latter part of 2008, the board of directors began to focus on whether the Company could reasonably expect to achieve its goals as an independent organization, taking into account a number of factors, including its asset size, growth prospects, competition from other financial service providers, economies of scale and the anticipated significant increase in compliance costs stemming from recently enacted federal legislation and the many implementing regulations that the banking regulators will soon adopt. Discussions were held with several financial institutions concerning the possibility of a business combination. All were exploratory in nature and none generated sufficient mutual interest to proceed beyond the discussion stage. The first discussions to reach a significant potential for an agreement occurred in the Summer of 2010 with Chemung Financial.

In July of 2010, Ronald M. Bentley, Chemung Financial’s President & Chief Executive Officer, telephoned Larry H. Becker, Vice Chairman of the Board of Fort Orange, to determine the level of interest in exploring a strategic partnership with Chemung Financial. Messrs. Becker and Bentley knew each other as a result of Mr. Bentley’s previous employment with a regional bank for which he was responsible for the development of business in the Capital District. This conversation was informal and did not include potential transaction terms.

On August 3, 2010, Mr. Bentley and David Dalrymple, the Chairman of the Board of Chemung Financial, met with Mr. Becker, Eugene M. Sneeringer, Jr., Chairman of the Board of Fort Orange, and Francis H. Trombly, Jr., Chairman Emeritus of Fort Orange. During this meeting, the participants discussed each company’s goals, strategies, communities, employees, their potential synergies and their respective interests in a business combination. These discussions focused on broad concepts and did not include any details of a proposed transaction.

On August 24, 2010, Mr. Becker telephoned Mr. Bentley to ascertain Chemung Financial’s interest in a business combination with Fort Orange. Mr. Bentley told Mr. Becker that Chemung Financial was interested and agreed to meet with Messrs. Becker and Sneeringer to outline some general transaction terms. On or about that same date, Mr. Bentley began consulting with Chemung Financial’s financial and legal advisors about transaction terms and conditions, including possible forms of consideration, exchange ratios, representations and warranties and the post-transaction composition of Chemung Financial’s board of directors.

A series of telephone conferences and meetings amongst Messrs. Bentley, Becker and Sneeringer ensued in late August and early September, 2010, as a result of which, Fort Orange asked Chemung Financial to submit a letter of intent outlining proposed terms of the transaction. Chemung Financial delivered a non-binding letter of intent to Fort Orange on September 2, 2010, which the Fort Orange board of directors considered at a special meeting held on September 3, 2010.

At the Fort Orange special board meeting held on September 3, 2010, Chairman Sneeringer and Vice Chairman Becker reviewed with the entire board the discussions with Chemung Financial that had taken place during July and August, 2010, which culminated in the delivery of the non-binding letter of intent. The Fort Orange board discussed the terms of the letter of intent with a focus on the merger consideration, including the use of a fixed, as opposed to a floating, exchange ratio, the proposed termination fee, the retention of the Capital Bank name, the composition of the board of the combined entity, proposed severance for Capital Bank employees not retained by Chemung Financial, and the exclusive negotiating period. A FinPro representative attended the meeting and provided a summary analysis of Chemung Financial, which included examination of its branch network, common stock trading history, dividend rate, historical financial information, information on the management team and the board of directors, and preliminary pro-forma financial information based on a combination of the two entities as outlined in the letter of intent, including the projected increase in earnings per share for Fort Orange shareholders.

As a result of these discussions, the Fort Orange board directed Messrs. Becker, Sneeringer and Trombly to negotiate a per share price of $7.50 which equated to a fixed exchange ratio of 0.3571, based on the then $21.00 price per share of Chemung Financial’s stock and an enhanced severance plan for Capital Bank employees not retained by Chemung Financial. On September 8, 2010, Chemung Financial and Fort Orange signed a revised letter of intent providing for a fixed exchange ratio of 0.3571 and an enhanced severance plan for Capital Bank employees not retained by Chemung Financial, and setting forth other terms and conditions to be included in a definitive agreement between the parties. The Merger Agreement includes some terms that are identical to those proposed in the September 8, 2010 letter of intent, some terms that reflect amendments to those proposed therein and some terms not contemplated in the letter of intent. See “The Merger Agreement” beginning on page  34 for a complete description of the terms and conditions of the Merger Agreement.

The parties also signed a confidentiality agreement on September 8, 2010 which provided for Fort Orange to disclose confidential information about its business to Chemung Financial and on September 11 and 12, 2010, a Chemung Financial management team and its counsel conducted on-site due diligence of Fort Orange’s and Capital Bank’s books and records at a Capital Bank branch office in Albany, New York. At a September 15, 2010 special meeting of Chemung Financial’s board of directors, the Company’s management, along with its financial and legal advisors, presented their valuation and analysis and the results of due diligence. At that meeting, the board of directors authorized management to negotiate a merger agreement with Fort Orange.

On October 1 and 2, 2010, Fort Orange’s management and financial advisor conducted on-site due diligence at Chemung Financial’s offices in Elmira, New York in accordance with another confidentiality agreement providing for Chemung Financial’s disclosure of confidential information to Fort Orange.

Chemung Financial, through its legal counsel, delivered the first draft of the Merger Agreement to Fort Orange on October 4, 2010. During the following week, the parties, their investment advisors and legal counsel engaged in negotiations, including focusing on the provisions thereof that: i) permit Fort Orange to terminate the Merger Agreement based upon the Closing Price; ii) adjust the exchange ratio based upon an increase in Fort Orange’s Delinquent Loans; and iii) address the tax implications of Messrs. Cureau’s and Owens’ employment agreements.

The board of directors of Fort Orange held a special meeting on October 12, 2010 to review and consider the Merger Agreement and the Merger. Vice Chairman Becker and senior management updated the board of directors on the results of the due diligence examination of Chemung Financial and the status of the Merger Agreement negotiations, including the provision for reduction of the merger consideration based upon stated increases in Fort Orange’s Delinquent Loans (as defined in the Merger Agreement). Fort Orange’s legal counsel also described the terms of the Voting Agreement and the Voting and Non-Competition Agreements whose execution Chemung Financial required as a condition to the Merger.

On October 14, 2010, the Fort Orange board of directors held another special meeting to review and consider the proposed transaction with Chemung Financial. A draft of the Merger Agreement and related material were distributed to the members of the board at the meeting. At the meeting, Mr. Sneeringer summarized the negotiations with Chemung Financial. George Deptula, representing Hiscock & Barclay, LLP, Fort Orange’s legal counsel, explained the directors’ fiduciary duties under Delaware law and reviewed the material terms of the Merger and the draft Merger Agreement and responded to questions by Fort Orange directors. A FinPro representative addressed the fairness of the merger consideration to be paid to the Fort Orange shareholders from a financial point of view, including a review of a presentation outlining the proposed transaction, and responded to questions by Fort Orange directors. Following a discussion, the board of directors unanimously determined that the Merger Agreement and the Merger were fair to and in the best interests of Fort Orange and its shareholders and approved the Merger Agreement and related actions. The significant factors relied on by the Fort Orange board in reaching its decision included the following: (1) Chemung Financial was a larger financial institution which, when combined with Fort Orange, would provide a strong capital base that would enable the combined business to be stronger competitively in the Capital Region; (2) Chemung Financial was strong financially and had a history of profitable operations; (3) Chemung Financial, unlike Fort Orange, offered trust and investment services; (4) Chemung Financial historically had paid a cash dividend to its shareholders on a regular basis, while Fort Orange had never paid a cash dividend to its shareholders; (5) like Fort Orange, Chemung Financial is a community bank with a focus on relationships and outstanding customer service; (6) FinPro, Fort Orange’s financial advisor, advised the Board that the proposal from Chemung Financial was fair to the Fort Orange shareholders from a financial point of view; and (7) Chemung Financial was the only financial institution to have come forward with a financial proposal that was fair to the Fort Orange shareholders.

Also on October 14, 2010, the Chemung Financial board of directors held a special meeting to review and consider the proposed transaction with Fort Orange. A draft of the Merger Agreement and related material were distributed to the members of the board in advance of the meeting. Mr. Bentley reported on the results of the due diligence investigation of Fort Orange and summarized the negotiations with Fort Orange, including the provision for reduction of the merger consideration based upon stated increases in Fort Orange’s Delinquent Loans. Clifford Weber of Hinman, Howard & Kattell, LLP, Chemung Financial’s legal counsel, explained the directors’ fiduciary duties under New York law, reviewed the material terms of the Merger and the draft Merger Agreement, and explained the required regulatory and shareholder approvals and the deal structure and responded to questions by Chemung Financial directors. Representatives of Sandler O’Neill then addressed the fairness to Chemung Financial of the merger consideration to be paid by the company to the Fort Orange shareholders from a financial point of view, including a review of a presentation outlining the proposed transaction multiples and transaction structure, an overview of Fort Orange, comparable group analysis and a review of the methodology and assumptions used to arrive at the valuation of Fort Orange, and responded to directors’ questions. Following a discussion, the board unanimously determined that the Merger Agreement and the Merger were fair to and in the best interests of Chemung Financial and its shareholders and approved the Merger Agreement and related actions.

On October 14, 2010, Fort Orange and Chemung Financial executed and delivered the Merger Agreement, each of the Fort Orange directors, except for Mr. Cureau, executed Voting and Non-Competition Agreements and Mr. Cureau executed the Voting Agreement. On the morning of October 15, 2010, the parties issued a joint press release announcing the execution of the Merger Agreement and related documents.

On December 28, 2010, Chemung Financial and Fort Orange executed and delivered an amendment to the Merger Agreement. The amendment revises certain language regarding adjustments to the merger consideration, and corrects a termination provision and certain cross-references to sections of the Merger Agreement. A copy of the First Amendment to the Merger Agreement is attached and being filed as Appendix A2 to this joint proxy statement/prospectus.

Merger Consideration.

Chemung Financial will pay cash for 25% of the shares of Fort Orange common stock outstanding immediately prior to the Effective Time and will issue shares of Chemung Financial common stock for the remaining 75% of such shares. In accordance with the terms of the Merger Agreement, Fort Orange shareholders (other than dissenting shareholders) will be given the opportunity to elect to receive for each share of Fort Orange common stock they own, subject to adjustment and allocation procedures specified in the Merger Agreement, either:

●	$7.50 in cash, without interest, which we refer to as Cash Consideration;

●	0.3571 of a share of Chemung Financial common stock, which we refer to as Stock Consideration (subject to a downward adjustment and other factors as described below); or

●
a mix of Cash Consideration and Stock Consideration, with the Cash Consideration for 25% of such shareholder’s shares of Fort Orange common stock and the Stock Consideration for 75% of such shareholder’s shares of Fort Orange common stock.

The exchange ratio of 0.3571 shares of Chemung Financial stock for one share of Fort Orange stock is subject to downward adjustment if the Closing Price exceeds $25.20 per share. In addition, the Cash Consideration of $7.50 per share and the Stock Consideration exchange ratio of 0.3571 are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the delinquent loans in the Fort Orange loan portfolio increase prior to completion of the Merger.

No fractional shares of Chemung Financial common stock will be issued in connection with the Merger. Instead, Chemung Financial will make a cash payment to each Fort Orange shareholder who would otherwise receive a fractional share.

The value of the Stock Consideration will fluctuate with the market price of Chemung Financial’s common stock. The per share value of the Stock Consideration, based upon Chemung Financial’s closing stock price on  February 9, 2011, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, was $8.66 per share of Fort Orange common stock. No assurance can be given (and it is not likely) that the current market price of Chemung Financial common stock will be equivalent to the market price of Chemung Financial common stock on the date that the Stock Consideration is received by Fort Orange shareholders or at any other time. At the Effective Time, the market price of the Stock Consideration could be greater or less than the value of the Cash Consideration due to fluctuations in the market price of Chemung Financial common stock.

Adjustment to the Merger Consideration

The exchange ratio applied in determining the Stock Consideration per share of Fort Orange common stock, and the Cash Consideration, are subject to adjustment based upon two independent, separate factors, which are: (i) the Closing Price; and (ii) the level of Fort Orange Delinquent Loans, as defined in the Merger Agreement. Using these two factors together, the Merger Agreement provides for adjustments to the exchange ratio and the Cash Consideration as follows:

Assuming that the Closing Price is $25.20 or less, if the Fort Orange Delinquent Loans at the end of the month immediately preceding the Closing are:

●           less than $6.5 million, the exchange ratio and the Cash Consideration shall remain at 0.3571 and $7.50 respectively and shall not change;

●           $6.5 million or greater, but less than $8.5 million, the exchange ratio shall be reduced to 0.3524 and the Cash Consideration shall be reduced to $7.40;

●           $8.5 million or greater, but less than $10.5 million, the exchange ratio shall be reduced to 0.3476 and the Cash Consideration shall be reduced to $7.30; or

●           $10.5 million or greater, Chemung Financial may either terminate the Merger Agreement or proceed with the Merger in which event the exchange ratio shall be reduced to 0.3429 and the Cash Consideration shall be reduced to $7.20.

Assuming that the Closing Price is greater than $25.20, if the Fort Orange Delinquent Loans at the end of the month immediately preceding the Closing are:

●           less than $6.5 million, the exchange ratio shall be computed based upon a $9.00 per share price of Fort Orange common stock. For example, if the Closing Price is $27.50, the exchange ratio would be 0.3273 and the Cash Consideration would be $7.50. The exchange ratio as so adjusted is defined in the Merger Agreement as the “Adjusted Exchange Ratio”;

●           $6.5 million or greater, but less than $8.5 million, the exchange ratio shall be 98.67% of the Adjusted Exchange Ratio and the Cash Consideration shall be $7.40;

●            $8.5 million or greater, but less than $10.5 million, the exchange ratio shall be 97.34% of the Adjusted Exchange Ratio and the Cash Consideration shall be $7.30; or

●           $10.5 million or greater, Chemung Financial may either terminate the Merger Agreement or proceed with the Merger in which event the exchange ratio shall be 96.02% of the Adjusted Exchange Ratio and the Cash Consideration shall be $7.20.

Exchange Procedures.

An election form and transmittal materials are being mailed under separate cover to Fort Orange shareholders who hold shares of Fort Orange common stock in registered form. If you wish to make an election with respect to any of your shares, you must submit an election form and transmittal materials and the certificates evidencing your election shares to the exchange agent prior to the election deadline. Do not submit your stock certificates with your proxy card. You should only submit your stock certificates which represent your election shares when you have received and properly completed the election form and transmittal materials.

If you own your shares in “street name” through a broker or other financial institution, you must contact your broker or financial institution for instructions on how to make an election. If you fail to make a proper election and are not dissenting to the Merger, you will be mailed a letter of transmittal shortly after the Effective Time, which will contain instructions on how to submit your Fort Orange shares in exchange for the merger consideration.

Exchange Agent. After the election deadline, Chemung Financial will deposit with the exchange agent (1) cash in an amount sufficient to allow the exchange agent to pay the aggregate Cash Consideration payment provided for in the Merger Agreement and (2) certificates (or evidence of shares in book entry form) representing shares of Chemung Financial common stock, which we refer to as the “new certificates,” each to be given to the holders of Fort Orange common stock in exchange for old certificates representing shares of Fort Orange common stock. Any such cash or new certificates remaining in the possession of the exchange agent after the first anniversary of the Effective Time will be returned to Chemung Financial. Any holder of old certificates who has not exchanged his, her or its old certificates by that time must look exclusively to Chemung Financial, and only as a general creditor, for the merger consideration to which he, she or it may be entitled upon exchange of such old certificates.

Until you surrender your Fort Orange stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the Effective Time with respect to Chemung Financial common stock into which any of your Fort Orange shares may have been converted. When you surrender your Fort Orange stock certificates, Chemung Financial will pay any unpaid dividends or other distributions declared with respect to the shares of Chemung Financial stock included in the merger consideration you receive for your shares of Fort Orange common stock, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of Fort Orange of any shares of Fort Orange common stock.

If a certificate for Fort Orange common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. The posting of a bond in a reasonable amount, for which a fee may be charged, may also be required.

The exchange agent for the Merger is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219. Its telephone number is (718) 921-8155.

Allocation Procedures.

The aggregate amounts of Cash Consideration and Stock Consideration to be paid and issued, respectively, to Fort Orange shareholders in the Merger are fixed, subject to downward adjustment in the event: (i) that the Closing Price exceeds $25.20 per share; or (ii) that Fort Orange’s Delinquent Loans exceed $6.5 million at the end of the month immediately preceding the Effective Time.

Since the Cash Consideration will be paid for only 25% of the Fort Orange shares entitled to receive the merger consideration at the Effective Time, it is likely that the Cash Consideration Pool will be oversubscribed and Fort Orange shareholders who elect to receive Cash Consideration will receive a mix of Cash Consideration and Stock Consideration in the Merger. In the event that the Cash Consideration Pool initially selected by Fort Orange shareholders is oversubscribed (i.e. exceeds 25% of the outstanding Fort Orange common stock), Fort Orange shareholders who make a cash-only election will receive a mix of Cash Consideration and Stock Consideration. In the event that the Stock Consideration Pool initially selected by the Fort Orange shareholders is oversubscribed (i.e. exceeds 75% of the outstanding Fort Orange common stock), Fort Orange shareholders who make a stock-only election will receive a mix of Cash Consideration and Stock Consideration in the Merger. The allocation of the mix of consideration payable to Fort Orange shareholders who initially make such a cash-only or stock-only election will not be known until Chemung Financial tallies the results of the cash/stock elections made by all Fort Orange shareholders, which will not occur until near or at the Effective Time. The allocation shall be prorated among the Fort Orange shareholders affected. Fort Orange shareholders who initially make an election to submit 25% of their stock for Cash Consideration and 75% for Stock Consideration will not be subject to such an allocation. Also, Fort Orange shareholders who own 100 or fewer shares and who elect only Cash Consideration will not be subject to the allocation and will receive only cash.

Treatment of Fort Orange Stock Options and Other Equity Awards.

In accordance with the Merger Agreement, at the Effective Time, each option to purchase shares of Fort Orange common stock (each, a “Fort Orange stock option”) outstanding and unexercised immediately prior to the Effective Time will become vested, to the extent not already vested, and immediately exercisable. Each holder of a Fort Orange stock option outstanding and unexercised immediately prior to the Effective Time, will become entitled to receive cash in an aggregate amount equal to the product of (i) the number of shares of Fort Orange common stock subject to the unexercised Fort Orange option, times (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the exchange ratio and the Closing Price plus (2) 25% of $7.50, and (y) the applicable exercise price per share for the Fort Orange stock option. The cash paid to holders of Fort Orange stock options will not be included in the Cash Consideration Pool for purposes of the allocation procedures set forth in the Merger Agreement.

In accordance with the Merger Agreement, at the Effective Time, all outstanding and unvested rights to receive shares of Fort Orange common stock granted under the Fort Orange Financial Corp. 2007 Stock-Based Incentive Plan (other than a Fort Orange stock option), which are collectively referred to as “Fort Orange Restricted Stock Awards,” shall vest and be free of any restrictions and be exchanged for the merger consideration (including Fort Orange Restricted Stock Awards held by Mr. Cureau). The merger consideration paid in exchange for shares issued on account of Fort Orange Restricted Stock Awards will be considered as part of both the Cash Consideration Pool and the Stock Consideration Pool for purposes of the allocation procedures set forth in the Merger Agreement.

Recommendation of the Chemung Financial Board of Directors and Reasons for the Merger.

Chemung Financial’s board of directors reviewed and discussed the transaction with Chemung Financial’s management and its financial and legal advisors in unanimously determining that the Merger was advisable and is fair to, and in the best interests of, Chemung Financial and its shareholders. In reaching its determination, the Chemung Financial board of directors considered a number of factors, including, among others, the following:

●
the board’s understanding of the presentations of Chemung Financial’s management and financial advisor regarding Fort Orange’s business, operations, management, financial condition, asset quality, earnings and prospects;

●	the board’s view that the Merger is consistent with Chemung Financial’s strategic growth plan.

●
The Board’s judgment that the Capital District is a growing market, having demographic characteristics that are well-suited to Chemung Financials products, services and community banking business model;

●
the results of management’s due diligence investigation of Fort Orange and the reputation, business practices and experience of Fort Orange and its management, including their belief that Fort Orange is a financially healthy, well run bank holding company that is deeply committed to its customers, employees, and the communities that it serves;

●	the board’s view of potential synergies resulting from a combination of Chemung Financial and Fort Orange and the growth prospects of Fort Orange;

●
the board’s view that the combined company will have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements;

●	the review by Chemung Financial’s board of directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement; and

●
the financial information and analyses presented by Sandler O’Neill in its opinion that was delivered to the Chemung Financial board which is included as Appendix F to this joint proxy statement/prospectus and described under “Opinion of Chemung Financial’s Financial Advisor” beginning on page 53. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

This discussion of the factors considered by Chemung Financial’s board of directors is not exhaustive. Chemung Financial’s board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Chemung Financial’s board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Chemung Financial’s board of directors may have given different weights to different factors.

Chemung Financial’s board of directors unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of Chemung Financial and its shareholders. Accordingly, Chemung Financial’s board of directors adopted and approved the Merger Agreement.

THE CHEMUNG FINANCIAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHEMUNG FINANCIAL MERGER PROPOSAL.

Recommendation of the Fort Orange Board of Directors and Reasons for the Merger.

Fort Orange’s board of directors reviewed and discussed the transaction with Fort Orange’s management and its financial and legal advisors in determining that the Merger was advisable and is fair to, and in the best interests of, Fort Orange and its shareholders. In reaching its conclusion to adopt the Merger Agreement, the Fort Orange board of directors considered a number of factors, including, among others, the following:

●
the board’s understanding of the presentations of Fort Orange’s management and financial advisor regarding each of Fort Orange’s and Chemung Financial’s business, operations, management, financial condition, asset quality, earnings and prospects;

●
the results of Fort Orange’s due diligence investigation of Chemung Financial and the reputation, business practices and experience of Chemung Financial and its management, including experience related to integration of acquired businesses;

●
management’s view that the Merger will allow for enhanced opportunities for Fort Orange’s clients and customers, and management’s view that the lack of geographic overlap between the two companies will minimize the impact of the Merger on Fort Orange’s employees;

●	Chemung Financial’s commitment to continue a significant presence in Albany, New York, including its intention to retain the “Capital Bank” name;

●
Chemung Financial’s agreement to appoint two Fort Orange or Capital Bank directors to the boards of Chemung Financial and Chemung Canal and to establish an advisory board comprised of the remaining Fort Orange and Capital Bank directors (other than Peter D. Cureau and the two directors appointed to the Chemung Financial and Chemung Canal boards) in order to provide continuity and leadership in Fort Orange’s local markets;

●
the board’s knowledge of the current and prospective environment in which Fort Orange operates, including national and local economic conditions, the competitive environment, the trend toward consolidation in the financial services industry and the likely effect of these factors on Fort Orange’s potential growth, development, productivity, profitability and strategic options;

●
the board’s view that the size of the institution and related economies of scale, as well as diversification of product offerings, beyond the level it believed to be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current financial services environment;

●
the review by the Fort Orange board of directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement, including the adequacy of the merger consideration, not only in relation to the current market price of Fort Orange common stock, but also in relation to the historical, present and anticipated future operating results and financial position of Fort Orange;

●
the fact that the combined value of the Cash Consideration and Stock Consideration, based on the closing price of Chemung Financial common stock on October 14, 2010, of $7.63 for each share of Fort Orange common stock represented a 67.7% premium over the closing price of Fort Orange common stock of $4.55 on October 14, 2010, and a premium of approximately 64% over Fort Orange’s 52-week average closing price on October 14, 2010, the last trading day before Fort Orange and Chemung Financial announced that they had entered into the Merger Agreement;

●	Chemung Financial’s current quarterly dividend rate of $0.25 per share, as compared to the fact that Fort Orange has never paid a cash dividend;

●
the fact that Fort Orange shareholders will receive predominantly shares of Chemung Financial common stock in the Merger, which would allow Fort Orange shareholders to participate in a significant portion of the future performance of the combined Fort Orange and Chemung Financial businesses and synergies resulting from the Merger, and the value to Fort Orange shareholders represented by that consideration;

●
the board’s conclusion that Chemung Financial’s earnings and prospects make it more likely that the combined company will have superior future earnings and prospects compared to Fort Orange’s earnings and prospects on an independent basis;

●
Fort Orange’s right to terminate the Merger Agreement if: (i) at the Effective Time, the Closing Price is less than $17.85 per share, and (ii) during the period between October 15, 2010 and the Effective Time, the per share price of Chemung Financial’s common stock shall have underperformed an index consisting of a weighted-average of the per share common stock prices of the common stock of certain publicly traded banks headquartered in New York and Pennsylvania with total assets between $500 million and $4 billion. For purposes of this comparison, “underperformed” means that the per share price of Chemung Financial common stock declined by more than an additional 20% over the performance of the index during such period;

●	the likelihood that the Merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the Merger will be obtained in a timely fashion; and

●
the financial information and analyses presented by FinPro to the Fort Orange board of directors, and FinPro’s opinion to the Fort Orange board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors and assumptions set forth in such opinion, the consideration in the proposed Merger was fair from a financial point of view to holders of Fort Orange common stock. A copy of the FinPro written opinion that was delivered to the Fort Orange board is included as Appendix E to this joint proxy statement/prospectus and described under “Opinion of Fort Orange’s Financial Advisor” beginning on page 45. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

The Fort Orange board also considered potential risks relating to the Merger, including the following:

●	the challenges associated with seeking the regulatory approvals required to complete the Merger in a timely manner;

●
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the Merger and the potential effect on Fort Orange’s business and relations with customers, service providers and other stakeholders, whether or not the Merger is completed;

●
the requirement that Fort Orange conduct its business in the ordinary course and the other restrictions on the conduct of Fort Orange’s business prior to completion of the Merger, which may delay or prevent Fort Orange from undertaking business opportunities that may arise pending completion of the Merger;

●
the risk that potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of Fort Orange and Chemung Financial;

●
the fact that because the Stock Consideration in the Merger is a fixed exchange ratio of shares of Chemung Financial common stock to Fort Orange common stock (subject to certain potential adjustments as specified in the Merger Agreement), Fort Orange shareholders could be adversely affected by a decrease in the trading price of Chemung Financial common stock during the pendency of the Merger;

●	the fact that the exchange ratio could be adjusted downward if the Closing Price of Chemung Financial common stock exceeds $25.20 per share prior to the Effective Time;

●	the fact that the Merger consideration could be reduced if the asset quality of Fort Orange’s loans deteriorates prior to the closing date;

●	the fact that certain provisions of the Merger Agreement prohibit Fort Orange from soliciting, and limit its ability to respond to, proposals for alternative transactions;

●	the requirement that Fort Orange submit the Merger Agreement to its shareholders even if its board of directors withdraws its recommendation;

●
the fact that if Fort Orange or Chemung Financial terminates the Merger Agreement because Fort Orange accepts an alternative acquisition proposal, Fort Orange is obligated to pay to Chemung Financial a termination fee in an amount equal to 2.5% of the merger consideration (presently estimated at $725,000), which may deter others from proposing an alternative transaction that may be more advantageous to Fort Orange shareholders; and

●	the risks described in the section entitled “Risk Factors” beginning on page 20.

The discussion of the information and factors considered by the Fort Orange board of directors is not exhaustive, but includes all material factors considered by the Fort Orange board. In view of the wide variety of factors considered by the Fort Orange board of directors in connection with its evaluation of the Merger and the complexity of these matters, the Fort Orange board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Fort Orange board of directors evaluated the factors described above, including asking questions of Fort Orange’s management and Fort Orange’s legal and financial advisors, and reached the unanimous decision that the Merger was in the best interests of Fort Orange and its shareholders. In considering the factors described above, individual members of the Fort Orange board of directors may have given different weights to different factors. Fort Orange’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board of directors concluded the potential positive factors outweighed the potential risks of completing the Merger. It should be noted that this explanation of the Fort Orange board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements” beginning on page 168.

During its consideration of the Merger described above, Fort Orange’s board of directors were also aware that some of its directors and executive officers may have interests in the Merger that are different from or in addition to those of its shareholders generally, as described in the section entitled “The Merger and the Merger Agreement - Interests of Fort Orange Directors and Executive Officers in the Merger” beginning on page 50.

The Fort Orange board of directors determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Fort Orange and its shareholders. Accordingly, the Fort Orange board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby.

THE FORT ORANGE BOARD OF DIRECTORS RECOMMENDS THAT FORT ORANGE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE FORT ORANGE MERGER PROPOSAL.

Opinion of Fort Orange’s Financial Advisor.

At the meeting of the board of directors of Fort Orange on October 14, 2010, FinPro rendered its oral opinion to the board of directors of Fort Orange, and subsequently confirmed in its written opinion dated October 14, 2010, that, as of such date and based upon and subject to the factors and assumptions described to the board of directors during its presentation and set forth in its written opinion, the consideration in the proposed Merger is fair, from a financial point of view, to holders of Fort Orange common stock. The issuance of FinPro’s opinion was approved by Fort Orange’s board. FinPro provides investment banking and consulting services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other transactions.

The full text of the written opinion of FinPro dated October 14, 2010, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix E to this joint proxy statement/prospectus. Fort Orange shareholders are urged to read the opinion in its entirety. FinPro’s written opinion is addressed to the board of directors of Fort Orange and is directed only to the consideration in the Merger and does not constitute a recommendation as to how any holder of Fort Orange common stock should vote with respect to the Merger or any other matter. The summary of the opinion of FinPro set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In rendering its opinion, FinPro considered, among other things:

●	the Merger Agreement and the exhibits thereto;

●	historic changes in the market for bank stocks;

●	trends and changes in the financial condition and results from operations of Fort Orange and Chemung Financial beginning with the 2005 fiscal year end;

●	the most recent annual report to shareholders of Fort Orange and Chemung Financial;

●	the most recent earnings releases for Fort Orange;

●	the most recent 10-K of Chemung Financial;

●	the quarterly reports on Form 10-Q of Chemung Financial; and

●	the most recent audited financial statements of Fort Orange and Chemung Financial.

In performing its review and in rendering its opinion, FinPro has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Fort Orange, or Chemung Financial or their respective representatives, or that was otherwise reviewed by FinPro, as the case may be, and FinPro has assumed such accuracy and completeness for purposes of rendering its opinion. FinPro has further relied on the assurances of management of Fort Orange that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. FinPro has not been asked to and has not undertaken any independent verification of any of such information, and FinPro does not assume any responsibility or liability for the accuracy or completeness thereof. FinPro has not made an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Fort Orange or Chemung Financial or any of their subsidiaries, or the collectability of any such assets, nor has FinPro been furnished with any such evaluations or appraisals. FinPro has not made any independent evaluation of the adequacy of the allowance for loan losses of Fort Orange or Chemung Financial or any of their subsidiaries nor has FinPro reviewed any individual credit files, and has assumed that their respective allowance for loan losses are adequate to cover such losses and will be adequate on a pro forma basis.

The following is a summary of the material analyses performed by FinPro and presented to Fort Orange’s board of directors on October 14, 2010. The summary is not a complete description of all the analyses underlying FinPro’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. FinPro believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

Valuation.

FinPro analyzed the merger consideration using the standard evaluation techniques (as discussed below) including, but not limited to: comparable trading multiples, comparable acquisition multiples, the investment value and the contribution analysis.

Market Value. Market value is generally defined as the price, established on an “arms-length” basis, at which knowledgeable, unrelated buyers and sellers would agree to transfer shares. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the “comparable” data are deemed sufficient. The market value for a financial institution can be determined by comparison to the median price to earnings and price to tangible book value of publicly-traded financial institutions, adjusting for significant differences in financial performance criteria. The market value in connection with the evaluation of control of a financial institution is determined by the previous sales of financial institutions.

Market Value – Fort Orange and Chemung Financial Trading Comparables. FinPro selected a Comparable Trading Group for Fort Orange which was comprised of banks located in New York, New Jersey and Pennsylvania with assets less than $650 million that traded on the NYSE, AMEX or NASDAQ exchanges. Any known merger targets were eliminated from the Comparable Trading Group. Chemung Financial’s data was added for comparison to Fort Orange’s data.

The selected Comparable Trading Group was composed of: Bancorp of New Jersey, Inc. (BKJ), Commercial National Financial Corporation (CNAF), DNB Financial Corporation (DNBF), Emclaire Financial Corp. (EMCF), Herald National Bank (HNB), Jeffersonville Bancorp (JFBC), Mid Penn Bancorp, Inc. (MPB), Norwood Financial Corp (NWFL), Somerset Hills Bancorp (SOMH), Sussex Bancorp (SBBX) and VSB Bancorp, Inc. (VSBN).

At or for the Twelve Months ended June 30, 2010, unless noted	Fort Orange	Comparable Group Median	Chemung Financial

Balance Sheet Data:
Total Assets	$271 million	$464 million	$1 billion
Loans to Deposits	93.05%	78.43%	70.72%
Loans to Assets	71.04%	64.12%	58.22%
Deposits to Assets	77.17%	83.16%	83.16%
Borrowings to Assets	14.03%	4.89%	6.52%
Capitalization:
Equity to Assets	8.20%	10.39%	9.48%
Tangible Equity to Tangible Assets	8.20%	10.39%	8.11%
Equity + Reserves to Assets	9.29%	11.47%	9.17%
Asset Quality:
Nonperforming Loans to Loans	0.80%	1.83%	2.00%
Reserves to Nonperforming Loans	189.96%	70.35%	88.68%
Nonperforming Assets to Assets	0.57%	1.44%	1.26%
Reserves to Loans	1.52%	1.57%	1.77%
Reserves to Nonperforming Assets plus + Loans 90 Days Past Due	189.96%	67.57%	82.44%
Profitability – Trailing 12 Months:
Return on Average Assets	0.39%	0.61%	0.75%
Return on Average Equity	5.03%	6.07%	8.14%
Net Interest Margin	3.22%	3.77%	3.88%
Noninterest Income to Ave. Assets	0.08%	0.66%	1.78%
Noninterest Expense to Ave. Assets	2.09%	3.06%	3.87%
Efficiency Ratio	66.26%	69.77%	70.80%
Growth Rates:
Assets – 12 Months	6.58%	6.23%	5.29%
Loans – 12 Months	-3.13%	4.24%	-4.55%
Deposits – 12 Months	8.21%	11.23%	6.76%
Earnings per Share – 12 Months	66.67%	22.15%	14.12%
Market Pricing Multiples on 10/12/10:
Price to Trailing Earnings per Share	15.17	x	10.65	x	10.64	x
Price to Trailing Core* Earnings per Share	23.58	x	12.27	x	9.09	x
Price to Book Per Share	75.95%	84.06%	79.74%
Price to Tangible Book Per Share	75.95%	89.35%	94.58%
Dividend Yield	0.00%	2.09%	4.65%

Sources: SNL Securities’ market data and FinPro calculations.

* Note: Core earnings were defined as: net income before extraordinary items less net income attributable to noncontrolling interest less the after-tax portion of investment securities (non-trading) and nonrecurring items. The assumed tax rate is 35%.

Market Value – Acquisition. In analyzing the merger consideration, FinPro considered the market approach and evaluated price to earnings, price to core earnings, price to tangible book and franchise premium to core deposits multiples for bank and thrift mergers announced after December 31, 2009. FinPro examined two merger groups as follows:

●	All Regional – All Mid Atlantic and New England bank and thrift mergers (27 deals)

●
Regional, Credit and Bank Acquirer – All Mid Atlantic and New England bank and thrift mergers where the target had non-performing assets to assets ratio less than 5% and where the acquirer was a bank or thrift (12 deals)

The following table illustrates the median, minimum and maximum pricing multiples of the two merger groups.

	Price to Last Twelve Months’ Earnings per Share		Price to Last Twelve Months’ Core* Earnings per Share		Price to Tangible Book Value Per Share	Franchise Premium to Core Deposits	Premium to One Month Prior Stock Price
Multiples of Merger Consideration	25.4	x	40.2	x	127.4%	4.5%	64.2%

All Regional
Median	22.7	x	25.7	x	105.0%	3.0%	106.8%
Minimum	19.3	x	20.0	x	50.3%	0.2%	22.9%
Maximum	26.0	x	28.8	x	200.2%	13.6%	168.3%

Regional, Credit and Bank Acquirer
Median	20.8	x	26.8	x	119.1%	3.0%	110.9%
Minimum	19.3	x	20.0	x	82.6%	1.8%	22.9%
Maximum	26.0	x	28.8	x	200.2%	13.6%	168.3%

Sources: SNL Securities data and FinPro calculations.

* Note: Core earnings were defined as: net income before extraordinary items less the after-tax portion of investment securities and nonrecurring items and other gains on sale. The assumed tax rate is 35%.

Investment Value. The investment value of a financial institution’s stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. FinPro’s computations were based on an analysis of the financial services industry, the economic and competitive situations currently existing in Fort Orange’s market area and its current financial condition.

The projection for Fort Orange did not include cash dividends, consistent with Fort Orange’s past practices. Fort Orange earnings projections for the fourth quarter of 2010 and fiscal 2011 and 2012 were provided by Fort Orange management. For the years between 2013 and 2015, earnings were assumed to grow 9% annually. FinPro did not incorporate any potential synergies that an acquirer might realize in the projection.

Terminal values were calculated using the projected 2015 earnings and applying price to earnings multiples ranging between 10.0x and 25.0x. FinPro utilized discount rates between 11% and 15%.

Investment Value of Fort Orange Shares Stand Alone
Price to EPS Terminal Value Range
		10.0x	15.0x	20.0x	25.0x
	15.0%	$2.64	$3.96	$5.28	$6.60
	14.0%	$2.76	$4.14	$5.52	$6.90
Discount Rate	13.0%	$2.89	$4.33	$5.77	$7.22
	12.0%	$3.02	$4.53	$6.04	$7.55
	11.0%	$3.16	$4.74	$6.33	$7.91

Pro Forma Financial Impact Analysis.

FinPro analyzed the Merger in terms of its effect on Fort Orange’s stand alone projected 2011 earnings per share and the financial condition as of June 30, 2010. Fort Orange earnings projections for 2011 were provided by Fort Orange management. Chemung Financial’s projected earnings for 2011 were prepared by FinPro based upon information provided by Chemung Financial management. Based upon certain assumptions, including those with respect to cost savings and other synergies from the Merger, mark-to-market adjustments and the stand-alone earnings projections, the analysis indicated that the Merger is projected to be accretive to Chemung Financial’s fiscal 2011 GAAP earnings per share, excluding merger expenses. The combined entity on a pro forma basis was projected to remain “well capitalized” and meet the Basel III capital guidelines.

These forward looking projections may be affected by many factors beyond the control of Fort Orange and Chemung Financial, including the future direction of interest rates, economic conditions in the companies’ market place, the actual amount and timing of cost savings achieved through the Merger, the actual level of revenue enhancements brought about through the Merger, future regulatory changes and various other factors. The actual results achieved may vary from the projected results and the variations may be material.

Contribution Analysis.

FinPro analyzed the relative contributions of Fort Orange and Chemung Financial to the pro forma market capitalization, balance sheet and income statement items of the combined entity, including assets, net loans, core deposits, deposits, common equity, tangible common equity, net income and net income with estimated cost savings added to Fort Orange’s net income total.

At or for the twelve months ended June 30, 2010, except as noted	Fort Orange	Chemung Financial

Market Capitalization at October 12, 2010	18.2%	81.8%
Assets	21.3%	78.7%
Loans, net	24.9%	75.1%
Core Deposits (non-maturity)	19.7%	80.3%
Deposits	20.1%	79.9%
Common Equity	19.0%	81.0%
Common Tangible Equity	21.8%	78.2%
Net Income for Trailing Twelve Months	12.9%	87.1%
Projected 2011 Core Net Income	17.3%	82.7%

Net Income for Trailing Twelve Months, with Cost Savings	25.6%	74.4%
Projected 2011 Core Net Income, with Cost Savings	30.0%	70.0%

Resulting Ownership	21.1%	78.9%
Resulting Ownership if consideration was 100% stock	27.3%	72.7%

Note:
 Fort Orange’s projected earnings for 2011 were provided by Fort Orange. Chemung Financial’s projected earnings for 2011 were prepared by FinPro based upon data provided by Chemung Financial management.

Relationship with Fort Orange and Chemung Financial.

Prior to being retained as Fort Orange’s financial advisor for this transaction, FinPro provided professional services to Fort Orange and has been paid for such services. The fees paid to FinPro by Fort Orange, prior to being retained as Fort Orange’s financial advisor, are not material relative to FinPro’s annual gross revenues.

Fort Orange’s board of directors selected FinPro as financial advisor in connection with the Merger based on FinPro’s knowledge of Fort Orange and Capital Bank acquired as a result of previous financial services rendered by FinPro and because of FinPro’s qualifications, expertise, reputation and experience in mergers and acquisitions involving similar financial institutions.

FinPro has not provided professional services to Chemung Financial within the past five years. In the ordinary course of their own investment portfolio management, FinPro principals may purchase bank securities for their own long-term personal investment. In the scenario that a FinPro principal owns stock in a client, the principal will be recused from deal negotiation and the issuance of a written or oral fairness opinion.

FinPro acted as financial advisor to Fort Orange in connection with the Merger and will receive fees equal to 1.0% of the aggregate deal value, or approximately $290,000 in total. To date, FinPro has been paid $100,000 and the remainder of the fee is contingent upon the consummation of the Merger. Additionally, Fort Orange has agreed to reimburse FinPro for its out-of-pocket expenses and has agreed to indemnify FinPro and certain related persons against certain liabilities possibly incurred in connection with the services performed.

Interests of Fort Orange Directors and Executive Officers in the Merger.

In considering the recommendation of the board of directors of Fort Orange to adopt the Merger Agreement, you should be aware that officers and directors of Fort Orange and Capital Bank have employment and other agreements and are participants in stock option, stock award and stock unit plans that give them interests in the Merger that are different from, or in addition to, their interests as Fort Orange shareholders. These interests and agreements include:

●	Agreement with Mr. Cureau. Fort Orange and Capital Bank have entered into an agreement with Mr. Cureau dated October 20, 2010, as amended December 28, 2010, pursuant to which, among other things:

-	Mr. Cureau’s employment terminated on December 31, 2010, at which time he ceased to be the President and Chief Executive Officer;
-	Mr. Cureau will continue to serve as a member of the board of directors of Fort Orange and Capital Bank until completion of the Merger;
-	A severance payment of $375,000 will be made unrestricted Mr. Cureau at the Effective Time;
-
Mr. Cureau will receive, at the Effective Time, a stock award equal to all prior unvested restricted stock grants made to him during his employment that lapsed upon his termination of employment. This stock award shall be subject to the merger consideration;

-	Mr. Cureau will be entitled to a portion (as outlined in the agreement) of any settlement or recovery related to a pending insurance claim of Capital Bank;
-
On completion of the Merger, all of Mr. Cureau’s unexercised stock options (whether vested or not) shall lapse and in lieu of any rights with respect to such options, Mr. Cureau shall receive a cash payment equal to the amount he would have received had these options been exercisable on the same basis as all other stock options held by officers and directors of Fort Orange. The stock award that lapsed upon his termination of employment shall be subject to the merger consideration;

-	Mr. Cureau shall receive a performance bonus for 2010 of $25,000 and separation expenses of $10,000, no later than 30 days following his separation date; and
-	Mr. Cureau shall provide Fort Orange and Capital Bank with a release from any and all claims which he had or may have related to his employment.
-
Mr. Cureau’s compensation and benefits are limited to a maximum 2.99 times his then base salary, as defined in Section 280G(b) of the Internal Revenue Code and thus avoids the imposition of taxes on Chemung Financial and Mr. Cureau other than ordinary taxes.

●
Agreement with Mr. Owens.  Mr. Owens is a party to an employment agreement originally executed on July 7, 2010, as amended on December 17, 2010 and effective January 1, 2011, with Capital Bank for a two-year period, subject to renewal for successive one-year periods unless either party notifies the other in writing within 90-days prior to the expiration of the term that the agreement will not be extended (the “Employment Agreement”).  The Employment Agreement provides that if Mr. Owens is terminated following completion of the Merger without “Cause”, or by Mr. Owens for “Good Reason”, Mr. Owens will be entitled to certain compensation and benefits.  “Good Reason” is defined as the occurrence of any of the following without Mr. Owens’ consent: (1) a material diminution in Mr. Owens’ base compensation; (2) a material diminution in Mr. Owens’ authority, duties, or responsibilities; (3) a material diminution in the budget over which Mr. Owens retains authority; (4) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Mr. Owens is required to report, including a requirement that Mr. Owens is required to report to a corporate officer or employee instead of reporting directly to the board of directors of Chemung Financial, as the surviving entity; (5) a material change in the geographic location of Mr. Owens’ office; or (6) any action or inaction that constitutes a material breach by the surviving entity of the Agreement then in effect.  Under the terms of the Employment Agreement, termination of employment by Chemung Financial, as the surviving entity, or by Mr. Owens for Good Reason, following the Merger, will entitle Mr. Owens to (1) a cash payment of two times his then current base salary; (2) an amount equal to the employer-provided matching contribution under Capital Bank’s 401(k) Plan that would have been made if Mr. Owens had continued his employment for two years beyond the termination date; (3) all medical, prescription, dental and life insurances for Mr. Owens and his family for two years after the termination date; (4) the expense of outplacement services up to a maximum of $5,000.00; (5) the continuance of all insurance and other indemnification provisions that are in effect on the date of termination with respect to his acts and omissions while an officer or director of Capital Bank.  The Employment Agreement limits the compensation and benefits payable to Mr. Owens upon completion of the Merger to a maximum 2.99 times his then base salary, as defined in Section 280G(b) of the Internal Revenue Code and thus avoids the imposition of taxes on Chemung Financial and Mr. Owens other than ordinary taxes. Employment Agreement caps the compensation and benefits payable to Mr. Owens upon completion of the Merger to a maximum of 2.99 times his then base salary, as defined in Section 280G(b) of the Internal Revenue Code and thus avoids the imposition of taxes on Chemung Financial and Mr. Owens other than ordinary taxes. The Employment Agreement also provides that Chemung Financial will engage Mr. Owens as a consultant for two years following termination for a fee of $7,500 per year.

●
Change in Control Agreements with other employees. Two additional employees have change in control severance agreements with Capital Bank that provide for a payment equal to either 75% or 100% of the amount of their then respective current base salary if Chemung Financial terminates the employee’s employment “without cause” or if the employee terminates employment for “good reason” (as those terms are defined in the respective change in control agreements) within twelve months of the completion of the Merger.

●
Fort Orange Stock Options. The Fort Orange stock options granted to executive officers in 2008 vest ratably at 10% per year over a ten year period beginning on the one year anniversary of the date of grant. Under the terms of the Merger Agreement, at the Effective Time, all outstanding Fort Orange stock options that have not yet vested will immediately vest in full and each holder of a Fort Orange stock option will receive cash in an aggregate amount equal to the product of (i) the number of shares of Fort Orange common stock subject to unexercised Fort Orange options, and (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the exchange ratio and the Closing Price, and (2) 25% of $7.50, and (y) the applicable exercise price per share under the Fort Orange options. At the time of the execution of the Merger Agreement, Fort Orange’s directors and executive officers (as a group) held vested and unvested stock options to acquire an aggregate of 128,712 shares of Fort Orange common stock. Assuming the Merger were to occur on April 8, 2011, Fort Orange’s current and former executive officers will hold unvested options to purchase 95,916 shares of Fort Orange common stock that will automatically vest on that date. All options held by Fort Orange directors as of February 9, 2011 were fully vested.

●
Fort Orange Restricted Stock Awards. The Fort Orange Restricted Stock Awards granted to executive officers in 2008 are scheduled to vest ratably at 10% per year over a ten year period beginning on the one year anniversary of the date of grant. Under the terms of the Merger Agreement, at the Effective Time, all outstanding unvested restricted stock awards shall vest and be free of any restrictions and be exchanged for the merger consideration. Assuming the Merger occurs on April 8, 2011, Fort Orange’s current and former executive officers (as a group) will hold 29,547 shares of unvested restricted stock that will automatically vest.

The following table summarizes the estimated value that the executive officers would receive in the Merger in exchange for the shares of Fort Orange common stock received as a result of the accelerated vesting of the Fort Orange stock options and  the right to Restricted Stock Awards held by  Messrs. Cureau and Owens  as of February 9, 2011, assuming that (i) the Merger is completed on April 8, 2011, and (ii) the value of Fort Orange common stock at that time is $7.50 per share, which represents the per share price for the cash component of the merger consideration.

Executive Officer	Value of Options		Value of Restricted Stock

Peter D. Cureau (1)	$125,614	(2)	$132,300	(3)
Steven J. Owens	43,353	(4)	89,303	(5)

(1)            Mr. Cureau ceased to be an executive officer and employee of Fort Orange as of December 31, 2010, but maintains the right to receive payments in connection with his unvested stock options and restricted stock awards.

(2)            Represents the cash equivalent of the value of Mr. Cureau’s forfeited unexercised stock options that would have automatically vested upon completion of the Merger.

(3)           Represents the value of the unrestricted stock grant to be awarded upon completion of the Merger based on an assumed Fort Orange stock price of $7.50 per share payable to Mr. Cureau in lieu of lapsed restricted stock awards that would have vested upon completion of the Merger.

        (4)   Represents the difference between the assumed Fort Orange stock price of $7.50 and the underlying weighted-average exercise price of the unvested options times the number of unvested options.

(5)           Based on the number of unvested restricted shares that will automatically vest at the closing of the Merger and an assumed Fort Orange stock price of $7.50 per share.

●
Non-Employee Directors’ Stock Units. At the Effective Time, all rights of non-employee directors of Fort Orange to convert stock units awarded to them shall vest and be free of any restrictions and shall be converted to shares of Fort Orange common stock which shall then be exchanged for the merger consideration. On the date of the Merger Agreement, non-employee directors held the right to convert their stock units into an aggregate of 3,183 common shares of Fort Orange stock.

●
Appointment as Directors of Chemung Financial or Chemung Canal. The Merger Agreement provides that two current directors of Fort Orange or Capital Bank will be appointed as directors of Chemung Financial and Chemung Canal when the Merger is completed;

●
Appointment to Regional Advisory Board. The Merger Agreement provides that effective as of the completion of the Merger, Chemung Financial will invite the current Fort Orange and Capital Bank directors (other than Peter D. Cureau and the two elected to the Chemung Financial and Chemung Canal boards) to a regional advisory board, the function of which will be to advise Chemung Financial and Chemung Canal with respect to operations and opportunities in Capital Bank’s former market area and beyond, and to facilitate the maintenance and development of customer relationships. The advisory board shall meet on a schedule and receive per meeting compensation to be determined by Chemung Financial.

●
Indemnification and Insurance. The Merger Agreement contains provisions establishing the rights of Fort Orange and Capital Bank officers and directors to indemnification and directors’ and officers’ liability insurance. (See the next two sections for a more detailed explanation of these rights).

Indemnification.

Pursuant to the Merger Agreement, Chemung Financial has agreed, to the fullest extent as would have been permitted by Fort Orange’s certificate of incorporation and to the fullest extent permitted by law, to (i) indemnify, defend and hold harmless each person who has served as an officer, director or employee of Fort Orange, Capital Bank or any other entity at the request of Fort Orange or Capital Bank against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred in connection with any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation, whether claimed before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated by the Merger Agreement); and Chemung Financial will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Liability Insurance.

Pursuant to Section 5.9 of the Merger Agreement, Chemung Financial shall use its reasonable best efforts to maintain Fort Orange’s existing directors’ and officers’ liability insurance policy or provide a policy providing comparable coverage and amounts for a period of 6 years after the Effective Time; provided, that if the aggregate cost of such insurance coverage exceeds 150% of the annual premiums currently paid by Fort Orange, then Chemung Financial shall obtain the most advantageous coverage obtainable for a premium equal to 150% of the annual premiums currently paid by Fort Orange.

Opinion of Chemung Financial’s Financial Advisor.

By letter dated September 1, 2010, Chemung Financial retained Sandler O’Neill to act as its financial advisor in connection with a corporate transaction for the purchase of Fort Orange. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Chemung Financial in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the October 14, 2010 meeting at which Chemung Financial’s board of directors considered and approved the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion that, as of such date, the merger consideration was fair to Chemung Financial from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix F to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Chemung Financial’s and Fort Orange’s shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Chemung Financial’s board and is directed only to the fairness of the merger consideration paid to Fort Orange from a financial point of view. It does not address the underlying business decision of Chemung Financial to engage in the Merger or any other aspect of the Merger and is not a recommendation to any Chemung Financial shareholder as to how such shareholder should vote at the special meeting with respect to the Merger or any other matter that may come before the special meeting.

In connection with rendering its October 14, 2010 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the Merger Agreement;

(2)	certain publicly available financial statements and other historical financial information of Chemung Financial that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Fort Orange that Sandler O’Neill deemed relevant;

(4)
internal financial projections for Chemung Financial for the years ending December 31, 2010 through 2013 and an estimated growth and performance rate for the years thereafter in each case as provided by, and reviewed with, senior management of Chemung Financial;

(5)
internal financial projections for Fort Orange for the year ending December 31, 2010 as provided by senior management of Fort Orange and as adjusted by senior management of Chemung Financial and a long-term estimated growth rate for the years thereafter as provided by the senior management of Chemung Financial;

(6)
the pro forma financial impact of the Merger on Chemung Financial, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Chemung Financial;

(7)
the publicly reported historical price and trading activity for Chemung Financial’s and Fort Orange’s common stock, including a comparison of certain financial and stock market information for Chemung Financial and Fort Orange and similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Chemung Financial the business, financial condition, results of operations and prospects of Chemung Financial, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of Fort Orange regarding the business, financial condition, results of operations and prospects of Fort Orange.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Chemung Financial, that was provided to Sandler O’Neill by Fort Orange or their financial representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of management of each of Chemung Financial and Fort Orange that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and it did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Chemung Financial and Fort Orange or any of their subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals.

Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Chemung Financial and Fort Orange and has not reviewed any individual credit files relating to Chemung Financial and Fort Orange. Sandler O’Neill assumed, with Chemung Financial’s consent, that the respective allowances for loan losses for both Chemung Financial and Fort Orange are adequate to cover such losses.

With respect to the internal financial projections for Fort Orange and the internal financial projections for Chemung Financial and as reviewed with the respective managements of Chemung Financial and Fort Orange and used by Sandler O’Neill in its analyses, the respective managements of Chemung Financial and Fort Orange confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such respective management of the future financial performances of Chemung Financial and Fort Orange, respectively, and Sandler O’Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings provided by the management of Chemung Financial, management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in Chemung Financial’s and Fort Orange’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that Chemung Financial and Fort Orange will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement and that the conditions precedent in the Merger Agreement are not waived. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw the opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to what the value of Chemung Financial common stock will be when issued to Fort Orange shareholders pursuant to the Merger Agreement or the prices at which Chemung Financial’s and Fort Orange’s common stock may trade at any time.

Sandler O’Neill’s opinion was directed to the board of directors of Chemung Financial in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Chemung Financial or Fort Orange as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to Chemung Financial and does not address the underlying business decision of Chemung Financial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Chemung Financial or the effect of any other transaction in which Chemung Financial might engage. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this joint proxy statement/prospectus and in the registration statement on Form S-4 which includes this joint proxy statement/prospectus. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the consideration to be received in the Merger by any Chemung Financial or Fort Orange officer, director, or employee, or class of such persons, relative to the consideration to be received in the Merger by any other shareholders.

Summary of Proposal

Sandler O’Neill reviewed the financial terms of the proposed transaction. Using the per share cash consideration of $7.50 plus the fixed exchange ratio of 0.3571x multiplied by Chemung Financial’s closing stock price for October 13, 2010 ($21.50), Sandler O’Neill calculated a transaction value of $7.63 per share, or an aggregate transaction value of $29.3 million. Based upon financial information for Fort Orange as or for the quarter ended June 30, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Multiples
Transaction price/Book value	128%
Transaction price/Tangible book value	128%
Transaction price/Last twelve months earnings per share	25.4	x
Core Deposit Premium (1)	4.5%
Premium to market (2)	68%

        (1)          Core deposits measured as total deposits less jumbo CDs

        (2)          Based on Fort Orange’s closing price as of October 13, 2010 ($4.55)

The aggregate transaction value of approximately $29.3 million is based upon the offer price per share of $7.63 and 3,768,845 shares of Fort Orange common stock outstanding and 285,711 options outstanding with a weighted average strike price of $5.70.

Comparable Company Analysis

Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Fort Orange and Chemung Financial.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Fort Orange and a group of financial institutions selected by Sandler O’Neill. The Fort Orange peer group consisted of the following selected publicly-traded commercial banks headquartered in upstate New York with total assets greater than $100 million and less than $600 million:

Ballston Spa Bancorp, Inc.	Kinderhook Bank Corp.
Bank of Akron	Lyons Bancorp, Inc.
ES Bancshares, Inc.	Orange County Bancorp, Inc.
First National Bank of Groton	Solvay Bank Corporation
Glenville Bank Holding Company, Inc.	Steuben Trust Corporation
Greater Hudson Bank, National Association

The analysis compared publicly available financial information for Fort Orange and the median financial and market trading data for the Fort Orange peer group as of and for the last twelve months ended June 30, 2010. The table below sets forth the data for Fort Orange and the median data for the Fort Orange peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of October 13, 2010.

Comparable Group Analysis
	Fort Orange		Comparable Group
	Financial Corp.		Median Result
Total Assets (in millions)	$271		$350
Tangible Common Equity / Tangible Assets	8.20%		9.26%
Total Risk Based Capital Ratio	12.17%		16.15%
Core Return on Average Assets	0.25%		0.84%
Core Return on Average Equity	3.25%		8.44%
Net Interest Margin	3.22%		4.17%
Efficiency Ratio	66.3%		71.9%
Non-performing Assets / Assets	0.57%		0.72%
Net Charge-Offs / Average Loans	(0.01%)		0.04%
Market Capitalization (in millions)	$17		$21
Price / LTM EPS	15.2	x	10.5	x
Price / LTM Core EPS	14.0	x	10.0	x
Price / Tangible Book Value	76%		95%

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Chemung Financial and a group of financial institutions selected by Chemung senior management. The Chemung Financial peer group consisted of the following selected publicly-traded commercial banks headquartered in New York and Pennsylvania with total assets greater than $500 million and less than $4.0 billion:

Alliance Financial Corporation	Financial Institutions, Inc.
Arrow Financial Corporation	Penns Woods Bancorp, Inc.
Canandaigua National Corporation	Penseco Financial Services Corporation
Citizens & Northern Corporation	Tompkins Financial Corporation
Fidelity D & D Bancorp, Inc.	Wilber Corporation

The analysis compared publicly available financial information for Chemung Financial and the median financial and market trading data for the Chemung Financial peer group as of and for the last twelve months ended June 30, 2010. The table below sets forth the data for Chemung Financial and the median data for the Chemung Financial peer group as of and for the last twelve months ended June 30, 2010, with pricing data as of October 13, 2010.

Comparable Group Analysis
	Chemung Financial		Comparable Group Median Result
Total Assets (in millions)	$1,001		$1,398
Tangible Common Equity / Tangible Assets	8.11%		7.63%
Total Risk Based Capital Ratio	13.92%		14.02%
Core Return on Average Assets	0.87%		1.13%
Core Return on Average Equity	9.52%		10.67%
Net Interest Margin	3.88%		3.86%
Efficiency Ratio	70.8%		60.8%
Non-performing Assets / Assets	1.26%		0.97%
Net Charge-Offs / Average Loans	0.06%		0.22%
Market Capitalization (in millions)	$76		$149
Price / LTM EPS	10.6	x	12.4	x
Price / LTM Core EPS	9.1	x	12.1	x
Price / Tangible Book Value	95%		153%

Stock Trading History

Sandler O’Neill reviewed the history of the publicly reported trading prices of Fort Orange’s common stock for the three-year period ended October 13, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of Fort Orange’s common stock and the movements in the prices of the S&P Bank Index and the NASDAQ Bank Index.

Fort Orange Three-Year Common Stock Performance
	Beginning Index Value October 13, 2007	Ending Index Value October 13, 2010
Fort Orange	100.0%	67.8%
S&P Bank Index	100.0	35.3
NASDAQ Bank Index	100.0	55.2

Sandler O’Neill reviewed the history of the publicly reported trading prices of Chemung Financial common stock for the three-year period ended October 13, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of Chemung Financial common stock and the movements in the prices of the S&P Bank Index and the NASDAQ Bank Index.

Chemung Financial Three-Year Common Stock Performance
	Beginning Index Value October 13, 2007	Ending Index Value October 13, 2010
Chemung Financial	100.0%	77.1%
S&P Bank Index	100.0	35.3
NASDAQ Bank Index	100.0	55.2

Net Present Value Analysis – Fort Orange common stock

Sandler O’Neill performed an analysis that estimated the present value per share of Fort Orange common stock through December 31, 2014. Sandler O’Neill based the analysis on Fort Orange’s projected earnings stream as derived from the internal financial projections provided by Fort Orange management for year ending December 31, 2010, and adjusted by management of Chemung Financial to reflect adjustments that would occur after the Merger is completed. To approximate the terminal value of Fort Orange common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 22.5x and multiples of tangible book value ranging from 75% to 175%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0%, which were selected to reflect different assumptions regarding desired rates of return of holders of Fort Orange common stock.

Earnings Per Share Multiples
(Value shown is $ per share)
Discount Rate	10.0	x	12.5	x	15.0	x	17.5	x	20.0	x	22.5	x
11.0%	5.69		7.11		8.53		9.95		11.37		12.79
12.0%	5.44		6.80		8.15		9.51		10.87		12.23
13.0%	5.20		6.50		7.80		9.10		10.40		11.70
14.0%	4.98		6.22		7.46		8.71		9.95		11.20
15.0%	4.76		5.95		7.14		8.34		9.53		10.72
16.0%	4.56		5.70		6.84		7.98		9.12		10.26
17.0%	4.37		5.46		6.55		7.65		8.74		9.83

Tangible Book Value Per Share Multiples
(Value shown is $ per share)
Discount Rate	75%	95%	115%	135%	155%	175%
11.0%	4.15	5.26	6.36	7.47	8.58	9.68
12.0%	3.97	5.03	6.09	7.14	8.20	9.26
13.0%	3.80	4.81	5.82	6.83	7.85	8.86
14.0%	3.63	4.60	5.57	6.54	7.51	8.48
15.0%	3.48	4.40	5.33	6.26	7.19	8.11
16.0%	3.33	4.22	5.11	5.99	6.88	7.77
17.0%	3.19	4.04	4.89	5.74	6.59	7.44

Sandler O’Neill also considered and discussed with the Chemung Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Fort Orange net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Fort Orange common stock, using a discount rate of 14.87%:

Earnings Per Share Multiples
(Value shown is $ per share)
EPS Projection Change from Base Case	10.0	x	12.5	x	15.0	x	17.5	x	20.0	x	22.5	x
(25.0%)	3.59		4.49		5.39		6.29		7.19		8.08
(20.0%)	3.83		4.79		5.75		6.71		7.66		8.62
(15.0%)	4.07		5.09		6.11		7.13		8.14		9.16
(10.0%)	4.31		5.39		6.47		7.54		8.62		9.70
(5.0%)	4.55		5.69		6.83		7.96		9.10		10.24
0.0%	4.79		5.99		7.19		8.38		9.58		10.78
5.0%	5.03		6.29		7.54		8.80		10.06		11.32
10.0%	5.27		6.59		7.90		9.22		10.54		11.86
15.0%	5.51		6.89		8.26		9.64		11.02		12.39
20.0%	5.75		7.19		8.62		10.06		11.50		12.93
25.0%	5.99		7.48		8.98		10.48		11.98		13.47

Net Present Value Analysis - Chemung Financial common stock

Sandler O’Neill performed an analysis that estimated the present value per share of Chemung Financial common stock through December 31, 2014. Sandler O’Neill based the analysis of Chemung Financial’s internal financial projections for the years ending December 31, 2010 through 2013 and an estimated growth and performance rate for the years thereafter in each case as provided by, and reviewed with, senior management of Chemung Financial. To approximate the terminal value of Chemung Financial common stock at December 31, 2013, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 15.0x and multiples of tangible book value ranging from 100% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0%, which were selected to reflect different assumptions regarding desired rates of return of holders of Chemung Financial common stock.

Earnings Per Share Multiples
(Value shown is $ per share)
Discount Rate	10.0	x	11.0	x	12.0	x	13.0	x	14.0	x	15.0	x
11.0%	16.83		18.15		19.47		20.79		22.11		23.44
12.0%	16.16		17.42		18.69		19.95		21.21		22.48
13.0%	15.52		16.73		17.94		19.15		20.36		21.57
14.0%	14.92		16.08		17.23		18.39		19.55		20.70
15.0%	14.35		15.45		16.56		17.67		18.78		19.88
16.0%	13.80		14.86		15.92		16.98		18.04		19.10
17.0%	13.28		14.30		15.31		16.33		17.35		18.36

Tangible Book Value Per Share Multiples
(Value shown is $ per share)
Discount Rate	100%	120%	140%	160%	180%	200%
11.0%	21.13	24.62	28.11	31.60	35.08	38.57
12.0%	20.28	23.61	26.95	30.28	33.62	36.95
13.0%	19.47	22.66	25.84	29.03	32.22	35.41
14.0%	18.69	21.75	24.80	27.85	30.90	33.95
15.0%	17.96	20.88	23.80	26.73	29.65	32.57
16.0%	17.26	20.06	22.86	25.66	28.46	31.25
17.0%	16.60	19.28	21.96	24.64	27.32	30.00

Sandler O’Neill also considered and discussed with the Chemung Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Chemung Financial net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Chemung Financial common stock, using a discount rate of 14.87%:

Earnings Per Share Multiples
(Value shown is $ per share)
EPS Projection Change from Base Case	10.0	x	11.0	x	12.0	x	13.0	x	14.0	x	15.0	x
(25.0%)	11.63		12.47		13.31		14.14		14.98		15.81
(20.0%)	12.19		13.08		13.97		14.86		15.76		16.65
(15.0%)	12.75		13.70		14.64		15.59		16.54		17.48
(10.0%)	13.31		14.31		15.31		16.31		17.32		18.32
(5.0%)	13.86		14.92		15.98		17.04		18.09		19.15
0.0%	14.42		15.53		16.65		17.76		18.87		19.99
5.0%	14.98		16.15		17.32		18.48		19.65		20.82
10.0%	15.53		16.76		17.98		19.21		20.43		21.66
15.0%	16.09		17.37		18.65		19.93		21.21		22.49
20.0%	16.65		17.98		19.32		20.66		21.99		23.33
25.0%	17.20		18.60		19.99		21.38		22.77		24.16

Analysis of Selected Merger Transactions

Sandler O’Neill reviewed the terms of merger transactions announced from January 1, 2009 through October 13, 2010 involving Mid-Atlantic and New England public banks with announced transaction values of greater than $15 million and less than $200 million where the seller’s non-performing assets/total assets was less than 2.0% at announcement. Sandler O’Neill deemed these transactions to be reflective of the proposed Fort Orange and Chemung Financial combination. Sandler O’Neill reviewed the following ratios and multiples: transaction price to stated book value, transaction price to stated tangible book value, transaction price to last twelve months earnings per share, core deposit premium and market price premium at announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of the comparable transactions.

Comparable Transaction Multiples
	Fort Orange /Chemung Financial		Comparable Transactions
Transaction price/Book value	128%		147%
Transaction price/Tangible book value	128%		153%
Transaction price/Last twelve months earnings per share	25.4	x	23.4	x
Core Deposit Premium	4.5%		5.4%
Premium to market	68%		54%

Pro Forma Merger Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (1) the Merger is completed at the end of the first quarter of 2011; (2) Fort Orange shares are exchanged for a combination of cash consideration of $7.50 per share and 0.3571 of a share of Chemung Financial common stock.; (3) management prepared earnings projections for Fort Orange for the year ending December 31, 2010 and adjusted by senior management of Chemung Financial, through 2013; (4) certain purchase accounting adjustments, including a credit mark against Fort Orange’s loan portfolio, and additional marks on securities, borrowings, and time deposits; (5) cost savings of 30% of Fort Orange’s annual operating expenses, with 100% realized in the first full year; and (6) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items.

For each of the full years 2012 and 2013, Sandler O’Neill compared the earnings per share of Chemung Financial common stock to the EPS, on a GAAP basis, of the combined company common stock using the foregoing assumptions.

The following table sets forth the results of the analysis:

GAAP Basis Accretion / (Dilution) (1)
2011 Estimated EPS	$0.18
2012 Estimated EPS	$0.25
2013 Estimated EPS	$0.21

(1)           Excluding one-time transaction expenses

The analyses indicated that the Merger would be accretive to Chemung Financial’s projected 2011, 2012 and 2013 earnings per share, excluding one-time transaction expenses. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Chemung Financial.

Sandler O’Neill has acted as financial advisor to the board of directors of Chemung Financial in connection with the Merger. Chemung Financial agreed to pay Sandler O’Neill a transaction fee of $100,000, $25,000 of which was payable upon the signing of the Merger Agreement and the remainder of the fee contingent upon the completion of the Merger. Sandler O’Neill also received a fee of $75,000 for rendering its fairness opinion to the Chemung Financial board of directors. Chemung Financial has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses, up to $15,000, and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Fort Orange and Chemung Financial and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Fort Orange and Chemung Financial or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Effects of the Merger.

As a result of the Merger, Fort Orange will cease to exist, there will no longer be any publicly held shares of Fort Orange common stock and the certificate of incorporation of the surviving company will be Chemung Financial’s certificate of incorporation as in effect immediately prior to the Merger.

Those Fort Orange shareholders who receive only Cash Consideration for their shares will not be shareholders in the surviving corporation and therefore will not participate in Chemung Canal’s future earnings and potential growth as a subsidiary of Chemung Financial or bear the risk of any losses incurred in the operation of, or decreases in the value of, the surviving company’s business. Those Fort Orange shareholders who receive Stock Consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of Chemung Financial common stock. All of the other incidents of stock ownership in Fort Orange as an ongoing independent corporation, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Fort Orange, will be extinguished upon completion of the Merger.

As promptly as is reasonably practicable following completion of the Merger, Chemung Financial will apply to have the shares of Chemung Financial issued to Fort Orange shareholders in the Merger listed for quotation on the OTCBB and Fort Orange common stock will no longer trade over-the-counter on Pinksheets.com.

Effective Time of the Merger.

The Merger will occur after the satisfaction of all the closing conditions set forth in the Merger Agreement, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The Merger will be completed legally at the time certificates of merger have been duly filed with the Secretary of State of the States of each of Delaware and New York or at such other time as may be agreed by the parties in writing and specified in the certificates of merger. As of the date of this joint proxy statement/prospectus, the parties expect that the Merger will be completed  early in  the  second calendar quarter of 2011; however, there can be no assurance as to when or if the Merger will occur.

If the Merger is not completed by the close of business on October 31, 2011 (or December 31, 2011 if the reason the Effective Time has not occurred is due to the fact that the parties have not received approval from the regulatory authorities, as defined in the Merger Agreement), the Merger Agreement may be terminated by either Fort Orange or Chemung Financial, unless the party seeking to terminate the Merger Agreement caused or materially contributed to the failure of the Merger to occur on or before such date.

Litigation Related to the Merger.

As of the date of this joint proxy statement/prospectus, there is no pending or, to the best knowledge of Chemung Financial and Fort Orange, threatened, litigation or other legal or regulatory proceedings relating to the Merger.

Conduct of Business Pending the Merger; Covenants.

The Merger Agreement contains various restrictions on the operations of Fort Orange before the Effective Time. In general, the Merger Agreement obligates Fort Orange to conduct its business in the ordinary and usual course of business and use reasonable best efforts to preserve its business organization and assets and maintain its rights and franchises. In addition, Fort Orange has agreed that, except as otherwise required by the Merger Agreement or with the written consent of Chemung Financial, it will not, among other things:

a.	change any provision of its certificate of incorporation or bylaws;

b.
change its number of authorized or issued shares of common stock or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of its common stock;

c.
grant any severance or termination pay (other than pursuant to its current policies, written agreements or practices) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director, except for routine periodic increases, individually and in the aggregate, in accordance with past practice or hire any employee other than the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;

d.
merge or consolidate (or merge or consolidate Capital Bank) with any other corporation or depository institution, sell or lease all or any substantial portion of its or Capital Bank’s assets or business, make any substantial business or asset acquisition other than in connection with the collection of any loan or credit arrangement between Capital Bank and any other parties, enter into a purchase and assumption transaction with respect to deposits and liabilities, or file an application for a certificate of authority to establish a new branch office;

e.
sell, gift, transfer, hypothecate, pledge, encumber or otherwise dispose of its common stock or preferred stock or the common stock of Capital Bank or any of its or Capital Bank’s respective assets, properties or businesses (other than in connection with deposits, repurchase agreements, acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds”) other than in the ordinary course of business consistent with past practice, or modify in any material way the manner in which it or Capital Bank has heretofore conducted business or enter into any new line of business, incur or guaranty any indebtedness for borrowed money except in the ordinary course of business consistent with past practice;

f.
take any action which would result in any of its representations and warranties in the Merger Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VII of the Merger Agreement not being satisfied;

g.
waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which it or Capital Bank is a party, other than in the ordinary course of business, consistent with past practice;

h.
implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of the Merger Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or as are required under applicable law;

i.
compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000 without Chemung Financial’s consent, provided, that with respect to such compromise, extension or restructure, Chemung Financial shall inform Fort Orange of its consent or objection within five (5) business days after Fort Orange’s request for such consent. Should Chemung Financial fail to respond to such request within such time, it shall be deemed to have granted its consent to such request;

j.	sell, exchange or otherwise dispose of any investment securities prior to scheduled maturity or loans that are held for sale;

k.	purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc.;

l.
except as consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any affiliate, or compromise, extend, renew or modify any such commitment outstanding;

m.	except as consistent with past practice, enter into, renew, extend or modify any other transaction with any affiliate;

n.
enter into any interest rate swap or similar commitment, derivative security, collateralized debt obligation or any other commitment, agreement or arrangement which is not consistent with past practice and which increases its or Capital Bank’s credit or interest rate risk over the levels existing on October 14, 2010;

o.	change its accounting method, practice or principles of accounting except as may be required by GAAP or by a regulatory authority;

p.	except for accepting deposits and selling certificates of deposit in the ordinary course of business, enter into any contract for an amount in excess of $25,000;

q.	make any capital expenditure in excess of $25,000;

r.	enter into any new line of business;

s.
take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue or materially misleading or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of the Merger Agreement or the bank merger agreement, except, in every case, as may be required by applicable laws; or

t.	agree to do any of the foregoing.

Representations and Warranties.

The Merger Agreement contains a number of customary representations and warranties by Chemung Financial and Fort Orange regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger that are customary for a transaction of this kind and are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules delivered in connection therewith. They include, among other things, representation and warranties by each of Chemung Financial and Fort Orange as to:

a.	the due organization, valid existence, and good standing of each of Fort Orange and Chemung Financial and their respective subsidiaries;

b.	description of the capitalization of each of Fort Orange and Chemung Financial and the valid issuance of their capital stock, and related matters;

c.	ownership of the securities of each of Fort Orange’s and Chemung Financial’s respective subsidiaries and other investments;

d.
requisite corporate power and authority of each of Fort Orange and Chemung Financial and their subsidiaries to execute, deliver and perform the Merger Agreement and all related transactions, and to conduct their respective businesses and own their respective properties and assets;

e.
the absence of any required regulatory filings or governmental consents with certain exceptions, and the absence of any conflicts with and violations of law and various documents, contracts and agreements;

f.	the absence, since December 31, 2009, of events or circumstances that have had or are reasonably likely to have a materially adverse effect on either Fort Orange or Chemung Financial;

g.
the absence of adverse material litigation against either Fort Orange or Chemung Financial or any of their respective subsidiaries or to which Fort Orange, Chemung Financial or any of their respective subsidiaries is a party;

h.	the absence of regulatory orders or investigations of either Fort Orange or Chemung Financial or any of their subsidiaries;

i.	compliance with all applicable laws and regulations by each of Fort Orange and Chemung Financial and its respective subsidiaries;

j.	the accuracy and completeness of the statements of fact made in filings with governmental entities in connection with the Merger Agreement;

k.	receipt of a written opinion by each of Fort Orange and Chemung Financial from their respective financial advisors in relation to the fairness of the merger consideration;

l.	the filing of tax returns, payment of taxes and other tax matters;

m.	compliance with applicable environmental laws;

n.	accurate maintenance of each of Fort Orange’s and Chemung Financial’s and their respective subsidiaries’ books and records;

o.	proper filing of reports and statements required to be filed with the parties’ regulators, and the compliance of such reports with applicable rules and regulations;

p.	adequacy of reserves and other allowance for losses;

q.	absence of any reason to believe that any conditions exist that would reasonably be expected to prevent the Merger from qualifying as a reorganization;

r.	good and marketable title to all assets; and

s.	compliance with the Bank Secrecy Act and related laws and regulations.

In addition to the above, Fort Orange represented and warranted as to the following:

a.	maintenance of adequate insurance coverage;

b.	the absence of certain off-balance sheet liabilities;

c.	validity, enforceability and absence of breach under certain material contracts;

d.	validity, enforceability and absence of breach under, and compliance with, prudent business practices and applicable laws and regulations of certain derivative contracts and transactions;

e.	compliance of Fort Orange’s benefit plans with applicable law;

f.	labor and employee benefit matters;

g.	compliance of the Merger Agreement and the Merger with applicable “business combination; and similar anti-takeover laws;

h.	absence of intellectual property infringements or violations;

i.	absence of impediments under the securities laws and regulations with regard to the activities of broker-dealers of the company or its subsidiaries;

j	existence of effective internal controls over financial reporting;

k.	certain fiduciary commitments and duties;

l.	the composition of Fort Orange’s loan portfolios;

m.	absence of certain transactions with affiliates;

n.	absence of any fees payable by Fort Orange or any of its subsidiaries to brokers, finders or financial advisors, other than Fin Pro, in connection with the Merger;

o.
adequacy of security measures with regards to Fort Orange’s information technology systems and absence of any viruses, Trojan horses, worms other hardware or software components that permit unauthorized access, disablement or erasure of data by any third party;

p.
absence of any agreements with, or obligations to or claims by officers, directors, employees or certain other persons for indemnification other than as set forth in the disclosure schedule to the Merger Agreement; and

q.	the execution and delivery by Fort Orange’s directors of certain voting and non-competition agreements, as described elsewhere in this joint proxy statement/prospectus.

In addition to the above, Chemung Financial represented and warranted as to the following:

●	sufficiency of funds as of the Effective Time to pay the aggregate Cash Consideration required in connection with the Merger; and

●	compliance of reports and financial statements filed by Chemung Financial with the SEC relating to relevant securities laws and regulations and the accuracy of such reports and financial statements.

All representations, warranties and covenants of the parties, other than certain covenants and agreements which by their terms apply in whole or in part after the completion of the Merger, terminate upon the Effective Time.

Employee Matters.

Pursuant to the terms of the Merger Agreement, Chemung Financial has agreed that it will do the following in connection with any employment of Fort Orange employees:

(a)           Subject to evaluation of personnel records, offer to retain all of Capital Bank’s branch employees and two of its lending officers. Other Fort Orange and Capital Bank employees whose positions might be eliminated or whose responsibilities might be materially changed as a result of the Merger will be considered for open positions within Chemung Financial and Chemung Canal. Notification will be given by Chemung Financial following the execution of the Merger Agreement of employment opportunities available at Chemung Financial or Chemung Canal, and Fort Orange will notify Chemung Financial of individuals who have an interest in applying for the open position(s) and such persons will be given first opportunity to fill the open position(s), provided they qualify for the position(s).

(b)           Chemung Financial will pay to Capital Bank employees who are not parties to employment, severance, change of control or like agreements and whose employment is terminated other than for cause within six (6) months of the Closing Date, a cash severance benefit equal to two (2) weeks of salary for each year of service, with a minimum benefit equal to three (3) months salary. Chemung Financial and Chemung Canal intend to honor all of Fort Orange’s and Capital Bank’s existing employment, severance, change of control and like agreements. Notwithstanding anything contained therein or in the Merger Agreement, no payment shall be made under any employment, retention bonus, deferred compensation, change of control and severance contract or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Internal Revenue Code) or that would be prohibited by any regulatory authority to which Fort Orange or Capital Bank is subject.

(c)           After the completion of the Merger, employees of Fort Orange and Capital Bank who become employed by Chemung Financial or Chemung Canal will be eligible for employee benefits that Chemung Financial or Chemung Canal, as the case may be, provides to its employees generally and, except as otherwise required by the Merger Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in the Merger Agreement shall require any duplication of benefits. Chemung Financial or Chemung Canal will: (i) give credit to employees of Fort Orange and Capital Bank with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Chemung Financial or Chemung Canal, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of Fort Orange and Capital Bank and to waive preexisting condition limitations to the same extent waived under the corresponding plan; and (ii) Chemung Financial or Chemung Canal will treat, and cause its applicable benefit plans to treat, the service of the Fort Orange employees with Fort Orange or Capital Bank as service rendered to Chemung Financial or Chemung Canal, as applicable: (a) for purposes of eligibility to participate and vesting, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time; and (b) for vacation and sick leave benefits.  Benefits under Chemung Financial pension plans, if any, shall be determined solely with reference to service with Chemung Financial.

Conditions to the Merger

The respective obligations of Chemung Financial and Fort Orange to complete the Merger are subject to various conditions prior to the Merger.  The conditions include, without limitation, the following:

i.
all action required to be taken by or on the part of Chemung Financial, Chemung Canal, Fort Orange and Capital Bank to authorize the execution, delivery and performance of the Merger Agreement and bank plan of merger and the transactions contemplated by the Merger Agreement shall have been duly and validly taken and Fort Orange and Chemung Financial shall have received evidence of such authorizations;

ii.
all obligations of Chemung Financial and Fort Orange under the Merger Agreement shall have been performed and complied with in all material respects prior to the Effective Time, and representations and warranties made by both parties shall be true and correct in all material respects as of the closing of the Merger, except under limited circumstances, including where the facts which cause the representation or warranty to not be true would not constitute a material adverse effect on Chemung Financial’s and Chemung Canal’s or Fort Orange’s  and Capital Bank’s assets, business, financial condition or results of operations;

iii
the receipt of all regulatory approvals necessary to complete the transactions contemplated by the Merger Agreement and the bank plan of merger, and the expiration or termination, as applicable, of all applicable notices and statutory waiting periods and absence of any requirement that would restrict Chemung Financial in its operations or have a material adverse effect on Chemung Financial following completion of the Merger;

iv.	absence of any order, decree or injunction of a governmental entity which enjoins or prohibits the consummation of the Merger or the bank merger;

v.
effectiveness of Chemung Financial’s registration statement of which this joint proxy statement/prospectus is a part and absence of any stop order suspending its effectiveness or initiation of proceedings for that purpose that have not been withdrawn;

vi.	receipt by Chemung Financial and Fort Orange of legal opinions from their respective counsels in form and substance satisfactory to each other;

vii.	approval of the Merger by the shareholders of both Fort Orange and Chemung Financial;

viii.	execution and delivery of the Voting Agreement by Mr. Cureau shall have been obtained;

ix.	execution and delivery of the settlement and release agreement, in form satisfactory to Chemung Financial, by Fort Orange and Capital Bank, on the one hand, and Mr. Cureau, on the other hand;

x.
there shall be a valid enforceable lease for Capital Bank’s Wolf Road branch providing for a lease term up to and including December 31, 2011, with two (2) one-year renewal options at an annual rent amount satisfactory to Chemung Financial, and Chemung Financial shall have received an estoppel certificate executed by the landlord for each of Capital Bank’s branch offices;

xi.
Chemung Financial shall have provided to Fort Orange satisfactory evidence of insurance coverage for the directors and officers of Fort Orange and Capital Bank, as required by the Merger Agreement; and

xii.	approval of the shares of Chemung Financial common stock to be issued as the Stock Consideration in the Merger for quotation on the OTCBB.

The parties may waive conditions to their obligations in writing, to the extent permitted by applicable law.

Regulatory Approvals Required for the Merger.

Completion of the Merger is subject to the receipt of all required approvals and consents from regulatory authorities, and the expiration of any applicable statutory waiting periods, without any term or condition that would have a material adverse effect on Chemung Financial.  Chemung Financial and Fort Orange have agreed to use their reasonable best efforts to obtain all required regulatory approvals.  These include approvals from the Federal Reserve and the Banking Department.  We have filed applications for such approvals.

Although Chemung Financial and Fort Orange currently believe they should be able to obtain all required regulatory approvals in a timely manner, Chemung Financial and Fort Orange cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Chemung Financial after the completion of the Merger or will contain a material adverse condition.

Federal Reserve.

Completion of the Merger is subject, among other things, to approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended.  The Federal Reserve may not grant that approval if it determines that the Merger:

●	would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

●
would substantially lessen competition in any part of the United States, or tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In reviewing the transaction, the Federal Reserve will consider:

●	the financial and managerial resources and future prospects of both companies and their respective subsidiary bank;

●	the convenience and needs of the communities to be served;

●	applicable overall capital and safety and soundness standards;

●	the effectiveness of both companies in combating money laundering activities; and

●	each company’s regulatory status, including legal and regulatory compliance.

Under the Community Reinvestment Act of 1977, as amended, (“CRA”) the Federal Reserve will take into account Chemung Financial’s and Fort Orange’s records of performance in meeting the credit needs of their respective communities, including low- and moderate-income neighborhoods.  In considering this criterion, it is reasonable to assume that the Federal Reserve will consider the fact that Chemung Financial’s principal banking subsidiary received an “outstanding” regulatory rating, and Fort Orange’s principal banking subsidiary received an “outstanding” regulatory rating, in their most recent respective CRA examinations.

Furthermore, the Bank Holding Company Act and Federal Reserve regulations require published notice of, and the opportunity for the public and the Banking Department to comment on, Chemung Financial’s application, and authorize the Federal Reserve to hold a public hearing or meeting if the Federal Reserve determines that a hearing or meeting would be appropriate.  Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve.

The Bank Holding Company Act requires a thirty (30) day waiting period before completing the Merger after Federal Reserve approval is received, during which time the Department of Justice (“DOJ”) may challenge the Merger on antitrust grounds.  With the approval of the Federal Reserve and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days.  The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.  In reviewing the Merger, the DOJ could analyze the Merger’s effect on competition differently than the Federal Reserve, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve does regarding the Merger’s effects on competition.  A determination by the DOJ not to object to the Merger may not prevent the filing of antitrust actions by private persons or any state attorney general.

The merger of Capital Bank into Chemung Canal is also subject to the approval of the Federal Reserve under the Bank Merger Act.  In its consideration of an application for approval of a bank merger, the Federal Reserve is required to consider factors substantially identical to those it must consider under Section 3 of the Bank Holding Company Act of 1956, as amended.

On January 21, 2011, the Federal Reserve approved the Merger and related transactions.

Banking Department

The New York State Superintendent of Banks must approve the merger of Capital Bank with Chemung Canal under Article 13 of the New York Banking Law.  The Banking Department will review and consider a number of factors when deciding whether to approve the bank merger, including whether: (i) the banks’ investment and lending practices are consistent with safe and sound banking practices; (ii) the bank merger will lessen competition among  banking organizations in New York; (iii) the bank merger is consistent with the public interest, needs and convenience; and (iv) whether Chemung Canal has financial and managerial resources to successfully implement the bank merger.  The Banking Department also will review the records of Chemung Canal and Capital Bank under the CRA.  The Superintendent may, at his discretion, hold a public hearing on the Merger and/or the bank merger.

No Solicitation; Board Recommendation.

Fort Orange has agreed that it will not, and will cause its subsidiaries and its subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause its and its subsidiaries’ employees, agents, advisors and other representatives and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to the Merger or the Merger Agreement, any acquisition proposal (including any tender or exchange offer to acquire 25% or more of the voting power of Fort Orange or any of its significant subsidiaries), a proposal for a merger, consolidation or other business combination involving Fort Orange or any of its significant subsidiaries or any other proposal or offer to acquire in any manner 25% or more of the voting power in, or 25% or more of the business, assets or deposits of, Fort Orange or any of its significant subsidiaries.

In the event, prior to the time when Fort Orange’s shareholders approve the Merger Agreement at the Fort Orange special meeting:

●	Fort Orange receives an unsolicited bona fide acquisition proposal from a person other than Chemung Financial;

●
the Fort Orange board of directors concludes in good faith (1) that such acquisition proposal constitutes a superior competing proposal or would reasonably be likely to result in a superior competing proposal and (2) that, after considering the advice of outside counsel, failure to take such actions would result in a violation of the directors’ fiduciary duties under Delaware law; and Fort Orange has notified Chemung Financial of its receipt of such proposal, Fort Orange may, and may permit its subsidiaries and its subsidiaries’ representatives to, provide confidential information and participate in negotiations or discussions with respect to such superior competing proposal (subject to the entry into a confidentiality agreement substantially similar to its confidentiality agreement with Chemung Financial).  A superior competing proposal means a bona fide written acquisition proposal to acquire in any manner 50% or more of the voting power in, or all or substantially all of the business, assets or deposits of, Fort Orange, that the Fort Orange board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger (1) after receiving the advice of its financial advisor, (2) after taking into account the likelihood of completion of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms in the Merger Agreement) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

Fort Orange has agreed to submit the Merger Agreement for approval by its shareholders and convene a special meeting of shareholders as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective by the SEC.  The Fort Orange board has recommended that its shareholders vote in favor of the Fort Orange Merger proposal.  Fort Orange will not withdraw or modify (or propose to withdraw or modify) its recommendation to its shareholders to vote in favor of the Fort Orange Merger proposal, except as permitted under the Merger Agreement in connection with a superior competing proposal (as defined in the Merger Agreement).  If, prior to approval by its shareholders, the Fort Orange board, after consultation with outside counsel, determines in good faith that, because of the receipt of a takeover proposal that is a superior competing proposal, it would result in a violation of its fiduciary duties under Delaware law to continue to recommend adoption of the Merger Agreement, the Fort Orange board may modify or withdraw its recommendation.

Similarly, Chemung Financial has agreed to convene a meeting of its shareholders to vote upon the approval of the Merger.  The Chemung Financial board has recommended to its shareholders to vote in favor of the Chemung Financial Merger proposal.  The Chemung Financial board will not withdraw or modify (or propose to withdraw or modify) its recommendation to its shareholders unless, prior to approval by Chemung Financial’s shareholders of the Chemung Financial Merger proposal, its board, after consultation with outside counsel, determines in good faith that it would result in a violation of its fiduciary duties under New York law to continue to recommend approval of the Merger.

Termination; Termination Fee.

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, as follows:

●	by mutual agreement of Chemung Financial and Fort Orange;

●
upon 15 days’ written notice by the non-breaching party, if there has occurred and is continuing a breach by the other party of any representation, warranty or covenant and such breach cannot be or has not been cured within 15 days after the giving of written notice to the breaching party of such breach;

●
by Chemung Financial or Fort Orange, if the other party (1) fails to hold its special meeting within the time frame specified in the Merger Agreement; or (2) submits the Merger Agreement to its shareholders without a recommendation for approval or makes an adverse recommendation,

●
by Fort Orange, in order to enter into an agreement with respect to a Superior Competing Proposal (as defined in the Merger Agreement) or by Chemung Financial, in the event that Fort Orange enters into such an agreement;

●
by either party, if the Merger has not closed by the close of business on October 31, 2011 (or December 31, 2011 if required governmental approvals have not been received by that date), unless the party seeking to terminate the Merger Agreement caused or materially contributed to the failure of the Merger to occur before such date;

●
by either party, if a required governmental approval is denied by final, non-appealable action, unless the party seeking to terminate the Merger Agreement failed to comply with the Merger Agreement and such failure caused or materially contributed to such action;

●
by Fort Orange if: (i) at the Effective Time, the Closing Price is less than $17.85 per share; and (ii) during the period between October 15, 2010 and the Effective Time the per share price of Chemung Financial stock shall have underperformed the Index by 20%,  The term “underperformed” means that the per share price shall have declined by more than an additional 20% over the performance of an index of the stock prices of the common stock of the publicity traded banks headquartered in New York and Pennsylvania with total assets between $500 million and $4 billion during such period.  For example, if the Index declined 15% during the period, Chemung Financial Stock must have declined by more than 35% to constitute underperformance; or

●	by Chemung Financial if, at the end of the month immediately preceding the closing, the Fort Orange Delinquent Loans (as defined in the Merger Agreement) are $10.5 million or greater.

In the event that the Merger Agreement is terminated by either party because Fort Orange shall agree to a Superior Competing Proposal then Fort Orange must pay Chemung Financial within three business days following adoption by Fort Orange’s board of directors of a resolution approving or adopting such Superior Competing Proposal, a termination fee equal to 2.5% of the merger consideration (presently estimated to be $725,000.00) calculated as if the Effective Time had occurred on the date on which the Merger Agreement is terminated.

Modification or Amendment.

At any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties, except to the extent that any such amendment would violate the law or would require resubmission of the Merger Agreement for vote by the shareholders of Fort Orange or Chemung Financial.

At any time before the Effective Time, Chemung Financial may revise the structure of the Merger and related transactions, to the extent that such revised structure (1) does not change the amount or form of consideration to be received by the shareholders of Fort Orange and the holders of Fort Orange stock options; (2) does not adversely affect the tax consequences to the shareholders of Fort Orange, (3) will not materially delay or jeopardize required governmental approvals; (4) does not cause any representation or warranty of any party to the Merger Agreement to become materially incorrect; or (5) does not diminish any benefits to Fort Orange officers, directors or employees.  The Merger Agreement and any related documents would then be appropriately amended in order to reflect any such revised structure.

Stock Market Quotation.

As promptly as reasonably practicable following completion of the Merger, Chemung Financial common stock will continue to trade over-the-counter on the OTCBB, and Fort Orange common stock will cease to be quoted on Pinksheets.com.
Fees and Expenses.

Chemung Financial and Fort Orange shall be responsible for their own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

Material Federal Income Tax
Consequences of the Merger

The following discussion addresses the material federal income tax consequences of the Merger to a Fort Orange shareholder who is a U.S. holder (defined below) and who holds shares of Fort Orange common stock as a capital asset.  This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  This discussion does not address all aspects of federal income taxation that may be relevant to Fort Orange shareholders in light of their particular circumstances and does not address aspects of federal income taxation that may be applicable to Fort Orange shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Fort Orange shareholders who hold their shares of Fort Orange common stock as part of a hedge, straddle or conversion transaction, and Fort Orange shareholders who acquired their shares as compensation).  In addition, this discussion does not address any aspect of state, local or foreign taxation.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Fort Orange common stock that for U.S. federal income tax purposes is:

●	a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Fort Orange shareholders are encouraged to consult their tax advisors with respect to the particular federal, state, local and foreign tax consequences of the Merger to them.

The closing of the Merger is conditioned upon the receipt by Chemung Financial and Fort Orange of an opinion of their legal counsel, Hinman, Howard sand Kattell, LLP and Hiscock and Barclay, LLP, respectively, dated as of the closing date of the Merger, that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Chemung Financial and Fort Orange) which are consistent with the state of facts existing as of the closing date of the Merger, The Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The tax opinions delivered in connection with the registration statement on Form S-4, filed by Chemung Financial in connection with the Merger and to be delivered as of the closing date of the Merger are not binding on the IRS or the courts, and neither Chemung Financial nor Fort Orange intends to request a ruling from the IRS with respect to the federal income tax consequences of the Merger.  Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.  The discussion below is a summary of the material federal income tax consequences of the Merger to Fort Orange shareholders that will result from qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.  In addition, if any of the facts, representations or assumptions upon which the opinion is based is inconsistent with the actual facts, the federal income tax consequences of the Merger could be adversely affected.

Exchange for Chemung Financial Common Stock.

If, pursuant to the Merger, a U.S. holder exchanges all of his or her respective shares of Fort Orange common stock actually owned by him or her solely for shares of Chemung Financial common stock, that holder will not recognize any gain or loss except regarding any cash received in lieu of any fractional share of Chemung Financial common stock (as discussed below).  The aggregate adjusted tax basis of the shares of Chemung Financial common stock received in the Merger (including any fractional share deemed received and redeemed, as described below) will be equal to the aggregate adjusted tax basis of the shares of Fort Orange common stock surrendered for the Chemung Financial common stock.  The holding period of the Chemung Financial common stock will include the period during which the surrendered shares of Fort Orange common stock were held by the Fort Orange shareholder.  If a U.S. holder has differing bases or holding periods in respect of his or her respective shares of the surrendered Fort Orange common stock, that shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Chemung Financial common stock received in the exchange.

Cash Received in Exchange for Fort Orange Stock.

If, pursuant to the Merger, a U.S. holder exchanges all of the holder’s respective shares of Fort Orange common stock actually owned by him or her solely for cash, then such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in such Fort Orange common stock.  Generally, any gain recognized upon the exchange will be capital gain.

Cash Received in Lieu of a Fractional Share.

Cash received by a U.S. holder in lieu of a fractional share of Chemung Financial common stock generally will be treated as received in redemption of the fractional share, and a gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Fort Orange common stock surrendered that is allocable to the fractional share.  The gain or loss generally will be long-term capital gain or loss if the holding period for the redeemed fractional share of Fort Orange common stock is held for more than one year.  The deductibility of capital losses is subject to limitations.

Reporting Requirements.

A holder of Fort Orange common stock who receives Chemung Financial common stock as a result of the Merger will be required to retain records pertaining to the Merger.  Certain Fort Orange shareholders are subject to certain reporting requirements with respect to the Merger.  In particular, such shareholders will be required to attach a statement to their tax returns for the year of the Merger that contains the information listed in Treasury Regulation Section 1.368-3(b).  Such statement must include the shareholder’s adjusted tax basis in his or her Fort Orange common stock and other information regarding the reorganization.  Holders of Fort Orange common stock are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the Merger.

Backup Withholding.

A holder of Fort Orange common stock may be subject to information reporting and backup withholding (currently at a rate of 28%) in connection with any cash payment received in exchange for his or her stock or instead of a fractional share of Chemung Financial common stock if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or (3) in certain circumstances, fails to comply with applicable certification requirements.  Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s federal income tax liability provided that the shareholder furnishes the required information to the IRS.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the Merger transaction.  In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Fort Orange shareholder’s individual circumstances.  It also does not address any federal estate tax or state, local or foreign tax consequences of the Merger.  Tax matters are very complicated, and the tax consequences of the transaction to a Fort Orange shareholder will depend upon the facts of his or her particular situation.  Accordingly, we strongly encourage you to consult with a tax advisor to determine the particular tax consequences to you of the transaction, as well as to any later sale of shares of Chemung Financial common stock received by you in the Merger.

Accounting Treatment.

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method.  The result of this is that the recorded assets and liabilities of Chemung Financial will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Fort Orange will be adjusted to fair value at the date of the Merger.  In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired.  To the extent that the purchase price, consisting of cash plus the number of shares of Chemung Financial common stock to be issued to former Fort Orange shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Fort Orange at the Merger date, that amount will be reported as goodwill.  In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually.  Identified intangibles will be amortized over their estimated lives.  Further, the acquisition method of accounting results in the operating results of Fort Orange being included in the operating results of Chemung Financial beginning from the date of completion of the Merger.

Stock Trading and Dividend Information for Fort Orange.

Fort Orange common stock currently trades over-the-counter on Pinksheets.com under the symbol “FOFC”. The following table sets forth the intra-day high and low sales prices for shares of Fort Orange common stock and dividend payments made each quarter for the last three fiscal years and first quarter of 2011 through February 9, 2011.  As of February 9, 2011, the most recent practicable trading day before the date of this joint proxy statement/prospectus, there were 3,702,312 shares of Fort Orange common stock outstanding.

Year Ending December 31, 2011	High	Low	Dividends Per Share
First quarter (through February 9, 2011)	$7.50	$7.00	—

Year Ending December 31, 2010	High	Low	Dividends Per Share
Fourth quarter	$7.75	$4.49	—
Third quarter	$5.00	$4.40	—
Second quarter	$6.00	$5.00	—
First quarter	$5.10	$3.43	—

Year Ending December 31, 2009	High	Low	Dividends Per Share
Fourth quarter	$4.48	$3.81	—
Third quarter	$5.00	$4.43	—
Second quarter	$4.77	$4.29	—
First quarter	$5.24	$2.38	—

Year Ending December 31, 2008	High	Low	Dividends Per Share
Fourth quarter	$5.24	$3.33	—
Third quarter	$5.48	$4.81	—
Second quarter	$8.16	$5.15	—
First quarter	$6.58	$5.44	—

On October 14, 2010, the business day immediately preceding the public announcement of the Merger, and on February 9, 2011, the most recent practicable trading day before this joint proxy statement/ prospectus was finalized, the closing prices of Fort Orange common stock as reported by Pinksheets.com were $4.55 per share and $7.50 per share, respectively.

Stock Trading and Dividend Information for Chemung Financial.

Chemung Financial common stock currently trades over-the-counter on the OTCBB under the symbol “CHMG.OB”.  The following table sets forth the intra-day high and low sales prices for shares of Chemung Financial common stock and dividend payments made each quarter for the last three fiscal years and first quarter of 2011 through February 9, 2011.  As of February 9, 2011, the most recent practicable trading day before the date of this joint proxy statement prospectus, there were 3,565,610 shares of Chemung Financial common stock outstanding.

Year Ending December 31, 2011	High	Low	Dividends Per Share
First quarter (through February 9, 2011)	$24.25	$21.77	$0.25

Year Ending December 31, 2010	High	Low	Dividends Per Share
Fourth quarter	$24.00	$20.50	$0.25
Third quarter	$22.00	$20.15	$0.25
Second quarter	$21.55	$19.90	$0.25
First quarter	$21.40	$19.65	$0.25

Year Ending December 31, 2009	High	Low	Dividends Per Share
Fourth quarter	$23.00	$19.55	$0.25
Third quarter	$21.25	$18.75	$0.25
Second quarter	$23.00	$17.25	$0.25
First quarter	$22.00	$15.00	$0.25

Year Ending December 31, 2008	High	Low	Dividends Per Share
Fourth quarter	$25.10	$19.55	$0.25
Third quarter	$26.30	$22.15	$0.25
Second quarter	$28.25	$25.50	$0.25
First quarter	$28.25	$24.35	$0.25

On October 14, 2010, the business day immediately preceding the public announcement of the Merger, and on February 9, 2011 the most recent practicable trading day before the date of this joint proxy statement/prospectus, the closing prices of Chemung Financial common stock as traded on the OTCBB were $21.50 per share and $24.25 per share, respectively.

SELECTED HISTORICAL FINANCIAL DATA

Chemung Financial Selected Historical Financial and Other Data.

The following tables set forth selected historical financial and other data of Chemung Financial for the periods and as of the dates indicated.  The information at and for the nine months ended September 30, 2010 and 2009 is unaudited.  However, in the opinion of management of Chemung Financial, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.  The selected operating data presented below for the nine months ended September 30, 2010 are not necessarily indicative of a full year’s operations.

	(Unaudited)
	As of or for the Nine Months		As of or for the Years
	Ended September 30,		Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)

Summarized balance sheet data:
Total assets	$972,700	$968,638	$975,919	$838,318	$788,874	$739,050	$718,039
Loans, net of deferred fees and costs, and unearned income	590,519	605,219	595,853	565,185	539,522	477,664	418,685

Investment securities	253,967	236,308	243,143	199,694	169,801	191,696	241,566
Federal Home Loan Bank and Federal Reserve Bank stock	3,339	3,281	3,281	3,155	5,902	3,605	5,356

Deposits	803,511	794,019	801,063	656,909	572,600	585,092	524,937
Securities sold under agreements to repurchase	43,766	55,061	54,263	63,413	31,212	35,024	60,856
Federal Home Loan Bank advances	20,000	20,000	20,000	20,000	82,400	27,900	40,800

Stockholders’ equity	97,293	87,004	90,086	83,007	88,115	82,298	81,178

Summarized earnings data:
Net interest income	$25,972	$24,516	$33,155	$30,668	$25,936	$24,546	$24,737

Provision for loan losses	1,125	2,075	2,450	1,450	1,255	125	1,300
Net interest income after provision for loan losses	24,847	22,441	30,705	29,218	24,681	24,421	23,437
Other operating income:
Trust and investment services income	6,257	5,999	8,089	6,834	6,345	4,901	5,095

Securities gains, net	451	556	785	589	10	27	6

Trust preferred impairment	(393)	(1,380)	(2,242)	(803)	—	—	—
Net gains on sales of loans held for sale	166	197	259	114	98	103	107

Other income	6,426	6,572	8,819	10,404	10,176	9,281	7,806
Total other operating income	12,907	11,944	15,710	17,138	16,629	14,312	13,014

Other operating expenses	27,543	29,000	39,321	33,968	30,521	29,523	27,315

	(Unaudited)
	As of or for the Nine Months		As of or for the Years
	Ended September 30,		Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)

Income before income taxes	10,211	5,385	7,094	12,388	10,789	9,210	9,136

Income taxes	3,157	1,440	1,861	4,034	3,530	2,621	2,546
Net income	$7,054	$3,945	$5,233	$8,354	$7,259	$6,589	$6,590

Selected per share data on shares of common stock
Net income per share	$1.96	$1.10	$1.45	$2.32	$2.02	$1.81	$1.79
Dividends declared	$0.75	$0.75	$1.00	$1.00	$0.97	$0.96	$0.96
Tangible book value	$22.92	$19.82	$20.64	$18.96	$22.50	$22.09	$21.35
Market price	$21.25	$20.20	$21.25	$20.40	$27.25	$32.90	$30.25
Average shares outstanding	3,605	3,602	3,603	3,594	3,595	3,642	3,689

Selected financial ratios and other data:
Return on average assets	0.95%	0.58%	0.56%	1.00%	0.95%	0.91%	0.92%
Return on average tier 1 equity (1)	12.12%	7.05%	6.97%	11.45%	9.53%	8.60%	8.83%
Dividend yield	4.71%	4.95%	4.71%	4.90%	3.67%	2.92%	3.17%
Dividend payout ratio	37.42%	66.96%	67.30%	42.07%	47.02%	51.94%	52.68%

Total capital to risk adjusted assets	14.27%	12.94%	13.22%	13.58%	15.78%	17.11%	18.06%
Tier 1 capital to risk adjusted assets	12.68%	11.36%	11.61%	11.97%	13.84%	15.12%	16.02%
Tier 1 leverage ratio	8.29%	7.91%	7.89%	8.94%	10.14%	10.80%	10.71%

Loans to deposits	73.49%	76.22%	74.38%	86.04%	94.22%	81.64%	79.76%
Allowance for loan losses to total loans	1.64%	1.68%	1.67%	1.61%	1.57%	1.67%	2.34%
Allowance for loan losses to non-performing loans	86.57%	78.48%	72.20%	200.40%	236.58%	221.15%	106.97%
Non-performing loans to total loans	1.89%	2.14%	2.32%	0.80%	0.66%	0.76%	2.18%

Net interest rate spread	3.53%	3.50%	3.49%	3.46%	2.88%	2.88%	3.17%
Net interest margin	3.82%	3.91%	3.89%	4.05%	3.71%	3.69%	3.74%
Efficiency ratio (2)	69.24%	77.33%	78.40%	68.11%	70.03%	74.77%	71.09%

(1)	Average Tier 1 Equity is average shareholders’ equity less average goodwill and intangible assets and average accumulated other comprehensive income/loss.
(2)
Efficiency ratio is operating expenses adjusted for amortization of intangible assets and stock donations divided by net interest income plus other operating income adjusted for non-taxable gains on stock donations.

Fort Orange Selected Historical Financial and Other Data.

The following tables set forth selected historical financial data of Fort Orange for the periods and at the dates indicated.  The information at and for the nine months ended September 30, 2010 and 2009 is unaudited.  However, in the opinion of management of Fort Orange, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made.  The selected operating data presented below for the nine months ended September 30, 2010, are not necessarily indicative of a full year’s operations.

	(Unaudited)
	As of or for the Nine Months		As of or for the Years Ended
	Ended September 30,		December 31,
	2010 (1)	2009 (1)	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)
Selected financial condition data:
Total assets	$270,872	$267,258	$286,668	$248,645	$230,601	$195,990	$155,884
Loans and leases, net	186,487	193,227	196,462	209,502	185,043	164,306	116,201
Securities available for sale	34,051	26,447	24,903	25,813	20,394	25,339	33,047
Securities held to maturity	9,057	2,944	2,719	3,586	—	—	—
Deposits	210,179	200,511	222,258	187,601	181,975	169,585	139,416
Borrowings	36,522	43,758	41,437	38,504	26,852	8,369	—
Stockholders’ equity	22,641	21,468	21,530	20,863	20,034	16,211	15,391
Common shares outstanding (period end) (2)	3,701,064	3,703,417	3,703,615	3,714,317	3,726,315	2,929,556	2,917,859

Selected operations data:
Interest income	$10,136	$9,617	$12,918	$13,047	$13,414	$10,678	$7,420
Interest expense	3,239	4,150	5,435	6,456	7,505	5,682	3,300
Net interest income	6,897	5,467	7,483	6,591	5,909	4,996	4,120
Provision for loan losses	1,250	885	1,405	455	250	150	55
Net interest income after provision for loan losses	5,647	4,582	6,078	6,136	5,659	4,846	4,065
Non-interest income	441	617	916	168	129	374	172
Non-interest expenses	4,573	4,321	5,710	5,286	4,811	4,201	3,595
Income before income taxes	1,515	878	1,284	1,018	977	1,019	642
Income taxes	585	353	514	408	377	444	277
Net income	930	525	770	610	600	575	365
Dividends on convertible preferred stock	—	—	—	—	(5)	(59)	(269)
Income attributable to common shares	$930	$525	$770	$610	$595	$516	$96

Stock and related per share data (2):
Earnings per common share:
Basic	$0.25	$0.14	$0.21	$0.16	$0.18	$0.17	$0.06
Diluted	$0.25	$0.14	$0.21	$0.16	$0.18	$0.17	$0.06
Cash dividends on common stock	$—	$—	$—	$—	$—	$—	$—
Book value per common share	$6.11	$5.79	$5.80	$5.61	$5.37	$4.82	$4.56
Market price of common stock:
High (during period)	$6.00	$5.24	$5.24	$8.16	$8.62	$9.07	$7.26
Low (during period)	$3.43	$2.38	$2.38	$3.33	$5.90	$6.80	$5.22
Close (period end)	$4.47	$4.43	$4.48	$4.52	$6.35	$8.12	$6.58

Selected financial ratios and other data:
Performance ratios (3):
Return on average assets	0.44%	0.27%	0.29%	0.26%	0.29%	0.32%	0.25%
Return on average equity	5.59%	3.30%	3.61%	3.00%	3.54%	3.66%	3.19%

	(Unaudited)
	As of or for the Nine Months		As of or for the Years Ended
	Ended September 30,		December 31,
	2010 (1)	2009 (1)	2009	2008	2007	2006	2005
	(Dollar amounts in thousands, except per share data)
Net interest rate spread (tax-equivalent)	3.16%	2.51%	2.57%	2.33%	2.18%	2.17%	2.44%
Net interest margin (tax-equivalent)	3.42%	2.90%	2.93%	2.88%	2.86%	2.85%	2.93%
Efficiency ratio (4)	63.94%	75.03%	72.91%	78.30%	79.68%	80.00%	84.31%
Dividend payout ratio (common stock related)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Capital ratios:
Total risk-based capital (5)	12.68%	11.94%	11.88%	11.02%	10.26%	11.20%	14.53%
Tier 1 risk-based capital (5)	11.43%	10.87%	10.81%	10.06%	9.32%	10.22%	13.30%
Leverage ratio (5)	7.89%	7.74%	7.62%	8.41%	7.61%	8.16%	9.75%
Ratio of stockholders’ equity to total assets	8.36%	8.03%	7.51%	8.39%	8.69%	8.27%	9.87%

Asset quality ratios:
Total non-performing loans	$2,503	$1,964	$1,445	$1,657	$1,619	$734	$668
Other non-performing assets	—	—	—	—	—	—	—
Allowance for loan losses	3,151	2,075	2,113	1,930	1,715	1,510	1,397
Net loan charge-offs (recoveries)	211	740	1,223	240	45	37	(19)
Total non-performing loans to total loans	1.32%	1.01%	0.73%	0.78%	0.87%	0.44%	0.57%
Allowance for loan losses to non-performing loans	125.89%	105.65%	146.23%	116.48%	105.93%	205.72%	209.13%
Allowance for loan losses to total loans	1.66%	1.06%	1.06%	0.91%	0.92%	0.91%	1.19%
Net charge-offs (recoveries) to average loans	0.14%	0.49%	0.61%	0.13%	0.03%	0.03%	(0.02%)

Other data:
Number of branch offices	5	5	5	5	5	4	3
Full-time equivalent employees	40	40	38	37	37	31	22

(1)	Annualized where appropriate.
(2)	All share and per share information has been retroactively adjusted for the 5% stock dividends in May 2010 and May 2008.
(3)	Computed using daily averages.
(4)
The efficiency ratio represents the ratio of non-interest expenses, excluding any significant non-recurring expenses, to the sum of net interest income and non-interest income, excluding net gains or losses on the sale of securities and any significant non-recurring income. The efficiency ratio is not a financial measurement required by GAAP.  However, the efficiency ratio is used by Fort Orange management in its assessment of financial performance specifically as it relates to non-interest expense control and Fort Orange management believes such information is useful to investors in evaluating company performance.

(5)	Ratio presented for Capital Bank & Trust Company.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations Regarding Fort Orange
General.

Fort Orange’s business is affected not only by competition and general economic conditions, but also by governmental, tax, monetary, and fiscal policies.  Fort Orange’s operations are subject to regulation, examination, and supervision by the FDIC, the Banking Department and the Federal Reserve.  Federal and state banking regulations regulate, among other things, the scope of the business of a bank, a bank holding company, or a financial holding company; the investments a bank may make; deposit reserves a bank must maintain; the establishment of branches; and the activities of a bank with respect to mergers and acquisitions.

The earnings and growth of Fort Orange and the banking industry in general are affected by the monetary and fiscal policies of the United States government and its agencies, particularly the Federal Reserve.  The Federal Open Market Committee of the Federal Reserve implements national monetary policy in an attempt to curb inflation and combat recession.  The Federal Reserve uses its power to adjust interest rates in United States Government securities, the discount rate and the deposit reserve retention rates.  The actions of the Federal Reserve influence growth of bank loans, investment and deposits.  They can also affect interest rate changes on loans and deposits.  The nature and impact of any future changes in monetary policies cannot be predicted.

In addition to other laws and regulations, Capital Bank is subject to the Community Reinvestment Act, which requires the Federal bank regulatory agencies, when considering certain applications involving Fort Orange or Capital Bank, to consider Capital Bank’s record of helping to meet the credit needs of the entire community within its market area, including low and moderate income neighborhoods.  Capital Bank’s latest Community Reinvestment Act rating was “Outstanding.”

Recent Developments.

On February 4, 2011, Fort Orange announced unaudited results for the quarter and year ended December 31, 2010.  Net income for the year ended December 31, 2010 was $1.08 million, or $0.29 per share, while net income for the quarter ended December 31, 2010 was $150,000, or $0.04 per share.  During the quarter ended December 31, 2010, Fort Orange incurred $223,000 of non-tax-deductible merger-related expenses.  If these expenses were excluded, net income for 2010 would have been $1.30 million, or $0.35 per share, while net income for the quarter ended December 31, 2010 would have been $373,000, or $0.10 per share.

Net interest income for 2010 totaled $9.22 million and the tax-equivalent net interest margin was 3.44%.  For the quarter ended December 31, 2010, net interest income was $2.32 million and the tax-equivalent net interest margin was 3.51%.

As of December 31, 2010, Fort Orange’s total assets were $260.4 million, total loans were $186.2 million, total deposits were $201.3 million, total borrowings were $35.0 million, and total stockholders’ equity was $22.4 million.

Fort Orange’s non-performing loans totaled $4.84 million at December 31, 2010, while the allowance for loan losses was $3.51 million, or 1.89% of total loans and 72.6% of non-performing loans, at year-end 2010.  Net charge-offs during 2010 were $311,000.

At year-end 2010, Capital Bank’s tier 1 leverage ratio and total risk-based capital ratio were 8.33% and 12.97%, respectively.

Critical Accounting Policies.

Fort Orange’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and follow general practices within the banking industry.  Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes.  These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the consolidated financial statements for future periods could reflect different estimates, assumptions, and judgments.  Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported.  Below is a discussion of the accounting policies that Fort Orange considers to be its critical accounting policies.

Determination of the Allowance for Loan Losses.

The allowance for loan losses is an amount that management believes will be necessary to absorb probable losses on existing loans.  Management’s evaluation of the allowance for loan losses is performed on a periodic basis.  Historical loss rates are applied to existing loans with similar characteristics.  The historical loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of various factors.  The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as changes in the experience, ability and depth of lending management and staff, changes in the composition and volume of the loan portfolio, trends in the volume of past due, non-accrual and classified loans, as well as other external factors, such as competition, legal developments and regulatory guidelines.

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.  In addition, federal and state bank regulatory agencies, as an integral part of their examination process, periodically review Fort Orange’s allowance for loan losses.  Such agencies may require Fort Orange to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Evaluation of Other-Than-Temporary Impairment of Securities.

Declines in the fair value of available for sale and held to maturity securities below their cost that are deemed to be “other-than-temporary” are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Fort Orange to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, which may be maturity.

Valuation of Deferred Income Taxes.

The Company accounts for income taxes in accordance with the asset and liability method.  Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized.  A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized.  Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense/benefit.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Interest and penalties related to income taxes, if any, are recognized as a component of income tax expense.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009.

This discussion provides information concerning changes in the consolidated financial condition of Fort Orange Financial Corp. and subsidiaries from December 31, 2009 to September 30, 2010.  This discussion is intended to supplement and should be reviewed in conjunction with the unaudited consolidated interim financial statements, related notes and selected financial data presented elsewhere herein.  This discussion should also be read in conjunction with Management’s Discussion and Analysis as of and for the year ended December 31, 2009.

Total Assets.

Total assets decreased by $15.8 million from year-end 2009 to September 30, 2010.  Decreases in cash and cash equivalents and loans were partially offset by increases in securities available for sale and securities held to maturity.

Cash and Cash Equivalents.

Total cash and cash equivalents were $34.8 million at September 30, 2010, down $21.5 million from year-end 2009.  During the first nine months of 2010, cash and cash equivalents were used to fund deposit outflows (in particular, one large deposit account that existed at year-end 2009) and invest in securities for yield enhancement and interest rate risk considerations.

Securities.

Fort Orange maintains a portfolio of securities to enhance income, manage liquidity needs, and fulfill pledging requirements.  The securities portfolio at September 30, 2010 was comprised of U.S. agency securities, mortgage-backed securities, collateralized mortgage obligations, corporate debt securities, municipal securities, and loan pools guaranteed by the Small Business Administration (“SBA”).  Securities available for sale and securities held to maturity increased by $9.1 million and $6.3 million, respectively, during the first nine months of 2010.  As loans outstanding declined during the first nine months of 2010, Fort Orange reinvested the funds into its securities portfolios. Also, due to Fort Orange’s large position of cash and cash equivalents during the nine months ended September 30, 2010, additional funds were invested into the securities portfolios for yield enhancement and interest rate risk considerations.

Loans.

Loans outstanding totaled $189.6 million at September 30, 2010, down $8.9 million from December 31, 2009.  The primary decreases were in residential real estate loans (down $7.5 million) and construction and land loans (down $4.1 million).  These decreases were partially offset by an increase in commercial real estate loans (up $2.4 million).

During 2009 and 2010, due to the historically low interest rate environment, many home owners chose to refinance their mortgage loans, leading to a substantial increase in prepayments in our residential real estate portfolio.  Borrowers’ general preference for longer-term, fixed rate loans, combined with our loan pricing and duration requirements, led to the decrease in our residential real estate portfolio.  The decrease in construction and land loans was due primarily to the continued run-off of our credit-enhanced construction loan pools, which decreased by $5.5 million during the first nine months of 2010.  Commercial real estate lending remains a core competency of Fort Orange and the increase during the first nine months of 2010 reflects continued strong originations of this product type.

Asset Quality.

Non-performing loans totaled $2.5 million, or 1.32% of total loans, at September 30, 2010, up from $1.4 million, or 0.73% of total loans, at December 31, 2009.  The primary reason for the increase in non-performing loans during the first nine months of 2010 was one commercial real estate loan with a balance of $967,000 at September 30, 2010, that was placed on non-accrual status during the third quarter.  Excluding this one loan, 67% of the remaining balance of non-performing loans at September 30, 2010 is comprised of residential real estate loans.

Allowance for Loan Losses.

Fort Orange assumes lending and credit risks as a principal element of its business, and anticipates that credit losses will be experienced in the normal course of business.  Accordingly, management makes a monthly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for probable losses.  Management’s evaluation is based upon a continuing review of the loan portfolio, which includes factors such as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio, and local and general economic conditions.  The allowance for loan losses totaled $3.2 million, or 1.66% of total loans, at September 30, 2010, as compared to $2.1 million, or 1.06% of total loans, at December 31, 2009.  The allowance for loan losses represented 125.9% of non-performing loans at September 30, 2010, as compared to 146.2% of non-performing loans at December 31, 2009.  The increase in the allowance for loan losses during the first nine months of 2010, both in dollars and as a percentage of the loan portfolio, is reflective primarily of the continued sluggish economic environment and the impact on certain borrowers, as well as the increase in non-performing loans during the period.

Management reviews the allowance for loan losses monthly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance.  Management believes the allowance for loan losses is adequate to cover risks inherent in Fort Orange’s loan portfolio at September 30, 2010.  However, there can be no assurance that Fort Orange will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect Fort Orange’s results of operations.

Deposits.

Total deposits were $210.2 million at September 30, 2010, down $12.1 million or 5.4% from year-end 2009.  The decrease in deposits during the first nine months of 2010 was due primarily to the expected outflow of one large NOW account that had a balance of $14.3 million at December 31, 2009.  Within the deposit portfolio, demand accounts and money market accounts were fairly flat from year-end 2009 to September 30, 2010, while NOW accounts decreased by $12.3 million, due primarily to the large account outflow noted above.  Savings accounts increased $5.7 million during the period, while total time deposits dropped by $5.4 million. Given the historically low interest rate environment, customers continued to migrate to shorter-term, more liquid deposits such as NOW and savings accounts, as opposed to longer-term, less liquid deposits such as time deposits.

Borrowings.

Total borrowings were $36.5 million at September 30, 2010, down $4.9 million from year-end 2009.  The primary reason for the decrease was $4.0 million in Federal Home Loan Bank of New York (“FHLB”) advances that matured and were repaid during the first nine months of 2010, as well as $377,000 of principal paydowns on FHLB amortizing advances.

Stockholders’ Equity.

Total stockholders’ equity was $22.6 million at September 30, 2010, up $1.1 million or 5.2% from year-end 2009.  The overall increase is due principally to $930,000 of earnings that were retained during the nine month period. In addition, accumulated other comprehensive income, which represents the net unrealized gains on securities available for sale, net of tax, increased by $179,000 during the period due primarily to an overall decrease in market interest rates.  Stockholders’ equity as a percentage of total assets was 8.36% at September 30, 2010, as compared to 7.51% at year-end 2009.  Book value per common share was $6.11 at September 30, 2010, up from $5.80 at December 31, 2009 (as adjusted to give effect to the 5% common stock dividend distributed on May 14, 2010).

Capital provides the foundation for future growth and profitability for Fort Orange and Capital Bank.  At September 30, 2010, Capital Bank’s Tier 1 leverage ratio was 7.89% versus 7.62% at December 31, 2009.  The total capital to risk-weighted assets ratio at September 30, 2010 was 12.68% compared to 11.88% at December 31, 2009.  The increase in both ratios can be attributed primarily to the growth in capital during the nine-month period as a result of retained earnings.  All of Capital Bank’s capital ratios at September 30, 2010 exceed the minimum regulatory levels, and place Capital Bank in the “well-capitalized” category according to regulatory standards.

Interest Rate Risk.

Interest rate risk is the primary market risk affecting Fort Orange.  Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Fort Orange’s business activities.  Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income.  Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets. When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates could adversely affect net interest income.  Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

Fort Orange utilizes an Asset and Liability Committee (“ALCO”), which generally meets monthly, to review, among other items, Fort Orange’s interest rate sensitivity on an ongoing basis and to prepare strategies to limit exposure to interest rate risk.  One primary objective of the ALCO is to maximize Fort Orange’s net interest income while maintaining a level of risk appropriate given Fort Orange’s business focus, operating environment, capital, liquidity requirements and performance objectives.  The ALCO also reviews Fort Orange’s balance sheet composition, liquidity, capital position, cash flow needs, maturities of securities, loans, deposits and borrowings, and current market conditions and interest rates.  The ALCO also has input with respect to deposit pricing decisions.  Notwithstanding Fort Orange’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net interest income and net income.

In adjusting Fort Orange’s asset/liability position, management and the ALCO attempt to manage interest rate risk while minimizing net interest margin compression.  At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, management and ALCO may determine to increase Fort Orange’s interest rate risk position somewhat in an attempt to increase its net interest margin.

Fort Orange’s primary tool for measuring and monitoring interest rate risk is an asset/liability simulation model, which is prepared quarterly.  The model is run first based on: (i) the current balance sheet; (ii) a projected balance sheet one year in the future; and (iii) an interest rate forecast prepared by management.  Additional models are then run reflecting instantaneous parallel interest rate shocks up or down.  Fort Orange examines projected changes to net interest income and the economic value of equity assuming various rising or falling interest rate scenarios.  The results of the simulation model are reported to both the ALCO and the board of directors on a quarterly basis.

The following table summarizes the estimated percentage change in net interest income in various rising and falling interest rate scenarios over a 12-month period from the forecasted net interest income under management’s interest rate scenario using the September 30, 2010 balance sheet position:

Interest Rate Sensitivity Analysis
Immediate Shock in Interest Rates		Percentage Change in
(in basis points):		Net Interest Income
-	100	(4.5%)
+	100	3.0%
+	200	6.0%
+	300	8.8%
+	400	10.8%

The asset/liability simulation model used by Fort Orange to measure, monitor and manage interest rate risk is based on various projections and assumptions.  Some of the more critical projections and assumptions include: forecasted market interest rates; the future composition of the balance sheet; prepayment rates on loans and securities; estimated deposit withdrawal activity; and the level of deposit rates.  Actual net interest income will likely differ, at times materially, from the estimates projected as a result of the simulation model.

Liquidity Risk.

Managing liquidity involves meeting the day-to-day needs of depositors and borrowers, taking advantage of investment opportunities, and providing a cushion against unforeseen cash flow needs.

Sources of liquidity for Fort Orange include cash and cash equivalents, securities, including monthly cash flows from amortizing securities such as mortgage-backed securities and collateralized mortgage obligations, and maturing and repaying loans.  Fort Orange also meets its liquidity needs by attracting deposits and utilizing borrowing arrangements with the FHLB, the Federal Reserve (through access to discount window borrowings), and other correspondent banks.  All borrowings with the FHLB, including short-term lines of credit and longer-term advances, must be collateralized by securities, qualifying loans and/or FHLB stock under a blanket pledge agreement with the FHLB.  Based on the amount of specific collateral pledged, the Bank could have borrowed a maximum of $56.8 million from the FHLB as of September 30, 2010, of which $31.3 million was outstanding.

Capital Bank also has a $3.0 million unsecured line of credit available with a correspondent financial institution.  Fort Orange (the holding company only) has a $5.0 million secured line of credit available with a different financial institution.  Fort Orange’s line of credit is collateralized by its ownership in Capital Bank’s stock.  There were no advances outstanding on either of these lines of credit at September 30, 2010.

Fort Orange’s sources of liquidity are deemed by management to be sufficient to fund outstanding loan commitments and meet other obligations such as depositor withdrawals and borrowing maturities.

Comparison of Results of Operations for the Nine Months Ended September 30, 2010 and 2009.

Fort Orange earned net income of $930,000 or $0.25 per common share for the nine months ended September 30, 2010, as compared to $525,000 or $0.14 per common share for the comparable period during 2009.  All share and per share information in this discussion and analysis has been retroactively adjusted to give effect to the 5% common stock dividend distributed on May 14, 2010.

Return on average assets for the nine months ended September 30, 2010 was 0.44%, compared to 0.27% for the comparable 2009 period.  Return on average equity for the nine months ended September 30, 2010 was 5.60%, compared to 3.31% for the nine months ended September 30, 2009.

Average Balances, Interest Income and Expense, and Average Yields and Rates.

The following table sets forth certain information relating to Fort Orange’s average earning assets and average interest-bearing liabilities for the periods indicated.  The yields and rates were derived by dividing tax-equivalent interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown.  Statutory tax rates were used to calculate tax-exempt securities income on a tax-equivalent basis.  Average balances were computed based on average daily balances.  Non-accruing loans have been included in loan balances.  The yield on securities available for sale and securities held to maturity is computed based upon amortized cost.

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Earning Assets:

Securities available for sale and securities held to maturity:
Taxable	$36,585	$935	3.41%	$28,728	$1,003	4.66%
Tax-exempt	1,559	41	3.51	—	—	—
Total securities	38,144	976	3.41	28,728	1,003	4.66

Loans:
Commercial, commercial real estate and construction	155,483	7,364	6.25	156,489	6,612	5.57
Residential real estate	31,109	1,173	5.03	37,572	1,455	5.16
Home equity and consumer	7,448	197	3.53	6,995	179	3.41
Total loans	194,040	8,734	6.00	201,056	8,246	5.47

Federal Home Loan Bank stock	2,081	73	4.69	1,802	53	3.93
Short-term investments	35,368	366	1.38	20,217	315	2.08
Total earning assets	269,633	10,149	5.00	251,803	9,617	5.07

Cash and due from banks	8,758			5,048
Allowance for loan losses	(2,697)			(2,052)
Other assets	5,241			3,544
Total assets	$280,935			$258,343

Interest-Bearing Liabilities:

NOW accounts	$33,791	$229	0.91%	$22,541	$230	1.36%
Money market accounts	9,803	68	0.93	7,949	55	0.93
Savings accounts	68,292	514	1.01	59,869	722	1.61
Time deposits	77,577	1,527	2.63	86,230	2,278	3.53
Total interest-bearing deposits	189,463	2,338	1.65	176,589	3,285	2.49

Short-term borrowings	10,779	32	0.39	6,731	18	0.35
Long-term borrowings	33,775	869	3.39	32,524	847	3.43
Total interest-bearing liabilities	234,017	3,239	1.84	215,844	4,150	2.56

Demand deposits	23,038			19,500
Other liabilities	1,694			1,773
Total liabilities	258,749			237,117

Stockholders’ equity	22,186			21,226
Total liabilities and equity	$280,935			$258,343

Net interest income – tax-equivalent		6,910			5,467
Less: tax-equivalent adjustment		(13)			—
Net interest income, as reported		$6,897			$5,467

Net interest spread			3.16%			2.51%

Net interest margin			3.42%			2.90%

Volume and Rate Analysis.

The following table presents the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected our tax-equivalent interest income and interest expense during the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009.  Information is provided in each major category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Nine Months Ended September 30, 2010 vs. 2009
	Increase (Decrease) Due to		Total Increase/
	Volume	Rate	(Decrease)
Earnings assets:	(Dollars in thousands)

Securities	$278	$(305)	$(27)
Loans	(276)	764	488
Federal Home Loan Bank stock	9	11	20
Short-term investments	181	(130)	51
Total earning assets	192	340	532

Interest-bearing liabilities:

NOW accounts	91	(92)	(1)
Money market accounts	13	—	13
Savings accounts	90	(298)	(208)
Time deposits	(212)	(539)	(751)
Short-term borrowings	12	2	14
Long-term borrowings	32	(10)	22
Total interest-bearing liabilities	26	(937)	(911)
Net interest income – tax-equivalent	$166	$1,277	$1,433

Net Interest Income.

Net interest income is the difference between interest income on earning assets and interest expense on interest-bearing liabilities.  Net interest income on a tax-equivalent basis for the nine months ended September 30, 2010 was $6.9 million, an increase of $1.4 million or 26.4% when compared to the nine months ended September 30, 2009.  Overall, the net interest margin (tax-equivalent net interest income divided by average earning assets) increased from 2.90% for the nine months ended September 30, 2009, to 3.42% for the nine months ended September 30, 2010.  As shown in the table above, the increase in net interest income during the respective periods can be attributed primarily to the impact of interest rate changes, as the benefit of lower funding costs was the primary driver in the margin increase and the increase in net interest income.

Total average earning assets increased from $251.8 million during the 2009 period to $269.6 million during the 2010 period.  The growth in average earning assets was primarily in lower yielding short-term investments (up $15.2 million) and securities (up $9.4 million), while the loan portfolio decreased by $7.0 million due primarily to paydowns in residential real estate loans and construction and land loans.  Despite the decrease in the average balance of the loan portfolio during the two periods, the average yield on the loan portfolio increased from 5.47% during the 2009 period to 6.00% during the 2010 period.  This increase is generally attributable to (i) the payoff of lower-yielding residential real estate loans; (ii) rate increases realized on our construction and land loan portfolio; and (iii) new originations during the 2010 period at generally higher rates than the average rate of the portfolio during the 2009 period. The average yield earned on securities and short-term investments decreased from 2009 to 2010, reflecting the overall lower level of market interest rates during the 2010 period.

With respect to interest-bearing liabilities, due to the continued low level of market interest rates during the 2010 period, Fort Orange was able to reduce its funding costs principally through the repricing of deposit products. The average rate paid on NOW accounts and savings accounts decreased by 45 basis points (“bp”, a basis point being 0.01%) and 60 bp, respectively, from the 2009 period to the 2010 period.  In addition, as higher-rate time deposits matured, they were replaced with new time deposits at lower rates, leading to a drop of 90 bp in the average rate paid on time deposits during the comparable periods.  In addition, the average balance of demand deposits increased from $19.5 million during the 2009 period to $23.0 million during the 2010 period, which helped to increase the net interest margin due to the non-interest-bearing nature of these deposits.

Provision for Loan Losses.

Fort Orange makes a monthly determination as to an appropriate provision for loan losses from earnings necessary to maintain an allowance for loan losses that is adequate based on the estimated inherent risk of loss in the loan portfolio.  Management’s evaluation is based upon a continuing review of the loan portfolio, which includes factors such as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio, and local and general economic conditions.

The provision for loan losses was $1.3 million for the nine months ended September 30, 2010, up $365,000 from the $885,000 recorded during the comparable 2009 period.  The increase in the provision during the first nine months of 2010 as compared to 2009 is reflective of the continued sluggish economic environment and its impact on certain borrowers, the increase in non-performing loans during the 2010 period, and management’s assessment of the increased risk of loss in the loan portfolio.

Management reviews the allowance for loan losses monthly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance.  Management believes the allowance for loan losses is adequate to cover risks inherent in Fort Orange’s loan portfolio at September 30, 2010.  However, there can be no assurance that Fort Orange will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect Fort Orange’s results of operations.

Non-Interest Income.

Total non-interest income was $441,000 for the nine months ended September 30, 2010, down $176,000 from the $617,000 realized during the comparable 2009 period.  Non-interest income is comprised primarily of service charges on deposit accounts, net gains or losses on sales of securities, and items of other income (for example, ATM and debit card fees, merchant credit card processing residuals, wire transfer fees, and safe deposit box rentals). During the 2009 period, non-interest income also included a net gain of $121,000 realized on the termination of a branch lease and the related disposal of the leasehold improvements, furniture, fixtures and equipment.  Fort Orange realized $280,000 in gains on sales of securities during the 2010 nine-month period, as compared to $360,000 in such gains during the 2009 period.

Non-Interest Expenses.

Total non-interest expenses were $4.6 million for the nine months ended September 30, 2010, up $252,000 from $4.3 million during the comparable 2009 period.  The primary component of non-interest expenses is salaries and benefits, which represented 50.8% of total non-interest expenses during the 2010 period and 51.9% during the 2009 period.  Salaries and benefits were $2.3 million for the 2010 period, up $84,000 or 3.7% from the 2009 period.  The increase can be attributable primarily to additional personnel costs associated with the opening of a new branch location in Slingerlands, New York during January of 2010.

Occupancy expenses were $522,000 for the nine months ended September 30, 2010, up $75,000 or 16.8% from the comparable 2009 period.  This increase can be attributed primarily to the new branch location opened in early 2010, and the closing of a branch location in September 2010, which required the accrual of the estimated present value of the remaining contractual lease payments.

Information technology expenses were $245,000 for the 2010 nine-month period, up $72,000 or 41.6% from the 2009 period.  During late 2009, Fort Orange implemented several enhancements to its online banking platform, which was the primary driver in the information technology expense increase from period-to-period.

FDIC deposit insurance premiums and assessments were $259,000 for the 2010 period, down $93,000 or 26.4% from the 2009 period.  During the second quarter of 2009, the FDIC charged all banks with a special assessment equal to 5 bp of total assets less Tier 1 capital.  For Fort Orange, this special assessment was equal to $117,000, which increased expenses during the 2009 nine-month period.  FDIC deposit insurance premiums continue to be elevated from historical levels due to assessment rate increases enacted by the FDIC to recapitalize the Deposit Insurance Fund as a result of recent bank failures.  The level of FDIC deposit insurance premiums and assessments is largely out of the control of Fort Orange and there can be no assurance that additional assessment rate increases or special assessments will not be required by the FDIC in future periods.

Other expenses were $668,000 for the first nine months of 2010, up $101,000 or 17.8% from the comparable 2009 period.  The increase was due to a variety of factors including: (i) an increase in correspondent bank fees due to the continued processing of paper check items until September 2010; (ii) a net loss of $27,000 on the disposal of leasehold improvements, furniture, fixtures and equipment as a result of the branch closing in September 2010; (iii) increases in advertising costs; and (iv) an increase in charitable contributions.

Income Tax Expense.

Income tax expense increased from period-to-period primarily as a result of the increase in income before taxes.  The effective tax rate was 38.6% for the 2010 period, down from 40.2% for the 2009 period.  The decrease in the effective tax rate is attributed primarily to the increase in tax-exempt securities income, as well as the increase in income before taxes, which diluted the impact of certain non-deductible expenses.

Comparison of Financial Condition at December 31, 2009 and 2008.

This discussion provides information concerning changes in the consolidated financial condition of Fort Orange Financial Corp. and subsidiaries from December 31, 2008 to December 31, 2009.  This discussion is intended to supplement and should be reviewed in conjunction with the consolidated financial statements, related notes and selected financial data presented elsewhere herein.

Total Assets.

Total assets increased by $38.0 million from December 31, 2008 to December 31, 2009.  Increases in cash and cash equivalents (up $51.4 million) were partially offset by decreases in loans (down $12.9 million) and securities (down $1.8 million).

Cash and Cash Equivalents.

Total cash and cash equivalents were $56.2 million at December 31, 2009, up $51.4 million from year-end 2008.  As the overall financial crisis and economic recession continued during 2009, Fort Orange experienced a substantial increase in deposits, as customers sought a safe haven for their funds.  Due to reduced demand from customers for loans during 2009 as compared to the previous several years, the excess liquidity as a result of the deposit growth was placed in short-term investments, including interest-bearing deposits at other banks (primarily the Federal Reserve Bank of New York).

Securities.

Fort Orange maintains a portfolio of securities to enhance income, manage liquidity needs, and fulfill pledging requirements.  Management determines the appropriate classification of securities at the time of purchase.  If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method.  If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings.  All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss.  At December 31, 2009 and 2008, and during the years then ended, the Company did not hold any securities considered to be trading securities.

The securities portfolio at December 31, 2009 was comprised of U.S. agency securities, mortgage-backed securities, collateralized mortgage obligations, and loan pools guaranteed by the Small Business Administration (“SBA”).  Securities available for sale and securities held to maturity decreased by $910,000 and $867,000, respectively, during 2009.  Given the expectation during the second half of 2009 that short-term interest rates would increase at some point during 2010, management and the ALCO made the decision to keep Fort Orange’s excess liquidity in short-term investments, as opposed to investing the funds in longer-term securities.  Therefore, securities balances were fairly flat from year-end 2008 to year-end 2009.

The following table sets forth the amortized cost and estimated fair value of Fort Orange’s securities available for sale and securities held to maturity at the dates indicated:

	At December 31,
	2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. agency securities	$—	$—	$1,249	$1,265	$5,807	$5,803
Agency mortgage-backed securities	10,300	10,536	16,605	16,975	7,995	8,018
Agency collateralized mortgage obligations	10,738	10,856	5,646	5,777	4,303	4,351
Private collateralized mortgage obligations	1,273	1,247	1,883	7,796	2,263	2,222
Corporate debt securities	—	—	—	—	—	—
SBA guaranteed loan pools	2,278	2,264	—	—	—	—
Total	$24,589	$24,903	$25,383	$25,813	$20,368	$20,394

Securities held to maturity:
U.S. agency securities	$1,540	$1,598	$2,045	$2,077	$—	$—
Agency collateralized mortgage obligations	1,179	1,200	1,541	1,537	—	—
Municipal securities	—	—	—	—	—	—
Total	$2,719	$2,798	$3,586	$3,614	$—	$—

The following table sets forth certain information regarding the carrying value (fair value in the case of securities available for sale and amortized cost in the case of securities held to maturity), the weighted-average yields (based on amortized cost), and contractual maturities of securities available for sale and securities held to maturity at December 31, 2009.  Mortgage-backed securities, collateralized mortgage obligations and SBA guaranteed loan pools are included in the table based on final contractual maturity.  Actual maturities will differ from contractual maturities due to prepayments on loans underlying asset-backed securities and the right of issues to call or prepay obligations with or without prepayment penalties.

At December 31, 2009	One Year or Less		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
(Dollars in thousands)	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield	Carrying Value	Weighted- Average Yield
Securities available for sale:

Agency mortgage-backed securities	$380	3.89%	$385	3.85%	$—	—	$9,771	4.23%	$10,536	4.21%
Agency collateralized mortgage obligations	—	—	—	—	1,356	4.44%	9,500	4.37%	10,856	4.38%
Private collateralized mortgage obligations	—	—	—	—	323	4.47%	924	4.58%	1,247	4.55%
SBA guaranteed loan pools	—	—	—	—	—	—	2,264	0.82%	2,264	0.82%
Total	$380	3.89%	$385	3.85%	$1,679	4.45%	$22,459	3.96%	$24,903	3.99%
Securities held to maturity:

U.S. agency securities	$—	—	$1,540	3.85%	$—	—	$—	—	$1,540	3.85%
Agency collateralized mortgage obligations	—	—	484	3.82%	—	—	695	3.60%	1,179	3.69%
Total	$—	—	$2,024	3.84%	$—	—	$695	3.60%	$2,719	3.78%

Loans.

Loans outstanding totaled $198.6 million at December 31, 2009, down $12.9 million from year-end 2008.  The primary decreases were in construction and land loans (down $16.7 million), residential real estate loans (down $6.5 million) and commercial loans and leases (down $6.3 million).  These decreases were partially offset by an increase in commercial real estate loans (up $15.3 million).

The decrease in construction and land loans was due primarily to the reduction of our credit-enhanced construction loan pools, which decreased by $17.1 million during 2009.  Although the payment performance of these pools has been good, management determined in late 2008 that our exposure to this product type should be reduced.  After some discussion with our financing partner, we put together a plan for significantly paying down the balance during 2009 through a combination of mandatory amortization and permanent loan takeouts.

During 2009, due to the historically low interest rate environment, many homeowners chose to refinance their mortgage loans, leading to a substantial increase in prepayments in our residential real estate portfolio.  Borrowers’ general preference for longer-term, fixed rate loans, combined with our loan pricing and duration requirements, led to the decrease in our residential real estate portfolio.  We did purchase $6.8 million of residential real estate loans during 2009, primarily during the second half of the year.  However, these purchases did not fully offset the substantial level of prepayments experienced throughout 2009.

Commercial loans and leases experienced a net decrease during 2009 despite a strong level of new originations by Fort Orange.  Commercial loans and leases are comprised of lines of credit; term, time and demand loans; owner-occupied commercial real estate loans where 50% or more of the underlying property securing the loan is occupied by the borrower; and operating leases secured primarily by commercial vehicles (mainly delivery trucks).  As the economic environment remained weak during 2009, many commercial borrowers looked to deleverage and reduce debt, leading to paydowns on lines of credit and accelerated repayments of term debt.

Commercial real estate lending is a core competency of Fort Orange and the increase in this loan product type during 2009 reflected continued strong originations, as many other lenders de-emphasized this product class.

The following table shows the composition of Fort Orange’s loan portfolio as of the dates indicated:

	At December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Commercial	$69,003	34.8%	$75,294	35.5%	$63,667	34.1%	$55,305	33.3%	$40,314	34.2%
Commercial real estate	59,011	29.8%	43,704	20.7%	38,473	20.6%	37,182	22.4%	34,796	29.6%
Construction and land	28,063	14.1%	44,777	21.2%	41,422	22.2%	30,273	18.3%	14,526	12.4%
Residential real estate	34,993	17.6%	41,473	19.6%	37,999	20.3%	38,927	23.5%	24,647	21.0%

	At December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Home equity	7,223	3.6%	5,825	2.8%	4,905	2.6%	3,798	2.3%	3,069	2.6%
Consumer	282	0.1%	359	0.2%	292	0.2%	331	0.2%	246	0.2%
Total loans receivable	198,575	100.0%	211,432	100.0%	186,758	100.0%	165,816	100.0%	117,598	100.0%
Allowance for loan losses	(2,113)		(1,930)		(1,715)		(1,510)		(1,397)
Net loans receivable	$196,462		$209,502		$185,043		$164,306		$116,201

Note: net deferred loan fees and costs are included within the respective loan categories.

The following table sets forth certain information as of December 31, 2009 regarding the amount of loans maturing in our portfolio.  All loans are included in the period in which they contractually mature.

	At December 31, 2009
(Dollars in thousands)	One Year or Less	More Than One Year to Five Years	More Than Five Years	Net Deferred Costs (Fees)	Total
Commercial	$27,404	$25,170	$16,494	$(65)	$69,003
Commercial real estate	10,256	21,403	27,470	(118)	59,011
Construction and land	22,800	3,622	1,672	(31)	28,063
Residential real estate	—	—	34,790	203	34,993
Home equity	—	522	6,586	115	7,223
Consumer	99	182	—	1	282
Total	$60,559	$50,899	$87,012	$105	$198,575

The following table sets forth the dollar amount of all loans at December 31, 2009 that have a contractual maturity subsequent to December 31, 2010, and have either fixed interest rates or floating/adjustable interest rates.  The amounts below exclude any net deferred loan origination fees or costs.

(Dollars in thousands)	Fixed Rates	Floating or Adjustable Rates	Total

Commercial	$24,617	$17,047	$41,664
Commercial real estate	34,204	14,669	48,873
Construction and land	3,524	1,770	5,294
Residential real estate	16,125	18,665	34,790
Home equity	245	6,863	7,108
Consumer	135	47	182
Total	$78,850	$59,061	$137,911

Asset Quality.

Non-performing loans totaled $1.4 million, or 0.73% of total loans, at December 31, 2009, down from $1.7 million, or 0.78% of total loans, at December 31, 2008.  As of year-end 2009, 68% of the balance of non-performing loans was comprised of residential real estate loans.  As of year-end 2008, 55% of the balance of non-performing loans was comprised of commercial leases.

The following table sets forth information with respect to Fort Orange’s non-performing assets as of the dates indicated:

	At December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Non-accrual loans	$1,445	$787	$765	$734	$668
Loans 90 days or more past due and still accruing	—	870	854	—	—
Troubled debt restructurings	—	—	—	—	—
Total non-performing loans	1,445	1,657	1,619	734	668
Other real estate owned	—	—	—	—	—
Total non-performing assets	$1,445	$1,657	$1,619	$734	$668

Non-performing loans as a percentage of total loans	0.73%	0.78%	0.87%	0.44%	0.57%
Non-performing assets as a percentage of total assets	0.50%	0.67%	0.70%	0.37%	0.43%

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of principal and/or interest is deemed to be insufficient to warrant further accrual.  When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.  Fort Orange generally does not accrue interest on loans that are 90 days or more past due for the payment of principal and/or interest unless active collection efforts and/or the value of the collateral, if any, indicate that full recovery is probable.  Payments received on non-accrual loans are generally applied to reduce the unpaid principal balance; however, interest on non-accrual loans may also be recognized as payments are received.  Loans are returned to accrual status when all contractual principal and interest payments are brought current and future payments are reasonably assured.

Contractual interest on non-accrual loans at December 31, 2009 of approximately $90,000 was not recognized in interest income during the year ended December 31, 2009.  The amount of interest on non-accrual loans at December 31, 2009 that was collected and recognized in interest income during 2009 was not significant.

In addition to the non-performing loans noted in the table above, Fort Orange has also identified approximately $4.8 million in potential problem loans at December 31, 2009.  At Fort Orange, potential problem loans are typically defined as loans that are performing but are classified by Fort Orange’s commercial loan rating system as “substandard.”  At December 31, 2009, potential problem loans consisted entirely of commercial, commercial real estate, and construction and land loans.  Management cannot predict the extent to which economic conditions may worsen or where other factors may impact borrowers and the potential problem loans.  Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on non-accrual status, become restructured, or require increased allowance coverage and additional provisions for loan losses.

Allowance for Loan Losses.

Fort Orange assumes lending and credit risks as a principal element of its business, and anticipates that credit losses will be experienced in the normal course of business.  Accordingly, management makes a monthly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for probable losses.  Management’s evaluation is based upon a continuing review of the loan portfolio, which includes factors such as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio, and local and general economic conditions.

The allowance for loan losses totaled $2.1 million, or 1.06% of total loans, at December 31, 2009, as compared to $1.9 million, or 0.91% of total loans, at year-end 2008.  The allowance for loan losses represented 146.2% of non-performing loans at year-end 2009, as compared to 116.5% of non-performing loans at December 31, 2008.  The increase in the allowance during 2009 both in dollars and as a percentage of the loan portfolio was reflective primarily of the weak economic environment and the increase in net loan charge-offs during 2009.

Management reviews the allowance for loan losses monthly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance.  Management believes the allowance for loan losses is adequate to cover risks inherent in Fort Orange’s loan portfolio at December 31, 2009.  However, there can be no assurance that Fort Orange will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect Fort Orange’s results of operations.

The following table summarizes the activity in the allowance for loan losses during the past five fiscal years:

	For the Years Ended December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005
Balance at beginning of year	$1,930	$1,715	$1,510	$1,397	$1,323
Provision for loan losses	1,405	455	250	150	55
Charge-offs:
Commercial	1,281	300	128	30	212
Commercial real estate	—	—	—	35	7
Home equity	—	—	—	47	—
Consumer	—	—	—	20	38
Total charge-offs	1,281	300	128	132	257
Recoveries:
Commercial	58	31	73	90	216
Commercial real estate	—	—	—	3	—
Home equity	—	28	6	—	44
Consumer	1	1	4	2	16
Total recoveries	59	60	83	95	276
Net charge-offs (recoveries)	1,222	240	45	37	(19)
Balance at end of year	$2,113	$1,930	$1,715	$1,510	$1,397

Total loans	$198,575	$211,432	$186,758	$165,816	$117,598
Allowance for loan losses as a percentage of total loans	1.06%	0.91%	0.92%	0.91%	1.19%
Allowance for loan losses as a percentage of non-performing loans	146.2%	116.5%	105.9%	205.7%	209.1%
Ratio of net charge-offs (recoveries) to average loans outstanding during the year	0.61%	0.13%	0.03%	0.03%	(0.02%)

The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated.  This allocation is based on management’s assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change.  The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken, nor is it an indicator of future loss trends.  The allocation of the allowance to each category for purposes of this table does not restrict the use of the allowance to absorb losses in any other category.

	At December 31,
	2009		2008		2007		2006		2005
(Dollars in thousands)	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Amount of Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans

Commercial, commercial real estate and construction and land loans	$1,472	78.7%	$1,466	77.4%	$1,321	76.9%	$1,125	74.0%	$976	76.2%
Residential real estate	308	17.6%	231	19.6%	224	20.3%	196	23.5%	122	21.0%
Home equity	220	3.6%	161	2.8%	118	2.6%	95	2.3%	55	2.6%
Consumer	17	0.1%	33	0.2%	24	0.2%	39	0.2%	31	0.2%
Total	2,017	100.0%	1,891	100.0%	1,687	100.0%	1,455	100.0%	1,184	100.0%
Unallocated	96		39		28		55		213
Total allowance for loan losses	$2,113		$1,930		$1,715		$1,510		$1,397

Other Assets.

Other assets totaled $1.9 million at December 31, 2009, as compared to $529,000 at year-end 2008.  On December 30, 2009, Fort Orange was required by the FDIC to make a payment in the amount of $1.2 million equal to the FDIC’s estimate of the next 13 quarters of deposit insurance assessments.  This prepaid amount is available to offset future required cash payments of deposit insurance premiums by Fort Orange.  If any amount remains unused after collection of the deposit premiums due on June 30, 2013, it will be returned to Fort Orange by the FDIC.

Deposits.

Total deposits were $222.3 million at December 31, 2009, up $34.7 million or 18.5% from year-end 2008.  Demand deposits, NOW accounts, money market accounts and savings accounts all experienced increases during 2009.  The balance of NOW accounts at year-end 2009 included one $14.3 million account that was almost completely withdrawn during the first six months of 2010.  Given the inflow of core deposit accounts during 2009, we were able to let higher-priced time deposits mature and either roll into lower-priced deposit accounts or be withdrawn.  Partially as a result of this approach, total time deposits decreased by $8.0 million during 2009.  While a certain amount of the growth in core deposits during 2009 was a reflection of customers’ preferences to place funds in bank accounts rather than to invest these funds in the stock market or other alternative investments, we believe that our business development and sales initiatives also helped to boost deposits during 2009, as over 1,000 new accounts were opened during the year.

The following table summarizes the average amount of and average rate paid on each of the following deposit categories for the periods indicated:

	For the Year Ended December 31,
	2009		2008		2007
	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate
	($ in thousands)
Demand deposits	$20,057	—%	$18,207	—%	$16,565	—%
NOW accounts	24,997	1.27%	16,302	2.30%	11,348	2.47%
Money market accounts	8,712	1.01%	11,694	1.97%	15,760	3.74%
Savings accounts	61,211	1.52%	59,609	2.84%	66,493	4.02%
Time deposits	85,137	3.44%	70,100	4.24%	70,368	4.95%
Total	$200,114	2.13%	$175,912	3.00%	$180,534	3.89%

The following table summarizes the maturities of time deposits of $100,000 and over as of December 31, 2009:

Maturity period:	($ in thousands)
Three months or less	$10,703
Over three months through six months	5,948
Over six months through twelve months	14,910
Over twelve months	18,755
Total	$50,316

Borrowings.

Total borrowings were $41.4 million at December 31, 2009, up $2.9 million from year-end 2008.  During 2009, Fort Orange borrowed $9.3 million in longer-term advances from FHLB to help extend the duration of its interest-bearing liabilities based on the expectation for higher rates in the future.  These new longer-term advances more than offset the $5.8 million decrease in the FHLB overnight line of credit from year-end 2008 to year-end 2009.  FHLB advances (excluding the overnight line of credit) totaled $35.7 million at December 31, 2009, as compared to $28.7 million at year-end 2008.

The following table sets forth certain information with respect to short-term borrowings for the periods indicated:

	At or For the Year Ended December 31,
	2009	2008	2007
	($ in thousands)
Short-Term Lines of Credit:
Balance at end of year	$—	$5,840	$3,000
Maximum month-end balance	5,800	13,320	6,560
Average balance during the year	1,279	2,400	799
Weighted-average interest rate at end of year	—	0.44%	4.11%
Weighted-average interest rate during the year	0.47%	1.82%	5.45%

Repurchase Agreements:
Balance at end of year	$5,761	$4,007	$2,989
Maximum month-end balance	5,761	6,182	4,246
Average balance during the year	4,187	2,960	1,761
Weighted-average interest rate at end of year	0.33%	0.34%	3.27%
Weighted-average interest rate during the year	0.31%	1.45%	3.75%

Stockholders’ Equity.

Total stockholders’ equity was $21.5 million at year-end 2009, up $667,000 or 3.2% from year-end 2008.  The overall increase is due principally to $770,000 of earnings that were retained during the year, partially offset by an increase of $81,000 in treasury stock and a $64,000 decrease in accumulated other comprehensive income, which represents the net unrealized gains on securities available for sale, net of tax.  Stockholders’ equity as a percentage of total assets was 7.51% at December 31, 2009, as compared to 8.39% at year-end 2008.  The decrease in this ratio is due principally to the 15.3% increase in total assets during the year, a good portion of which was attributable to the large, short-term NOW account that existed at year-end 2009.  Book value per common share was $5.80 at December 31, 2009, up from $5.61 at December 31, 2008 (as adjusted to give effect to the 5% common stock dividend distributed on May 14, 2010).

Capital provides the foundation for future growth and profitability for Fort Orange and Capital Bank.  At December 31, 2009, Capital Bank’s Tier 1 leverage ratio was 7.62% versus 8.41% at December 31, 2008.  The total capital to risk-weighted assets ratio at December 31, 2009 was 11.88% compared to 11.02% at December 31, 2008.  The decrease in the Tier 1 leverage ratio during the year can be attributed primarily to the significant increase in total assets, which outpaced the growth in capital.  However, the increase in the total risk-based capital ratio reflects both the growth in capital and the shift in asset composition, as loans (which generally have a higher risk-weighting of 50% - 100%) decreased and interest-bearing deposits at other banks (primarily deposits at the Federal Reserve Bank of New York, which have a 0% risk-weighting) increased.  All of Capital Bank’s capital ratios at December 31, 2009 exceeded the minimum regulatory levels, and place Capital Bank in the “well-capitalized” category according to regulatory standards.

Interest Rate Risk.

Interest rate risk is the primary market risk affecting Fort Orange.  Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Fort Orange’s business activities.  Interest rate risk is defined as an exposure to a movement in interest rates that could have an adverse effect on net interest income.  Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than earning assets When interest-bearing liabilities mature or reprice more quickly than earning assets in a given period, a significant increase in market rates could adversely affect net interest income.  Similarly, when earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income.

Fort Orange utilizes an Asset and Liability Committee (“ALCO”), which generally meets monthly, to review, among other items, Fort Orange’s interest rate sensitivity on an ongoing basis and to prepare strategies to limit exposure to interest rate risk.  One primary objective of the ALCO is to maximize Fort Orange’s net interest income while maintaining a level of risk appropriate to Fort Orange’s business focus, operating environment, capital, liquidity requirements and performance objectives.  The ALCO also reviews Fort Orange’s balance sheet composition, liquidity, capital position, cash flow needs, maturities of securities, loans, deposits and borrowings, and current market conditions and interest rates.  The ALCO also has input with respect to deposit pricing decisions.  Notwithstanding Fort Orange’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net interest income and net income.

In adjusting Fort Orange’s asset/liability position, management and the ALCO attempt to manage interest rate risk while minimizing net interest margin compression.  At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, management and ALCO may determine to increase Fort Orange’s interest rate risk position somewhat in an attempt to increase its net interest margin.

Fort Orange’s primary tool for measuring and monitoring interest rate risk is an asset/liability simulation model, which is prepared quarterly.  The model is run first based on: (i) the current balance sheet; (ii) a projected balance sheet one year in the future; and (iii) an interest rate forecast prepared by management.  Additional models are then run reflecting instantaneous parallel interest rate shocks up or down.  Fort Orange examines projected changes to net interest income and the economic value of equity assuming various rising or falling interest rate scenarios.  The results of the simulation model are reported to both the ALCO and the board of directors on a quarterly basis.

The following table summarizes the estimated percentage change in net interest income in various rising and falling interest rate scenarios over a 12-month period from the forecasted net interest income under management’s interest rate scenario using the December 31, 2009 balance sheet position:

Interest Rate Sensitivity Analysis
Immediate Shock in Interest Rates (in basis points):		Percentage Change in Net Interest Income
–	100	(5.0)%
+	100	2.7%
+	200	5.5%
+	300	7.6%
+	400	4.7%

The asset/liability simulation model used by Fort Orange to measure, monitor and manage interest rate risk is based on various projections and assumptions.  Some of the more critical projections and assumptions include: forecasted market interest rates; the future composition of the balance sheet; prepayment rates on loans and securities; estimated deposit withdrawal activity; and the level of deposit rates.  Actual net interest income will likely differ, at times materially, from the estimates projected as a result of the simulation model.

Liquidity Risk.

Managing liquidity involves meeting the day-to-day needs of depositors and borrowers, taking advantage of investment opportunities, and providing a cushion against unforeseen cash flow needs.

Sources of liquidity for Fort Orange include cash and cash equivalents, securities, including monthly cash flows from amortizing securities such as mortgage-backed securities and collateralized mortgage obligations, and maturing and repaying loans.  Fort Orange also meets its liquidity needs by attracting deposits and utilizing borrowing arrangements with the FHLB, the Federal Reserve (through access to the discount window), and other correspondent banks.  All borrowings with the FHLB, including short-term lines of credit and longer-term advances, must be collateralized by securities, qualifying loans and/or FHLB stock under a blanket pledge agreement with the FHLB.  Based on the amount of specific collateral pledged, the Bank could have borrowed a maximum of $48.2 million from the FHLB as of December 31, 2009, of which $35.7 million was outstanding.

Capital Bank also has a $3.0 million unsecured line of credit available with a correspondent financial institution.  Fort Orange (the holding company only) has a $5.0 million secured line of credit available with a different financial institution.  Fort Orange’s line of credit is collateralized by its ownership in Capital Bank’s stock.  There were no advances outstanding on either of these lines of credit at December 31, 2009.

Fort Orange’s sources of liquidity are deemed by management to be sufficient to fund outstanding loan commitments and meet other obligations such as depositor withdrawals and borrowing maturities.

Comparison of Results of Operations for the Years Ended December 31, 2009 and 2008.

Fort Orange earned net income of $770,000 or $0.21 per common share for the year ended December 31, 2009, as compared to $610,000 or $0.16 per common share for 2008.  All share and per share information in this discussion and analysis has been retroactively adjusted to give effect to the 5% common stock dividend distributed on May 14, 2010.  Therefore, there is a difference between the $0.21 and $0.16 per common share earned in 2009 and 2008, respectively, as adjusted and disclosed above, and the $0.22 and $0.17 per common share earned in 2009 and 2008, respectively, as shown in the audited consolidated financial statements and related notes contained elsewhere in this joint proxy statement/prospectus.

Return on average assets for the year ended December 31, 2009 was 0.29%, compared to 0.26% for 2008.  Return on average equity for the year ended December 31, 2009 was 3.61%, compared to 3.00% for 2008.

Average Balances, Interest Income and Expense, and Average Yields and Rates.

The following table sets forth certain information relating to Fort Orange’s average earning assets and average interest-bearing liabilities for the periods indicated.  The yields and rates were derived by dividing interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown.  Tax-exempt income for the periods presented was insignificant and therefore no tax-equivalent adjustments have been made.  Average balances were computed based on average daily balances.  Non-accruing loans have been included in loan balances.  The yield on securities available for sale and securities held to maturity is computed based upon amortized cost.

	Year Ended December 31, 2009			Year Ended December 31, 2008
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in thousands)
Earning Assets:
Securities available for sale and securities held to maturity:
Taxable	$28,150	$1,283	4.56%	$24,917	$1,244	4.99%

Loans:
Commercial, commercial real estate and construction	155,530	8,910	5.65	144,891	8,896	6.06
Residential real estate	37,205	1,921	5.16	38,304	2,067	5.40
Home equity and consumer	7,127	247	3.47	5,381	269	5.00
Total loans	199,862	11,078	5.54	188,576	11,232	5.96

Federal Home Loan Bank stock	1,822	80	4.39	1,704	93	5.46
Short-term investments	25,845	477	1.85	13,844	478	3.45
Total earning assets	255,679	12,918	5.03	229,041	13,047	5.66

Cash and due from banks	6,120			3,227
Allowance for loan losses	(2,069)			(1,790)
Other assets	3,606			3,183
Total assets	$263,336			$233,661

Interest-Bearing Liabilities:

NOW accounts	$24,997	$318	1.27%	$16,302	$375	2.30%
Money market accounts	8,712	88	1.01	11,694	230	1.97
Savings accounts	61,211	929	1.52	59,609	1,692	2.84
Time deposits	85,137	2,925	3.44	70,100	2,973	4.24
Total interest-bearing liabilities	180,057	4,260	2.37	157,705	5,270	3.34
Short-term borrowings	6,782	23	0.33	5,360	87	1.60
Long-term borrowings	33,322	1,152	3.41	30,407	1,099	3.56
Total interest-bearing liabilities	220,161	5,435	2.46	193,472	6,456	3.33
Demand deposits	20,057			18,207
Other liabilities	1,768			1,664
Total liabilities	241,986			213,343
Stockholders’ equity	21,350			20,318
Total liabilities and equity	$263,336			$233,661
Net interest income		$7,483			$6,591
Net interest spread			2.57%			2.33%
Net interest margin			2.93%			2.88%

Volume and Rate Analysis.

The following table presents the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected our interest income and interest expense during the year ended December 31, 2009, as compared to the year ended December 31, 2008.  Information is provided in each major category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Year Ended December 31, 2009 vs 2008
	Increase (Decrease) Due to		Total Increase/ (Decrease)
	Volume	Rate
	(Dollars in thousands)
Earning assets:
Securities	$152	$(113)	$39
Loans	642	(796)	(154)
Federal Home Loan Bank stock	6	(19)	(13)
Short-term investments	288	(289)	(1)
Total earning assets	1,088	(1,217)	(129)

Interest-bearing liabilities:
NOW accounts	152	(209)	(57)
Money market accounts	(49)	(93)	(142)
Savings accounts	44	(807)	(763)
Time deposits	571	(619)	(48)
Short-term borrowings	18	(82)	(64)
Long-term borrowings	101	(48)	53
Total interest-bearing liabilities	837	(1,858)	(1,021)
Net interest income	$251	$641	$892

Net Interest Income.

Net interest income is the difference between interest income on earning assets and interest expense on interest-bearing liabilities.  Net interest income for the year ended December 31, 2009 was $7.5 million, an increase of $892,000 or 13.5% when compared to the year ended December 31, 2008.  Overall, the net interest margin (net interest income divided by average earning assets) increased slightly from 2.88% for the year ended December 31, 2008 to 2.93% for the year ended December 31, 2009.  As shown in the table above, the increase in net interest income during the respective periods can be attributed primarily to the impact of interest rate changes, as the benefit of lower funding costs was the primary driver in the margin increase and the increase in net interest income.

Total average earning assets increased from $229.0 million during 2008 to $255.7 million during 2009.  The growth in average earning assets was evident in all significant asset categories, including short-term investments (up $12.0 million), loans (up $11.3 million), and securities ($3.2 million).  However, total interest income was down $129,000 from year-to-year, as the impact of lower interest rates more than offset the impact of higher average balances.

With respect to interest-bearing liabilities, due to the reduction in market interest rates from 2008 to 2009, Fort Orange was able to reduce its funding costs through the repricing of deposit products and lower borrowing costs.  As can be seen in the table above, the impact of the lower rate environment was the primary driver in the $1.0 million reduction in interest expense from year-to-year.  The average rates paid on NOW, money market and savings accounts decreased by 103 bp, 96 bp, and 132 bp, respectively, from 2008 to 2009.  In addition, as higher-rate time deposits matured, they were replaced with new time deposits with lower rates, leading to a drop of 80 bp in the average rate paid on time deposits.   The benefit from lower rates was partially offset by an increase in the average balance of interest-bearing liabilities, with the increases occurring primarily in average time deposits and NOW accounts.  In addition, the average balance of demand deposits increased from $18.2 million during 2008 to $20.1 million during 2009, which helped to increase the net interest margin due to the non-interest-bearing nature of these deposits.

Provision for Loan Losses.

Fort Orange makes a monthly determination as to an appropriate provision for loan losses from earnings necessary to maintain an allowance for loan losses that is adequate based on the estimated inherent risk of loss in the loan portfolio.  Management’s evaluation is based upon a continuing review of the loan portfolio, which includes factors such as the risk characteristics of individual loans, net loan charge-off or recovery experience, delinquency rates, the overall size and composition of the loan portfolio, and local and general economic conditions.

The provision for loan losses was $1.4 million for the year ended December 31, 2009, up $950,000 from the $455,000 recorded during 2008.  The increase in the provision from year-to-year was primarily reflective of the increase in net charge-offs from $240,000 during 2008 to $1.2 million during 2009.  During 2009, Fort Orange incurred charge-offs totaling $957,000 on two specific credit relationships.  At December 31, 2009, one of these credit relationships had been completely charged-off and the other had a remaining carrying balance of $125,000, which was fully reserved for in Fort Orange’s allowance for loan losses analysis.  Excluding these two charge-offs, net charge-offs for 2009 would have been comparable to 2008’s level.  In addition, the continued sluggish economic environment during 2009 and management’s assessment of the increased risk of loss in the loan portfolio led to an increased allowance level as a percentage of total loans and non-performing loans at year-end 2009 as compared to year-end 2008.

Management reviews the allowance for loan losses monthly and makes provisions for loan losses, when necessary, in order to maintain the adequacy of the allowance.  Management believes the allowance for loan losses is adequate to cover risks inherent in Fort Orange’s loan portfolio at December 31, 2009.  However, there can be no assurance that Fort Orange will not have to increase its provision for loan losses in the future as a result of changes in economic conditions or for other reasons, which could adversely affect Fort Orange’s results of operations.

Non-Interest Income.

Total non-interest income was $916,000 for 2009, up $748,000 from the $168,000 realized during 2008.  Non-interest income is comprised primarily of service charges on deposit accounts, net gains or losses on sales of securities, and items of other income (for example, ATM and debit card fees, merchant credit card processing residuals, wire transfer fees, and safe deposit box rentals).  During 2009, non-interest income also included a net gain of $121,000 realized on the termination of a branch lease and the related disposal of the leasehold improvements, furniture, fixtures and equipment.  Fort Orange also realized $607,000 in gains on sales of securities during 2009, as compared to only $8,000 in such gains during 2008.  The gains on securities taken during 2009 helped to fund the additional provision for loan losses required as a result of the two significant charge-offs noted above.

Non-Interest Expenses.

Total non-interest expenses were $5.7 million for 2009, up $424,000 or 8.0% from $5.3 million during 2008.  The primary component of non-interest expenses is salaries and benefits, which represented 51.7% of total non-interest expenses during 2009 and 53.0% during 2008.  Salaries and benefits were $3.0 million for 2009, up $154,000 or 5.5% from 2008.  The increase can be attributed primarily to additional personnel costs associated with the overall growth in total assets from year-to-year.

Occupancy expenses were $592,000 for 2009, down $41,000 or 6.5% from 2008.  This decrease can be partially attributed to the relocation and down-sizing of our Clifton Park, New York branch during the second quarter of 2009, which led to a decrease in overall occupancy expenses related to this branch.

Information technology expenses were $251,000 for 2009, up $52,000 or 26.1% from 2008.  During 2009, Fort Orange implemented several enhancements to its online banking platform, which was the primary driver in the information technology expense increase from year-to-year.

FDIC deposit insurance premiums and assessments were $432,000 for 2009, up $292,000 or 208.6% from 2008.  During the second quarter of 2009, the FDIC charged all banks with a special assessment equal to 5 bp of total assets less Tier 1 capital.  For Fort Orange, this special assessment was equal to $117,000, which increased expenses during 2009.  In addition, the increase in expense from year-to-year can be attributed to higher deposit insurance assessment rates mandated by the FDIC and higher levels of average deposit balances during 2009.  FDIC deposit insurance premiums continue to be elevated from historical levels due to assessment rate increases enacted by the FDIC to recapitalize the Deposit Insurance Fund as a result of recent bank failures.  The level of FDIC deposit insurance premiums and assessments is largely out of the control of Fort Orange and there can be no assurance that additional assessment rate increases or special assessments will not be required by the FDIC in future periods.
 Income Tax Expense.

Income tax expense increased from 2008 to 2009 primarily as a result of the increase in income before taxes.  The effective tax rate was 40.0% for 2009, almost identical to the 40.1% for 2008.

Fort Orange Financial Corp. and Subsidiaries

FORT ORANGE FINANCIAL CORP. AND SUBSIDIARIES
Consolidated Balance Sheets

September 30, 2010 and December 31, 2009
(Unaudited)

	September 30, 2010	December 31, 2009
	($ in thousands, except per share data)
Assets
Cash and due from banks	$3,512	$7,542
Money market investments	2,000	2,000
Interest-bearing deposits at other banks	29,265	46,702
Total cash and cash equivalents	34,777	56,244
Securities available for sale, at fair value	34,051	24,903
Securities held to maturity (approximate fair value of $9,214 in 2010 and $2,798 in 2009)	9,057	2,719
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	1,697	1,883
Loans receivable	189,638	198,575
Allowance for loan losses	(3,151)	(2,113)
Net loans receivable	186,487	196,462
Premises and equipment, net	955	875
Accrued interest receivable	1,255	1,041
Deferred taxes	997	654
Other assets	1,596	1,887
Total assets	$270,872	$286,668
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand	$23,217	$23,177
NOW accounts	30,419	42,743
Money market accounts	12,056	12,074
Savings accounts	69,743	64,074
Time deposits ($100,000 or more)	46,859	50,316
Other time deposits	27,885	29,874
Total deposits	210,179	222,258
Borrowings	36,522	41,437
Accrued interest payable	329	522
Other liabilities	1,201	921
Total liabilities	248,231	265,138
Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock: Par value – $0.10; Authorized shares – 1,000,000; Issued and outstanding shares – None	—	—
Common stock: Par value – $0.10; Authorized shares – 10,000,000; Issued shares – 3,742,303 in 2010 and 3,564,242 in 2009	375	357
Additional paid-in capital	22,354	22,362
Accumulated deficit	(281)	(1,211)
Treasury stock, at cost (41,239 shares in 2010 and 36,989 shares in 2009)	(205)	(196)
Directors’ deferred stock units (5,516 units in 2010 and 5,485 units in 2009)	26	25
Accumulated other comprehensive income	372	193
Total stockholders’ equity	22,641	21,530
Total liabilities and stockholders’ equity	$270,872	$286,668

See accompanying notes to unaudited consolidated interim financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Income

Nine Months Ended September 30, 2010 and 2009
(Unaudited)

	2010	2009
	($ in thousands, except per share data)
Interest, dividend and fee income:
Loans:
Commercial, commercial real estate and construction	$7,364	$6,612
Residential real estate	1,173	1,455
Home equity and consumer	197	179
Total interest and fees on loans	8,734	8,246
Securities available for sale	660	916
Securities held to maturity	303	87
Federal Home Loan Bank of New York stock	73	53
Money market investments	333	309
Interest-bearing deposits at other banks	33	6
Total interest, dividend and fee income	10,136	9,617
Interest expense:
Deposits	2,338	3,285
Borrowings	901	865
Total interest expense	3,239	4,150

Net interest income	6,897	5,467
Provision for loan losses	1,250	885
Net interest income after provision for loan losses	5,647	4,582
Non-interest income:
Service charges on deposit accounts	88	82
Gain on sale of securities	280	360
Net gain on lease termination and disposal of premises and equipment	—	121
Other income	73	54
Total non-interest income	441	617
Non-interest expenses:
Salaries and benefits	2,325	2,241
Occupancy expense	522	447
Equipment expense	225	234
Information technology	245	173
Audit, tax preparation and loan review fees	128	132
Consulting and legal fees	201	175
FDIC deposit insurance premiums and assessments	259	352
Other expenses	668	567
Total non-interest expenses	4,573	4,321

Income before taxes	1,515	878
Income tax expense	585	353
Net income	$930	$525
Earnings per common share:
Basic	$0.25	$0.14
Diluted	$0.25	$0.14

See accompanying notes to unaudited consolidated interim financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ equity

Nine Months Ended September 2010 and 2009
(Unaudited)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Directors’ Deferred Stock Units	Accumulated Other Comprehensive Income	Total	Comprehensive Income
($ in thousands)

Balance at December 31, 2008	$356	$22,310	$(1,981)	$(115)	$36	$257	$20,863

Net income	—	—	525	—	—	—	525	$525
Other comprehensive income, net of tax:
Increase in net unrealized holding gains on securities available for sale (pre-tax $585)	—	—	—	—	—	356	356	356
Reclassification adjustment for net gains on sales of securities available for sale (pre-tax $360)	—	—	—	—	—	(221)	(221)	(221)
Other comprehensive income, net of tax								135
Comprehensive income								$660

Expense related to directors’ deferred stock units	—	—	—	—	20	—	20
Distribution of directors’ deferred stock units (6,630 shares)	—	(1)	—	37	(36)	—	—
Vesting of employee stock awards (8,637 shares)	1	(8)	—	6	—	—	(1)
Expense related to options and employee stock awards	—	52	—	—	—	—	52
Purchase of treasure stock (25,648 shares)	—	—	—	(126)	—	—	(126)
Balance at September 30, 2009	$357	22,353	$(1,456)	$(198)	$20	$392	$21,468

Balance at December 31, 2009	$357	$22,362	$(1,211)	$(196)	$25	$193	$21,530

Net income	—	—	930	—	—	—	930	$930
Other comprehensive income, net of tax:
Increase in net unrealized holding gains on securities available for sale (pre-tax $573)	—	—	—	—	—	351	351	351
Reclassification adjustment for net gains on sales of securities available for sale (pre-tax $280)	—	—	—	—	—	(172)	(172)	(172)
Other comprehensive income, net of tax								179
Comprehensive income								$1,109

Expense related to directors’ deferred stock units	—	—	—	—	26	—	26
Distribution of directors’ deferred stock units (5,757 shares)	—	(4)	—	29	(25)	—	—
Vesting of employee stock awards (6,668 shares)	—	(35)	—	35	—	—	—
Expense related to options and employee stock awards	—	49	—	—	—	—	49
Distribution of 5% stock dividend (178,061 shares; 1,768 treasury shares)	18	(18)	—	—	—	—	—
Purchases of treasure stock (14,907 shares)	—	—	—	(73)	—	—	(73)
Balance at September 30, 2010	$375	$22,354	$(281)	$(205)	$26	$372	$22,641

See accompanying notes to unaudited consolidated interim financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2010 and 2009
(Unaudited)

	2010	2009
Cash flows from operating activities	($ in thousands)
Net income	$930	$525
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,250	885
Depreciation and amortization expense on premises and equipment	172	167
Deferred tax benefit	(456)	(299)
Gain on sale of securities	(280)	(360)
Net loss (gain) on lease termination and disposal of premises and equipment	27	(121)
Net amortization of premiums and discounts on securities	180	51
Expense related to stock-based compensation	75	72
Net (increase) decrease in accrued interest receivable	(214)	48
Net decrease in other assets	291	36
Net decrease in accrued interest payable	(193)	(210)
Net increase in other liabilities	280	55
Net cash provided by operating activities	2,062	849

Cash flows from investing activities
Purchases of securities available for sale	(21,654)	(16,420)
Proceeds from sales of securities available for sale	8,672	9,543
Proceeds from maturities and calls of securities available for sale	750	1,250
Proceeds from principal paydowns on securities available for sale	3,517	5,572
Purchases of securities held to maturity	(17,200)	(533)
Proceeds from maturities and calls of securities held to maturity	10,000	—
Proceeds from principal paydowns on securities held to maturity	821	1,130
Purchases of Federal Home Loan Bank of New York stock	(3,640)	(2,722)
Redemptions of Federal Home Loan Bank of New York stock	3,826	2,715
Purchases of residential real estate loans	(700)	(6,333)
Net loans repaid by customers	9,425	21,723
Purchases of premises and equipment	(279)	(273)
Proceeds from lease termination and sales of premises and equipment	—	450
Net cash (used in) provided by investing activities	(6,462)	16,102

Cash flows from financing activities
Net (decrease) increase in deposits	(12,079)	12,910
Net (decrease) increase in overnight lines of credit and other short-term borrowings	(538)	362
Proceeds from FHLB long-term borrowings	—	7,000
Principal repayments of FHLB long-term borrowings	(4,377)	(2,109)
Purchases of treasury stock	(73)	(126)
Tax impact related to stock-based compensation	—	(1)
Net cash (used in) provided by financing activities	(17,067)	18,036

Net (decrease) increase in cash and cash equivalents	(21,467)	34,987
Cash and cash equivalents at beginning of period	56,244	4,883
Cash and cash equivalents at end of period	$34,777	$39,870

Supplemental cash flow information
Interest paid	$3,432	$4,360
Income taxes paid	$1,006	$528

Supplemental disclosure of non-cash investing and financing activities
Distribution of stock for directors’ deferred stock units	$25	$36

See accompanying notes to unaudited consolidated interim financial statements.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

(1)	Organization

Fort Orange Financial Corp. (the “Holding Company”) was formed as a Delaware corporation on March 8, 2006 to serve as the bank holding company for Capital Bank & Trust Company (the “Bank”).  Effective December 1, 2006, after receiving the required regulatory approvals from the New York State Banking Department (the “Banking Department”) and the Federal Reserve Bank of New York (the “FRB”), the Bank completed its reorganization into the holding company structure and became a wholly-owned subsidiary of Fort Orange Financial Corp.  Each issued and outstanding share of common stock and preferred stock of the Bank was automatically converted into one share of common stock or preferred stock, respectively, of Fort Orange Financial Corp.

The Bank is a New York State-chartered financial institution that engages in commercial banking activities primarily in Albany and Saratoga counties and surrounding areas of New York State.  The Bank’s primary customers are small to mid-size businesses, professionals, such as doctors, attorneys and accountants, and high net worth individuals.  The Bank’s principal lending products are commercial real estate loans, construction and land loans, commercial loans, lines of credit and leases, residential real estate loans, home equity loans and lines of credit, and consumer installment loans and lines of credit.  Deposit products include demand deposits, money market accounts, savings accounts and time deposits.  The Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Banking Department.  The Holding Company is regulated by the FRB.

(2)	Basis of Presentation

The accompanying unaudited consolidated interim financial statements of Fort Orange Financial Corp. and subsidiaries (collectively, the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10-01 of Regulation S-X.  In the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included.  All significant intercompany balances and transactions have been eliminated in consolidation.  Prior-period amounts are reclassified when necessary to conform with the current year’s presentation.  These reclassifications, if any, did not have a material effect on the operating results or financial position of the Company.  The financial position and operating results of the Company as of and for the nine months ended September 30, 2010, are not necessarily indicative of the financial position and results of operations that may be expected in the future and should be read in conjunction with the Company’s annual audited consolidated financial statements contained in this joint proxy statement / prospectus.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods.  Actual results could differ from those estimates.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of September 30, 2010, for items that should potentially be recognized or disclosed in these unaudited consolidated interim financial statements.  The evaluation was conducted through the date these financial statements were issued.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

(3)	Stock Dividend

On April 8, 2010, the Company declared a 5% common stock dividend, which was distributed on May 14, 2010, to stockholders of record as of April 30, 2010.  If the Company had accumulated profits (retained earnings), the Company would have transferred the fair market value of the shares issued from retained earnings to common stock and additional paid-in capital.  Since the Company had an accumulated deficit at the date of the stock dividend, the par value of the shares issued was transferred from additional paid-in capital to common stock.  All share and per share information has been retroactively adjusted to give effect to this stock dividend.

(4)	Earnings Per Share

Basic earnings per share is calculated by dividing net income less dividends on convertible preferred stock (if any) by the weighted-average number of common shares outstanding during the period, including the stock units awarded under the Company’s Stock Unit Plan for non-employee directors, which are considered to be contingently issuable shares.

Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares that would have been outstanding under the treasury stock method if all potentially dilutive common shares (such as convertible preferred stock, stock options and restricted stock) were issued or became vested during the reporting period.

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the nine months ended September 30.  All share and per share information has been retroactively adjusted to give effect to the 5% common stock dividend distributed on May 14, 2010.

	2010	2009
	(In thousands, except per share data)
Net income	$930	$525

Weighted-average common shares outstanding, including stock units awarded under the Stock Unit Plan	3,710	3,717
Dilutive effect of outstanding stock options and stock awards	2	1
Weighted-average common shares outstanding, assuming dilution	3,712	3,718

Basic earnings per common share	$0.25	$0.14

Diluted earnings per common share	$0.25	$0.14

As of September 30, 2010, there were 285,711 stock options outstanding with a weighted-average exercise price of $5.70 that were excluded from the computation of diluted earnings per common share as their impact was anti-dilutive.  At that same date, there were also 51,043 nonvested stock awards outstanding with a weighted-average grant date fair value of $5.90 that were excluded from the computation of diluted earnings per common share as their impact was anti-dilutive.

(5)	Comprehensive Income

Comprehensive income represents the sum of net income and items of other comprehensive income/loss, which are reported directly in stockholders’ equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale.  Accumulated other comprehensive income, which is a component of stockholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

(6)	Securities

The amortized cost, gross unrealized gains and losses and approximate fair value of securities at September 30, 2010 and December 31, 2009 are as follows:

		September 30, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	($ in thousands)
Available for Sale:
U.S. agency securities	$9,389	$133	$—	$9,522
Agency mortgage-backed securities (1)	8,273	134	—	8,407
Agency collateralized mortgage obligations (1)	9,222	253	(3)	9,472
Private collateralized mortgage obligations (1)	954	26	—	980
Corporate debt securities	2,923	84	(1)	3,006
SBA guaranteed loan pools	2,683	1	(20)	2,664
Total securities available for sale	$33,444	$631	$(24)	$34,051
Held to Maturity:
U.S. agency securities	$4,218	$109	$—	$4,327
Agency collateralized mortgage obligations (1)	649	11	—	660
Municipal securities	4,190	54	(17)	4,227
Total securities held to maturity	$9,057	$174	$(17)	$9,214

		December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
		($ in thousands)
Available for Sale:
Agency mortgage-backed securities (1)	$10,300	$246	$(10)	$10,536
Agency collateralized mortgage obligations (1)	10,738	159	(41)	10,856
Private collateralized mortgage obligations (1)	1,273	—	(26)	1,247
SBA guaranteed loan pools	2,278	—	(14)	2,264
Total securities available for sale	$24,589	$405	$(91)	$24,903
Held to Maturity:
U.S. agency securities	$1,540	$58	$—	$1,598
Agency collateralized mortgage obligations (1)	1,179	21	—	1,200
Total securities held to maturity	$2,719	$79	$—	$2,798

(1)           All agency mortgage-backed securities, agency collateralized mortgage obligations and private collateralized mortgage obligations are backed by residential mortgage loans as the underlying collateral.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

The following table sets forth information with regard to securities with unrealized losses at September 30, 2010 and December 31, 2009, segregated according to the length of time the securities had been in a continuous unrealized loss position as of that date:

	September 30, 2010
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Security category	Value	Losses	Value	Losses	Value	Losses
	($ in thousands)
Available for Sale:
Agency collateralized mortgage obligations	$1,052	$(3)	$—	$—	$1,052	$(3)
Corporate debt securities	249	(1)	—	—	249	(1)
SBA guaranteed loan pools	2,059	(20)	—	—	2,059	(20)
Held to Maturity:
Municipal securities	938	(17)	—	—	938	(17)
Total	$4,298	$(41)	$—	$—	$4,298	$(41)

	December 31, 2009
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Security category	Value	Losses	Value	Losses	Value	Losses
	($ in thousands)
Available for Sale:
Agency mortgage-backed securities	$1,025	$(10)	$—	$—	$1,025	$(10)
Agency collateralized mortgage obligations	2,967	(41)	—	—	2,967	(41)
Private collateralized mortgage obligations	781	(9)	466	(17)	1,247	(26)
SBA guaranteed loan pools	2,264	(14)	—	—	2,264	(14)
Total	$7,037	$(74)	$466	$(17)	$7,503	$(91)

At September 30, 2010, the unrealized losses on the Company’s securities were caused primarily by changes in market interest rates and widening of sector spreads between the date the respective securities were purchased and September 30, 2010.  The unrealized losses relate to eight individual securities, all of which have investment grade credit ratings from nationally recognized rating agencies (defined as bearing a credit quality rating of “Baa” or higher from Moody’s or “BBB” or higher from Standard and Poor’s).  Because the unrealized losses are related primarily to changes in market interest rates and widening of sector spreads and are not necessarily related to the underlying credit quality of the issuers of the securities, coupled with the fact that the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider any of these securities to be other-than-temporarily impaired at September 30, 2010.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

Shown below are the amortized cost and approximate fair value of debt securities as of September 30, 2010, by contractual maturity (excluding mortgage-backed securities, collateralized mortgage obligations and SBA guaranteed loan pools).  Actual maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without prepayment penalties.  In addition, issuers of certain securities may have the right to call obligations without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value
	($ in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one through five years	6,291	6,415	2,272	2,354
Due after five through ten years	6,021	6,113	5,033	5,065
Due after ten years	—	—	1,103	1,135
Total	$12,312	$12,528	$8,408	$8,554

The Company received $8.7 million and $9.5 million in proceeds from the sale of securities available for sale during the nine months ended September 30, 2010 and 2009, respectively, realizing gross gains of $280,000 and $360,000. There were no losses in either nine month period during 2010 or 2009.

(7)	Fair Value Measurements and Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company adopted the guidance in the Fair Value Measurements and Disclosures topic of FASB ASC effective January 1, 2008. This guidance defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. The guidance provides a consistent definition of fair value, which focuses on the exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in the valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions. Fair value measurements are not adjusted for transaction costs. The adoption of the guidance in the Fair Value Measurements and Disclosures topic of FASB ASC had no impact on the amounts reported in the consolidated financial statements. The primary effect of adopting this guidance was to expand the required disclosures pertaining to the methods used to determine fair values.

The guidance in the Fair Value Measurements and Disclosures topic of FASB ASC establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under the guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value on a recurring basis.  Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

	Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	($ in thousands)
At September 30, 2010:
Assets:
Securities available for sale	$34,051	$—	$34,051	$—

At December 31, 2009:
Assets:
Securities available for sale	$24,903	$—	$24,903	$—

Fair values for securities are based on quoted market prices or dealer quotes, where available.  Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments with similar characteristics.  When necessary, the Company utilizes “matrix” pricing from a third party vendor to determine fair values.  Matrix prices are indicative values computed primarily or exclusively using computerized models based on inputs such as Treasury yields, swap rates, spreads, prepayment projections and other assumptions believed to be applicable to the classes of securities being valued.

The fair value guidance also requires disclosure of assets and liabilities measured and recorded at fair value on a nonrecurring basis.  In accordance with the provisions of the impaired loan guidance, the Company had impaired loans with a carrying value of approximately $1.5 million and $468,000 at September 30, 2010 and December 31, 2009, respectively, for which the allocated allowance for loan losses was approximately $164,000 and $185,000, respectively.  The Company generally uses the fair value of the underlying collateral to estimate the allowance for loan losses allocated to impaired loans.  Fair value is generally determined based upon independent third party appraisals of the collateral, or discounted cash flows based upon the expected proceeds.  Based on the valuation techniques used, the fair value measurements for impaired loans are classified as Level 3.

The Company also has the option to measure eligible financial assets, financial liabilities and Company commitments at fair value (i.e., the “fair value option”), on an instrument-by-instrument basis, that are not otherwise permitted to be accounted for at fair value under other accounting standards.  The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment.  Subsequent changes in fair value must be recorded in earnings.  There are also presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  The fair value option does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value and does not eliminate disclosure requirements included in other accounting standards. As of September 30, 2010 and December 31, 2009, the Company had not elected the fair value option for any eligible items.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

The Company is also required to disclose estimated fair values for its financial instruments.  The definition of a financial instrument includes many of the assets and liabilities recognized in the Company’s consolidated balance sheet, as well as certain off-balance sheet items.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the disclosed estimates of fair value.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Short-Term Financial Instruments

The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days.  Such financial instruments include cash and cash equivalents, accrued interest receivable and accrued interest payable.

Securities Available for Sale and Securities Held to Maturity

Securities available for sale and securities held to maturity are financial instruments that are usually traded in broad markets.  Fair values for securities are based on quoted market prices or dealer quotes, where available.  Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments with similar characteristics.  When necessary, the Company utilizes “matrix” pricing from a third party vendor to determine fair values.  Matrix prices are indicative values computed primarily or exclusively using computerized models based on observable inputs such as Treasury yields, swap rates, spreads, prepayment projections and other assumptions believed to be applicable to the classes of securities being valued.

Federal Home Loan Bank of New York Stock

The fair value of Federal Home Loan Bank of New York stock is equal to its carrying amount (cost) since there is no readily available market value and the stock cannot be sold, but can be redeemed by the Federal Home Loan Bank of New York at cost.

Loans

For performing variable rate loans that reprice frequently, fair value is assumed to equal the carrying amount.  Fair values for performing fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms.

Estimated fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows.  Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

Deposits

The estimated fair value of deposits with no stated maturity, such as non-interest-bearing deposits, NOW accounts, money market accounts and savings accounts, is regarded to be the amount payable on demand (carrying value).  The estimated fair value of time deposit accounts is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.  The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

Borrowings

The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values.  Fair values for long-term borrowings (such as Federal Home Loan Bank of New York advances) are estimated using a discounted cash flow approach based on current market rates for similar borrowings.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates contained herein are not necessarily indicative of the amounts the Company could have realized in an actual sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective period-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

The carrying amounts and estimated fair values of financial assets and liabilities as of September 30, 2010 and December 31, 2009 were as follows:

	September 30, 2010		December 31, 2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	($ in thousands)
Financial assets
Cash and cash equivalents	$34,777	$34,777	$56,244	$56,244
Securities available for sale	34,051	34,051	24,903	24,903
Securities held to maturity	9,057	9,214	2,719	2,798
Federal Home Loan Bank of New York stock	1,697	1,697	1,883	1,883
Net loans receivable	186,487	198,038	196,462	205,302
Accrued interest receivable	1,255	1,255	1,041	1,041

Financial liabilities
Deposits:
Demand, NOW, money market and savings accounts	135,435	135,435	142,068	142,068
Time deposits	74,744	76,604	80,190	81,913
Borrowings	36,522	38,340	41,437	43,087
Accrued interest payable	329	329	522	522

The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates.  Based upon the insignificant estimated fair values of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

(8)	Guarantees

The Bank does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit.  Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and/or guarantee the performance of a customer to a third party.  Standby letters of credit generally arise in connection with lending relationships.  The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers.  Contingent obligations under standby letters of credit totaled approximately $597,000 at September 30, 2010 and $961,000 at December 31, 2009 and represent the maximum potential future payments the Company could be required to make.  Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements.  Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments.  Company policies governing loan collateral apply to standby letters of credit at the time of credit extension.  Loan-to-value ratios will generally range from 50% for movable assets, such as inventory, to 100% for liquid assets, such as deposit accounts.  The fair value of the Company’s standby letters of credit at September 30, 2010 and December 31, 2009 was insignificant.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

(9)	Definitive Merger Agreement

On October 14, 2010, Fort Orange Financial Corp. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chemung Financial Corporation (“CFC”), parent company of Chemung Canal Trust Company (“Chemung Canal”).  Under the terms of the Merger Agreement, CFC will acquire the Company for approximately $29.3 million, based upon CFC’s closing stock price on October 14, 2010.

The Merger Agreement provides that each issued and outstanding share of the Company’s common stock will be converted into the right to receive, at the election of the shareholder, (i) 0.3571 shares of CFC common stock, (ii) cash equal to $7.50 per share, or (iii) a combination of stock for 75% of the shareholder’s Fort Orange stock and cash for 25% of the shareholder’s Fort Orange stock, subject to proration procedures detailed in the Merger Agreement, which provide that the aggregate consideration paid by CFC will be CFC common stock for 75% of the aggregate Fort Orange common stock and cash for 25% of the aggregate Fort Orange common stock.  The merger consideration may be adjusted downward based on certain assets quality indicators of the Company specified in the Merger Agreement and also if the stock price of CFC rises to more than $25.20 per share.

Completion of the transaction is subject to receipt of all necessary federal and state regulatory approvals, approval of the Company’s and CFC’s shareholders, and satisfaction of other customary closing conditions stated in the Merger Agreement.  The merger is expected to be completed in the first quarter of 2011.

CFC, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal, a full-service community bank with full trust powers.  Chemung Canal, which was established in 1833, currently operates through 23 full-service offices in Chemung, Broome, Schuyler, Steuben, Tioga and Tompkins counties in New York, as well as in Bradford County, PA.  CFC has total assets of approximately $1.0 billion.

(10)	Recent Accounting Pronouncements

ASU 2010-20, Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310), was issued in July 2010.  This update is intended to provide additional information to assist financial statement users in assessing an entity’s credit risk exposures and evaluating the adequacy of its allowance for credit losses.  The amendments in this update affect all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value.  The update requires an entity to disclose: 1) the nature of credit risk inherent in the entity’s portfolio of financing receivables; 2) how that risk is analyzed and assessed in arriving at the allowance for credit losses; and 3) the changes and reasons for those changes in the allowance for credit losses.  For non-public entities, such as the Company, the disclosures are effective for annual reporting periods ending on or after December 15, 2011.  Implementing the guidance in this update will have a significant effect on the disclosures in our annual financial statements.

Fort Orange Financial Corp. and Subsidiaries
Notes to Unaudited Consolidated Interim Financial Statements

September 30, 2010
(Unaudited)

ASU 2010-18, Receivables: Effect of a Loan Modification When the Loan is Part of a Pool That Is Accounted for as a Single Asset (Topic 310), was issued in April 2010.  As a result of the amendments in this update, modifications of loans that are accounted for within a pool under Subtopic 310-30 do not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a troubled debt restructuring.  An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors.  The amendments in this update do not require an entity to make additional disclosures.  The amendments in this update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010.  The amendments are to be applied prospectively.  Early application was permitted.  Upon initial adoption of the guidance in this update, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30.  This election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration.  The adoption of this guidance did not have a material impact on the Company’s financial position or results of operations.

Independent Auditors’ Report

To the Board of Directors and Stockholders
of Fort Orange Financial Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Fort Orange Financial Corp. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fort Orange Financial Corp. and Subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Syracuse, New York
February 27, 2010

Fort Orange Financial Corp. and Subsidiaries
Consolidated Balance Sheets

December 31, 2009 and 2008

	2009	2008
	($ in thousands, except per share data)
Assets

Cash and due from banks	$7,542	$871
Money market investments	2,000	1,007
Interest-bearing deposits at other banks	46,702	3,005
Total cash and cash equivalents	56,244	4,883
Securities available for sale, at fair value	24,903	25,813
Securities held to maturity (approximate fair value of $2,798 in 2009 and $3,614 in 2008)	2,719	3,586
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	1,883	1,780
Loans receivable	198,575	211,432
Allowance for loan losses	(2,113)	(1,930)
Net loans receivable	196,462	209,502

Premises and equipment, net	875	1,131
Accrued interest receivable	1,041	1,028
Deferred taxes	654	393
Other assets	1,887	529
Total assets	$286,668	$248,645

Liabilities and Stockholders’ Equity

Liabilities:
Deposits:
Demand	$23,177	$18,565
NOW accounts	42,743	20,192
Money market accounts	12,074	6,878
Savings accounts	64,074	53,750
Time deposits ($100,000 or more)	50,316	60,718
Other time deposits	29,874	27,498
Total deposits	222,258	187,601

Borrowings	41,437	38,504

Accrued interest payable	522	652
Other liabilities	921	1,025
Total liabilities	265,138	227,782
Commitments and contingent liabilities (note 13)

Stockholders’ equity:
Preferred stock: Par value – $0.10; Authorized shares – 1,000,000; Issued and outstanding shares – None	—	—
Common stock: Par value – $0.10; Authorized shares – 10,000,000; Issued shares – 3,564,242 in 2009 and 3,556,655 in 2008	357	356
Additional paid-in capital	22,362	22,310
Accumulated deficit	(1,211)	(1,981)
Treasury stock, at cost (36,989 shares in 2009 and 19,210 shares in 2008)	(196)	(115)
Directors’ deferred stock units (5,485 units in 2009 and 6,630 units in 2008)	25	36
Accumulated other comprehensive income	193	257
Total stockholders’ equity	21,530	20,863
Total liabilities and stockholders’ equity	$286,668	$248,645

See accompanying notes to consolidated financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31, 2009 and 2008

	2009	2008
	($ in thousands, except per share data)
Interest, dividend and fee income:
Loans:
Commercial, commercial real estate and construction	$8,910	$8,896
Residential real estate	1,921	2,067
Home equity and consumer	247	269
Total interest and fees on loans	11,078	11,232

Securities available for sale	1,169	1,243
Securities held to maturity	114	1
Federal Home Loan Bank of New York stock	80	93
Federal funds sold	—	24
Money market investments	463	450
Interest-bearing deposits at other banks	14	4
Total interest, dividend and fee income	12,918	13,047

Interest expense:
Deposits	4,260	5,270
Borrowings	1,175	1,186
Total interest expense	5,435	6,456

Net interest income	7,483	6,591

Provision for loan losses	1,405	455

Net interest income after provision for loan losses	6,078	6,136

Non-interest income:
Service charges on deposit accounts	110	94
Gain on sale of securities	607	8
Net gain on lease termination and disposal of premises and equipment	121	—
Other income	78	66
Total non-interest income	916	168

Non-interest expenses:
Salaries and benefits	2,954	2,800
Occupancy expense	592	633
Equipment expense	310	301
Information technology	251	199
Audit, tax preparation and loan review fees	175	172
Consulting and legal fees	234	279
FDIC deposit insurance premiums and assessments	432	140
Other expenses	762	762
Total non-interest expenses	5,710	5,286

Income before taxes	1,284	1,018
Income tax expense	514	408
Net income	$770	$610

Earnings per common share:
Basic	$0.22	$0.17
Diluted	$0.22	$0.17

See accompanying notes to consolidated financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2009 and 2008

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Directors’ Deferred Stock Units	Accumulated Other Comprehensive Income	Total	Comprehensive Income
($ in thousands)

Balance at December 31, 2007	$338	$22,214	$(2,591)	$—	$57	$16	$20,034

Net income	—	—	610	—	—	—	610	$610
Other comprehensive income, net of tax:
Increase in net unrealized holding gains on securities available for sale (pre-tax $412)	—	—	—	—	—	246	246	246
Reclassification adjustment for net gains on sales of securities available for sale (pre-tax $8)	—	—	—	—	—	(5)	(5)	(5)
Other comprehensive income, net of tax								241
Comprehensive income								$851

Expense related to directors’ deferred stock units	—	—	—	—	36	—	36
Distribution of directors’ deferred stock units (7,040 shares)	1	53	—	3	(57)	—	—
Vesting of employee stock awards (1,000 shares)	—	—	—	—	—	—	—
Expense related to options and employee stock awards	—	60	—	—	—	—	60
Distribution of 5% stock dividend (169,236 shares; 388 treasury shares)	17	(17)	—	—	—	—	—
Purchases of treasury stock (19,322 shares)	—	—	—	(118)	—	—	(118)
Balance at December 31, 2008	$356	$22,310	$(1,981)	$(115)	$36	$257	$20,863

Net income	—	—	770	—	—	—	770	$770
Other comprehensive loss, net of tax:
Increase in net unrealized holding gains on securities available for sale (pre-tax $491)	—	—	—	—	—	308	308	308
Reclassification adjustment for net gains on sales of securities available for sale (pre-tax $607)	—	—	—	—	—	(372)	(372)	(372)
Other comprehensive loss, net of tax								(64)
Comprehensive income								$706

Expense related to directors’ deferred stock units	—	—	—	—	25	—	25
Distribution of directors’ deferred stock units (6,630 shares)	—	(1)	—	37	(36)	—	—
Vesting of employee stock awards (9,826 shares)	1	(15)	—	12	—	—	(2)
Expense related to options and employee stock awards	—	68	—	—	—	—	68
Purchases of treasury stock (26,648 shares)	—	—	—	(130)	—	—	(130)
Balance at December 31, 2009	$357	$22,362	$(1,211)	$(196)	$25	$193	$21,530
See accompanying notes to consolidated financial statements.

Fort Orange Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities	($ in thousands)
Net income	$770	$610
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,405	455
Depreciation and amortization expense on premises and equipment	220	238
Deferred tax benefit	(210)	(150)
Gain on sale of securities	(607)	(8)
Net (gain) loss on lease termination and disposal of premises and equipment	(121)	7
Net amortization of premiums and discounts on securities	91	—
Expense related to stock-based compensation	93	96
Net (increase) decrease in accrued interest receivable	(13)	154
Net increase in other assets	(1,358)	(14)
Net (decrease) increase in accrued interest payable	(130)	51
Net decrease in other liabilities	(104)	(114)
Net cash provided by operating activities	36	1,325

Cash flows from investing activities
Purchases of securities available for sale	(22,057)	(13,713)
Proceeds from sales of securities available for sale	15,312	1,004
Proceeds from maturities and calls of securities available for sale	1,250	4,562
Proceeds from principal paydowns on securities available for sale	6,859	3,139
Purchases of securities held to maturity	(533)	(3,586)
Proceeds from principal paydowns on securities held to maturity	1,347	—
Purchases of Federal Home Loan Bank of New York stock	(2,824)	(7,526)
Redemptions of Federal Home Loan Bank of New York stock	2,721	7,044
Purchases of residential real estate loans	(6,783)	(8,585)
Net loans repaid by (made to) customers	18,418	(16,329)
Purchases of premises and equipment	(293)	(142)
Proceeds from lease termination and sales of premises and equipment	450	—
Net cash provided by (used in) investing activities	13,867	(34,132)

Cash flows from financing activities
Net increase in deposits	34,657	5,626
Net (decrease) increase in overnight lines of credit and other short-term borrowings	(4,086)	3,858
Proceeds from FHLB long-term borrowings	9,250	9,000
Principal repayments of FHLB long-term borrowings	(2,231)	(1,206)
Purchases of treasury stock	(130)	(118)
Tax impact related to stock-based compensation	(2)	—
Net cash provided by financing activities	37,458	17,160

Net increase (decrease) in cash and cash equivalents	51,361	(15,647)
Cash and cash equivalents at beginning of year	4,883	20,530
Cash and cash equivalents at end of year	$56,244	$4,883

Supplemental cash flow information
Interest paid	$5,565	$6,405

Income taxes paid	$870	$421

Supplemental disclosure of non-cash investing and financing activities
Distribution of stock for directors’ deferred stock units	$36	$57

See accompanying notes to consolidated financial statements.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Fort Orange Financial Corp. and subsidiaries (the “Company”) conform to accounting principles generally accepted in the United States of America and reporting practices generally followed by the banking industry.  The more significant policies are described below.

Organization and Principles of Consolidation

Fort Orange Financial Corp. (the “Holding Company”) was formed as a Delaware corporation on March 8, 2006 to serve as the bank holding company for Capital Bank & Trust Company (the “Bank”).  Effective December 1, 2006, after receiving the required regulatory approvals from the New York State Banking Department (the “Banking Department”) and the Federal Reserve Bank of New York (the “FRB”), the Bank completed its reorganization into the holding company structure and became a wholly-owned subsidiary of Fort Orange Financial Corp. (the “Reorganization”).  Each issued and outstanding share of common stock and preferred stock of the Bank was automatically converted into one share of common stock or preferred stock, respectively, of Fort Orange Financial Corp.

The Bank is a New York State-chartered financial institution that engages in commercial banking activities primarily in Albany and Saratoga counties and surrounding areas of New York State.  The Bank’s primary customers are small to mid-size businesses, professionals, such as doctors, attorneys and accountants, and high net worth individuals.  The Bank’s principal lending products are commercial real estate loans, construction and land loans, commercial loans, lines of credit and leases, residential real estate loans, home equity loans and lines of credit, and consumer installment loans and lines of credit.  Deposit products include demand deposits, money market accounts, savings accounts and time deposits.  The Bank is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Banking Department.  The Holding Company is regulated by the FRB.

The consolidated financial statements include the accounts of the Holding Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The Company utilizes the accrual method of accounting for financial reporting purposes.  Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation.  Such reclassifications had no impact on net income.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of securities, and the valuation of deferred tax assets.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents consists of cash on hand, due from banks, federal funds sold, short-term investments with an original maturity of 90 days or less (including money market investments), and interest-bearing deposits at other banks.

Securities

Management determines the appropriate classification of securities at the time of purchase.  If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts using an effective interest method.  If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized holding gains and losses reflected in current earnings.  All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss.  At December 31, 2009 and 2008, and during the years then ended, the Company did not hold any securities considered to be trading securities.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Gains or losses on the disposition of securities are based on the net proceeds received and the adjusted carrying amount of the securities sold using the specific identification method.  Declines in the fair value of available for sale and held to maturity securities below their cost that are deemed to be other-than-temporary are reflected in earnings as realized losses.  In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value, which may be maturity.

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (the “FHLB”), the Company is required to hold stock in the FHLB according to predetermined formulas set by the FHLB.  FHLB stock is carried at cost since it has no readily available market value.  The stock cannot be sold, but can be redeemed by the FHLB at cost.  Dividends on FHLB stock are recorded when declared by the FHLB.

Loans

Loans are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and the allowance for loan losses.  Nonrefundable loan fees and direct loan origination costs are deferred and amortized over the estimated life of the loan as an adjustment to the yield.

Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of principal and/or interest is deemed to be insufficient to warrant further accrual.  When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.  The Company generally does not accrue interest on loans that are 90 days or more past due for the payment of principal and/or interest unless active collection efforts and/or the value of the collateral, if any, indicate that full recovery is probable.  Payments received on non-accrual loans are generally applied to reduce the unpaid principal balance, however, interest on non-accrual loans may also be recognized as payments are received.  Loans are returned to accrual status when all contractual principal and interest payments are brought current and future payments are reasonably assured.

Loans are considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring.  Smaller balance, homogeneous loans that are collectively evaluated for impairment, such as residential real estate loans, home equity loans and lines of credit, and consumer loans and lines of credit, are specifically excluded from classification as impaired loans unless such loans are restructured in a troubled debt restructuring.  The balance of impaired loans is generally the same as the balance of commercial, commercial real estate and construction loans on non-accrual status.  The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

Allowance for Loan Losses

The allowance for loan losses is increased through a provision for loan losses charged to operations.  Loans, or portions thereof, are charged against the allowance for loan losses when management believes that the collectability of all or a portion of the principal is unlikely.  Subsequent recoveries, if any, are credited to the allowance for loan losses when received.

The allowance is an amount that management believes will be necessary to absorb probable losses on existing loans.  Management’s evaluation of the allowance for loan losses is performed on a periodic basis.  Historical loss rates are applied to existing loans with similar characteristics.  The historical loss rates used to establish the allowance may be adjusted to reflect management’s current assessment of various factors.  The impact of economic conditions on the creditworthiness of the borrowers is considered, as well as changes in the experience, ability and depth of lending management and staff, changes in the composition and volume of the loan portfolio, trends in the volume of past due, non-accrual and classified loans, as well as other external factors, such as competition, legal developments and regulatory guidelines.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions.  In addition, Federal and state bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.  Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization.  Depreciation is computed on a straight-line basis over the estimated useful lives of the assets.  Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related leases, including any probable renewals, or the estimated useful lives of the assets.

Foreclosed Real Estate and Repossessed Property

Foreclosed real estate, comprised of real estate acquired through foreclosure and in-substance foreclosures, and repossessed property are recorded at the fair value of the asset acquired less estimated disposal costs.  A loan is categorized as an in-substance foreclosure when the Company has taken possession of the collateral, regardless of whether formal foreclosure proceedings have taken place.  At the time of foreclosure or repossession, or when foreclosure occurs in-substance, the excess, if any, of the recorded investment in the loan over the fair value of the property received is charged to the allowance for loan losses.  Subsequent declines in the value of foreclosed and repossessed property and net operating expenses are charged directly to other operating expenses.  Properties are reappraised, as considered necessary by management, and written down to the fair value less the estimated cost to sell the property, if necessary.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method.  Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized.  A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized.  Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense/benefit.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Interest and penalties related to income taxes, if any, are recognized as a component of income tax expense.

On January 1, 2009, the Company adopted accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of reserves to maintain for uncertain tax positions.  The impact of the adoption of this guidance was not significant.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Repurchase Agreements

The Company may enter into sales of securities under agreements to repurchase (“repurchase agreements”).  The Company transfers the underlying securities to a third party custodian’s account that explicitly recognizes the Company’s interest in the securities.  Provided the Company maintains effective control over the transferred securities, the repurchase agreements are accounted for as borrowings.  The obligations to repurchase securities sold are reflected as a liability within borrowings in the consolidated balance sheet, while the securities underlying the agreements continue to be carried in the Company’s securities portfolios.

Stock-Based Compensation

The Company has several stock-based compensation plans, which are more fully described in Note 10.  The Company has also adopted a Stock Unit Plan for non-employee directors.  Under the Stock Unit Plan, non-employee directors are awarded “stock units” for attendance at board and committee meetings.  The stock units earned are immediately vested and can only be forfeited if the director is terminated for “cause” (as defined in the plan).  Each stock unit is equivalent to one share of common stock; there is no option for a cash payment.  The shares of stock earned in each calendar year are distributed to the directors in the subsequent calendar year.

The Company follows the guidance in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification TM (“ASC”) section 718 (FASB ASC 718) in accounting for stock-based compensation.  FASB ASC 718 requires an entity to recognize the expense of employee services received in share-based payment transactions and measure the expense based on the grant date fair value of the award.  The expense is recognized over the period during which an employee is required to provide service in exchange for the award.  Stock-based employee compensation expense is included in salaries and benefits in the consolidated statements of income, while stock-based compensation expense related to directors is included in other expenses.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model using assumptions concerning expected volatility, expected dividend yield, expected term and a risk-free interest rate.  Because the Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management’s opinion, does not necessarily provide a reliable single measure of the fair value of its stock options.

In determining the assumption for expected volatility, management considers both the historical volatility of the Company’s stock, which is very thinly traded, as well as various published indices for publicly-traded financial institutions similar in size to the Company.  The expected dividend yield is estimated based on the current dividend yield of the Company’s stock, adjusted for any anticipated future changes over the expected term of the options.  Historical option exercise and employee termination activity is used to estimate the expected term of the options granted and represents the period of time that options granted are expected to be outstanding.  The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for bonds approximating the expected term of the option at the grant date.

The following weighted-average assumptions were used for stock options granted during the year ended December 31, 2008 (no stock options were granted during 2009): expected volatility of 20.0%; no dividend yield; expected term of 7.4 years; and risk-free interest rate of 3.01%.  The weighted-average fair value at the grant date for the options granted during 2008 was $1.64.

The fair value of restricted (or nonvested) shares awarded, measured as of the grant date, is recognized and amortized on a straight-line basis to compensation expense over the vesting period of the awards, with the offsetting credit to additional paid-in capital.

The fair value of the stock units earned by the directors, measured as of the date of the meeting, is recorded as compensation expense, as the stock units are immediately vested and can only be forfeited if the director is terminated for “cause” (as defined in the plan).

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Stock Dividend

On April 29, 2008, the Company declared a 5% common stock dividend, which was distributed on May 30, 2008, to stockholders of record as of May 16, 2008.  If the Company had accumulated profits (retained earnings), the Company would have transferred the fair market value of the shares issued from retained earnings to common stock and additional paid-in capital.  Since the Company had an accumulated deficit at the date of the stock dividend, the par value of the shares issued was transferred from additional paid-in capital to common stock.

Earnings Per Share

Basic earnings per share is calculated by dividing net income less dividends on convertible preferred stock (if any) by the weighted-average number of common shares outstanding during the period, including the stock units awarded under the Stock Unit Plan, which are considered to be contingently issuable shares.

Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of incremental common shares that would have been outstanding under the treasury stock method if all potentially dilutive common shares (such as convertible preferred stock, stock options and restricted stock) were issued or became vested during the reporting period.

All share and per share information has been retroactively adjusted to give effect to the 5% common stock dividend distributed in May 2008.

Financial Instruments

In the normal course of business, the Company is a party to certain financial instruments with off-balance sheet risk, such as commitments to extend credit, unadvanced construction loans, unused lines of credit and standby letters of credit.  The Company’s policy is to record such instruments when funded.

Comprehensive Income/Loss

Comprehensive income/loss represents the sum of net income and items of other comprehensive income/loss, which are reported directly in stockholders’ equity, net of tax, such as the change in the net unrealized gain or loss on securities available for sale.  Accumulated other comprehensive income/loss, which is a component of stockholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Advertising
Advertising costs are expensed as incurred and totaled approximately $53,000 and $43,000 for the years ended December 31, 2009 and 2008, respectively.

Segment Reporting

The overwhelming majority of the Company’s operations are in the banking industry and include providing to its customers traditional banking services.  The Company operates primarily in Albany and Saratoga counties and surrounding areas of New York State.  Management makes operating decisions and assesses performance based on an ongoing review of its banking operations, which constitute the Company’s only reportable segment.

Subsequent Events
The Company has evaluated subsequent events through February 27, 2010, which is the date the consolidated financial statements were available to be issued.

(2)	Preferred Stock

As of December 31, 2009, the Company had 1,000,000 shares of authorized preferred stock that may be issued by the Board of Directors from time to time in one or more series, with each series having the rights and privileges determined by the Board of Directors in their best judgment.  There was no preferred stock outstanding during 2009 or 2008.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(3)	Earnings Per Share

The following table sets forth certain information regarding the calculation of basic and diluted earnings per share for the years ended December 31.  All share and per share amounts have been retroactively adjusted to give effect to the 5% common stock dividend distributed in May 2008.

	2009	2008
	($ in thousands, except per share data)
Net income	$770	$610

Weighted-average common shares outstanding, including stock units awarded under the Stock Unit Plan	3,538	3,549
Dilutive effect of outstanding stock options and stock awards	1	3
Weighted-average common shares outstanding, assuming dilution	3,539	3,552
Basic earnings per common share	$0.22	$0.17
Diluted earnings per common share	$0.22	$0.17

As of December 31, 2009, there were 276,909 stock options outstanding with a weighted-average exercise price of $5.98 that were excluded from the computation of diluted earnings per common share as the impact was anti-dilutive.  At that same date, there were also 55,282 nonvested stock awards outstanding with a weighted-average grant date fair value of $6.19 that were excluded from the computation of diluted earnings per common share as the impact was anti-dilutive.

(4)	Securities

The amortized cost, gross unrealized gains and losses and approximate fair value of securities at December 31, 2009 and 2008 are as follows:

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	($ in thousands)
Available for Sale:
Agency mortgage-backed securities (1)	$10,300	$246	$(10)	$10,536
Agency collateralized mortgage obligations (1)	10,738	159	(41)	10,856
Private collateralized mortgage obligations (1)	1,273	—	(26)	1,247
SBA guaranteed loan pools	2,278	—	(14)	2,264
Total securities available for sale	$24,589	$405	$(91)	$24,903

Held to Maturity:
U.S. agency securities	$1,540	$58	$—	$1,598
Agency collateralized mortgage obligations (1)	1,179	21	—	1,200
Total securities held to maturity	$2,719	$79	$—	$2,798

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

	2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
	($ in thousands)
Available for Sale:
U.S. agency securities	$1,249	$16	$—	$1,265
Agency mortgage-backed securities (1)	16,605	373	(3)	16,975
Agency collateralized mortgage obligations (1)	5,646	131	—	5,777
Private collateralized mortgage obligations (1)	1,883	—	(87)	1,796
Total securities available for sale	$25,383	$520	$(90)	$25,813

Held to Maturity:
U.S. agency securities	$2,045	$32	$—	$2,077
Agency collateralized mortgage obligations (1)	1,541	2	(6)	1,537
Total securities held to maturity	$3,586	$34	$(6)	$3,614

(1)           All agency mortgage-backed securities, agency collateralized mortgage obligations and private collateralized mortgage obligations are backed by residential mortgage loans as the underlying collateral.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The following table sets forth information with regard to securities with unrealized losses at December 31, 2009 and 2008, segregated according to the length of time the securities had been in a continuous unrealized loss position as of that date:

	2009
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Security category	Value	Losses	Value	Losses	Value	Losses
	($ in thousands)
Available for Sale:
Agency mortgage- backed securities	$1,025	$(10)	$—	$—	$1,025	$(10)
Agency collateralized mortgage obligations	2,967	(41)	—	—	2,967	(41)
Private collateralized mortgage obligations	781	(9)	466	(17)	1,247	(26)
SBA guaranteed loan pools	2,264	(14)	—	—	2,264	(14)
Total	$7,037	$(74)	$466	$(17)	$7,503	$(91)

	2008
	Less Than 12 Months		12 Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Security category	Value	Losses	Value	Losses	Value	Losses
	($ in thousands)
Available for Sale:
Agency mortgage-backed securities	$785	$(3)	$—	$—	$785	$(3)
Private collateralized mortgage obligations	1,531	(85)	265	(2)	1,796	(87)
Held to Maturity:
Agency mortgage-backed securities	737	(6)	—	—	737	(6)
Total	$3,053	$(94)	$265	$(2)	$3,318	$(96)

At December 31, 2009, the unrealized losses on the Company’s securities were caused primarily by changes in market interest rates and widening of sector spreads between the date the respective securities were purchased and December 31, 2009.  The unrealized losses relate to eleven individual securities, all of which have the highest available credit rating from nationally recognized rating agencies.  Because the unrealized losses are related primarily to changes in market interest rates and widening of sector spreads and are not necessarily related to the underlying credit quality of the issuers of the securities, coupled with the fact that the Company does not intend to sell the securities and it is not more likely than not that the Company will be required to sell the securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider any of these securities to be other-than-temporarily impaired at December 31, 2009.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Shown below are the amortized cost and approximate fair value of debt securities as of December 31, 2009, by contractual maturity (excluding mortgage-backed securities, collateralized mortgage obligations and SBA guaranteed loan pools).  Actual maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without prepayment penalties.  In addition, issuers of certain securities may have the right to call obligations without prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value
($ in thousands)
Due in one year or less	$—	$—	$—	$—
Due after one through five years	—	—	1,540	1,598
Due after five through ten years	—	—	—	—
Due after ten years	—	—	—	—
Total	$—	$—	$1,540	$1,598

The Company received $15.3 million and $1.0 million in proceeds from the sale of securities available for sale during the years ended December 31, 2009 and 2008, respectively, realizing gains of $607,000 and $8,000.  There were no losses in either 2009 or 2008.

Securities with a carrying value of $26.1 million and $29.4 million at December 31, 2009 and 2008, respectively, were pledged to secure public deposits, outstanding or available borrowings, and for other purposes as required by law.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(5)	Loans

A summary of net loans as of December 31 is as follows:

	2009	2008
	($ in thousands)
Commercial	$69,003	$75,294
Commercial real estate	59,011	43,704
Construction and land	28,063	44,777
Residential real estate	34,993	41,473
Home equity	7,223	5,825
Consumer	282	359
Total loans	198,575	211,432
Allowance for loan losses	(2,113)	(1,930)
Net loans	$196,462	$209,502

For purposes of the table above, commercial real estate loans include those loans secured by real estate collateral where less than 50% of the underlying property securing the loan is owner-occupied.  If a loan is secured by real estate collateral but the underlying property securing the loan is 50% or more owner-occupied, the loan is classified as a commercial loan.

Included in the loan balances in the table above were $105,000 and $175,000 of unamortized net deferred loan origination costs at December 31, 2009 and 2008, respectively.

At December 31, 2009, approximately $24.4 million of residential real estate loans and approximately $29.3 million of commercial real estate and commercial loans were pledged as collateral for outstanding or available FHLB borrowings.

Changes in the allowance for loan losses during the years ended December 31 were as follows:

	2009	2008
	($ in thousands)
Allowance at beginning of year	$1,930	$1,715
Provision for loan losses	1,405	455
Loans charged-off	(1,281)	(300)
Recoveries of loans charged-off	59	60
Allowance at end of year	$2,113	$1,930

Total non-performing loans at December 31, 2009 and 2008 consisted solely of loans in non-accrual status and amounted to approximately $1.4 million and $787,000, respectively.  At December 31, 2008, there were also loans totaling $870,000 that were greater than 90 days past due and still accruing interest (none at December 31, 2009).  At both December 31, 2009 and 2008, there were no material commitments to extend further credit to borrowers with non-performing loans.

Contractual interest on the non-accrual loans noted above of approximately $90,000 and $64,000, was not recognized in interest income during the years ended December 31, 2009 and 2008, respectively.  The amount of interest on the non-accrual loans noted above that was collected and recognized in interest income during the years ended December 31, 2009 and 2008, was not significant.

At December 31, 2009 and 2008, the recorded investment in loans that are considered to be impaired totaled approximately $468,000 and $597,000, respectively, for which the allocated allowance for loan losses was approximately $185,000 at December 31, 2009, and approximately $241,000 at December 31, 2008.  There were no impaired loans at December 31, 2009 or 2008 that did not require an allocation of the allowance for loan losses.  The average recorded investment in impaired loans during the years ended December 31, 2009 and 2008 was approximately $1.6 million and $899,000, respectively.  The interest income accrued on those impaired loans or recognized using the cash basis of income recognition was not significant for the years ended December 31, 2009 or 2008.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

At December 31, 2009 and 2008, outstanding loans to directors, executive officers or their affiliates totaled $4.6 million and $4.3 million, respectively.  During 2009, new loans or advances to such related parties amounted to $7.7 million and repayments amounted to $7.4 million.  Loans made by the Company to directors, executive officers or their affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateralization, as those prevailing at the time for comparable transactions with other persons or entities.  See also Notes 7 and 12 for additional related party disclosures.

(6)	Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

	2009	2008
	($ in thousands)
Leasehold improvements	$914	$1,141
Furniture and equipment	951	987
Data processing equipment, including software	1,316	1,302
Total	3,181	3,430
Accumulated depreciation and amortization	(2,306)	(2,299)
Premises and equipment, net	$875	$1,131

Depreciation and amortization expense was $220,000 and $238,000 for the years ended December 31, 2009 and 2008, respectively.

(7)	Deposits

A summary of time deposit maturities at December 31, 2009 is as follows:

	$100,000 and Over	Other Time Deposits
	($ in thousands)
Years ending December 31:
2010	$31,561	$17,523
2011	9,270	6,567
2012	1,995	2,080
2013	3,939	810
2014	3,351	2,894
Thereafter	200	—
Totals	$50,316	$29,874

At December 31, 2009, deposits from directors, executive officers or their affiliates totaled approximately $10.9 million.  Deposits with directors, executive officers or their affiliates were accepted in the ordinary course of business, on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons or entities.  See also Notes 5 and 12 for additional related party disclosures.

(8)	Borrowings

The following is a summary of borrowings at December 31:

	2009	2008
	($ in thousands)
FHLB overnight line of credit (variable rate)	$—	$5,840
Repurchase agreements (variable rate)	5,761	4,007
FHLB advances (fixed rate)	35,676	28,657
Total borrowings	$41,437	$38,504

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The following table sets forth certain information with respect to short-term lines of credit and repurchase agreements at and for the years indicated:

	2009	2008
	($ in thousands)
Short-Term Lines of Credit
Balance at end of year	$—	$5,840
Maximum month-end balance	5,800	13,320
Average balance during the year	1,279	2,400
Weighted-average interest rate at end of year	—	0.44%
Weighted-average interest rate during the year	0.47%	1.82%

Repurchase Agreements
Balance at end of year	$5,761	$4,007
Maximum month-end balance	5,761	6,182
Average balance during the year	4,187	2,960
Weighted-average interest rate at end of year	0.33%	0.34%
Weighted-average interest rate during the year	0.31%	1.45%

At December 31, 2009, the fair value of securities pledged under repurchase agreements totaled $9.7 million.

Certain of the Company’s FHLB advances at December 31, 2009 are callable by the FHLB at one or more dates in the future.  If an advance is called by the FHLB, the Company has the option to replace the called advance with a new advance at market terms or to repay the advance.  The following table sets forth the contractual maturities of all FHLB advances and the amounts callable at the next call date for the callable FHLB advances at December 31, 2009:

	Contractual Maturity	Weighted- Average Rate	Next Call Date	Weighted- Average Rate
	($ in thousands)
Years ending December 31:
2010	$4,464	2.20%	$14,000	3.45%
2011	5,462	3.97	1,000	2.90
2012	7,250	3.51	—	—
2013	3,750	3.06	—	—
2014	5,750	3.63	—	—
Thereafter	9,000	3.38	—	—
Total fixed rate FHLB advances	$35,676	3.35%	$15,000	3.41%

At December 31, 2009, the Bank had available short-term lines of credit of $50.0 million with the FHLB, subject to the amount of available collateral.  At December 31, 2009, there were no amounts outstanding against these lines of credit with the FHLB.  All borrowings with the FHLB, including short-term lines of credit and longer-term advances, must be collateralized by securities, qualifying loans and/or FHLB stock under a blanket pledge agreement with the FHLB.  Based on the amount of specific collateral pledged, the Bank could have borrowed a maximum of $48.2 million from the FHLB as of December 31, 2009, of which $35.7 million was outstanding.

The Bank also has a $3.0 million unsecured line of credit available with a correspondent financial institution. The Holding Company has a $5.0 million secured line of credit available with a different financial institution. The Holding Company’s line of credit is collateralized by its ownership in the Bank’s stock. There were no advances outstanding on either of these lines of credit at December 31, 2009.

(9)	Regulatory Matters

Regulations require banks to maintain a minimum leverage ratio of Tier 1 capital to total adjusted quarterly average assets of 4.0%, and minimum ratios of Tier 1 capital and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Under their prompt corrective action regulations, regulatory authorities are required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution.  Such actions could have a direct material effect on an institution’s financial statements.  The regulations establish a framework for the classification of banks into five categories: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.  Generally, an institution is considered well-capitalized if it has a Tier 1 capital ratio of at least 5.0% (based on total adjusted quarterly average assets); a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by the regulatory authorities about capital components, risk weightings and other factors.

As of December 31, 2009 and 2008, the Bank met the capital adequacy requirements noted above.  Further, as of December 31, 2009, the Bank was categorized as a well-capitalized institution under the prompt corrective action regulations.

The following is a summary of actual capital amounts and ratios as of December 31, 2009 and 2008 for the Bank, compared to the standard requirements for minimum capital adequacy and for classification as well-capitalized.

			Required Amounts and Ratios
	Actual Capital		Minimum Capital Adequacy		Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	($ in thousands)
As of December 31, 2009:
Tier 1 Capital (to Average
Adjusted Total Assets)	$21,156	7.62%	$11,099	4.00%	$13,874	5.00%
Tier 1 Capital (to Risk- Weighted Assets)	21,156	10.81%	7,832	4.00%	11,748	6.00%
Total Capital (to Risk- Weighted Assets)	23,269	11.88%	15,664	8.00%	19,580	10.00%

As of December 31, 2008:
Tier 1 Capital (to Average Adjusted Total Assets)	$20,302	8.41%	$9,658	4.00%	$12,072	5.00%
Tier 1 Capital (to Risk- Weighted Assets)	20,302	10.06%	8,072	4.00%	12,108	6.00%
Total Capital (to Risk-Weighted Assets)	22,232	11.02%	16,144	8.00%	20,180	10.00%

The ability of the Bank to pay dividends to the Holding Company is subject to various restrictions.  Under New York State Banking Law, dividends may be declared and paid only from the Bank’s net profits, as defined.  The approval of the Superintendent of Banks of the State of New York (the “Superintendent”) is required if the total of all dividends declared in any year will exceed the net profit for that year plus the retained net profits of the preceding two years.  As of December 31, 2009, the Bank could have paid approximately $2.2 million in dividends to the Holding Company without the prior approval of the Superintendent.

In February 2006, the Federal Reserve Board (the “Board”) approved a final rule that expands the definition of a small bank holding company (“SBHC”) under the Board’s Small Bank Holding Company Policy Statement (the “Policy Statement”) and the Board’s leverage and risk-based capital guidelines for bank holding companies.  In its revisions to the Policy Statement, the Board raised the SBHC asset size threshold from $150 million to $500 million and amended the related qualitative criteria for determining eligibility as a SBHC for the purposes of the Policy Statement and the capital guidelines.  The Policy Statement permits debt levels at SBHCs that are higher than what would typically be permitted for larger bank holding companies.  Because SBHCs may, consistent with the Policy Statement, operate at a level of leverage that generally is inconsistent with the capital guidelines, the capital guidelines provide an exemption for SBHCs.  Based on the eligibility criteria specified in the Policy Statement, management believes that the Holding Company currently qualifies as a SBHC and is exempt from the regulatory capital requirements administered by the federal banking agencies.

(10)	Stock-Based Compensation and Employee Benefit Plans

Stock-Based Compensation

As of December 31, 2009, the Company has the following stock-based compensation plans which have been approved by the stockholders: the Fort Orange Financial Corp. 2007 Stock-Based Incentive Plan (the “FOFC 2007 Plan”); the 1996 Stock Option Plan for Key Employees (the “1996 Employee Plan”); the 1997 Stock Option Plan for Key Employees (the “1997 Employee Plan”); the 1996 Stock Option Plan for Non-Employee Directors (the “1996 Director Plan”); and the Stock Unit Plan for non-employee directors (the “Stock Unit Plan”) (collectively, the “Stock Compensation Plans”).

The total compensation cost that was charged against income for the Stock Compensation Plans was approximately $93,000 and $96,000 for the years ended December 31, 2009 and 2008, respectively.  The total income tax benefit recognized in the consolidated statements of income for stock-based compensation arrangements was approximately $24,000 and $28,000 for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2009, there were 61,357 shares of authorized common stock reserved for issuance under the 1996 Employee Plan, the 1997 Employee Plan, and the 1996 Director Plan.  The Company also has the alternative to fund option exercises under these plans with treasury stock.  As of December 31, 2009, there were no shares available for future grant under these three plans.  All options granted under these plans were non-qualified stock options.  Each option entitles the holder to purchase one share of common stock at an exercise price equal to the estimated fair market value on the date of grant.  Options expire ten years following the date of grant.  The vesting provisions for options granted under the 1996 Employee Plan and the 1997 Employee Plan were determined by a committee of the Board of Directors at the date of grant.  The options granted under the 1996 Director Plan vest over a three year period (40% after year one, 33% after year two, and 27% after year three).

Under the FOFC 2007 Plan, 315,000 shares of authorized common stock are reserved for issuance upon the exercise of stock options or the vesting of restricted stock (“stock awards”) (of the 315,000 shares available, no more than 105,000 may be granted in the form of stock awards).  The Company also has the alternative to fund the FOFC 2007 Plan with treasury stock.  As of December 31, 2009, the Company had 23,704 shares available for future grant under the FOFC 2007 Plan.  Options under the FOFC 2007 Plan may be either non-qualified stock options or incentive stock options.  Each option entitles the holder to purchase one share of common stock at an exercise price greater than or equal to the estimated fair market value on the date of grant.  Options expire no later than ten years following the date of grant.  The vesting provisions for options and stock awards granted under the FOFC 2007 Plan are determined by a committee of the Board of Directors at the date of grant.

The vesting of all stock options and stock awards is immediately accelerated in the event of a change-in-control of the Company, as defined in the respective plans.

The primary objective of the Stock Compensation Plans is to enhance the Company’s ability to attract and retain highly qualified officers, employees and directors, by providing such persons with stronger incentives to continue to serve the Company and to improve the business results and earnings of the Company.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

A summary of option activity under the Stock Compensation Plans as of December 31, 2009, and changes during the year then ended, is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term in Years	Aggregate Intrinsic Value ($ in 000s)

Outstanding at December 31, 2008	308,251	$5.98
Granted	—	—
Exercised	—	—
Forfeited, cancelled or expired	(31,342)	5.96
Outstanding at December 31, 2009	276,909	$5.98	7.5	$—
Exercisable at December 31, 2009	84,523	$5.70	5.5	$—

There were no options exercised during either 2009 or 2008.  The total remaining unrecognized compensation cost related to nonvested stock options at December 31, 2009 was approximately $310,000 (subject to actual forfeitures), which will be recognized over a weighted-average period of approximately 4.1 years.

A summary of restricted stock activity as of December 31, 2009, and changes during the year then ended, is presented below:

		Weighted- Average Grant Date
Restricted Stock	Shares	Fair Value
Nonvested at December 31, 2008	79,800	$5.84
Granted	—	—
Vested	(9,826)	6.00
Forfeited or cancelled	(4,006)	5.51
Nonvested at December 31, 2009	65,968	$5.84

The total fair value of restricted shares that vested during 2009 and 2008 was $45,000 and $7,000, respectively (calculated as of the vesting date).  The total remaining unrecognized compensation cost related to nonvested stock awards at December 31, 2009 was approximately $372,000 (subject to actual forfeitures), which will be recognized over a weighted-average period of approximately 4.0 years.

During the years ended December 31, 2009 and 2008, 5,485 and 6,630 shares, respectively, were earned by directors under the Stock Unit Plan.  The weighted-average fair value of the shares earned during the years ended December 31, 2009 and 2008 was $4.52 and $5.47, respectively.  As of December 31, 2009, there were 5,485 shares that had been earned under the Stock Unit Plan, but not yet distributed.

401(k) Plan

The Company sponsors a defined contribution 401(k) plan covering substantially all employees meeting certain eligibility requirements.  During 2009 and 2008, the Company matched 100% of an eligible employee’s pre-tax contributions up to a maximum contribution by the Company of 4% of the employee’s annual salary.  The amount of 401(k) contribution expense was approximately $65,000 in each of the years ended December 31, 2009 and 2008, respectively.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(11)	Income Taxes

The components of income tax expense for the years ended December 31 are as follows:

	2009	2008
Current tax expense:	($ in thousands)
Federal	$584	$453
State	140	105
Deferred tax benefit	(210)	(150)
Total income tax expense	$514	$408

The following is a reconciliation of the expected income tax expense and the actual income tax expense for the years ended December 31.  The expected income tax expense has been computed by applying the statutory federal tax rate of 34% to income before taxes:

	2009	2008
	($ in thousands)
Tax expense at statutory rates	$437	$346
State taxes, net of federal benefit	62	51
Other	15	11
Actual income tax expense	$514	$408

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below:

	2009	2008
	($ in thousands)
Deferred tax assets:
Allowance for loan losses	$660	$381
Compensation agreements	51	63
Depreciation	16	79
Other	48	43
Total deferred tax assets	775	566

Deferred tax liabilities:
Bond discount accretion	—	(1)
Net unrealized gains on securities available for sale	(121)	(172)
Total deferred tax liabilities	(121)	(173)
Net deferred tax asset at end of year	$654	$393

Based on anticipated future taxable income, management believes it is more likely than not that the Company will realize its net deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and in New York State.  With few exceptions, the Company is no longer subject to U.S. federal and New York State examinations by tax authorities for years before 2006.  On February 9, 2010, the Company received notice from the Internal Revenue Service that they would be examining the Company’s 2007 and 2008 U.S. federal income tax returns.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(12)	Related Party Transactions

The Company has had, and may be expected to have in the future, transactions with directors, their immediate families and affiliated companies in which they are principals (commonly referred to as “related parties”).  The Company believes that the transactions with the related parties have been conducted on market terms.  A summary of non-loan/deposit transactions with related parties during the years ended December 31 is as follows:

	2009	2008
	($ in thousands)
Occupancy-related	$360	$212
Advertising and public relations	$17	$17
Legal services	$46	$34

In addition, during 2009 and 2008, the Company purchased approximately $3.0 million and $7.0 million, respectively, of loans secured by residential real estate from a mortgage banker in which a director of the Company has an ownership interest.  The Company believes the loan purchases were conducted on market terms and conditions.  See also Notes 5 and 7 regarding loans to and deposits with related parties.

(13)	Commitments and Contingent Liabilities

Off-Balance Sheet Financing and Concentrations of Credit

The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Company’s commitments to extend credit and unused lines of credit.  These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements.  The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit and unused lines of credit is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support off-balance sheet financial instruments with credit risk.

Contract amounts of financial instruments that represent credit risk as of December 31 are as follows:

	2009
	Fixed	Variable	Total
	($ in thousands)
Commitments to extend credit	$4,702	$1,320	$6,022
Commitments to purchase loans	—	83	83
Unadvanced construction and land loans	928	7,557	8,485
Unused lines of credit	964	28,558	29,522
Standby letters of credit	961	—	961
Total	$7,555	$37,518	$45,073

	2008
	Fixed	Variable	Total
	($ in thousands)
Commitments to extend credit	$3,288	$—	$3,288
Commitments to purchase loans	133	—	133
Unadvanced construction and land loans	—	12,387	12,387
Unused lines of credit	635	26,516	27,151
Standby letters of credit	280	—	280
Total	$4,336	$38,903	$43,239

Commitments to extend credit, unadvanced construction and land loans and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since certain commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management’s credit evaluation of the customer.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

The Company enters into commitments to purchase residential real estate loans in the normal course of business.  These commitments are contingent on a review of the loan files by Company personnel to ensure that the loans meet pre-designated underwriting criteria.

Commitments to extend credit and unused lines of credit may be written on a fixed-rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

Standby letters of credit are conditional commitments issued by the Company to guarantee payment on behalf of a customer and/or guarantee the performance of a customer to a third party.  Standby letters of credit generally arise in connection with lending relationships.  The credit risk involved in issuing these instruments is essentially the same as that involved in extending loans to customers.  Contingent obligations under the standby letters of credit represent the maximum potential future payments the Company could be required to make.  Typically, these instruments have terms of twelve months or less and expire unused; therefore, the total amounts do not necessarily represent future cash requirements.  Each customer is evaluated individually for creditworthiness under the same underwriting standards used for commitments to extend credit and on-balance sheet instruments.  Company policies governing loan collateral apply to standby letters of credit at the time of credit extension.  Loan-to-value ratios will generally range from 50% for movable assets, such as inventory, to 100% for liquid assets, such as deposit accounts.  The fair value of the Company’s standby letters of credit at December 31, 2009 and 2008 was insignificant.

Concentrations of Credit

The Company conducts the majority of its business in Albany and Saratoga counties and surrounding areas of New York State.  A substantial portion of its debtors’ ability to honor their loan contracts is dependent upon economic conditions in these areas.

Leases

The Company leases its branch locations and administrative offices under non-cancelable operating leases.  In addition, periodically the Company may lease certain automobiles and office equipment.  Total lease payments were $400,000 and $406,000 for the years ended December 31, 2009 and 2008, respectively.  The future minimum payments by year and in the aggregate under non-cancelable operating leases as of December 31, 2009 are as follows:

Years ending December 31:	($ in thousands)
2010	$435
2011	307
2012	269
2013	248
2014	227
Thereafter	400
Total	$1,886

Reserve Requirement

The Company is required to maintain certain reserves of vault cash and/or deposits with the Federal Reserve Bank.  The amount of this reserve requirement was approximately $994,000 at December 31, 2009.

Contingent Liabilities

In the ordinary course of business, there may be various legal proceedings pending against the Company.  Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

(14)	Fair Value Measurements and Fair Value of Financial Instruments

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  The Company adopted the guidance in the Fair Value Measurements and Disclosures topic of FASB ASC effective January 1, 2008.  This guidance defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements.  The guidance provides a consistent definition of fair value, which focuses on the exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in the valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.  Fair value measurements are not adjusted for transaction costs.  The adoption of the guidance in the Fair Value Measurements and Disclosures topic of FASB ASC had no impact on the amounts reported in the consolidated financial statements.  The primary effect of adopting this guidance was to expand the required disclosures pertaining to the methods used to determine fair values.

The guidance in the Fair Value Measurements and Disclosures topic of FASB ASC establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy under the guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability;

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity).

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial assets and liabilities that are measured at fair value on a recurring basis.  Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement:

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Balance	(Level 1)	(Level 2)	(Level 3)
	($ in thousands)
At December 31, 2009:
Assets:
Securities available for sale	$24,903	$—	$24,903	$—

At December 31, 2008:
Assets:
Securities available for sale	$25,813	$—	$25,813	$—

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Fair values for securities are based on quoted market prices or dealer quotes, where available.  Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments with similar characteristics.  When necessary, the Company utilizes “matrix” pricing from a third party vendor to determine fair values.  Matrix prices are indicative values computed primarily or exclusively using computerized models based on inputs such as Treasury yields, swap rates, spreads, prepayment projections and other assumptions believed to be applicable to the classes of securities being valued.

The fair value guidance also requires disclosure of assets and liabilities measured and recorded at fair value on a nonrecurring basis.  In accordance with the provisions of the impaired loan guidance, the Company had impaired loans with a carrying value of approximately $468,000 and $597,000 at December 31, 2009 and 2008, respectively, for which the allocated allowance for loan losses was approximately $185,000 and $241,000, respectively.  The Company generally uses the fair value of the underlying collateral to estimate the allowance for loan losses allocated to impaired loans.  Fair value is generally determined based upon independent third party appraisals of the collateral, or discounted cash flows based upon the expected proceeds.  Based on the valuation techniques used, the fair value measurements for impaired loans are classified as Level 3.

The Company also has the option to measure eligible financial assets, financial liabilities and Company commitments at fair value (i.e., the “fair value option”), on an instrument-by-instrument basis, that are not otherwise permitted to be accounted for at fair value under other accounting standards.  The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment.  Subsequent changes in fair value must be recorded in earnings.  There are also presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  The fair value option does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value and does not eliminate disclosure requirements included in other accounting standards. As of December 31, 2009 and 2008, the Company had not elected the fair value option for any eligible items.

The Company is also required to disclose estimated fair values for its financial instruments.  The definition of a financial instrument includes many of the assets and liabilities recognized in the Company’s consolidated balance sheet, as well as certain off-balance sheet items.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument.  Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments and other factors.  These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the disclosed estimates of fair value.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Short-Term Financial Instruments

The fair value of certain financial instruments is estimated to approximate their carrying value because the remaining term to maturity or period to repricing of the financial instrument is less than 90 days.  Such financial instruments include cash and cash equivalents, accrued interest receivable and accrued interest payable.

Fort Orange Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 2009 and 2008

Securities Available for Sale and Securities Held to Maturity

Securities available for sale and securities held to maturity are financial instruments that are usually traded in broad markets.  Fair values for securities are based on quoted market prices or dealer quotes, where available.  Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments with similar characteristics.  When necessary, the Company utilizes “matrix” pricing from a third party vendor to determine fair values.  Matrix prices are indicative values computed primarily or exclusively using computerized models based on observable inputs such as Treasury yields, swap rates, spreads, prepayment projections and other assumptions believed to be applicable to the classes of securities being valued.

Federal Home Loan Bank of New York Stock

The fair value of Federal Home Loan Bank of New York stock is equal to its carrying amount (cost) since there is no readily available market value and the stock cannot be sold, but can be redeemed by the Federal Home Loan Bank of New York at cost.

Loans

For performing variable rate loans that reprice frequently, fair value is assumed to equal the carrying amount.  Fair values for performing fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms.

Estimated fair value for non-performing loans is based on estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows.  Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Deposits

The estimated fair value of deposits with no stated maturity, such as non-interest-bearing deposits, NOW accounts, money market accounts and savings accounts, is regarded to be the amount payable on demand (carrying value).  The estimated fair value of time deposit accounts is based on the discounted value of contractual cash flows.  The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.  The fair value estimates for deposits do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared with the cost of borrowing funds in the market.

Borrowings

The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values.  Fair values for long-term borrowings (such as Federal Home Loan Bank of New York advances) are estimated using a discounted cash flow approach based on current market rates for similar borrowings.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique.  Therefore, for substantially all financial instruments, the fair value estimates contained herein are not necessarily indicative of the amounts the Company could have realized in an actual sales transaction on the dates indicated.  The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates.  As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

The carrying amounts and estimated fair values of financial assets and liabilities as of December 31 were as follows:

	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	($ in thousands)
Financial assets
Cash and cash equivalents	$56,244	$56,244	$4,883	$4,883
Securities available for sale	24,903	24,903	25,813	25,813
Securities held to maturity	2,719	2,798	3,586	3,614
Federal Home Loan Bank of New York stock	1,883	1,883	1,780	1,780
Net loans receivable	196,462	205,302	209,502	220,772
Accrued interest receivable	1,041	1,041	1,028	1,028

Financial liabilities
Deposits:
Demand, NOW, money market and savings accounts	142,068	142,068	99,385	99,385
Time deposits	80,190	81,913	88,216	90,696
Borrowings	41,437	43,087	38,504	40,691
Accrued interest payable	522	522	652	652

The fair value of commitments to extend credit, unused lines of credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate commitments to extend credit and unused lines of credit, fair value also considers the difference between current levels of interest rates and the committed rates.  Based upon the estimated fair value of commitments to extend credit, unused lines of credit and standby letters of credit, there are no significant unrealized gains or losses associated with these financial instruments.

(15)	Partial Sale of Insurance Claim

In December 2006, the Company sold an undivided interest in a pending fidelity bond insurance claim to an unrelated third party (the “Purchaser”) for $250,000, which was included in non-interest income in the 2006 consolidated statement of income.  To the extent that the Company receives any funds as a result of the claim or the related lawsuit against the insurance carrier, the Purchaser will receive the first $250,000, plus interest at an annualized rate of 8%.  If the Company receives in excess of $1.0 million as a result of the claim or the related lawsuit, the Purchaser is entitled to an additional payment based on a pre-determined formula.  If the Company receives no funds as a result of the claim or the related lawsuit, it has no obligation to the Purchaser.  All costs and expenses incurred by the Company in pursuing the claim and the related lawsuit are to be paid by the Company, without offset or deduction from any amounts due to the Purchaser.  As of December 31, 2009, the claim remains outstanding.

Unaudited Pro Forma Information Relating to Merger

The following unaudited pro forma condensed combined balance sheet as of September 30, 2010 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are based on the historical financial statements of Chemung Financial and Fort Orange after giving effect to the Merger.  The Merger will be accounted for using the acquisition method of accounting in accordance with “Accounting Standards 805, Business Combinations” or (AS 805).

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010 and for the year end December 31, 2009 give effect to the Merger as of the beginning of all periods presented.  The unaudited pro forma condensed combined balance sheet as of September 30, 2010 assumed that the Merger took place on September 30, 2010.

The unaudited condensed combined balance sheet and statement of operations as of and for the nine months ended September 30, 2010 were derived from Chemung Financial’s unaudited condensed financial statements and Fort Orange’s unaudited condensed financial statements as of and for the nine months ended September 30, 2010.  The unaudited condensed statement of operations for the year ended December 31, 2009 was derived from Chemung Financial’s and Fort Orange’s audited statement of operations for the year ended December 31, 2009.

The value of Chemung Financial common stock issued in connection with the Merger will be based on the closing price, as defined in the Merger Agreement, of Chemung Financial common stock on the date the Merger is completed.  For purposes of the pro forma financial information, the fair value of Chemung Financial common stock was based on its October 14, 2010 closing price of $21.50 per share, which is the day prior to the Merger announcement.

The unaudited pro forma condensed combined financial statements reflect management’s best estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed.  As final valuations are performed, increases or decreases in the fair value of assets acquired and liabilities assumed will result in adjustments, which may be material, to the balance sheet and/or statement of operations.

As required, the unaudited pro forma condensed combined financial statements include adjustments which give effect to the events that are directly attributable to the acquisition, expected to have a continuing impact and are factually supportable.  Hence any planned adjustments affecting the balance sheet, statements of operations or changes in common stock outstanding, subsequent to the assumed closing date are not included.  Over the next several months it is anticipated that work will continue on preliminary plans to consolidate the operations of Chemung Financial and Fort Orange which we anticipate will result in cost savings not reflected in the unaudited pro forma condensed combined financial statements.  For example, the pro forma adjustments do not include any staff reductions or anticipated savings from information technology and professional services redundancies.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the companies’ actual performance or financial position would have been had the acquisition occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any date or for any future period.

Please refer to the following information in conjunction with the accompanying notes to these pro forma financial statements and the historical financial statements and the accompanying notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations Regarding Fort Orange” in this joint proxy statement/prospectus. Chemung Financial’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the fiscal year ended December 31, 2009, as included in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 15, 2010 is hereby incorporated by reference.

Chemung Financial Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2010
(In thousands)

	Historical
	Chemung Financial Corporation & Subsidiaries	Fort Orange Financial Corp. & Subsidiaries	Combined Historical	Pro Forma Adjustments			Combined Pro Forma
Assets
Cash and due from financial institutions	$22,243	$3,512	$25,755	$			$25,755
Interest-bearing deposits in other financial institutions	50,873	31,265	82,138		(723)	(A)	73,776
	—	—	—		(7,618)	(B)	—
Total cash and cash equivalents	73,116	34,777	107,893		(8,341)		99,552
Securities available for sale, at estimated fair value	245,939	34,051	279,990				279,990
Securities held to maturity	8,028	9,057	17,085				17,085
Federal Home Loan Bank and Federal Reserve Bank Stock	3,339	1,697	5,036				5,036
Loans, net of deferred origination fees and costs and unearned income	590,519	189,638	780,157		4,448	(C)	784,605
Allowance for loan losses	(9,660)	(3,151)	(12,811)		3,151	(C)	(9,660)
Loans, net	580,859	186,487	767,346		7,599		774,945
Loans held for sale	586	—	586				586
Premises and equipment	24,059	955	25,014				25,014
Goodwill	9,872	—	9,872		3,157	(D)	13,029
Other intangible assets	4,836	—	4,836		3,290	(E)	8,126
Bank owned life insurance	2,514	—	2,514				2,514
Other assets	19,552	3,848	23,400		(2,410)	(F)	20,990
Total assets	$972,700	$270,872	$1,243,572		$3,295		$1,246,867

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$190,125	$23,217	$213,342	$			$213,342
Interest bearing	613,386	186,962	800,348		2,150	(G)	802,498
Total deposits	803,511	210,179	1,013,690		2,150		1,015,840
Securities sold under agreements to repurchase	43,766	13,723	57,489				57,489
Federal Home Loan Bank term advances	20,000	22,799	42,799		2,509	(H)	45,308
Accrued interest payable	894	329	1,223				1,223
Dividends payable	878	—	878				878
Other liabilities	6,358	1,201	7,559		—		7,559
Total liabilities	875,407	248,231	1,123,638		4,659		1,128,297

Chemung Financial Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2010
(In thousands)

	Historical
	Chemung Financial Corporation & Subsidiaries	Fort Orange Financial Corp. & Subsidiaries	Combined Historical	Pro Forma Adjustments		Combined Pro Forma
Shareholders’ Equity
Common stock	43	375	418	(365)	(I)	53
Additional paid-in capital	22,830	22,380	45,210	(688)	(I)	44,522
Retained earnings	92,241	(281)	91,960	281	(I)	91,816
				(425)	(A)
Treasury stock	(20,121)	(205)	(20,326)	205	(I)	(20,121)
Accumulated other comprehensive income (loss)	2,300	372	2,672	(372)	(I)	2,300
Total shareholders’ equity	97,293	22,641	119,934	(1,364)		118,570

Total liabilities and shareholders’ equity	$972,700	$270,872	$1,243,572	$3,295		$1,246,867

Per Share Data:
Book value per common share	$27.01	$6.11				$25.70
Tangible book value per common share	$22.92	$6.11				$21.11

Chemung Financial Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2010
(In thousands)

	Historical
	Chemung Financial Corporation & Subsidiaries	Fort Orange Financial Corp. & Subsidiaries	Combined Historical	Pro Forma Adjustments		Combined Pro Forma
Interest income	$32,394	$10,136	$42,530	$(814)	(C)	$41,716
Interest expense	6,421	3,239	9,660	(806)	(G)	8,358
	—	—	—	(627)	(H)	—
		—	—	131	(J)	—
Net interest income	25,973	6,897	32,870	488		33,358
Provision for loan losses	1,125	1,250	2,375	—		2,375
Net interest income after provision for loan losses	24,848	5,647	30,495	488		30,983
Noninterest income	12,907	441	13,348	—		13,348
Noninterest expense	27,544	4,573	32,117	449	(E)	32,566
Income before income taxes	10,211	1,515	11,726	39		11,765
Income tax expense	3,157	585	3,742	15		3,757
Net income	$7,054	$930	$7,984	$24		$8,008

Pro forma earnings per share:
Basic	$1.96	$0.25				$1.74
Diluted	$1.96	$0.25				$1.74
Weighted average number of shares outstanding
Basic	3,604,502	3,710,131		1,009,391		4,613,893
Diluted	3,604,502	3,711,607		1,009,391		4,613,893

Dividends per common share	$0.75	$—				$0.75

Chemung Financial Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(In thousands)

	Historical
	Chemung Financial Corporation & Subsidiaries	Fort Orange Financial Corp. & Subsidiaries	Combined Historical	Pro Forma Adjustments		Combined Pro Forma
Interest income	$44,490	$12,918	$57,408	$(1,085)	(C)		$56,323
Interest expense	11,335	5,435	16,770	(1,075)	(G)		15,034
	—	—	—	(836)	(H)		—
	—	—	—	175	(J)		—
Net interest income	33,155	7,483	40,638	651			41,289
Provision for loan losses	2,450	1,405	3,855	—			3,855
Net interest income after provision for loan losses	30,705	6,078	36,783	651			37,434
Noninterest income	15,709	916	16,625	—			16,625
Noninterest expense	39,321	5,710	45,031	598	(E)		45,629
Income before income taxes	7,093	1,284	8,377	53			8,430
Income tax expense	1,860	514	2,374	21			2,395
Net income	$5,233	$770	$6,003	$32			$6,035

Pro forma earnings per share:
Basic	$1.45	$0.21					$1.31
Diluted	$1.45	$0.21					$1.31
Weighted average number of shares outstanding
Basic	3,603,129	3,714,709		1,009,391			4,612,520
Diluted	3,603,129	3,715,643		1,009,391			4,612,520

Dividends per common share	$1.00	$—				$	$ 1.00

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

Description of the Merger and Basis of Preparation.

The Merger.

On October 14, 2010, Chemung Financial Corporation (“Chemung Financial”) entered into an Agreement and Plan of Merger (“Merger Agreement”) to acquire Fort Orange Financial Corp. (“Fort Orange” or “FOFC”) in a stock and cash transaction.  If the Merger Agreement is approved and the merger is subsequently completed, Fort Orange will merge with and into Chemung Financial and cease to exist (the “Merger”).

If the Merger Agreement is approved and the Merger is subsequently completed, the holders of Fort Orange common stock will be given the opportunity to receive, for their shares of Fort Orange common stock: (i) all cash in the amount of $7.50 per share, without interest (“Cash Consideration”); (ii) all Chemung Financial common stock, at an exchange ratio of 0.3571 of a share of Chemung Financial common stock for each share of Fort Orange common stock (“Stock Consideration”) or (iii) a mix of Cash Consideration for 25% of  their shares and Stock Consideration for 75% of their shares. The exchange ratio of 0.3571 share of Chemung Financial stock for one share of Fort Orange stock is subject to downward adjustment if the Chemung Financial common stock Closing Price at the time the Merger is completed exceeds $25.20 per share.  In addition, the Cash Consideration of $7.50 per share and the Stock Consideration exchange ratio of 0.3571 are each subject to downward adjustment on a sliding scale as described in the Merger Agreement if the delinquent loans in the Fort Orange loan portfolio increase prior to completion of the Merger.

The total consideration to be paid by Chemung Financial for the Merger is subject to the requirement that 25% of the Fort Orange common stock be acquired for the Cash Consideration and that 75% be acquired for the Stock Consideration. This may cause Fort Orange Shareholders who elect either only Cash Consideration or only Stock Consideration for their shares to receive a mix of the two on a prorated basis in accordance with allocation provisions in the Merger Agreement.

The value of the Stock Consideration will fluctuate with the market price of Chemung Financial common stock.  Based on the closing price of Chemung Financial common stock, as reported by the Over-the-Counter Bulletin Board (the “OTCBB”), on October 14, 2010, the last trading day before public announcement of the Merger Agreement, the aggregate value of the Stock Consideration and Cash Consideration represented approximately $7.63 in value for each share of Fort Orange common stock.  You should obtain current stock price quotations for Chemung Financial and Fort Orange common stock.  Chemung Financial common stock trades over-the-counter on the OTCBB under the symbol “CHMG.OB” and Fort Orange common stock trades over-the-counter on Pinksheets.com under the symbol “FOFC”.

These pro forma financial statements are prepared based on the assumption that the consideration will be paid 75% in Chemung Financial common shares and 25% cash.  Additional transaction costs to be incurred in the Merger are assumed to be $425 thousand for Chemung Financial.  These costs are associated with legal, accounting, and due diligence fees directly related to the Merger and are not expected to have a continuing impact on operations and therefore have not been included in the unaudited condensed combined pro forma statement of operations.  In connection with the Merger, Chemung Financial and Fort Orange have begun to further develop their preliminary plans to consolidate the operations of Chemung Financial and Fort Orange.  Over the next several months, the specific details of these plans will be refined.  Chemung Financial and Fort Orange are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where the company may take advantage of redundancies or where it will be beneficial or necessary to convert to one system.  Certain decisions arising from these assessments may involve canceling contracts between either Chemung Financial and Fort Orange and certain service providers.  The costs associated with such decisions will be recorded as expense as incurred and have not been included in the pro forma adjustments to the unaudited pro forma condensed combined statement of operations.

Basis of Presentation.

The unaudited pro forma condensed combined financial statements have been prepared based on Chemung Financial’s and Fort Orange’s historical financial information.  Certain disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and do not purport to be indicative of future financial condition or operating results.

The unaudited pro forma condensed combined financial statements give effect to the proposed Merger as if the Merger occurred on September 30, 2010 with respect to the balance sheet, and on January 1, 2010 and January 1, 2009 with respect to the statements of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.  The unaudited pro forma condensed combined financial statements were prepared with Chemung Financial treated as the acquirer and Fort Orange as the acquiree under the acquisition method of accounting.  Accordingly, the consideration paid by Chemung Financial to complete the Merger will be allocated to Fort Orange’s assets and liabilities based upon their estimated fair values as of the date of completion of the Merger.  The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the Merger announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma condensed combined financial statements.  At the time of closing the Merger, the allocation process will have progressed to a stage where there will be sufficient information to make a definitive allocation.  As such, the fair values of Fort Orange’s assets and liabilities will be finalized based upon their relative fair values as of the closing date.  There can be no assurance that the final determination will not result in material changes.

Acquisition Method.

The unaudited pro forma condensed combined financial statements reflect the accounting for the transaction under the acquisition method in accordance with AS 805.  Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

Chemung Financial will obtain a third party valuation for the assets acquired and liabilities assumed, and will refine fair value estimates when the valuation is completed as of the closing date.  As a result of this acquisition, Chemung Financial will pay a premium in the transaction.  Chemung Financial believes the premium to acquire Fort Orange is warranted as it allows Chemung Financial to gain market share and acquire loans and core deposits and franchise value while avoiding many of the costs associated with aggressive marketing, promotional pricing efforts, and de novo branching.

In accordance with AS 805, Chemung Financial will not recognize a separate loan loss reserve valuation allowance as of the acquisition date for the loans acquired.  Instead, the loans are measured at their estimated acquisition date fair values and the effects of uncertainty about future cash flows are included in the fair value measure.

The total estimated purchase price of for the purpose of this pro forma financial information is $29.3 million.  The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Summary of Purchase Price Calculation and Goodwill Resulting from Merger
And Reconciliation of Pro Forma Shares Outstanding at September 30, 2010

(Dollar amounts in thousands, except per share data)			September 30, 2010
Purchase Price Consideration - Common Stock
Total Fort Orange shares outstanding	3,701,064
Directors’ deferred stock units	5,516
Restricted stock shares (vest with change in control)	62,265
Total Fort Orange shares		3,768,845
Percentage of cash consideration		25%
Fort Orange shares exchanged for cash		942,211
Purchase price per Fort Orange common share		$7.50
Purchase price assigned to shares exchanged for cash			$7,067

Total Fort Orange shares		3,768,845
Percentage of stock consideration		75%
Fort Orange shares exchanged for stock		2,826,634
Exchange ratio		0.3571
Chemung Financial shares to be issued to Fort Orange shareholders		1,009,391
Purchase price per Chemung Financial common share		$21.50
			21,702

Total Fort Orange stock options to be settled for cash		285,711
Purchase price per Fort Orange common share	$7.63
Weighted average exercise price	$5.70
Difference		$1.93
Total payout related to outstanding stock options			551
Total purchase price			$29,320

Net Assets Acquired:
Fort Orange shareholders' equity		22,641
Less: Fort Orange's goodwill and core deposit intangible		—
		22,641
Fort Orange transaction expenses prior to closing		(298)
Estimated adjustments to reflect assets acquired at fair value:
Loans		4,448
Allowance for loan losses		3,151
Other intangible assets		3,290
Deferred tax assets		(2,410)

Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits		(2,150)
Borrowings		(2,509)
			26,163
Goodwill resulting from merger			$3,157

Reconcilement of Pro Forma Shares Outstanding
Total Fort Orange shares	3,768,845
Percentage of stock consideration	75%
Fort Orange shares exchanged for stock	2,826,634
Exchange ratio	0.3571
Chemung Financial shares to be issued to Fort Orange shareholders	1,009,391
Chemung Financial shares outstanding	3,602,635
Pro Forma Chemung Financial shares outstanding	4,612,026
Pro Forma % ownership by Fort Orange	22%
Pro Forma % ownership by Chemung Financial	78%

Pro Forma Adjustments and Assumptions.

A)  Adjustment to reflect payment of various non-recurring items directly attributable to the closing of the transaction.

B)  Adjustment to reflect the cash consideration paid out to Fort Orange shareholders who elected the Cash Consideration option and for stock options to be cashed out.

C)  Adjustments to reflect the fair value of loans include:

●
Adjustment of $4.448 million to reflect fair values of loans based on current interest rates of similar loans and on the credit quality of the loan portfolio.  The credit quality component was based on an analysis of the loan portfolio to identify loans which evidenced deterioration of credit quality since origination and which it was determined that it was probable, at acquisition, that the collection of all contractually required payments receivable would not be possible. The portion of the adjustment based on current interest rates will be recognized using a level yield method over the estimated life of the loans of seven years.  This adjustment is expected to decrease pro forma pre-tax interest income by $1.085 million in the first full year following consummation.

●	Adjustment of $3.151 million to reflect the removal of the allowance for loan losses in connection with applying acquisition accounting under AS 805.

D)  Adjustment to reflect the pro forma goodwill of $3.157 million, representing the excess of the purchase price over the fair value of net assets to be acquired.

E)  Adjustment of $3.290 million to core deposit intangible to reflect the fair value of this asset and the related amortization adjustment based upon an expected life of ten years and using a level yield method.  The amortization of the core deposit intangible is expected to increase pro forma pre-tax non-interest expense by $598 thousand in the first full year following consummation.

F)  Adjustment to reflect the net deferred tax at a blended federal and state rate of 38.686% related to fair value adjustments on the balance sheet.  It is noted that a tax benefit was not taken for certain Merger obligations and costs that were considered to be not tax deductible.

G)  Adjustment of $2.150 million to reflect the fair values of interest-bearing time deposit liabilities based on current interest rates for similar instruments.  This purchase price discount will be accreted as a reduction to interest expense using a level yield method over the estimated life of three years.  This adjustment is expected to decrease pro forma pre-tax interest expense by $1.075 million in the first full year following consummation.

H)  Adjustment of $2.509 million to reflect the fair values of long-term debt which consists of FHLB advances at various terms and maturities.  This purchase price discount will be accreted to income using a level yield method over the estimated life of three years.  This adjustment is expected to decrease pro forma pre-tax interest expense by $836 thousand in the first full year following consummation.

I)  Adjustments to reflect the issuance of common shares of Chemung Financial common stock with a par value of $0.01 per share in connection with the Merger and the elimination of Fort Orange equity accounts.

J)  Adjustment to reflect the pro forma interest cost associated with funding the proposed transaction at 2.25%.

Comparative Pro Forma Per Share Data

	As of/For the Nine Months Ended September 30, 2010	As of/For the Year Ended December 31, 2009
Earning per common share:
Basic
Chemung Financial historical	$1.96	$1.45
Fort Orange historical	0.25	0.21
Pro forma combined	1.74	1.31
Pro forma equivalent of one Fort Orange common share	0.62	0.47
Diluted
Chemung Financial historical	$1.96	$1.45
Fort Orange historical	0.25	0.21
Pro forma combined	1.74	1.31
Pro forma equivalent of one Fort Orange common share	0.62	0.47
Cash Dividends declared per common share:
Chemung Financial historical	$0.75	$1.00
Fort Orange historical	—	—
Pro forma combined	0.75	1.00
Pro forma equivalent of one Fort Orange common share	0.27	0.36
Shareholders’ equity per common share:
Chemung Financial historical	$27.01	$24.97
Fort Orange historical	6.11	5.80
Pro forma combined	25.70	23.83
Pro forma equivalent of one Fort Orange common share	9.18	8.51

Comparison of Shareholder Rights

Fort Orange is incorporated under the laws of the State of Delaware and Chemung Financial is incorporated under the laws of the State of New York.  Upon completion of the Merger, the certificate of incorporation and bylaws of Chemung Financial in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the combined company.  Consequently, the rights of Fort Orange shareholders who receive shares of Chemung Financial common stock as a result of the Merger will be governed by New York law, Chemung Financial’s certificate of incorporation and Chemung Financial’s bylaws.  The following discussion summarizes certain material differences between the rights of holders of Fort Orange common stock and Chemung Financial common stock resulting from the differences in their governing documents and Delaware and New York law.

This discussion does not purport to be a complete statement of the rights of holders of Chemung Financial common stock under applicable New York law, Chemung Financial’s certificate of incorporation and Chemung Financial’s bylaws or the rights of holders of Fort Orange common stock under applicable Delaware law, Fort Orange’s amended and restated certificate of incorporation, which we refer to as the certificate of incorporation of Fort Orange, and Fort Orange’s bylaws and is qualified in its entirety by reference to the governing corporate documents of Chemung Financial and Fort Orange and applicable law.  See “Where You Can Find More Information” beginning on page 1.

Board of Directors.

Fort Orange.  The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors.  The certificate of incorporation or bylaws of a corporation may fix the number of directors.  Fort Orange’s certificate of incorporation provides that the number of directors shall be no less than three (3) nor more than twenty (20).  Fort Orange currently has seven (7) directors.  Fort Orange’s board of directors is divided into three classes, with each class comprising as near as possible to one-third of the total number of directors.  One class is elected at each annual meeting for a three-year term.

Chemung Financial.  New York law states that the board of directors must consist of one or more directors.  The number of directors constituting the board may be fixed by the bylaws, or by action of the shareholders or of the board under the specific provisions of a bylaw adopted by the shareholders.  Chemung Financial’s current bylaws provide that the board of directors shall consist of fifteen (15) members.  If the Merger is completed, Chemung Financial’s board will be increased to seventeen (17) directors pursuant to the Merger Agreement.  Chemung Financial’s board of directors is divided into three classes, which shall be nearly as equal in number as possible.  One class is elected at each annual meeting for a three-year term.

Removal of Directors.

Fort Orange.  As described above under “Board of Directors,” Fort Orange has a classified board of directors.  Under the DGCL, unless the certificate of incorporation provides otherwise, in a corporation with a classified board of directors any director or the entire board of directors may be removed only for cause and by the holders of a majority of the shares then entitled to vote at an election of directors.  Fort Orange’s certificate of incorporation provides that a director may be removed prior to the expiration of his or her term only for cause and only upon the affirmative vote of at least 75% of the outstanding shares of voting stock.  No director can be removed without cause.

Chemung Financial.  As described above under “Board of Directors,” Chemung Financial has a classified board of directors.  New York law states that, subject to certain conditions, any or all of the directors may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the shareholders so provides, directors may be removed by action of the board of directors.  Both the certificate of incorporation and the bylaws of Chemung Financial provide that any director or the entire board of directors of Chemung Financial may be removed with or without cause at any time by the affirmative vote of at least 75% of the shares of Chemung Financial common stock outstanding.

Filling Vacancies on the Board of Directors.

Fort Orange.  The DGCL and Fort Orange’s certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by a vote of a majority of directors then holding office, whether or not that number constitutes a quorum.  Any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor is elected and qualified.

Chemung Financial.  Under New York law, vacancies occurring by reason of removal of directors without cause may be filled by vote of the board.  Vacancies occurring on the board of directors by reason of the removal of directors with cause or newly created directorships may be filled only by vote of the shareholders unless the certificate of incorporation or bylaws provide otherwise.  Pursuant to the certificate of incorporation and the bylaws of Chemung Financial, vacancies on the board of directors, whether caused by resignation, death, removal or otherwise, shall be filled by majority vote of the remaining directors.  Pursuant to New York law, a director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until such director’s successor has been elected and qualified.

Amendment of Certificate of Incorporation.

Fort Orange.  Fort Orange’s certificate of incorporation provides generally that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation may be made pursuant to the DGCL by the affirmative vote of a majority of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon; provided, that any alteration, amendment, repeal or rescission of any provision of Article VII (Preemptive Rights), Article VIII (Cumulative Voting; Meetings of Shareholders), Article IX (Directors), Article X (Removal of Directors), Article XI (Certain Limitations on Voting Rights), Article XII (Approval of Business Combinations), Article XIII (Evaluation of Offers),  Article XIV (Elimination of Directors’ Liability), Article XV (Indemnification), Article XVI (Amendment of Bylaws) or Article XVII (Amendment of Certificate of Incorporation) require the affirmative vote of not less than 75% of the outstanding shares of Fort Orange common stock.

Chemung Financial.  Under New York law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by a vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that mergers and consolidations require the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote.  The affirmative vote of at least 75% of the outstanding shares entitled to vote is require to authorize certain business combinations involving a 20% or more shareholder.

In addition, under Chemung Financial’s certificate of incorporation, the affirmative vote of at least 75% of the outstanding voting stock is required to amend certain provisions of Chemung Financial’s certificate of incorporation governing business combinations and other material transactions with a shareholder owning 10% or more of the outstanding voting stock of Chemung Financial and its dissolution at any time, when there is a 10% or more shareholder.

Amendment of Bylaws.

Fort Orange.  Fort Orange’s certificate of incorporation provides that the board of directors is authorized to make, alter, amend, rescind or repeal any of the bylaws.  In addition, Fort Orange’s certificate of incorporation provides that any bylaw may be altered, amended, rescinded or repealed in accordance with the terms of the bylaws by the holders of 75% of the outstanding capital stock.

Chemung Financial.  New York law provides that the bylaws of a business corporation may be amended or repealed by a majority of the votes cast by all shares at the time entitled to vote generally in the election of directors; however, if so provided in the certificate of incorporation or a bylaw adopted by the shareholders, bylaws may also be adopted, amended or repealed by the board of directors by such vote as may be therein specified, but any bylaw adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon, as described in the preceding sentence.

Chemung Financial’s bylaws provide that the bylaws may be amended, added to or repealed by the board of directors; provided, that any amendment or repeal of the provisions of Article III thereof (Directors) requires the affirmative vote of a majority of the entire board and any amendment or repeal of the provisions of Article VI, Section 1 (Issuance of Shares) requires the affirmative vote of 80% of the entire board.  The bylaws may also be amended, added to or repealed by a majority vote of the shareholders entitled to vote generally in the election of directors; provided, that any amendment or repeal of the provisions of Article III thereof requires the affirmative vote of at least 75% of the issued and outstanding stock entitled to vote generally in the election of directors.

Notice of Shareholder Meetings.

Fort Orange.  Under the DGCL, written notice of any shareholders’ meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting.  Fort Orange’s bylaws provide that written notice of any shareholders’ meeting must be given not less than 10 nor more than 50 days before the meeting date.

Chemung Financial.  Under the New York Business Corporation Law (“NYBCL”), written notice of any shareholders’ meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the meeting date; provided, that if notice is given by third class mail, such notice must be given not less than 24 nor more than 60 days prior to the meeting date.  Chemung Financial’s by laws provide that written notice of shareholders’ meetings must be given not less than 10 nor more than 60 days prior to the meeting date.

Right to Call a Special Meeting of Shareholders.

Fort Orange.  Under the DGCL, a special meeting of shareholders may be called by (i) the board of directors or (ii) any other person authorized to do so in the certificate of incorporation or the bylaws.  Fort Orange’s bylaws authorize the calling of a special meeting of shareholders by: (a) the chairman of the board; (b) the president; (c) one-third of the members of the board of directors; (d)  a committee designated by the board of directors and delegated the power and authority to call such meetings; or (e)  the holders of at least 25% of the outstanding voting shares.

Chemung Financial.  Under New York law, a special meeting of shareholders may be called by (i) the person or persons authorized to do so by the certificate of incorporation or bylaws or (ii) the board of directors.  Chemung Financial’s bylaws authorize the calling of a special meeting of shareholders by the president or a majority of the board of directors.

Shareholder Nominations and Proposals.

Fort Orange.  Fort Orange’s bylaws require a shareholder who intends to nominate any person for election as director at any annual meeting to give notice to the secretary no less than 60 days prior to the anniversary of the previous annual meeting.  Neither Fort Orange’s certificate of incorporation nor its bylaws set forth provisions regarding the procedure for the submission of shareholder proposals in advance of shareholder meetings.

Chemung Financial.  The bylaws of Chemung Financial require a shareholder who intends to nominate a candidate for election to the board of directors at an annual shareholders’ meeting to give not less than 120 days’ notice in advance of the mailing of the proxy statement for such annual shareholders’ meeting to the secretary.  In the event that the nomination is for election at other than an annual meeting, then reasonable notice must be given.  This advance notice provision requires a shareholder who wishes to nominate any person for election as a director to provide certain information to Chemung Financial concerning the nominee and the proposing shareholder.

Indemnification of Officers, Directors and Employees.

Fort Orange.  Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.  The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

The certificate of incorporation of Fort Orange provides that Fort Orange shall indemnify, to the extent permitted therein, any person who is or was, or serves or has served at the request of Fort Orange as, a director officer, employee or agent of Fort Orange against expenses actually and reasonably incurred by such person.  This indemnification is conditioned upon the director or officer having acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Fort Orange and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.  The certificate of incorporation also provides that Fort Orange shall indemnify any present or former director or officer of Fort Orange to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

Chemung Financial.  Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding related to service as a director or officer, except for shareholder derivative suits, if the director or officer acted in good faith and for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to, the best interests of the corporation and, in addition in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.  In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless, and only to the extent, that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification.  Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, by (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.  Further, New York law permits a corporation to purchase directors and officers liability insurance.

Chemung Financial’s certificate of incorporation provides that any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he is or was a director or officer of Chemung Financial shall be indemnified by Chemung Financial against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, to the fullest extent permitted by New York law.

Anti-Takeover Provisions.

Fort Orange.  Under the DGCL, a corporation is prohibited from engaging in any business combination with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder unless:

●	prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested shareholder;

●
upon the completion of the transaction in which the shareholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

●	the business combination is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at a meeting.

The DGCL defines the term “business combination” to include transactions such as mergers, consolidations,  transfers of 15% or more of the assets of the corporation or, with certain exceptions, transactions that result in stock of the corporation being issued or transferred to the interested stockholder.  The DGCL defines the term “interested stockholder” generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years owned) 15% or more of the outstanding voting stock of the corporation.  A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Fort Orange has not done so.

The certificate of incorporation of Fort Orange requires the approval of the holders of 75% of Fort Orange’s outstanding shares of voting stock, to approve certain “business combinations” (as defined in Fort Orange’s certificate of incorporation) and related transactions with a principal shareholder that would result in Fort Orange or its subsidiaries being merged into or with another corporation, a reorganization of Fort Orange or a sale by Fort Orange of all or a substantial part of its assets, or any reclassification of Fort Orange’s securities or adoption of a plan of liquidation nor dissolution  when there is a principal shareholder, except in cases where the proposed transaction has been approved in advance by two-thirds of the entire board of directors.  The term “principal shareholder” refers to a shareholder who, individually or together with others as part of a group, as described in Rule 13d under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) owns or controls at least 10% of the outstanding shares of Fort Orange stock.  In addition, Fort Orange’s certificate of incorporation restricts a shareholder’s ability to vote any shares held in excess of 10% of the total outstanding shares of Fort Orange stock.

Chemung Financial.  Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder’s becoming such.  Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder’s becoming such.  Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions.  An interested shareholder is generally a shareholder owning at least 20% of a corporation’s outstanding voting stock.  In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (i) a business combination approved by the board of directors before the interested shareholder acquired a 20% or more interest in the corporation, or where the interested shareholder’s acquisition of its 20% interest was  approved  in advance by the board of directors; (ii) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder acquired its 20% interest; or (iii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements.

A corporation may opt out of the interested shareholder provisions of Section 912 by expressly electing not to be governed by such provisions in its bylaws, provided, that any such provision must be approved by the affirmative vote of a majority of  the outstanding voting stock of such corporation and is subject to further conditions.  Chemung Financial’s bylaws do not contain any provisions electing not to be governed by Section 912.

Chemung Financial’s certificate of incorporation restricts Chemung Financial’s ability to enter into certain business combinations or other material transactions with a major shareholder unless: (i) the transaction is approved by the board of directors prior to the major shareholder’s becoming a major shareholder; (ii) the major shareholder obtained the approval of 75% of the entire Chemung Financial board of directors as required to become a major shareholder and the transaction is approved by a majority of the board of directors (including their designees) who were on the board prior to the major shareholder’s becoming a major shareholder; or (iii) the transaction is approved by a majority of the outstanding voting shares held by shareholders who are not major shareholders. The term “major shareholder” refers to a shareholder who, together with its “affiliates” and “associates” (as defined in Rule 12b-2 under the Securities Act of 1933, as amended (the “Securities Act”)) owns 10% or more of the outstanding voting stock of Chemung Financial.

Shareholder Approval of a Merger.

Fort Orange.  Under the DGCL, a merger must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding stock of the corporation entitled to vote.  However, no vote of shareholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the merger agreement does not amend such constituent corporation’s certificate of incorporation; (ii) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and (iii) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger.  Fort Orange’s certificate of incorporation requires the affirmative vote of 75% of the outstanding shares of Fort Orange stock for approval of certain business combinations with a 10% shareholder, including a merger, consolidation, reorganization or sale of all or a substantial portion of Fort Orange’s assets.

Chemung Financial.  Under Section 903 of the NYBCL, the consummation by a corporation of a merger or consolidation requires the approval of the board of directors and (i) a majority of the votes of all outstanding shares entitled to vote thereon for corporations in existence on February 22, 1998 where the certificate of incorporation expressly provides therefor, or corporations incorporated after February 22, 1998, and (ii) two-thirds of the votes of all outstanding shares entitled to vote thereon, for all other corporations.

Because Chemung Financial was incorporated prior to February 22, 1998 and its certificate of incorporation does not provide for a majority of the votes to be sufficient for the approval of a merger, the vote of two-thirds of all outstanding shares of Chemung Financial are required for the approval of a merger.  Chemung Financial’s certificate of incorporation requires the affirmative vote of 75% of the outstanding Chemung Financial stock for approval of certain business combinations with 10% shareholders.

Shareholder Action Without A Meeting.

Fort Orange.  Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing.  The certificate of incorporation of Fort Orange does not address shareholder action by written consent; therefore, most shareholder actions can be taken by less than unanimous written consent.

Chemung Financial.  Under New York law, whenever shareholders are required or permitted to take any action by vote, such action may, in lieu of a meeting, be taken by unanimous written consent of holders of all outstanding shares entitled to vote on such action.  If the certificate of incorporation so permits, any such action may be taken by written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.  Chemung Financial’s certificate of incorporation does not address actions by written consent; therefore any such action can be taken only by unanimous written consent.

Dissenters’ Rights.

Fort Orange.  Under the DGCL, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.  Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

●	with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

●
with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the shareholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

●	to shareholders of the corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger and if some other conditions are met.

Chemung Financial.  Under New York law, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares.  For example, subject to certain exceptions, dissenters’ rights are available under New York law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent.  One of the exceptions under New York law to the general rule described in the preceding sentence, that a shareholder has dissenters’ rights with respect to a merger if such shareholder is entitled to vote upon the merger, is that, under New York law, a shareholder does not have dissenters’ rights with respect to a merger if, on the record date, the stock held by such shareholder is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.  Neither Chemung Financial’s certificate of incorporation nor its bylaws grant any dissenters’ rights in addition to the statutorily prescribed rights.

Shareholders who desire to exercise their dissenters’ rights must satisfy all of the conditions and requirements set forth in the NYBCL in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Dividends.

Fort Orange.  Fort Orange can pay dividends out of statutory surplus, or in case there is no such surplus, from net profits if, as and when declared by the board of directors.  The holders of Fort Orange common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available.  If Fort Orange issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Chemung Financial.  Under New York law, a corporation may declare and pay dividends or make other distributions, except when the corporation is currently insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation.  Neither Chemung Financial’s certificate of incorporation nor Chemung Financial’s bylaws address dividends.

Description of Capital Stock of Fort Orange

Fort Orange’s certificate of incorporation authorizes 10,000,000 shares of common stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $.10 per share.  As of February 9, 2011, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, there were 3,742,303 shares of Fort Orange common stock issued, of which 3,702,312 were outstanding and 39,991 were held in treasury.

Description of Capital Stock of Chemung Financial

Chemung Financial is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share.  As of February 9, 2011, the most recent practicable trading day before this joint proxy statement/prospectus was finalized, there were 4,300,134 shares of Chemung Financial common stock issued, of which 3,565,610 were outstanding and 734,524 were held in treasury.  Chemung Financial has no authority to issue preferred stock.  Each share of Chemung Financial common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Chemung Financial represents non-withdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency.

Common Stock.

Dividends.  Chemung Financial may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors.  The payment of dividends by Chemung Financial is subject to limitations that are imposed by law and applicable regulation.  The holders of common stock of Chemung Financial will be entitled to receive and share equally in dividends as may be declared by the board of directors of Chemung Financial out of funds legally available therefor.

Voting Rights.  The holders of common stock of Chemung Financial have exclusive voting rights in Chemung Financial.  They elect Chemung Financial’s board of directors and act on other matters as are required to be presented to them under New York law, or as are otherwise presented to them by the board of directors.  Generally, each holder of common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

Liquidation.  In the event of liquidation, dissolution or winding up of Chemung Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Chemung Financial available for distribution.

Preemptive Rights.  Holders of Chemung Financial common stock will not be entitled to preemptive rights with respect to any shares that may be issued.  The common stock is not subject to redemption.

Certificate of Incorporation and Bylaws of Chemung Financial;
Certain Anti-Takeover Restrictions

The following discussion is a general summary of the material provisions of Chemung Financial’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect.  The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Chemung Financial’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Chemung Financial’s certificate of incorporation and bylaws contain certain provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts.  As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so.  In addition, these provisions will also render the removal of the board of directors or management of Chemung Financial more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws.  See “Where You Can Find More Information” as to how to obtain a copy of these documents.

Directors.

The board of directors is divided as evenly as possible into three classes.  One class is elected at each annual meeting of shareholders for a term of three years.  Thus, it would take at least two annual elections to replace a majority of Chemung Financial’s board of directors.  Under the bylaws, only shareholders owning at least 1% or $2,000 in market value of shares entitled to vote for at least one year prior to and through the date of the meeting may submit a shareholder proposal for consideration at a shareholders’ meeting.  Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings.

Chemung Financial’s bylaws provide that special meetings of shareholders can be called by the board of directors, the chairman of the board or the president.   Neither the certificate of incorporation nor the bylaws authorize shareholders to call a special meeting.

Restrictions on Removing Directors from Office.

The certificate of incorporation provides that directors can be removed with or without cause, but only by the affirmative vote of the holders of at least 75% of the outstanding common stock entitled to vote.

Restrictions on Certain Business Combinations.

The certificate of incorporation restricts Chemung Financial’s ability to enter into certain business combinations or other material transactions with a major shareholder unless:  (i) the transaction is approved by the board of directors prior to the major shareholder’s becoming a major shareholder; (ii) the major shareholder obtained approval of 75% of the entire board of directors to become a major shareholder and the transaction is approved by a majority of the directors (including their designees) who were on the board prior to the major shareholder becoming a major shareholder; or (iii) the transaction is approved by a majority of the outstanding voting shares held by non-interested shareholders.  The term “major shareholder” refers to a shareholder who, together with its “affiliates” and “associates” (as defined in Rule 12b-2 under the Securities Act), owns 10% or more of the outstanding voting stock of Chemung Financial or any affiliate or associate of such shareholder.

Amendments to Certificate of Incorporation and Bylaws.

Amendments to Chemung Financial’s certificate of incorporation must be approved by Chemung Financial’s board of directors and also by a majority of the outstanding shares of Chemung Financial’s voting stock; provided, however, that approval by 75% of the outstanding voting stock is generally required to amend any of the following provisions:

●	provisions fixing the number, qualifications, retirement age or other restrictions with respect to directors;

●	provisions regarding the removal of directors or the filling of vacancies on the board;

●	provisions regarding the classes and terms of election of directors;

●	provisions regarding corporate action without a meeting, committees and compensation of directors;

●	provisions regarding interested directors; or

●	provisions regarding restrictions on business combination or similar material transaction with affiliated shareholders.

Chemung Financial’s bylaws may be amended by the affirmative vote of at least 80% of the entire board of directors.

Change of Control Regulations.

The Change In Bank Control Act.

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve has been given 60 days prior written notice.  For this purpose, the term “control” means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company’s voting stock, and the term “person” includes an individual, corporation, partnership, and various other entities.  In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company’s voting stock if (a) the bank holding company’s shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities.  Accordingly, the prior approval of the Federal Reserve would be required before any person could acquire 10% or more of the common stock of Chemung Financial.

The Bank Holding Company Act.

The Bank Holding Company Act provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve.  Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve.  Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank.  In addition, a bank holding company must obtain Federal Reserve approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

The NYBCL.

As previously mentioned, the NYBCL contains provisions that restrict a corporation’s ability to enter into business combinations with a holder of 10% or more of the corporation’s outstanding voting stock for a period of five (5) years after the shareholder’s acquisition of 20% or more of the corporation’s voting stock, subject to certain exceptions as set forth in Section 712 of the NYBCL.  See, Comparison of Shareholders’ Rights – Anti-Takeover Provisions.

Experts

The consolidated financial statements of Chemung Financial incorporated herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance upon the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Fort Orange Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and for each of the two years in the period ended December 31, 2009 included in this joint proxy statement/prospectus have been audited by ParenteBeard LLC, an independent accounting firm, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

Legal Opinions

Hinman, Howard & Kattell, LLP and Hiscock & Barclay, LLP will deliver, at the Effective Time, their opinions to Fort Orange and Chemung Financial, respectively, as to certain matters addressed in the Merger Agreement.

Certain Beneficial Owners of
Fort Orange Common Stock

Security Ownership of Certain Beneficial Owners.

To the best knowledge of Fort Orange, there are no beneficial owners of more than 5% of the outstanding shares of Fort Orange common stock as of February 9, 2011, other than those shares held by two (2) Fort Orange directors and its Chairman Emeritus, as described in the table below under “Security Ownership by Management.”

Security Ownership by Management.

Direct and indirect ownership of common stock by each of the directors (including the Chairman Emeritus), each of the named executive officers and by all directors and executive officers as a group is set forth in the following table as of February 9, 2011, together with the percentage of total shares outstanding represented by such ownership.  For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days of February 9, 2011.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly and Indirectly (1)	Options Exercisable Within 60 Days (2)	Director Units Earned (3)	Total Beneficial Ownership	Percent of Class (4)

Directors
Larry H. Becker (5)	167,657	826	914	169,397	4.57%
Peter D. Cureau	179,994	29,215	50	209,259	5.61%
Paul G. Kasselman	198,129	826	703	199,658	5.39%
Raymond J. Kinley, Jr.	40,720	—	751	41,471	1.12%
Eugene M. Sneeringer, Jr.(6)	149,679	826	1,332	151,837	4.10%
Edward P. Swyer	180,141	—	713	180,854	4.88%
Edward J. Trombly (7) (8)	44,934	—	485	45,419	1.23%
Francis H. Trombly, Jr., Chairman Emeritus (8)	204,803	—	433	205,236	5.54%

Named Executive Officers
Steven J. Owens	42,584	30,318	—	72,902	1.95%

All Directors, including the Chairman Emeritus, and Executive Officers as a group (9 persons)	1,208,641	62,011	5,381	1,276,033	33.85%

(1)
Includes shares for which the named person has (i) sole voting and investment power or (ii) shared voting and investment power with a spouse.  This information has been provided by the directors and executive officers.

(2)	Represents shares of stock that can be acquired upon the exercise of stock options within the 60 day period after February 9, 2011.

(3)	Represents shares of stock that have been earned by the non-executive directors for board service, but have not yet been issued and distributed to the respective directors.

(4)	Assumes the exercise of outstanding options issued to each director and executive officer, and the inclusion of any director units earned but not yet distributed.

(5)	Includes 139,550 shares beneficially owned by Mr. Becker that are held in the name of two other entities of which Mr. Becker is a 50% owner.

(6)	Includes 26,581 shares owned by Mr. Sneeringer’s spouse and 3,307 shares owned by Mr. Sneeringer’s adult child, as to which Mr. Sneeringer disclaims beneficial ownership.

(7)	Includes 31,500 shares held in a personal trust for which Mr. Trombly is the sole trustee.

(8)
Francis H. Trombly, Jr. and Edward J. Trombly are brothers. Mr. Francis H. Trombly, Jr., as Chairman Emeritus, attends most board meetings and receives director units as compensation for his attendance, but does not have the ability to vote

Executive and Director Compensation - Chemung Financial

The following tables summarize compensation information paid or earned by the current named executive officers (“NEOs”) and/or directors of Chemung Financial and Chemung Canal for the fiscal year ended December 31, 2010.  Except for salary, the compensation numbers provided in the Summary Compensation Table are preliminary and may be subject to adjustment upon completion of a full review by the Compensation and Personnel Committee of the Board of Directors of Chemung Financial.  Adjusted numbers, if any, and a complete analysis of all compensation paid to NEOs and directors for the fiscal year ended December 31, 2010 will be disclosed in a subsequent Form 8-K filing, which Chemung Financial anticipates will be filed on or about February 28, 2011.  The Form 8-K will also fully describe material changes, if any, to Chemung Financial’s qualified and non-qualified retirement plans and to any contract or agreement with a NEO that provides for a payment upon termination of service or following a change in control.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus (1)	Stock Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value (4)	All Other Compensation (5)	Total

Ronald M. Bentley
President & Chief Executive Officer	2010	$376,077	$95,000	$71,531	(2)	$18,850	$64,260	$21,515	$647,233

John R. Battersby Jr.
Executive Vice President CFO & Treasurer	2010	$154,327	$35,000	$20,000	(3)		$83,776	$17,318	$310,421

James E. Corey III
Executive Vice President	2010	$166,923	$30,000				$99,541	$6,862	$303,236

Melinda A. Sartori
Executive Vice President	2010	$149,183	$25,000	$15,000	(3)		$47,623	$13,906	$250,712

Richard G. Carr
Senior Vice President	2010	$130,154	$30,000	$15,000	(3)		$39,382	$15,846	$230,745

(1)	The amounts shown for salary and bonus represent amounts earned in 2010.

(2)
The awards to Mr. Bentley were fully vested upon grant and reflect the grant date fair value computed in accordance with FASB ASC Topic 718.  The 2010 stock awards granted to Mr. Bentley include director fees in the amount of $16,531.  See the table below captioned “Grants of Plan-Based Awards.”

(3)
The amounts shown for Mr. Battersby, Mrs. Sartori and Mr. Carr represent shares granted under the Restricted Stock Plan, effective June 16, 2010, and reflect the grant date fair value computed in accordance with FASB ASC Topic 718.  Twenty percent of the restricted stock awarded vests each year commencing with the first anniversary date of the award and is 100 percent vested on the fifth anniversary date.

(4)
The amounts shown represent the aggregate change, from December 31, 2009 to December 31, 2010, in the present value of the named executive officers’ accumulated pension benefit from the Chemung Canal Trust Company Pension Plan and, for Mr. Bentley, from the Chemung Canal Trust Company Executive Supplemental Retirement Plan.

(5)
Amounts shown include matching contributions made by Chemung Canal to the 401(k) Plan, dividends paid on restricted stock and perquisites, such as car and club memberships.  The NEOs participate in certain group health, life, disability and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation.  See the table below captioned “All Other Compensation Table.”

All Other Compensation Table

Name	401(k) Match	Dividends on Restricted Stock	Automobile	Club Memberships	Total
Ronald M. Bentley	$7,350		$2,350	$11,815	$21,515
John R. Battersby Jr.	$6,003	$236	$3,287	$7,792	$17,318
James E. Corey III	$6,180		$682		$6,862
Melinda A. Sartori	$5,470	$177	$898	$13,729	$13,906
Richard G. Carr	$4,969	$177		$15,672	$15,849

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock		Full Grant Date Fair Value of Stock Awards
Ronald M. Bentley	01/15/10	741	(1)	$16,531
	02/03/11	2,392	(2)	$55,000

John R. Battersby Jr	12/15/10	942		$20,000	(3)

Melinda A. Sartori	12/15/10	706		$15,000	(3)

Richard G. Carr	12/15/10	706		$15,000	(3)

(1)
Based on services as a member of the Chemung Financial Board of Directors during 2010.  Under this arrangement an award was made to Mr. Bentley in an amount equal to the average base compensation received by non-employee directors of such board of directors during 2010.

(2)	This grant was awarded to Mr. Bentley as part of a year-end bonus of $150,000, paid $95,000 in cash and $55,000 in Chemung Financial stock.

(3)	These amounts represent the market value of $21.25, the closing price for Chemung Financial’s common stock on December 15, 2010.

Outstanding Equity Awards at December 31, 2010

Name	Year	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)

John R. Battersby Jr.	2010	942	(1)	$20,000

Melinda A. Sartori	2010	706	(1)	$15,000

Richard G. Carr	2010	706	(1)	$15,000

(1)
The shares will vest ratably over five years with 20% vested as of December 15, 2011; 40% vested as of December 15, 2012; 60% vested as of December 15, 013; 80% vested as of December 15, 2014; and 100% vested as of December 15, 2015.

(2)	These amounts represent the market value of $21.25, the closing price for Chemung Financial’s common stock on December 15, 2010.

 Director Compensation for Fiscal Year Ended December 31, 2010

Director	Fees Earned or Paid in Cash	Number of Shares Awarded (1)	Market Value of Shares	Total Award
Robert E. Agan	$15,700	704	$15,700	$31,400
David J. Dalrymple	$19,500	874	$19,500	$39,000
Robert H. Dalrymple	$15,900	713	$15,900	$31,800
Clover M. Drinkwater	$14,800	664	$14,800	$29,600
William D. Eggers	$18,600	834	$18,600	$37,200
Stephen M. Lounsberry III	$18,450	827	$18,450	$36,900
Thomas K. Meier	$15,000	673	$15,000	$30,000
Ralph H. Meyer	$19,150	859	$19,150	$38,300
John F. Potter	$15,850	711	$15,850	$31,700
Robert L. Storch	$14,500	650	$14,500	$29,000
Charles M. Streeter Jr.	$15,750	706	$15,750	$31,500
Richard W. Swan	$16,900	758	$16,900	$33,800
Jan P. Updegraff	$14,800	664	$14,800	$29,600

(1)	Grant Date as of December 31, 2010

Certain Beneficial Owners of
Chemung Financial Common Stock

The following tables set forth, to the best knowledge and belief of Chemung Financial, certain information regarding the beneficial ownership of Chemung Financial common stock as of February 9, 2011 by (i) each person known to Chemung Financial to be the beneficial owner of more than 5% of the outstanding Chemung Financial common stock (other than by its directors and executive officers), (ii) each director and certain named executive officers of Chemung Financial and (iii) all of Chemung Financial’s directors and executive officers as a group.

Security Ownership of Certain Beneficial Owners.

Persons and groups who beneficially own in excess of 5% of Chemung Financial common stock are required to file certain reports with Chemung Financial and with the SEC regarding such ownership.  The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC.

Five Percent Shareholders:
	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly and Indirectly	Options Exercisable Within 60 Days	Director Units Earned	Total Beneficial Ownership		Percent of Class

Chemung Canal Trust Company
One Chemung Canal Plaza Elmira, NY 14901	405,954	—	—	405,954	1	11.39%
Chemung Canal Trust
Company
Profit-Sharing, Savings and Investment Plan
One Chemung Canal Plaza Elmira, NY 14901	188,826	—	—	188,826	2	5.30%

1
Held by Chemung Canal in various fiduciary capacities, either alone or with others.  Includes 25,865 shares held with sole voting and dispositive powers and 380,089 shares held with shared voting power. There are 244,695 shares held with shared dispositive powers.  Shares held in a co-fiduciary capacity by Chemung Canal are voted by the co-fiduciary in the same manner as if the co-fiduciary were the sole fiduciary.  Shares held by the Chemung Canal as sole trustee will be voted by Chemung Canal only if the trust instrument provides for voting of the shares at the direction of the grantor or a beneficiary and Chemung Canal actually receives voting instructions.

2
The Plan participants instruct Chemung Canal, as trustee, how to vote these shares.  If a participant fails to instruct the voting of the shares, Chemung Canal votes these shares in the same proportion as it votes all of the shares for which it receives voting instructions.  Plan participants have dispositive power over these shares subject to certain restrictions.

Security Ownership by Management.

Direct and indirect ownership of common stock by each of the directors, each of the named executive officers and by all executive officers as a group is set forth in the following table, as of February 9, 2011, together with the percentage of total shares outstanding represented by such ownership.  For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if he or she has the right to acquire the beneficial ownership of the security within 60 days.

	Shares Owned		Percentage of Class
Directors:
Robert E. Agan	33,878		*
Ronald M. Bentley	13,800		*
David J. Dalrymple	350,874	3, 5	9.84%
Robert H. Dalrymple	285,722	4, 5	8.01%
Clover M. Drinkwater	7,174		*
William D. Eggers	8,048		*
Stephen M. Lounsberry, III	14,473	6	*
Thomas K. Meier	13,668	6	*
Ralph H. Meyer	2,400	6	*
John F. Potter	37,406	6, 7	1.05%
Robert L. Storch	1,048		*
Charles M. Streeter, Jr.	15,678		*
Richard W. Swan	84,259	8	2.36%
Jan P. Updegraff	9,002	9	*

Named Executive Officers:
John R. Battersby, Jr.	9,295	10	*
James E. Corey III	5,214	11	*
Melinda A. Sartori	4,243	11	*
Richard G. Carr	4,375	11	*
Directors and executive officers as a group (26 persons)	955,810	12	26.81%

*	Less than 1% based upon 3,565,610 outstanding as of February 9, 2011.

3
Includes 6,915 shares held directly; 9,450 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; 307,720 shares held by the Dalrymple Family Limited Partnership of which David J. Dalrymple and his spouse are general partners; and 33 1/3% of the 59,416 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple is an officer, director and 33 1/3% shareholder.

4
Includes 241,675 shares held directly; 8,854 shares held in trust over which Mr. Dalrymple has voting and dispositive powers; and 33 1/3% of the 59,416 shares held by Dalrymple Holding Corporation of which Robert H. Dalrymple is an officer, director and 33 1/3% shareholder.  Includes 8,704 shares held by Mr. Dalrymple’s spouse as to which he disclaims beneficial ownership.

5
Includes for both David J. Dalrymple and Robert H. Dalrymple 6,983 shares which represent in the aggregate 46.2% of the 30,230 shares held by Susquehanna Supply Company, a corporation in which each of David and Robert Dalrymple has a 23.1% ownership interest.

6
Excludes shares that Messrs. Lounsberry (11,215), Meier (5,653), Meyer (19,404) and Potter (22,514) have had credited to their accounts in memorandum unit form under the Company’s Deferred Directors Fee Plan.  The deferred fees held in memorandum unit form will be paid solely in shares of the Company’s common stock pursuant to the terms of the Plan and the election of the Plan participants.  Shares held in memorandum unit form under the Plan have no voting rights.

7	Includes 7,361 shares held by Mr. Potter’s spouse, as to which he disclaims beneficial ownership.

8
Includes 11,700 shares owned by Swan & Sons-Morss Co., Inc. of which Mr. Swan is a director, and 33,255 shares held in four trusts over which Mr. Swan has voting and dispositive power.  Includes 4,316 shares held in trust for the benefit of Mr. Swan, as income beneficiary, and 4,474 shares held by Mr. Swan’s spouse, as to both of which Mr. Swan disclaims beneficial ownership.

9	Includes 2,697 shares owned by Mr. Updegraff’s spouse, as to which he disclaims beneficial ownership.

10	Includes 4,399 shares owned by Mr. Battersby’s spouse, as to which he disclaims beneficial ownership.

11
Includes all shares of common stock of the Company held for the benefit of each executive officer by the Bank, as trustee of the Bank’s Profit Sharing, Savings and Investment Plan.  Messrs. Battersby, Carr, Corey, and Mrs. Sartori have an interest in 3,954,  3,020, 3,214  and 3,537 shares, respectively.

12	Includes 27,815 shares owned by spouses of certain officers and directors of which such officers and directors disclaim beneficial ownership.

Other Matters

As of the date of this joint proxy statement/prospectus, neither the Chemung Financial nor the Fort Orange board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document;  however, if any other matter shall properly come before either the Chemung Financial special meeting or the Fort Orange special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

Fort Orange Annual Meeting Shareholder Proposals

If the Merger is completed, Fort Orange will cease to exist and there will be no future meetings of shareholders.  If the Merger is not completed or if Fort Orange is otherwise required to do so under applicable law, Fort Orange will hold a 2011 annual meeting of shareholders.  Any shareholder nominations or proposals for other business intended to be presented at Fort Orange’s next annual meeting must be submitted to Fort Orange as set forth below.

Under Fort Orange’s bylaws certain procedures are provided that a shareholder must follow to nominate persons for election as directors at an annual meeting of shareholders.  These procedures provide that nominations for director nominees must generally be submitted in writing to the Corporate Secretary of Fort Orange at its principal address no later than 60 days prior to the anniversary date of the immediately preceding annual meeting.

Chemung Financial Annual Meeting Shareholder Proposals

Under Chemung Financial’s bylaws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to Chemung Financial’s Executive Office, One Chemung Canal Plaza, P.O. Box 1522, Elmira, New York 14902, attention: Corporate Secretary, not later than 120 days prior to the anniversary date of the immediately preceding annual meeting.  These procedures are not applicable to nominations made pursuant to the SEC’s new proxy access rules, or shareholder proposals made pursuant to Exchange Act Rule 14a-8.

Appraisal Rights

Under Delaware law, shareholders of Fort Orange have the right to dissent from the Merger and to receive, in lieu of the merger consideration described under “Merger Consideration” beginning on page 38, payment in cash for the fair value of their shares of Fort Orange common stock.  Fort Orange shareholders electing to do so must comply with the provisions of Section 262 of the DGCL in order to perfect their rights of appraisal.  Fort Orange shareholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights.  Strict compliance with the statutory procedures in Section 262 is required.  Failure to follow precisely any of the statutory requirements will result in the loss of appraisal rights.  A copy of the applicable Delaware statute is attached as Appendix G to this joint proxy statement/prospectus.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights.  This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL.  The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Fort Orange shareholders exercise their appraisal rights under Section 262.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow in order to seek and perfect appraisal rights.  This summary, however, is not a complete statement of all applicable requirements but contains all material information regarding the exercise of appraisal rights.  The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Fort Orange shareholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of shareholders, the shareholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger.  A copy of Section 262 must be included with such notice.  This joint proxy statement/prospectus constitutes Fort Orange’s notice to its shareholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in G to this joint proxy statement/prospectus.  Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you, as a record holder of Fort Orange common stock, elect to demand an appraisal of your shares of Fort Orange common stock, you must satisfy the following conditions:

If you elect to demand appraisal of your shares of Fort Orange common stock, you must satisfy each of the following conditions:

You must  (i) hold shares of Fort Orange common stock on the date you make a demand for appraisal; (ii) deliver to Fort Orange a written demand for appraisal of your shares of Fort Orange common stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably and adequately inform Fort Orange of the identity of the holder of record of Fort Orange common stock who intends to demand appraisal of his, her or its shares of common stock;  (iii) not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; and (iv) continuously hold your shares of Fort Orange common stock through the completion of the Merger. Further, submitting a blank proxy nullifies your right to an appraisal of your shares of Fort Orange common stock.  All demands for appraisal should be addressed to Fort Orange Financial Corp., Attention: Corporate Secretary, 1375 Washington Avenue, Albany, New York 12206, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock.

To be effective, a demand for appraisal by a shareholder of Fort Orange common stock must be made by, or in the name of, the registered shareholder, fully and correctly, as the shareholder’s name appears on the shareholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares.  The demand cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record.  The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock.  If you hold your shares of Fort Orange common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity.  If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.  An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.  A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners.  In that case, the written demand should state the number of shares of common stock as to which appraisal is sought.  Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

If you fail to comply with the conditions described above to demand appraisal and the Merger is completed, you will be entitled to receive the merger consideration for your shares of Fort Orange common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Fort Orange common stock.  A holder of shares of Fort Orange common stock wishing to exercise appraisal rights must be the record holder of the shares of common stock on the date the written demand for appraisal is made and must continue to be the record holder of the shares of common stock through the Effective Time, because appraisal rights will be lost if the shares of common stock are transferred prior to the Effective Time.  Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.  A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the shareholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.  Therefore, a Fort Orange shareholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to either vote against the proposal to adopt the Merger Agreement, or elect to abstain from voting on such proposal.  The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

Within ten (10) days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of Fort Orange shareholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement.  At any time within 60 days after the Effective Time, any shareholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash and/or stock consideration specified by the Merger Agreement for that shareholder’s shares of Fort Orange common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal.  However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation.  Unless the demand is properly withdrawn by the shareholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just.  If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any shareholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all shareholders entitled to appraisal.  Upon the filing of the petition by a shareholder, service of a copy of such petition shall be made upon the surviving corporation.  The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition.  Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previous written demand for appraisal.  In addition, within 120 days after the Effective Time, any shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  The statement must be mailed within 10 days after such written request has been received by the surviving corporation.  A person who is the beneficial owner of shares of Fort Orange common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached.  After notice to shareholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262.  The Delaware Court of Chancery may require shareholders who have demanded payment for their shares of common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their shares of Fort Orange common stock, the Delaware Court of Chancery will appraise the shares of Fort Orange common stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.  When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares of Fort Orange common stock.  Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262.  Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and Fort Orange shareholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration.  Moreover, we do not anticipate offering more than the per share merger consideration to any Fort Orange shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration.  In determining “fair value”, the Delaware Court is required to take into account all relevant factors.  In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.  Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.  In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances.  Upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal.  Any shareholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Fort Orange common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Fort Orange common stock, other than with respect to payment as of a record date prior to the Effective Time.  However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the shareholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the consideration described in the Merger Agreement (without interest) for his, her or its shares of Fort Orange common stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, Fort Orange shareholders who may wish to pursue appraisal rights should consult legal counsel and financial advisors.

Incorporation of Certain Documents By Reference

Included with this joint proxy statement/prospectus are copies of the Chemung Financial’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on form 10-Q for the quarter ended September 30, 2010.

The SEC allows Chemung Financial to incorporate certain information into this joint proxy statement/prospectus by reference to other information that has been filed with the SEC.  Fort Orange does not file periodic reports with the SEC or any reports with any regulatory agency, other than call reports filed with the FDIC.  The information incorporated by reference herein is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this joint proxy statement/prospectus.  The documents that are incorporated by reference contain important information about Chemung Financial and Chemung Canal and you should read this joint proxy statement/prospectus together with any other documents incorporated by reference in this joint proxy statement/prospectus, including the Chemung Financial Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, copies of which are included with this joint proxy statement /prospectus.

This joint proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Chemung Financial (File No. 0-13888):

●	Annual Report on Form 10-K for the year ended December 31, 2009, as filed March 15, 2010;

●	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 (filed May 10, 2010); June 30, 2010 (filed August 9, 2010) and September 30, 2010 (filed November 9, 2010);

●
Current Reports on Form 8-K filed February 2, 2010, April 29, 2010, May 11, 2010, July 12, 2010 (Form 8-K/A), July 26, 2010, October 20, 2010, October 26, 2010, October 28, 2010, November 23, 2010, December 27, 2010 and February 3, 2011 (other than the portions of those documents not deemed to be filed); and

●	Form 14-A Definitive Proxy dated March 30, 2010; and

●
The description of Chemung Financial common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

In addition, Chemung Financial is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended after the date of this joint proxy statement/prospectus and prior to the date of the special meeting of Chemung Financial.

Chemung Financial files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC.  You may obtain the information incorporated by reference and any other materials Chemung Financial file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 1.

Neither Chemung Financial nor Fort Orange has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus.  Therefore, if anyone does give you information of this kind, you should not rely on it.  If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.  The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Forward-Looking Statements

When we use words or phrases like “will probably result,” “we expect,” “will continue,” “we anticipate,” “estimate,” “project,” “plan”, “should cause,” or similar expressions in this report or in any press releases, public announcements, filings with the SEC, or other disclosures, we are making “forward-looking statements” as described in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, (i) the financial condition, results of operations and business of Chemung Financial and Fort Orange; (ii) statements about the benefits of the Merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the Merger; (iii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions in the areas in which Chemung Financial and Fort Orange operates including volatility and disruption in national and international financial markets;

●	Chemung Financial’s and Fort Orange’s businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

●	delays or difficulties in the integration by Chemung Financial of recently acquired businesses;

●	the growth opportunities and cost savings from the Merger may not be fully realized or may take longer to realize than expected;

●	the risk that the Merger Agreement may be terminated in certain circumstances which would require Fort Orange to pay Chemung Financial a termination fee equal to 2.5% of the merger consideration;

●	operating costs, customer losses and business disruption following the Merger, including adverse effects of relationships with employees, may be greater than expected;

●	governmental approvals of the Merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the Merger;

●	adverse governmental or regulatory policies may be enacted;

●	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

●	the risks associated with continued diversification of assets and adverse changes to credit quality;

●	competition from other financial services companies in our markets; and

●	the risk that the continuing economic slowdown could adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Chemung Financial reports filed with the SEC.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above.  Neither of Chemung Financial or Fort Orange undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of this join proxy statement/ prospectus and both parties specifically disclaims such obligation.

Appendices

Appendix A1

AGREEMENT AND PLAN OF MERGER

DATED AS OF October 14, 2010

BY AND BETWEEN

CHEMUNG FINANCIAL CORPORATION

AND

FORT ORANGE FINANCIAL CORP.

A1-1

Article I Definitions		A1-5
1.1.	Definitions	A1-5

Article II The Merger		A1-9
2.1.	The Merger	A1-9
2.2.	Effective Time	A1-9
2.3.	Effects of the Merger	A1-10
2.4.	Merger Consideration	A1-10
2.5.	Adjustment to Merger Consideration	A1-13
2.6.	Exchange Procedures	A1-13
2.7.	Effect of the Merger on Shares of CFC Common Stock and FOFC Common Stock	A1-14
2.8.	Directors of Surviving Corporation After Effective Time; Advisory Board	A1-14
2.9.	Certificate of Incorporation and ByLaws	A1-15
2.10.	Treatment of Stock Options and Restricted Stock	A1-15
2.11.	Dissenters’ Rights	A1-15
2.12.	Bank Merger	A1-15
2.13.	Alternative Structure	A1-15
2.14.	Absence of Control	A1-16

Article III Representations and Warranties of FOFC		A1-16
3.1.	Capitalization	A1-16
3.2.	Corporate Organization	A1-16
3.3.	Authority; No Violation	A1-17
3.4.	Consents and Approvals	A1-18
3.5.	Regulatory Filings	A1-18
3.6.	Agreements with Regulatory Agencies	A1-18
3.7.	Compliance with Applicable Laws	A1-18
3.8.	Legal Proceedings	A1-18
3.9.	Securities Registration	A1-19
3.10.	Financial Statements; Books and Records	A1-19
3.11.	Tax Matters	A1-19
3.12.	Undisclosed Liabilities	A1-20
3.13.	Properties and Assets	A1-20
3.14.	Insurance	A1-21
3.15.	Reserves	A1-21
3.16.	Loans	A1-21
3.17.	Investment Securities	A1-22
3.18.	Deposits	A1-22
3.19.	Labor Matters	A1-22
3.20.	Employee Benefit Plans	A1-23
3.21.	Environmental Matters	A1-24
3.22.	Internal Controls	A1-24
3.23.	Intellectual Property	A1-25
3.24.	Material Contracts	A1-25
3.25.	Absence of Certain Changes or Events	A1-26

A1-2

3.26.	Affiliate Transactions	A1-26
3.27.	Material Interests of Certain Persons	A1-26
3.28.	Anti-Takeover Provisions	A1-27
3.29.	Fees	A1-27
3.30.	Fairness Opinion	A1-27
3.31.	Bank Secrecy Act and CRA Compliance	A1-27
3.32.	Tax Treatment of the Merger	A1-27
3.33.	FOFC Information	A1-28
3.34.	Trust Powers	A1-28
3.35.	Indemnification	A1-28
3.36.	Voting and Non-Competition Agreement	A1-28
3.37.	Information Security	A1-28

Article IV Representations And Warranties of CFC		A1-28
4.1.	Capitalization	A1-29
4.2.	Corporate Organization	A1-29
4.3.	Authority; No Violation	A1-29
4.4.	Regulatory Filings	A1-30
4.5.	CFC Information	A1-30
4.6.	Consents	A1-30
4.7.	Compliance with Applicable Laws	A1-30
4.8.	Legal Proceedings	A1-30
4.9.	Tax Treatment	A1-31
4.10.	Merger Consideration; Adequate Resources	A1-31
4.11.	Financial Statements; Books and Records	A1-31
4.12.	Undisclosed Liabilities	A1-31
4.13.	Reserves	A1-31
4.14.	Loans	A1-32
4.15.	Investment Securities	A1-32
4.16.	Environmental Matters	A1-33
4.17.	Absence of Certain Changes or Events	A1-33
4.18.	Bank Secrecy Act and CRA Compliance	A1-33
4.19.	Tax Treatment of the Merger	A1-34

Article V Covenants of the Parties		A1-34
5.1.	Conduct of FOFC Business	A1-34
5.2.	Access; Confidentiality	A1-36
5.3.	Further Actions of FOFC and CFC	A1-36
5.4.	Subsequent Events	A1-37
5.5.	Employee Matters	A1-37
5.6.	Resignation	A1-38
5.7.	Publicity	A1-38
5.8.	Section 16 Matters	A1-38
5.9.	Indemnification	A1-38
5.10.	Exclusivity/Competing Proposals	A1-39
5.11.	Registration of CFC Common Stock	A1-40

A1-3

5.12.	Shareholder Meetings	A1-40
5.13.	No Market Manipulation	A1-41

Article VI Termination		A1-41
6.1.	Termination	A1-41
6.2.	Effect of Termination	A1-42
6.3.	Termination Fee	A1-42

Article VII Conditions		A1-43
7.1.	Conditions to FOFC’s Obligations	A1-43
7.2.	Conditions to CFC’s Obligations	A1-43

Article VIII Other Matters		A1-44
8.1.	Closing	A1-44
8.2.	Expenses	A1-45
8.3.	Survival of Representations, Warranties and Covenants	A1-45
8.4.	Assignment/Limitation of Benefits	A1-45
8.5.	Entire Agreement; No Third Party Beneficiaries	A1-45
8.6.	Amendment, Extension and Waiver	A1-45
8.7.	Notices	A1-46
8.8.	Captions and Headings	A1-46
8.9.	Counterparts	A1-47
8.10.	Severability	A1-47
8.11.	Governing Law/Jurisdiction/Venue	A1-47
8.12.	Interpretation	A1-47
8.13.	Waiver of Jury Trial	A1-47

A1-4

Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of the 14th day of October, 2010 (“Agreement”), is entered into by and between Chemung Financial Corporation, a New York business corporation (“CFC”) and Fort Orange Financial Corp., a Delaware business corporation (“FOFC”).

Recitals

WHEREAS, the boards of directors of CFC and FOFC have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of their respective companies and shareholders and;

WHEREAS, the boards of directors of CFC and FOFC have approved this Agreement at duly convened meetings; and

WHEREAS, CFC owns all of the issued and outstanding capital stock of Chemung Canal Trust Company (“Chemung Bank”), and FOFC owns all of the issued and outstanding capital stock of Capital Bank & Trust Company (“Capital Bank”), and it is contemplated that, immediately following the Merger, Capital Bank will be merged with and into Chemung Bank with Chemung Bank as the surviving entity (the “Bank Merger”); and

WHEREAS, the parties intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (the ”Code”) for federal income tax purposes; and

WHEREAS, as a condition and inducement to CFC’s willingness to enter into this Agreement, the directors of FOFC, except for Peter D. Cureau who has entered into the Voting Agreement dated as of the date hereof in the form attached hereto as Exhibit A, have entered into a Voting and Non-Competition Agreement dated as of the date hereof in the form attached hereto as Exhibit B;

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, and intending to be legally bound hereby, the parties agree as follows:

Article I
Definitions

1.1. Definitions.

As used in this Agreement, the following terms have the following meanings. References to Articles and Sections refer to Articles and Sections of this Agreement.

Acquisition Proposal means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving FOFC: (i) any merger, consolidation, share exchange, business combination or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of net revenues, net income or assets of FOFC in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the FOFC Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or, (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in final or draft form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Affiliate means the Persons defined as such in Rule 144 promulgated by the SEC under the Securities Act.

Agreement means this Agreement and Plan of Merger.

A1-5

Articles of Merger means the documents attached as Exhibits C-1 and C-2 to this Agreement.

Bank Merger means the merger of Capital Bank with and into Chemung Bank, with Chemung Bank being the surviving bank.

Bank Plan of Merger means the agreement providing for the Bank Merger, attached as Exhibit D to this Agreement.

Bank Secrecy Act means the Bank Secrecy Act of 1970, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Capital Bank means Capital Bank & Trust Company, a New York chartered commercial bank and a wholly owned subsidiary of FOFC.

CFC means Chemung Financial Corporation, a New York corporation and registered financial holding company.

CFC Common Stock means the common stock of CFC, $.01 par value.

CFC Financials means (i) the audited consolidated financial statements of CFC for the three years ended December 31, 2009, 2008 and 2007; and (ii) the unaudited interim consolidated financial statements of CFC as of each calendar quarter in 2010 through and including September 30, 2010.

CFC Regulatory Reports means the Call Reports filed by Chemung Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2009 through the Closing Date and the Form FR Y-6 filed by CFC with the FRB for 2009.

Chemung Bank means Chemung Canal Trust Company, a New York chartered commercial bank and a wholly owned Subsidiary of CFC.

Closing means the closing of the Merger, including execution and delivery of all of the documents and instruments required by this Agreement.

Closing Date means the date on which the Merger and the Bank Merger are consummated.

Closing Price means the average of the daily closing price of CFC Common Stock for the ten (10) trading days on which trades of CFC Common Stock occur immediately prior to the Closing Date, as reported on the OTC Bulletin Board.

Code means the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement means the confidentiality agreement between CFC and FOFC dated September 8, 2010 attached as Exhibit E to this Agreement.

CRA means the Community Reinvestment Act of 1977, as amended.

DGCL means the Delaware General Corporation Law, as amended.

Dissenting Shares means any shares of FOFC Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a FOFC shareholder who has not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value of such shares in accordance with the DGCL.

DOJ means the United States Department of Justice.

A1-6

Effective Time means the date and time to be specified in the Articles of Merger, to be filed with the New York Secretary of State and the Delaware Secretary of State, which date shall be the Closing Date, or such later date and time as shall be specified as the Effective Time pursuant to the mutual agreement of CFC and FOFC and in accordance with the NYBCL.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchange Agent means American Stock Transfer & Trust Company, the firm designated to effect the share exchanges provided for in this Agreement.

Exchange Ratio means 0.3571, subject to adjustment:

(a)      pursuant to Section 2.5

(b)      as follows: if the Closing Price is greater than $25.20, the Exchange Ratio shall be computed based upon a per share price for FOFC Common Stock of $9.00. For example, if the Closing Price is $27.50, the Exchange Ratio would be 0.3273.

FDIC means the Federal Deposit Insurance Corporation.

FinCen means the Financial Crimes Enforcement Network of the United States Department of the Treasury.

FOFC means Fort Orange Financial Corp., a Delaware business corporation and registered bank holding company.

FOFC Delinquent Loans means: (i) all loans with principal and/or interest that are 45-89 days past due; (ii) all loans with principal and/or interest that are at least 90 days past due and still accruing; (iii) all loans that are non-accruing; (iv) restructured and impaired loans; (v) OREO; and (vi) net charge-offs from the date of this Agreement through the last business day of the month prior to the Closing.

FOFC Financials means: (i) the audited consolidated financial statements of FOFC for the three years ended December 31, 2009, 2008 and 2007; and (ii) the unaudited interim consolidated financial statements of FOFC as of each calendar quarter in 2010 through and including September 30, 2010.

FOFC Stock Plans means the Capital Bank & Trust Company Stock Unit Plan for Non-Employee Directors, as amended, the Capital Bank & Trust Company 1996 Stock Option Plan for Non-Employee Directors, the Capital Bank & Trust Company 1996 Stock Option Plan for Key Employees, the Capital Bank & Trust Company 1997 Stock Option Plan, and the Fort Orange Financial Corp. 2007 Stock-Based Incentive Plan.

FOFC Regulatory Reports means the Call Reports filed by Capital Bank with the FDIC for each calendar quarter, beginning with the quarter ended December 31, 2009 through the Closing Date and the Form FR Y-6 filed by FOFC with the FRB for 2009.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles as in effect in the United States at the relevant date and which are applied on a consistent basis.

GLBA means the Gramm-Leach-Bliley Act, as amended.

Governmental Entity means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

A1-7

Hazardous Materials means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Law.

Index means the average of the per share common stock prices of the common stock of the publicly traded banks headquartered in New York and Pennsylvania with total assets between $500 million and $4 billion listed on Exhibit F attached hereto.

Intellectual Property means all patents, copyrights, trade secrets, trade names, servicemarks, trademarks, domain names, software, or internet websites used in a party’s business.

IRS means the Internal Revenue Service.

Joint Proxy Statement-Prospectus means the proxy statement/prospectus included in the Registration Statement on Form S-4 filed with the SEC and distributed to shareholders of CFC and FOFC in connection with the meetings of the shareholders of each of CFC and FOFC to approve the Merger.

Knowledge means a party’s actual knowledge after reasonable inquiry, unless a different meaning, including, but not limited to, constructive knowledge, is expressed.

Law means any statute, law, ordinance, rule, regulation, order, permit, judgment, injunction, decree, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

Lien means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

Material Adverse Effect means with respect to CFC or FOFC, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (i) any change in the value of the respective investment and loan portfolios of CFC or FOFC resulting from a change in interest rates generally; (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects depository institutions generally; (iii) actions or omissions of a party taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; (iv) any change in general economic conditions affecting banks or their holding companies; (v) changes resulting from expenses incurred in connection with this Agreement; (vi) any decline in the aggregate deposits level of Capital Bank or Chemung Bank; and (vii) any information that is set forth on a disclosure schedule attached hereto.

Merger means the merger of FOFC with and into CFC with CFC as the surviving entity as provided in this Agreement.

Merger Consideration means the shares of CFC Common Stock issuable and the cash payable in connection with the Merger, as specified in Section 2.4 of this Agreement.

NYBCL means the New York Business Corporation Law, as amended.

NYSBD means the New York State Banking Department.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

OREO means Other Real Estate Owned, reflected as such on an institution’s books.

OTC Bulletin Board means the electronic quotation system in the United States that displays real-time quotes, last-sale prices, and volume information for over-the-counter equity securities that are not listed on the NASDAQ stock exchange or a national securities exchange.

Patriot Act means the USA Patriot Act, as amended.

A1-8

PBGC means the Pension Benefit Guaranty Corporation.

Person means an individual, corporation, partnership, bank, limited liability company, trust, association, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Registration Statement means a registration statement to be filed with the SEC on Form S-4 with respect to the issuance of CFC Common Stock in the Merger.

Regulatory Authority means any banking agency or department of any federal or state government, including, without limitation, the FRB, the FDIC and the NYSBD.

SEC means the United States Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Subsidiary means with respect to any party, any Person which is consolidated with such party for financial reporting purposes.

Superior Competing Proposal means any unsolicited bona fide written proposal made by any Person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of FOFC Common Stock then outstanding or all or substantially all of the assets of FOFC and otherwise: (i) on terms which the FOFC board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to FOFC’s shareholders than the transaction contemplated by this Agreement; and (ii) that constitutes a transaction that, in the FOFC board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

Surviving Corporation means CFC, as the surviving corporation in the Merger.

Tax(es) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premises, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterations or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

Voting Agreement means the agreement attached as Exhibit A to this Agreement.

Voting and Non-Competition Agreement means the agreement attached as Exhibit B to this Agreement.

Article II
The Merger

2.1. The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, FOFC will merge with and into CFC (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of FOFC shall cease. CFC shall be the Surviving Corporation in the Merger and shall continue to be governed by the NYBCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2. Effective Time.

CFC shall file the Articles of Merger in the form attached to this Agreement as Exhibit C-1, with the New York Secretary of State pursuant to the NYBCL and FOFC shall file the Articles of Merger in the form attached to this Agreement as Exhibit C-2, with the Delaware Secretary of State pursuant to the DGCL. The Merger shall become effective upon such filing or at such later date or time as the parties may agree and specify in the Articles of Merger. The date and time the Merger becomes effective shall be the “Effective Time”.

A1-9

2.3. Effects of the Merger.

The Merger will have the effects set forth in the NYBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, CFC shall possess all of the assets, properties, rights, privileges, powers and franchises of FOFC and be subject to all of the debts, liabilities and obligations of FOFC.

2.4. Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of FOFC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted at the election of the holder thereof, in accordance with the election and allocation procedures set forth in this Section 2.4, into either: (i) shares of CFC Common Stock based upon the Exchange Ratio; (ii) cash, at the rate of $7.50 for each share of FOFC Common Stock; or (iii) a combination of such shares of CFC Common Stock and cash (the shares of CFC Common Stock issuable and the cash payable in connection with the Merger sometimes being referred to as the “Merger Consideration”).

(a)      FOFC’s shareholders shall have the following choices in connection with the exchange of their FOFC Common Stock pursuant to the Merger:

(i)           At the option of each holder of FOFC Common Stock, all of such holder’s FOFC Common Stock shall be converted into the right to receive the number of shares of CFC Common Stock that is equal to the number of shares of FOFC Common Stock held by such holder times the Exchange Ratio (the “All Stock Election”), provided that:

(A)           Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof; and

(B)           After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than seventy five percent (75%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CFC Common Stock; or

(ii)           At the option of each holder of FOFC Common Stock, all of such holder’s FOFC Common Stock shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of FOFC Common Stock held by such holder times $7.50 (the “All Cash Election”), provided that:

(A)           After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than twenty five percent (25%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(iii)           At the option of each holder of FOFC Common Stock, seventy five percent (75%) of such holder’s aggregate number of shares of FOFC Common Stock (the “Stock Portion”) shall be converted into the right to receive such number of shares of CFC Common Stock equal to the number of shares of FOFC Common Stock in the Stock Portion times the Exchange Ratio, and twenty five percent (25%) of such holder’s aggregate number of shares of FOFC Common Stock (the “Cash Portion”) shall be converted into the right to receive cash, payable by check, in an amount equal to the number of shares of FOFC Common Stock in the Cash Portion times $7.50 (the “Mixed Election”), provided that:

(A)           Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof as provided in Section 2.4; and

A1-10

(B)           After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than seventy five percent (75%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be converted into and become shares of CFC Common Stock;

(C)           After giving effect to Section 2.4(a)(i),(ii) and (iii), in no event shall, in the aggregate, more than twenty five percent (25%) of FOFC Common Stock issued and outstanding immediately prior to the Effective Time be either Dissenting Shares or be converted into and become cash; or

(b)      If no election is validly made by a holder by the Election Deadline pursuant to Section 2.4(c), all of such holder’s shares of FOFC Common Stock shall be converted into the right to receive CFC Common Stock as set forth in Section 2.4(a)(i), cash as set forth in Section 2.4(a)(ii), or any combination of CFC Common Stock and cash as determined by CFC; provided, however, that no fractional shares shall be issued and cash will be paid in lieu thereof as provided in Section 2.4(h). Such shares of FOFC Common Stock shall be allocated by CFC on a pro rata basis among non-electing holders based upon the number of shares of FOFC Common Stock for which an election has not been received by the Election Deadline in order to achieve the overall ratio of seventy five percent (75%) of FOFC Common Stock to be converted into CFC Common Stock and twenty five percent (25%) of FOFC Common Stock to be converted into cash after taking into account Dissenting Shares. Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are allocated pursuant to this Section 2.4(b).

(c)      An election form and other appropriate transmittal materials in such form as the parties shall mutually agree (the “Election Form”) shall be mailed to shareholders of FOFC prior to the Election Period. The “Election Period” shall be the period of time to which the parties shall agree, within which FOFC shareholders may validly elect the form of Merger Consideration set forth in Section 2.4(a) (the “Election”) that they will receive, occurring between: (i) the date of the mailing of the Joint Proxy Statement-Prospectus for the special meeting of shareholders of FOFC at which this Agreement and the Merger is presented for approval; and (ii) the Closing Date. The “Election Deadline” shall be the time, specified by CFC after consultation with FOFC, at close of business local time on the last day of the Election Period. An Election shall be considered to have been validly made by a holder of FOFC Common Stock only if: (i) the Exchange Agent shall have received an Election Form properly completed and executed by such holder, accompanied by a certificate or certificates representing the shares of FOFC Common Stock as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of FOFC, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States; and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.

(d)      Any holder of FOFC Common Stock may at any time prior to the Election Deadline revoke an election and either: (i) submit a new Election Form in accordance with the procedures in Section 2.4(c); or (ii) withdraw the certificate(s) for FOFC Common Stock deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. In the event of the termination of this Agreement, the Exchange Agent shall return any certificates deposited by the holder of FOFC Common Stock to such holder at the address and to the Person set forth in the Election Form.

A1-11

(e)      If more than twenty five percent (25%) of the total number of shares of FOFC Common Stock issued and outstanding constitute Dissenting Shares or, at the Election Deadline, have been deposited for exchange with cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), CFC will cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election, subject to the limitations described in Section 2.4(e)(iv), a sufficient number of such shares so that the total number of shares remaining on deposit for exchange into cash pursuant to the All Cash Election and the Mixed Election, when added to the number of Dissenting Shares, does not exceed twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding on the Election Deadline. The holders of FOFC Common Stock who have made the Mixed Election shall not be required to have more than seventy five percent (75%) of their shares of FOFC Common Stock converted into CFC Common Stock. After giving effect to Section 2.4(b), such elimination will be effected as follows:

(i)           Subject to the limitations described in Section 2.4(e)(iv), CFC will eliminate or cause to be eliminated from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for CFC Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election minus the number of shares so deposited by the holders described in Section 2.4(e)(iv), such number of whole shares of FOFC Common Stock on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to All Cash Election or the Mixed Election, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)           All shares of FOFC Common Stock that are eliminated pursuant to Section 2.4(e)(iv) from the shares deposited for cash pursuant to All Cash Election shall be converted into CFC Common Stock as provided by Section 2.4(a)(i);

(iii)           Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are eliminated from the shares on deposit for exchange with cash pursuant to Section 2.4(e)(i); and

(iv)           Notwithstanding the foregoing, the holders of one hundred (100) or fewer shares of FOFC Common Stock of record on the date of this Agreement who have elected the All Cash Election shall not be required to have any of their shares of FOFC Common Stock converted into CFC Common Stock.

(f)      If fewer than twenty five percent (25%) of the total number of shares of FOFC Common Stock issued and outstanding have, at the Election Deadline, been deposited for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 2.4(d), CFC will promptly add, or cause to be added by the Exchange Agent, to such deposited shares, a sufficient number of shares of FOFC Common Stock deposited for shares of CFC Common Stock pursuant to the All Stock Election so that the total number of shares of FOFC Common Stock on deposit for cash pursuant to the All Cash Election or the Mixed Election immediately prior to the Effective Time, when added to the number of Dissenting Shares, is not less than twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time. The holders of FOFC Common Stock who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty five percent (25%) of their shares of FOFC Common Stock converted into cash. After giving effect to Section 2.4(b), such addition will be effected as follows:

(i)           CFC will cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election, and will eliminate or cause to be eliminated from the shares deposited for CFC Common Stock pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares of FOFC Common Stock deposited for shares of CFC Common Stock pursuant to the All Stock Election, such number of whole shares of FOFC Common Stock not then on deposit for cash as may be necessary so that the number of shares remaining on deposit for exchange with cash, when added to the number of Dissenting Shares, is equal, as nearly as practicable, to twenty five percent (25%) of the shares of FOFC Common Stock issued and outstanding immediately prior to the Effective Time;

(ii)           All shares of FOFC Common Stock that are added pursuant to Section 2.4(f)(i) to the shares deposited for cash shall be converted into cash as provided by Section 2.4(a)(ii); and

(iii)           Notice of such allocation shall be provided promptly to each holder whose shares of FOFC Common Stock are added to the shares on deposit for cash pursuant to Section 2.4(f).

A1-12

(g)      If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFC Common Stock or FOFC Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares, in each case by reason of any stock split, recapitalization, or other similar change, the Exchange Ratio shall be adjusted proportionately.

(h)      No certificates or scrip representing less than one share of CFC Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of FOFC Common Stock. In lieu of any such fractional share, each holder of such shares who would otherwise have been entitled to a fraction of a share of CFC Common Stock, upon surrender of certificates representing shares of FOFC Common Stock for exchange, shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price.

2.5. Adjustment to Merger Consideration.

The Merger Consideration shall be subject to adjustment as provided in this Section 2.5. As determined on the Closing Date, if the FOFC Delinquent Loans at the end of the month immediately preceding the Closing are: (i) less than $6.5 million, the Exchange Ratio shall be 0.3571 and the cash component of the Merger Consideration shall be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the Exchange Ratio shall be 0.3524 and the cash component of the Merger Consideration shall be $7.40; (iii) $8.5 million or greater, but less than $10.5 million, the Exchange Ratio shall be 0.3476 and the cash component of the Merger Consideration shall be $7.30; or (iv) $10.5 million or greater, CFC may at its election (A) terminate this Agreement pursuant to Section 6.1(h); or (B) proceed with the transaction in which event the Exchange Ratio shall be 0.3429 and the cash component of the Merger Consideration shall be $7.20.

2.6. Exchange Procedures.

(a)      As soon as practicable after the Effective Time, CFC shall reserve for issuance and cause to be deposited with American Stock Transfer & Trust Company (the “Exchange Agent”), for exchange in accordance with this Article II, certificates representing the aggregate number of shares of CFC Common Stock and cash, by wire transfer of immediately available funds, into which the outstanding shares of FOFC Common Stock shall be converted pursuant to Section 2.4. As soon as practicable after the Effective Time, CFC shall cause the Exchange Agent to mail to all holders of record of FOFC Common Stock, excluding any holders of Dissenting Shares, letters of transmittal specifying the procedures for delivery of such holders’ certificates formerly representing FOFC Common Stock to the Exchange Agent in exchange for new certificates of CFC Common Stock and cash in lieu of fractional shares issuable pursuant to this Article II. A letter of transmittal will be deemed properly completed only if accompanied by certificates representing all shares of FOFC Common Stock to be converted thereby.

(b)      As soon as practicable, after surrender to the Exchange Agent of the certificates of FOFC Common Stock in accordance with the instructions of the letter of transmittal, the Exchange Agent shall distribute to the former holders of shares of FOFC Common Stock a certificate representing the number of shares of CFC Common Stock, and a check for cash payable in the Merger (including cash in lieu of fractional shares, if any), that such holder is entitled to receive pursuant to this Agreement. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any stock or cash to be received in the Merger. If any certificate surrendered for exchange is to be issued in a name other than that in which the surrendered certificate is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the Person requesting such exchange shall affix any required stock transfer tax stamps to the certificate or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

(c)      At and after the Effective Time, each certificate of FOFC Common Stock (except as set forth in Section 2.10 with respect to Dissenting Shares) shall represent only the right to receive the Merger Consideration. No dividends or other distributions declared after the Effective Time with respect to CFC Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of FOFC Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CFC Common Stock.

A1-13

(d)      At the Effective Time, the stock transfer books of FOFC shall be closed and no transfer of FOFC Common Stock shall thereafter be made or recognized. If, after the Effective Time, certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 2.6. CFC and the Exchange Agent shall be entitled to rely upon FOFC’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate for shares of FOFC Common Stock, CFC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(e)      In the event any certificate shall have been lost, stolen, destroyed or mutilated, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen, destroyed or mutilated and, if required by CFC, the making of an indemnity agreement in a form reasonably requested by CFC and/or the posting by such Person of a bond in such amount as CFC may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or mutilated certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f)      Neither CFC nor FOFC shall be liable to any holder of shares of FOFC Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. After the first anniversary of the Effective Time, CFC shall be entitled to instruct the Exchange Agent to release to CFC all of the shares of CFC Common Stock and cash then remaining undistributed to former shareholders of FOFC. Thereafter and until such time as any remaining undistributed shares of CFC Common Stock and cash are delivered to a public official pursuant to any applicable property, escheat or similar law, CFC shall deliver certificates representing an appropriate number of shares of CFC Common Stock and/or a check for cash in lieu of fractional shares, if any, to such former shareholders of FOFC who present either to the Exchange Agent or CFC: (i) certificates representing FOFC Common Stock; (ii) the accompanying letter of transmittal; and (iii) other related documents.

2.7. Effect of the Merger on Shares of CFC Common Stock and FOFC Common Stock.

At the Effective Time, each share of CFC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger. Each share of FOFC Common Stock held in treasury by FOFC or owned by any Subsidiary of FOFC, CFC or any Subsidiary of CFC (in each case other than in a fiduciary capacity) immediately prior to the Effective Time shall be cancelled without any exchange or conversion thereof and no payment or distribution shall be made with respect thereto.

2.8. Directors of Surviving Corporation After Effective Time; Advisory Board.

(a)      Subject to Section I, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of CFC serving immediately prior to the Effective Time, plus two directors of FOFC or Capital Bank serving immediately prior to the Effective Time, as selected solely in the discretion of CFC. The Bank Plan of Merger also shall provide for the selection of such directors to serve as directors of Chemung Bank.

(b)      Promptly following the Effective Time, CFC shall cause to be formed a Capital District Advisory Board (the “Advisory Board”) and invite each member of FOFC’s and Capital Bank’s respective board of directors who was formerly serving as a non-employee director immediately prior to the Effective Time of the Merger (other than Peter D. Cureau and members who are elected to CFC’s and Chemung Bank’s board of directors pursuant to Section 2.8(a)) to serve on the Advisory Board. The Advisory Board shall be comprised of such FOFC directors who accept the invitation to serve thereon. The purpose and function of the Advisory Board will be to advise Chemung Bank on deposit, lending and financial services activities in FOFC’s former market area and to insure a smooth transition of business relationships in connection with the Merger and the continued development of business relationships throughout such market area. Each member of the Advisory Board shall be paid for each meeting he or she actually attends, in consideration for his or her services on the Advisory Board. The term of the Advisory Board shall be for a three (3) year period following the Effective Time.

A1-14

2.9. Certificate of Incorporation and ByLaws.

The certificate of incorporation and the bylaws of CFC, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

2.10. Treatment of Stock Options and Restricted Stock.

(a)      Each option to purchase shares of FOFC Common Stock issued by FOFC and outstanding at the Effective Time pursuant to the FOFC Stock Plans (each, a “FOFC Option”), whether or not such FOFC Option is exercisable at the Effective Time, shall cease to be outstanding and shall be converted into the right to receive in cash, an aggregate amount equal to the product of: (i) the number of shares of FOFC Common Stock subject to unexercised FOFC Options (both vested and unvested); and (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the Exchange Ratio and the Closing Price, and (2) 25% of $7.50, and (y) the applicable exercise price per share under the FOFC Options.

(b)      Each outstanding restricted stock award which is unvested immediately prior to the Effective Time, shall vest and be free of any restrictions as of the Effective Time in accordance with the terms of the applicable FOFC Stock Plans and be exchanged for Merger Consideration as provided in Section 2.4.

2.11. Dissenters’ Rights.

Notwithstanding any other provision of this Agreement to the contrary, shares of FOFC Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.5 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. FOFC shall give CFC: (i) prompt notice of any written demands for payment of the fair value of any shares of FOFC Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by FOFC relating to shareholders’ dissenters’ rights; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of FOFC thereunder. FOFC shall not, except with the prior written consent of CFC: (i) make any payment with respect to such demand; (ii) offer to settle or settle any demand for payment of fair value; or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.

2.12. Bank Merger.

Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Capital Bank and Chemung Bank shall enter into the Plan of Bank Merger, pursuant to which Capital Bank will merge with and into Chemung Bank in the Bank Merger. The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

2.13. Alternative Structure.

Notwithstanding any provision of this Agreement to the contrary, CFC may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as: (i) there are no adverse federal or state income tax consequences to any of the shareholders, directors or officers of FOFC as a result of such modification; (ii) the Merger Consideration is not thereby changed or reduced in amount because of such modification; (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals; (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect; and (v) it does not diminish the benefits of any officer, director or employee of FOFC pursuant to this Agreement.

A1-15

2.14. Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that CFC by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, FOFC or to exercise, directly or indirectly, a controlling influence over the management or policies of FOFC.

Article III
Representations and Warranties of FOFC

FOFC hereby makes the following representations and warranties to CFC, each of which is being relied upon by CFC as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of FOFC referenced below and thereby required of FOFC pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “FOFC Disclosure Schedule.”

3.1.           Capitalization.

(a)      The authorized capital stock of FOFC consists of 10,000,000 shares of FOFC Common Stock, par value $.10 per share, of which, as of the date hereof, 3,742,303 shares are issued 3, 702, 312 are outstanding and 39,991 shares are held in treasury and 1,000,000 shares of preferred stock, par value $.10 per share, none of which are issued or outstanding. As of the date hereof, except for FOFC Common Stock to be issued pursuant to FOFC Stock Plans, no shares of FOFC Common Stock or preferred stock are reserved for issuance. All outstanding shares of FOFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. None of the shares of FOFC Common Stock has been issued in violation of the preemptive rights of any Person.

(b)      Section 3.1 of the FOFC Disclosure Schedule sets forth a complete and accurate list of all outstanding options for and rights to receive FOFC Common Stock, including the names of the holders thereof, and to the extent applicable, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each option and right and whether stock appreciation, limited or other similar rights were granted in connection therewith. Except as set forth therein, there are no authorized, issued or outstanding options or other rights with respect to the FOFC Common Stock or preferred stock.

3.2. Corporate Organization.

(a)      FOFC is a duly organized corporation, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FOFC. FOFC is registered as a bank holding company under the BHCA. The certificate of incorporation and by-laws of FOFC, copies of which are attached as Section 3.2(a) of the FOFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Capital Bank is the only Subsidiary of FOFC that qualifies as a “Significant Subsidiary,” as such term is defined in Regulation S-X, promulgated by the SEC.

(b)      Capital Bank is a commercial bank, duly organized and validly existing and in good standing under the Laws of New York. The deposit accounts of Capital Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Capital Bank. Capital Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Capital Bank. The organization certificate and by-laws of Capital Bank, copies of which are attached as Section 3.2(b) of the FOFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

A1-16

(c)      Except for Capital Bank and Capital Reprise LLC, FOFC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization; and, with respect to Capital Bank, FOFC owns 2,656,370 shares of common stock of Capital Bank, constituting 100% of all of the outstanding capital stock of Capital Bank. The outstanding shares of common stock of Capital Bank have been duly authorized and validly issued and are fully paid and (except as provided by applicable Law) non-assessable. All such shares are directly or indirectly owned by FOFC, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the Capital Bank common stock. Except for the pledge of shares to Pioneer Savings Bank as collateral for a line of credit facility, such shares are free and clear of all Liens. None of the shares of Capital Bank common stock has been issued in violation of the preemptive rights of any Person.

(d)      No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of FOFC may vote are issued or outstanding.

3.3. Authority; No Violation.

(a)      FOFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of FOFC. The board of directors of FOFC has directed that this Agreement and the transactions contemplated hereby be submitted to FOFC’s shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of FOFC’s shareholders, no other corporate proceedings on the part of FOFC (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FOFC and will constitute valid and binding obligations of FOFC, enforceable against FOFC in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)      Capital Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Capital Bank and by FOFC as the sole shareholder of Capital Bank. No other corporate proceedings on the part of Capital Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Capital Bank, will be duly and validly executed and delivered by Capital Bank and will constitute a valid and binding obligation of Capital Bank, enforceable against Capital Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c)      Neither the execution and delivery of this Agreement by FOFC or the Bank Merger Agreement by Capital Bank, nor the consummation by FOFC or Capital Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by FOFC or Capital Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the certificate of incorporation or by-laws of FOFC; or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to FOFC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of FOFC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FOFC is a party, or by which it or any of its properties or assets may be bound or affected.

A1-17

3.4. Consents and Approvals.

(a)      Except for: (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB, the FDIC and the NYSBD, as well as any other applications and notices required by Laws related to the Merger or the Bank Merger, and approval of the foregoing applications and notices; (ii) the approval of this Agreement by the requisite vote of the shareholders of CFC and FOFC; (iii) the filing of the Articles of Merger with the New York Secretary of State and the Delaware Secretary of State; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Laws including, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the securities or antitrust Laws of any foreign country; and (v) such filings, authorizations or approvals as may be set forth in Section 3.4 of the FOFC Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by FOFC of this Agreement; (2) the consummation by FOFC of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Capital Bank of the Bank Merger Agreement; and (4) the consummation by Capital Bank of the Bank Merger and the transactions contemplated thereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of FOFC to consummate the transactions contemplated hereby.

(b)      FOFC hereby represents to CFC that it has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis and that it will promptly notify CFC should it acquire such Knowledge.

3.5. Regulatory Filings.

FOFC and Capital Bank have filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. FOFC is not required to file any reports, schedules, registration statements or proxy statements with the SEC under the Securities Act or the Exchange Act and will promptly inform CFC if it becomes subject to such requirements prior to the Effective Time.

3.6. Agreements with Regulatory Agencies.

Except as set forth in Section 3.6 of the FOFC Disclosure Schedule, neither of FOFC or Capital Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Regulatory Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its earnings, its asset quality, its management or its business, nor has FOFC or Capital Bank been advised by any Governmental Entity that it is considering issuing or requesting any such agreement or action.

3.7. Compliance with Applicable Laws.

Except as set forth in Section 3.7 of the FOFC Disclosure Schedule, each of FOFC and Capital Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither FOFC nor Capital Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been cured and for which there is no remaining liability.

3.8. Legal Proceedings.

Except as set forth in Section 3.8 of the FOFC Disclosure Schedule: i) neither FOFC nor Capital Bank is a party to any, and there are no pending, or to the Knowledge of FOFC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FOFC or Capital Bank in which, to the Knowledge of FOFC, there is a reasonable probability of any material recovery against or other material effect upon FOFC or Capital Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon FOFC, Capital Bank or their respective assets.

A1-18

3.9. Securities Registration.

FOFC and Capital Bank are not under any obligation to register any of their securities under the Securities Act or any state securities laws.

3.10. Financial Statements; Books and Records.

FOFC has delivered to CFC the FOFC Regulatory Reports and the FOFC Financials, all of which fairly present in all material respects, the consolidated financial position of FOFC and Capital Bank as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and, in the case of the audited financial statements, cash flows of FOFC and Capital Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis. The FOFC Financials reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of FOFC and Capital Bank as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and, in the case of the audited financial statements, cash flows of FOFC and Capital Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of FOFC and Capital Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of FOFC and Capital Bank contain records which are accurate in all material respects regarding all corporate actions of each of their respective shareholders and boards of directors (including committees of their respective boards of directors) set forth therein.

3.11. Tax Matters.

(a)      FOFC and Capital Bank have timely filed federal income tax returns for the five (5) years ended through December 31, 2009, and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local Laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local Laws and all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, required to be filed with respect to FOFC or Capital Bank. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and such reserves are reflected on the FOFC Financials, and as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as set forth in Section 3.11(a) of the FOFC Disclosure Schedule, no material: (i) audit examination; (ii) deficiency; or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. To the best of their Knowledge, neither FOFC nor Capital Bank will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

(b)      Except as set forth in Section 3.11.(b) the FOFC Disclosure Schedule, all federal, state and local (and, if applicable, foreign) tax returns filed by FOFC since December 2007, are complete and accurate in all material respects. Neither FOFC nor Capital Bank is delinquent in the payment of any material Tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against FOFC or Capital Bank, which have not been settled and paid. There are currently no agreements in effect with respect to FOFC or Capital Bank to extend the period of limitations for the assessment or collection of any Tax.

(c)      Neither the transactions contemplated hereby nor the termination of the employment of any employees of FOFC or Capital Bank prior to or following consummation of the transactions contemplated hereby could result in FOFC or Capital Bank making or being required to make any “excess parachute payment” as that term is defined in Section 280G of the Code. Except as set forth in Section 3.11(c) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to any agreement, arrangement, or plan that has resulted, or would result, individually or in the aggregate, in connection with this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

A1-19

(d)      Except as set forth in Section 3.11(d) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to any agreement providing for the allocation or sharing of, or indemnification for, Taxes.

(e)      To their Knowledge, neither FOFC nor Capital Bank is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

(f)      Except as set forth in Section 3.11(f) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank has entered into any agreement with any taxing authority that will bind CFC or Chemung Bank after the Closing Date.

3.12. Undisclosed Liabilities.

Neither FOFC nor Capital Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the FOFC Regulatory Reports, FOFC Financial Statements or as provided to CFC in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on FOFC; (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) as set forth in Section 3.12 of the FOFC Disclosure Schedule.

3.13. Properties and Assets.

(a)      Section 3.13 of the FOFC Disclosure Schedule lists: (i) all real property owned by FOFC and Capital Bank; (ii) each real property lease, sublease or installment purchase arrangement to which FOFC’s or Capital Bank is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which FOFC or Capital Bank is a party; and (iv) all items of FOFC or Capital Bank’s tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except as set forth in Section 3.13 of the FOFC Disclosure Schedule, FOFC and Capital Bank have good and marketable title free and clear of all Liens on all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, and which are reflected on the FOFC Financials, except: (i) Liens for Taxes not yet due and payable; (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business; (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and (iv) the pledge of all of the outstanding shares of the common stock of Capital Bank to Pioneer Savings Bank as collateral for a line of credit facility. All leases pursuant to which FOFC or Capital Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, are assignable, valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FOFC. All leases pursuant to which FOFC or Capital Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FOFC and Capital Bank taken as a whole, are valid and binding in accordance with their respective terms with respect to the Surviving Corporation and enforceable by the Surviving Corporation, except where the failure of such lease or leases to be valid, binding and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FOFC.

(b)      Neither FOFC nor Capital Bank has experienced any material uninsured damage or destruction with respect to such properties. All properties and assets used by FOFC and Capital Bank are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or, to FOFC’s Knowledge, scheduled to become effective. FOFC and Capital Bank enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees. Neither FOFC nor Capital Bank is in material default with respect to any such lease, and there has occurred no default, or event, which with the lapse of time or the giving of notice, or both, would constitute a material default, by FOFC or Capital Bank under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by FOFC or Capital Bank of any of the property owned, leased, or occupied by them.

A1-20

3.14. Insurance.

Section 3.14 of the FOFC Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by FOFC and Capital Bank, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither FOFC nor Capital Bank has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond; no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by FOFC and Capital Bank is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by FOFC and Capital Bank with all requirements of Law and agreements to which FOFC or Capital Bank is subject or is a party, and is, to FOFC’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of FOFC and Capital Bank.

3.15. Reserves.

To FOFC’s Knowledge, all reserves or other allowances for possible losses reflected in the FOFC Financials comply in all material respects with all Laws and are adequate under GAAP. Neither FOFC nor Capital Bank has been notified by any Regulatory Authority or FOFC’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of FOFC or Capital Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or FOFC’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of FOFC or Capital Bank. FOFC has previously furnished to CFC a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. FOFC agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VI. All OREO held by FOFC or Capital Bank is being carried net of reserves at the lower of cost or net realizable value.

3.16. Loans.

(a)      To FOFC’s Knowledge, all loans owned by FOFC or Capital Bank, or in which FOFC or Capital Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending laws and regulations, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection Laws thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the FOFC Financials.

(b)      To FOFC’s Knowledge, each of FOFC and Capital Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence Liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by FOFC and Capital Bank are with full recourse to the borrowers (except as set forth at Section 3.16(b) of the FOFC Disclosure Schedule), and each of FOFC and Capital Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.16(b) of the FOFC Disclosure Schedule, all loans purchased or originated by FOFC or Capital Bank and subsequently sold have been sold without recourse to FOFC or Capital Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of August 31, 2010, prepared by FOFC and Capital Bank, which reports include all loans delinquent or otherwise in default, have been furnished to CFC. True, correct and complete copies of the currently effective lending policies and practices of FOFC and Capital Bank also have been furnished to CFC.

A1-21

(c)      Except as set forth at Section 3.16(c) of the FOFC Disclosure Schedule, to FOFC’s Knowledge, each outstanding loan participation sold by FOFC or Capital Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to FOFC or Capital Bank for payment or repurchase in excess thereof. FOFC and Capital Bank have properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.

(d)      FOFC and Capital Bank have properly perfected all security interests, Liens, or other interests in any collateral securing any loans made by them.

(e)      Section 3.16(e) of the FOFC Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.

3.17. Investment Securities.

(a)      Except for Liens disclosed on Section 3.17(a) of the FOFC Disclosure Schedule and except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by FOFC is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)      Except as disclosed on Section 3.17(b) of the FOFC Disclosure Schedule, FOFC is not a party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that: (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

3.18. Deposits.

Except as set forth in Section 3.18 of the FOFC Disclosure Schedule, none of the deposits of Capital Bank is a “brokered deposit” as defined in the FDIC regulations (12 CFR Section 337.6(a)(2)).

3.19. Labor Matters.

With respect to their employees, neither FOFC nor Capital Bank is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. FOFC and Capital Bank have not experienced any attempt by organized labor or its representatives to make FOFC or Capital Bank conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FOFC or Capital Bank. There is no unfair labor practice charge or other complaint by any employee or former employee of FOFC or Capital Bank against any of them pending before any Governmental Entity arising out of FOFC’s or Capital Bank’s activities, which charge or complaint: (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on FOFC. There is no labor strike or labor disturbance pending or threatened against any of them; and neither FOFC nor Capital Bank has experienced a work stoppage or other labor difficulty. FOFC and Capital Bank are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours.

A1-22

3.20. Employee Benefit Plans.

(a)      FOFC Disclosure Schedule 3.20(a) hereto sets forth a true and complete list of: (i) each employment agreement or change in control agreement (whether written or oral) FOFC or Capital Bank has entered into with any employee, director or officer of FOFC or Capital Bank; and (ii) each pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts agreements and arrangements, including, but not limited to “employee benefit plans (within the meaning of Section 3(3) of ERISA), incentive policies, insurance contracts, plans and arrangements and all trust agreements related thereto, sponsored, maintained or adopted by FOFC or Capital Bank (hereinafter, a “Plan”) with respect to any present or former directors, officers or employees of FOFC and/or Capital Bank.

(b)      Except as set forth on FOFC Disclosure Schedule 3.20(b), with respect to each of the FOFC or Capital Bank Plans, FOFC has made available to CFC true and complete copies of each of the following documents: (i) the Plan and related documents (including all amendments thereto); (ii) the most recent annual reports, financials, and actuarial reports, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan; and (iv) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code.

(c)      No liability under Title IV of ERISA has been incurred by FOFC or any entity which is treated as a single employer with FOFC for purposes of Code Section 414 (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FOFC or any ERISA Affiliate of FOFC of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

(d)      Neither FOFC nor any ERISA Affiliate of FOFC, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FOFC or any ERISA Affiliate of FOFC could, either directly or indirectly, incur a material liability or cost.

(e)      Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that FOFC or any ERISA Affiliate of FOFC is required to pay under Section 412 of the Code or under the terms of the Plans.

(f)      Except as set forth on FOFC Disclosure Schedule 3.20(f), there has been no Material Adverse Effect in the funded status of any FOFC Plan that is subject to Title IV of ERISA since the inception of such FOFC Plan. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FOFC Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

(g)      None of the Plans is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(h)      Except as set forth on FOFC Disclosure Schedule 3.20(h)(1), a favorable determination letter has been issued by the IRS with respect to the each of the Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FOFC Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the FOFC Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. To FOFC’s best Knowledge and except as set forth on Schedule 3.20(h)(2), each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

A1-23

(i)      There are no actions, suits or claims pending, or, to the Knowledge of FOFC, threatened (other than routine claims for benefits) against any Plan, the assets of any Plan or against FOFC or any ERISA Affiliate of FOFC with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). To the Knowledge of FOFC, there are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Plan.

(j)      Except as contemplated by this Agreement and as set forth on FOFC Disclosure Schedules 3.20(a) and 3.20(j), the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee or director of FOFC or any ERISA Affiliate of FOFC to severance pay, accrued sick pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director; (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director; or (iv) result in a “change in control” or the occurrence of any other event specified in the agreements which would entitle any party to such agreements to any payment thereunder.

(k)      Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”) has been administered in material compliance with such requirements.

(l)      To the Knowledge of FOFC, each Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code, the Securities Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder.

3.21. Environmental Matters.

(a)      Each of FOFC and Capital Bank is in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).

(b)      There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of FOFC and Capital Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which FOFC or Capital Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by FOFC or Capital Bank, or to the Knowledge of FOFC, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by FOFC or Capital Bank.

(c)      During FOFC’s or Capital Bank’s ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(d)      To the Knowledge of FOFC and Capital Bank, neither of them has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

3.22. Internal Controls.

(a)      FOFC and Capital Bank maintain a standard system of accounting established and administered in accordance with GAAP and applicable Laws. FOFC is not required to implement or maintain disclosure controls and procedures as defined in Rule 13a-15(e) of the Exchange Act.

A1-24

(b)      Neither FOFC nor Capital Bank, or any of their respective directors or officers, or, to their Knowledge, any of their respective employees, accountants or auditors, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of FOFC or Capital Bank, or their respective internal accounting controls. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by, or initiated at the direction of, the chief executive officer, chief financial officer, general counsel, the board of directors of FOFC or Capital Bank or any committee thereof.

(c)      No attorney representing FOFC or Capital Bank, whether or not employed by FOFC or Capital Bank, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by FOFC or Capital Bank or any of their respective officers, directors, employees or agents to the board of directors of FOFC or Capital Bank, to any committee thereof or to any director or officer of FOFC or Capital Bank.

(d)      To the Knowledge of FOFC, no employee of FOFC or Capital Bank has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the Knowledge of FOFC, neither FOFC nor Capital Bank nor any of their respective officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of FOFC or Capital Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

3.23. Intellectual Property.

(a)      Except as set forth in Section 3.23 of the FOFC Disclosure Schedule, FOFC or Capital Bank owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of FOFC and Capital Bank, as presently conducted. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, or Liens. Upon consummation of the transactions contemplated by this Agreement, CFC and Chemung Bank will be entitled to continue to use all such Intellectual Property, without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by FOFC or Capital Bank in previously disclosed amounts, consistent with past practice).

(b)      The conduct of the business and operations of FOFC and Capital Bank does not infringe or otherwise conflict with the rights of any Person in respect of any patents, copyrights, trade secrets, trade names, servicemarks, trademarks, domain names, software, or internet websites. None of the Intellectual Property is being infringed or otherwise used or being made available for use by any Person without a license or permission from FOFC or Capital Bank.

3.24. Material Contracts.

(a)      Except as disclosed in Section 3.24 of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank is a party to, or is bound by: (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Capital Bank) including, but not limited to any contract arrangement, commitment or understanding (whether written or oral) with respect to the employment of any officer, director, employee or consultant of FOFC or Capital Bank, or any agreement restricting the nature or geographic scope of its business activities in any material respect; or (ii) any agreement, indenture or other instrument relating to the borrowing of money by FOFC or Capital Bank or the guarantee by FOFC or Capital Bank of any such obligation, other than instruments relating to transactions entered into in the customary course of business.

(b)      Neither FOFC nor Capital Bank, nor to their Knowledge, any of their counter-parties, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FOFC.

A1-25

3.25. Absence of Certain Changes or Events.

Except for entering into this Agreement and except as set forth in FOFC Disclosure Schedule 3.25 (in each case, identified by the appropriate paragraph of this Section 3.25), since December 31, 2009:

(a)      FOFC and Capital Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(b)      there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on FOFC or Capital Bank;

(c)      FOFC and Capital Bank have not declared, paid or set aside any dividends or distributions with respect to the FOFC Common Stock;

(d)      except for supplies or equipment purchased in the ordinary course of business, neither FOFC nor Capital Bank has made any capital expenditures exceeding individually or in the aggregate $50,000;

(e)      there has not been any write-down or specific reserve established by Capital Bank in excess of $250,000 with respect to any of its loans or OREO;

(f)      there has not been any sale, assignment or transfer of any assets by FOFC or Capital Bank in excess of $50,000 other than in the ordinary course of business;

(g)      there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by FOFC or Capital Bank to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(h)      Except as set forth in Section 3.25(h) of the FOFC Disclosure Schedule, neither FOFC nor Capital Bank has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and

(i)      there has been no change in any accounting principles, practices or methods of FOFC or Capital Bank other than as required by GAAP.

3.26. Affiliate Transactions.

(a)      All “covered transactions” between FOFC and Capital Bank and an “Affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act and the FRB regulations thereunder have been in compliance with such provisions.

(b)      Except as set forth in FOFC Disclosure Schedule 3.26(b), neither FOFC nor Capital Bank is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FOFC or Capital Bank. All such transactions set forth therein: (i) were made in the ordinary course of business; (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FOFC or Capital Bank is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FOFC nor Capital Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due. No Regulatory Authority has informed FOFC or Capital Bank that the loan grade classification accorded such loan or credit accommodation by FOFC or Capital Bank is inappropriate.

3.27. Material Interests of Certain Persons.

Except as set forth in FOFC Disclosure Schedule 3.27, no current or former officer or director of FOFC or Capital Bank, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of FOFC or Capital Bank.

A1-26

3.28. Anti-Takeover Provisions.

No provisions of FOFC’s organizational documents and no state anti-takeover Law, including, but not limited to “fair price,” “moratorium,” “control share acquisition” or similar Laws:(i) applies to the Merger, the Agreement or the Bank Plan of Merger; (ii) prohibits or restricts the ability of FOFC or Capital Bank to perform their respective obligations under this Agreement, or their respective ability to consummate the transactions contemplated hereby; (iii) would have the effect of invalidating or voiding this Agreement, the Bank Plan of Merger or the Merger; or (iv) would subject CFC or Chemung Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, the Bank Plan of Merger or the Merger.

3.29. Fees.

Neither FOFC nor Capital Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Bank Plan of Merger, except for FOFC’s retention of FinPro to perform certain financial advisory services.

3.30. Fairness Opinion.

FOFC has received the opinion of FinPro to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to FOFC and its shareholders.

3.31. Bank Secrecy Act and CRA Compliance.

(a)      Except as set forth in Section 3.31 of the FOFC Disclosure Schedule, FOFC is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause it or Capital Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti-money laundering by the DOJ or FinCEN, any order issued by OFAC, or any other applicable anti-money laundering laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 CFR. Part 40. FOFC is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or Capital Bank to undertake any remedial action. FOFC or Capital Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.

(b)      Capital Bank has received a rating of “Outstanding” in its most recent examination or interim review with respect to the CRA. FOFC is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Capital Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a CRA rating of lower than “satisfactory” by any Regulatory Authority.

3.32. Tax Treatment of the Merger.

FOFC has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code with respect to the portion of the Merger Consideration consisting of shares of CFC Common Stock, such that the exchange of CFC Common Stock for FOFC Common Stock and cash will not give rise to a Tax recognition event for the shareholders of FOFC with respect to such portion of the merger consideration comprised of CFC Common Stock.

A1-27

3.33. FOFC Information.

The information relating to FOFC and Capital Bank provided herein and to be provided by FOFC to be contained in the Joint Proxy Statement-Prospectus do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for the portions thereof relating solely to CFC and Chemung Bank, as to which FOFC makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

3.34. Trust Powers.

Capital Bank does not exercise trust powers or act as a fiduciary, trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to assets held other than acting as a trustee or custodian with respect to IRA accounts related to insured deposits or as trustee or custodian for other insured deposits held.

3.35. Indemnification.

Except as set forth in FOFC Disclosure Schedule 3.35 and except as provided in FOFC’s indemnification agreement with FinPro, or the organizational documents of FOFC and Capital Bank, neither FOFC nor Capital Bank is a party to any indemnification agreement with any of its present, past or future directors, officers, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of FOFC or Capital Bank and, except as set forth in FOFC Disclosure Schedule 3.35, to FOFC’s Knowledge, there are no claims for which any Person would be entitled to indemnification by FOFC or Capital Bank under their organizational documents, applicable Laws or any indemnification agreements or understandings.

3.36. Voting and Non-Competition Agreement.

(a)      Each director of FOFC, except for Peter D. Cureau, has delivered to CFC, concurrently with the execution of this Agreement, the Voting and Non-Competition Agreement in the form of Exhibit B hereto. To FOFC’s best Knowledge, the Voting and Non-Competition Agreement has been duly and validly executed and delivered by each Person that is a party thereto and constitutes the valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)      Peter D. Cureau, has delivered to CFC, concurrently with the execution of this Agreement, the Voting Agreement. To FOFC’s best Knowledge, the Voting Agreement has been duly and validly executed and delivered by Peter D. Cureau and constitutes his valid and binding obligation, enforceable against him in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

3.37. Information Security

FOFC and Capital Bank have taken reasonable precautions to safeguard the information technology networks and systems utilized in the operation of its business, including the implementation of procedures to ensure that such information technology systems are materially free from disabling codes or instructions, timers, copy protection devices, “back door”, “time bomb”, “Trojan horse:, “worm”, “virus” or other software routines or hardware components that in each case permits unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to the Knowledge of FOFC and Capital Bank, to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

Article IV
Representations And Warranties of CFC

CFC hereby makes the following representations and warranties to FOFC, each of which is being relied upon by FOFC as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of CFC referenced below and thereby required of CFC pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “CFC Disclosure Schedule.”

A1-28

4.1. Capitalization.

The authorized capital stock of CFC consists of 10,000,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 4,300,134 shares are issued, 3,512,925 shares are outstanding and 787,209 shares are held in treasury. Except for shares reserved in connection with CFC director compensation, as set forth in CFC Disclosure Schedule 4.1, as of the date hereof, no shares of CFC Common Stock are reserved for issuance. All outstanding shares of CFC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the CFC Common Stock. None of the shares of CFC Common Stock has been issued in violation of the preemptive rights of any Person.

4.2. Corporate Organization.

(a)      CFC is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CFC. CFC is registered as a financial holding company under the BHCA. The certificate of incorporation and by-laws of CFC, copies of which are attached as Section 4.2(a) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Chemung Bank is the only Subsidiary of CFC that qualifies as a “Significant Subsidiary,” as such term is defined in Regulation S-X, promulgated by the SEC.

(b)      Chemung Bank is a commercial bank, duly organized and validly existing and in good standing under the laws of New York. Chemung Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The organization certificate and by-laws of Chemung Bank, copies of which are attached in Section 4.2(b) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.3. Authority; No Violation.

(a)      CFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of CFC. The board of directors of CFC has directed that this Agreement and the transactions contemplated hereby be submitted to CFC’s shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of CFC’s shareholders, no other corporate proceedings on the part of CFC (except for matters related to setting the date, time, place and record date for the special meeting) will be necessary to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by CFC and will constitute valid and binding obligations of CFC, enforceable against CFC in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(b)      Chemung Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Chemung Bank and by CFC as the sole shareholder of Chemung Bank. No other corporate proceedings on the part of Chemung Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Chemung Bank, will be duly and validly executed and delivered by Chemung Bank and will constitute a valid and binding obligation of Chemung Bank, enforceable against Chemung Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

A1-29

(c)      Neither the execution and delivery of this Agreement by CFC or the Bank Merger Agreement by Chemung Bank, nor the consummation by CFC or Chemung Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by CFC or Chemung Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the certificate of incorporation or by-laws of CFC; or (ii) violate any Laws applicable to CFC or any of its properties or assets; or (iii) violate, conflict with, or result in a breach of, any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the properties or assets of CFC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFC is a party, or by which it or any of its properties or assets may be bound or affected.

4.4. Regulatory Filings.

CFC and Chemung Bank have filed all reports required by Laws to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. CFC is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger or the Bank Merger should not be granted by such Regulatory Authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to CFC’s ability to carry on its business.

4.5. CFC Information.

The information relating to CFC and Chemung Bank provided herein and to be provided by CFC to be contained in the Joint Proxy Statement-Prospectus, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement-Prospectus (except for the portions thereof relating solely to FOFC and Capital Bank, as to which CFC makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

4.6. Consents.

Except for consents and approvals of, or filings with, Regulatory Authorities, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by CFC or the consummation of the transactions contemplated by this Agreement.

4.7. Compliance with Applicable Laws.

Except as set forth in Section 4.7 of the CFC Disclosure Schedule, each of CFC and Chemung Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither CFC nor Chemung Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been substantially cured and for which there is no remaining material liability.

4.8. Legal Proceedings.

Except as set forth in Section 4.8 of the CFC Disclosure Schedule: (i) neither CFC nor Chemung Bank is a party to any, and there are no pending, or to the Knowledge of CFC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CFC or Chemung Bank in which, to the Knowledge of CFC, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon CFC or Chemung Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and (ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon CFC, Chemung Bank or their respective assets.

A1-30

4.9. Tax Treatment.

As of the date of this Agreement, CFC knows of no reason relating to it which would reasonably cause it to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

4.10. Merger Consideration; Adequate Resources.

CFC will have, at the Effective Time, unissued shares of CFC Common Stock and shares of Common Stock held in its treasury, that are not reserved for any other purpose, sufficient to issue the number of shares of CFC Common Stock contemplated by Article II, and a sufficient amount of cash to pay the amount contemplated by Article II.

4.11. Financial Statements; Books and Records.

CFC has delivered to FOFC the CFC Regulatory Reports and the CFC Financials, all of which fairly present in all material respects, the consolidated financial position of CFC and Chemung Bank as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and, in the case of the audited financial statements, cash flows of CFC and Chemung Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis. The CFC Financials, reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of CFC and Chemung Bank as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity and, in the case of the audited financial statements, cash flows of CFC and Chemung Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of CFC and Chemung Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of CFC and Chemung Bank contain records which are accurate in all material respects regarding all corporate actions of each of their respective shareholders and boards of directors (including committees of their respective boards of directors) set forth therein.

4.12. Undisclosed Liabilities.

Neither CFC nor Chemung Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the CFC Regulatory Reports, CFC Financial Statements or as provided to FOFC in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CFC; and (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) as set forth in Section 4.12 of the CFC Disclosure Schedule.

4.13. Reserves.

To the Knowledge of CFC, all reserves or other allowances for possible losses reflected in the CFC Financials comply in all material respects with all Laws and are adequate under GAAP. Neither CFC nor Chemung Bank has been notified by any Regulatory Authority or CFC’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of CFC or Chemung Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or CFC’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of CFC or Chemung Bank. CFC has previously furnished to FOFC a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned,, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. CFC agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VI. All OREO held by CFC or Chemung Bank is being carried net of reserves at the lower of cost or net realizable value.

A1-31

4.14. Loans.

(a)      To CFC’s Knowledge, all loans owned by CFC or Chemung Bank, or in which CFC or Chemung Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending laws and regulations, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection Laws thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the CFC Financials.

(b)      To CFC’s Knowledge, each of CFC and Chemung Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence Liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by CFC and Chemung Bank are with full recourse to the borrowers (except as set forth at Section 4.14(b) of the CFC Disclosure Schedule), and each of CFC and Chemung Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 4.14(b) of the CFC Disclosure Schedule, all loans purchased or originated by CFC or Chemung Bank and subsequently sold have been sold without recourse to CFC or Chemung Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of August 31, 2010, prepared by CFC and Chemung Bank, which reports include all loans delinquent or otherwise in default, have been furnished to FOFC. True, correct and complete copies of the currently effective lending policies and practices of CFC and Chemung Bank also have been furnished to FOFC.

(c)      Except as set forth at Section 4.14(c) of the CFC Disclosure Schedule, to CFC’s Knowledge each outstanding loan participation sold by CFC or Chemung Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CFC or Chemung Bank for payment or repurchase in excess thereof. CFC and Chemung Bank have properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.

(d)      CFC and Chemung Bank have properly perfected all security interests, Liens, or other interests in any collateral securing any loans made by them.

(e)      Section 4.14(e) of the CFC Disclosure Schedule sets forth a list of all loans or other extensions credit to all directors, officers and employees, or any other Person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.

4.15. Investment Securities.

(a)      Except for restrictions that exist for securities that are classified as “held to maturity,” pledges to secure public deposits and securities pledged under repurchase agreements, none of the investment securities held by CFC is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(b)      Except as set forth at Section 4.15(b) of the CFC Disclosure Schedule, CFC is not a party to and has not agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that: (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

A1-32

4.16. Environmental Matters.

(a)      Each of CFC and Chemung Bank is in material compliance with all applicable Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).

(b)      There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of CFC and Chemung Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which CFC or Chemung Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental Law; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by CFC or Chemung Bank, or to the Knowledge of CFC, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by CFC or Chemung Bank.

(c)      During CFC’s or Chemung Bank’s ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

(d)      To the Knowledge of CFC and Chemung Bank, neither of them has made or participated in any loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental Law; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.

4.17. Absence of Certain Changes or Events.

Except for entering into this Agreement and as set forth in CFC Disclosure Schedule 4.17 (in each case, identified by the appropriate paragraph of this Section 4.17), since December 31, 2009:

(a)      CFC and Chemung Bank have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(b)      there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on CFC or Chemung Bank;

(c)      there has been no change in any accounting principles, practices or methods of CFC or Chemung Bank other than as required by GAAP;

(d)      except for supplies or equipment purchased in the ordinary course of business, neither CFC nor Chemung Bank has made any capital expenditures exceeding individually or in the aggregate $50,000; and

(e)      there has not been any write-down or specific reserve established by Chemung Bank in excess of $250,000 with respect to any of its loans or OREO.

4.18. Bank Secrecy Act and CRA Compliance.

(a)      Except as set forth in Section 4.18 of the CFC Disclosure Schedule, CFC is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause it or Chemung Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti-money laundering by the DOJ or FinCEN, any order issued by OFAC, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 CFR. Part 40. CFC is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third Person in a manner which would cause it or Chemung Bank to undertake any remedial action. CFC or Chemung Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.

A1-33

(b)      Chemung Bank has received a rating of “Outstanding” in its most recent examination or interim review with respect to the CRA. CFC is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Chemung Bank: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder; or to be assigned a CRA rating of lower than “satisfactory” by any Regulatory Authority.

4.19. Tax Treatment of the Merger.

CFC has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the Code with respect to the portion of the Merger Consideration consisting of shares of CFC Common Stock, such that the exchange of CFC Common Stock for FOFC Common Stock and cash will not give rise to a Tax recognition event for the shareholders of FOFC with respect to such portion of the merger consideration comprised of CFC Common Stock.

Article V
Covenants of the Parties

5.1. Conduct of FOFC Business.

From the date of this Agreement to the Effective Time, FOFC will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of CFC. FOFC will use commercially reasonable efforts, and will cause Capital Bank to use commercially reasonable efforts to: (i) preserve its business; (ii) maintain good relationships with employees; and (iii) preserve for itself the good will of vendors, depositors, borrowers and other customers of FOFC and Capital Bank with whom business relationships exist. From the date hereof to the Effective Time, except as otherwise consented to or approved by CFC in writing or as permitted or required by this Agreement or applicable Laws, FOFC will not, and will cause Capital Bank to not:

(a)      change any provision of its certificate of incorporation or by-laws;

(b)      change the number of authorized or issued shares of FOFC Common Stock or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of FOFC Common Stock;

(c)      grant any severance or termination pay (other than pursuant to policies, written agreements or practices of FOFC in effect on the date hereof and provided to CFC prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of FOFC, except for routine periodic increases, individually and in the aggregate, in accordance with past practice or hire any employee other than the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;

(d)      merge or consolidate FOFC or Capital Bank with any other corporation or depository institution, sell or lease all or any substantial portion of the assets or business of FOFC or Capital Bank, make any acquisition of all or any substantial portion of the business or assets of another Person other than in connection with the collection of any loan or credit arrangement between Capital Bank and any other parties, enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for a certificate of authority to establish a new branch office;

A1-34

(e)      sell, gift, transfer, hypothecate, pledge, encumber or otherwise dispose of the FOFC Common Stock or preferred stock or the common stock of Capital Bank or any asset, property or business of FOFC or Capital Bank (other than in connection with deposits, repurchase agreements, FOFC acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds”) other than in the ordinary course of business consistent with past practice, or modify in any material way the manner in which FOFC or Capital Bank has heretofore conducted its business or enter into any new line of business, incur or guaranty any indebtedness for borrowed money except in the ordinary course of business consistent with past practice;

(f)      take any action which would result in any of the representations and warranties of FOFC set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VII hereof not being satisfied;

(g)      waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which FOFC or Capital Bank is a party, other than in the ordinary course of business, consistent with past practice;

(h)      implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or as are required under applicable Law

(i)      compromise, extend or restructure any loan with an unpaid principal balance exceeding $250,000 without CFC’s consent, provided however that with respect to such compromise, extension or restructure, CFC shall inform FOFC of its consent or objection within five (5) business days after FOFC’s request for such consent. Failure of CFC to respond to such request within such time shall be deemed the granting of CFC consent;

(j)      sell, exchange or otherwise dispose of any investment securities prior to scheduled maturity or loans that are held for sale;

(k)      purchase any security for its investment portfolio not rated “A” or higher by either Standard & Poor’s Corporation or Moody’s Investor Services, Inc.;

(l)      except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate, or compromise, extend, renew or modify any such commitment outstanding;

(m)           except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;

(n)      enter into any interest rate swap or similar commitment, derivative security, collateralized debt obligation or any other commitment, agreement or arrangement which is not consistent with past practice and which increases FOFC’s or Capital Bank’s credit or interest rate risk over the levels existing at the date hereof;

(o)      change its accounting method, practice or principles of accounting except as may be required by GAAP or by a Regulatory Authority;

(p)      except for accepting deposits and selling certificates of deposit in the ordinary course of business, enter into any contract for an amount in excess of $25,000;

(q)      make any capital expenditure in excess of $25,000;

(r)      enter into any new line of business;

A1-35

(s)      take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or materially misleading or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws; or

(t)      agree to do any of the foregoing.

5.2. Access; Confidentiality.

(a)      From the date of this Agreement through the Effective Time, FOFC and CFC shall afford the other and its accountants, counsel and other authorized agents and representatives, complete access to its and Capital Bank’s and Chemung Bank’s properties, assets, books and records and personnel, at reasonable hours and after reasonable notice, and the officers of FOFC and CFC respectively, will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. CFC and FOFC shall conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.

(b)      CFC shall receive notice of all meetings of the FOFC and Capital Bank board of directors and any committees thereof. FOFC and Capital Bank shall promptly furnish to CFC true copies of the minutes of all such meetings except for the portion of the minutes which shall relate to the Merger or a Superior Competing Proposal. CFC will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)      If this Agreement is terminated, CFC and FOFC, upon the written request of the other party within thirty (30) days after such termination, will destroy or return all documents and records obtained from the other or their respective representatives during the course of any investigation and will cause all information with respect to FOFC or CFC obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. CFC and FOFC shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.

5.3. Further Actions of FOFC and CFC.

(a)      CFC and FOFC will prepare all applications and notices and make all filings for and use their best commercially reasonable efforts to obtain as promptly as practicable after the date hereof, all necessary permits consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)      FOFC and CFC will furnish the other with all information concerning it as may be necessary or advisable in connection with any application, notice or other filing made by or on behalf of the requesting party to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

(c)      Prior to the filing thereof, FOFC and CFC will furnish to the other and afford the other a reasonable opportunity to examine and comment thereon, a true and complete copy of all applications, notices and other filings with Regulatory Authorities concerning the Merger, the Bank Merger and this Agreement.

(d)      Except for those items deemed confidential by Regulatory Authorities, CFC and FOFC will promptly furnish to each other copies of written communications to or received from any Regulatory Authority in respect of the transactions contemplated hereby. If FOFC, Capital Bank, CFC or Chemung Bank believe that a document or information is confidential under applicable Laws, and such document or information would be otherwise disclosable under this Section 5.2(d), the party possessing such document or information shall promptly and in good faith seek approval or non-objection to such disclosure from the appropriate Regulatory Authority.

(e)      FOFC and CFC shall deliver to the other as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Time, commencing with the month ended September 30, 2010, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the period then ended, which financial statements shall be prepared in accordance with GAAP, consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations for the periods then ended, which financial statements may be included respectively in the FOFC and CFC Regulatory Reports delivered pursuant hereto.

A1-36

(f)      CFC and FOFC shall each approve the Bank Plan of Merger as sole shareholder of its Subsidiary bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger, and any amendment thereof requested by CFC, in its discretion, to comply with regulatory requirements, by its Subsidiary bank.

(g)      From the date of this Agreement through the Effective Time, FOFC and CFC each shall: i) maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business; ii) maintain, books of account and records in accordance with past practice and those principles used in preparing the financial statements heretofore delivered; and iii) file all federal, state, and local tax returns required to be filed by them and pay all Taxes shown to be due on such returns on or before the date such payment is due.

(h)      CFC and FOFC shall meet on a regular basis to discuss and plan for the conversion of FOFC and Capital Bank’s data processing and related electronic informational systems to those used by CFC and Chemung Bank, which planning shall include, but not be limited to, discussion of the possible termination by FOFC of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by FOFC or Capital Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion.

(i)      CFC shall file current reports on Form 8-k as required under the Exchange Act in connection with this Agreement, the Merger and the transactions contemplated hereby.

5.4. Subsequent Events.

Until the Effective Time, each party will immediately advise the other party of any fact or occurrence, or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by a party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to a party’s obligation under this Agreement not to be fully satisfied.

5.5. Employee Matters.

(a)      Subject to a pre-Closing evaluation of personnel records, CFC and Chemung Bank shall offer to retain all of Capital Bank’s branch employees, and John Kite and Robert Luther. Other FOFC and Capital Bank employees whose positions might be eliminated or whose responsibilities might be materially changed as a result of the Merger will be considered for open positions within CFC and Chemung Bank as set forth in this Section 5.5. Following the execution of this Agreement, CFC shall notify the President of FOFC or his designee of employment opportunities that become available at CFC or Chemung Bank. Within five (5) business days of such notice, FOFC shall notify the CFC Director of Human Resources of individuals who have an interest in applying for the open position(s). These individuals will be given first opportunity to fill the open position(s), provided they qualify for the position(s). In the event that CFC does not receive notification within the five (5) business days, or determines that the applicant is not qualified, it will offer the open position(s) to other candidates. In the event that a FOFC employee is selected for the open position, FOFC and CFC shall mutually agree on a date the employee will assume his/her new job duties.

(b)      CFC will pay to Capital Bank employees who are not parties to employment, severance, change of control or like agreements and whose employment is terminated other than for cause within six (6) months of the Closing Date, a cash severance benefit equal to two (2) weeks of salary for each year of service, with a minimum benefit equal to three (3) months salary. CFC and Chemung Bank intend to honor all of FOFC’s and Capital Bank’s existing employment, severance, change of control and like agreements such as directors’ deferred compensation plans, SERPs and split dollar insurance policies. Notwithstanding anything contained therein or in this Agreement, no payment shall be made under any employment, retention bonus, deferred compensation, change of control and severance contract or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code) or that would be prohibited by any Regulatory Authority to which FOFC or Capital Bank is subject.

A1-37

(c)      After the Effective Time, employees of FOFC and Capital Bank who become employed by CFC or Chemung Bank will be eligible for employee benefits that CFC or Chemung Bank, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. CFC or Chemung Bank will: (i) give credit to employees of FOFC and Capital Bank with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of CFC or Chemung Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of FOFC and Capital Bank and to waive preexisting condition limitations to the same extent waived under the corresponding plan; and (ii) CFC or Chemung Bank will treat, and cause its applicable benefit plans to treat, the service of the FOFC employees with FOFC or Capital Bank as service rendered to CFC or Chemung Bank, as applicable: (i) for purposes of eligibility to participate and vesting, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time; and (ii) for vacation and sick leave benefits. Benefits under CFC pension plans, if any, shall be determined solely with reference to service with CFC.

5.6. Resignation.

FOFC shall obtain and deliver to CFC at the Closing, evidence reasonably satisfactory to CFC of the resignation, effective as of the Effective Time, of the directors of FOFC and Capital Bank.

5.7. Publicity.

Except as otherwise required by applicable Laws, so long as this Agreement is in effect, neither FOFC nor CFC shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld. FOFC and CFC shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

5.8. Section 16 Matters.

Prior to the Effective Time, CFC shall take all such steps as may be required to cause any acquisitions of CFC Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of FOFC who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CFC to be exempt under Rule 16b-3 promulgated under the Exchange Act. FOFC agrees to promptly furnish CFC with all requisite information necessary for CFC to take the actions contemplated by this Section 5.8.

5.9. Indemnification.

(a)      From and after the Effective Time through the sixth anniversary of the Effective Time, CFC agrees to indemnify and hold harmless each present and former director and officer of FOFC and Capital Bank and each officer or employee of FOFC and Capital Bank that is serving or has served as a director or officer of another entity expressly at FOFC’s or Capital Bank’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to FOFC’s certificate of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

A1-38

Any Indemnified Party wishing to claim indemnification under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CFC thereof, but the failure to so notify shall not relieve CFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice CFC. CFC shall use its reasonable best efforts to maintain FOFC’s existing directors’ and officers’ liability insurance policy or provide a policy providing comparable coverage and amounts to the Persons currently covered by FOFC’s existing policy for a period of 6 years after the Effective Time; provided, however, that in no event shall CFC be obligated to expend, in order to maintain or provide such insurance coverage an amount in the aggregate in excess of 150% of the amount of the annual premiums paid by FOFC as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, CFC shall obtain the most advantageous coverage obtainable for a premium equal to the Maximum Insurance Amount.

(b)      In the event CFC or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of CFC assume the obligations set forth in this Section 5.9.

5.10. Exclusivity/Competing Proposals.

(a)      FOFC shall not, and shall not permit any Affiliate of FOFC or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by FOFC or any FOFC Affiliate to, directly or indirectly, solicit, encourage, or initiate discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any Person other than CFC concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of FOFC or Capital Bank or any assets or business thereof (except that FOFC officers and directors may respond to inquiries from analysts, Regulatory Authorities and holders of FOFC Common Stock in the ordinary course of business); and FOFC shall notify CFC immediately if any such discussions or negotiations are sought to be initiated with FOFC by any Person other than CFC or if any such requests for information, inquiries, proposals or communications are received from any Person other than CFC. If, and only to the extent that: (i) the FOFC board of directors reasonably determines in good faith, after consultation with its outside counsel, that such action would be required in order for the directors of FOFC to comply with their respective fiduciary duties under applicable Laws in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.10 that the FOFC Board believes is a Superior Competing Proposal; and (ii) FOFC provides notice to CFC of its decision to take such action in accordance with the requirements of Section 5.10(b), FOFC may: (a) furnish information with respect to FOFC to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by FOFC after consultation with its outside counsel) on terms substantially similar to the terms contained in the Confidentiality Agreement; (b) participate in discussions or negotiations regarding an Acquisition Proposal; and (c) authorize any statement or recommendation in support of such an Acquisition Proposal; and (d) withhold, withdraw, amend or modify the recommendation for FOFC shareholder approval of the Merger and the Bank Merger. No Acquisition Proposal shall be considered a Superior Competing Proposal unless, during the three (3) day period following FOFC’s notification to CFC of the Superior Competing Proposal, FOFC and its advisors shall have negotiated in good faith with CFC to make adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Competing Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement

(b)      FOFC shall notify CFC promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FOFC or for access to the properties, books, or records of FOFC by any Person that informs the FOFC board of directors or a member of senior management of FOFC that it is considering making, or has made, an Acquisition Proposal. Such notice to CFC shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of FOFC, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. FOFC shall keep CFC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FOFC also shall promptly, and in any event within twenty-four (24) hours, notify CFC, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.10(a).

A1-39

5.11. Registration of CFC Common Stock.

(a)      As promptly as reasonably practicable following the date hereof, CFC shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of CFC Common Stock in the Merger. FOFC will furnish to CFC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with CFC and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. CFC shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. CFC and FOFC will each use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to the shareholders of CFC and FOFC as promptly as practicable after the Registration Statement is declared effective under the Securities Act. CFC will advise FOFC, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the CFC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to CFC or FOFC, or any of their respective Affiliates, officers or directors, should be discovered by CFC or FOFC which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by CFC with the SEC and disseminated by FOFC to the shareholders of FOFC.

(b)      CFC shall also take any action required to be taken under any applicable state securities Laws in connection with the Merger and each of FOFC and CFC shall furnish all information concerning it and the holders of FOFC Common Stock as may be reasonably requested in connection with any such action.

(c)      Prior to the Effective Time, CFC shall notify the OTC Bulletin Board of the additional shares of CFC Common Stock to be issued by CFC in exchange for the shares of FOFC Common Stock.

5.12. Shareholder Meetings.

(a)      FOFC will submit to its shareholders this Agreement and any other matters required to be approved or adopted by FOFC shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, FOFC will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “FOFC Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. FOFC’s board of directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement. Except as provided in this Agreement: (i) FOFC’s board of directors shall recommend to its shareholders approval of this Agreement; (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that FOFC’s board of directors has recommended that its shareholders vote in favor of the approval of this Agreement; and (iii) neither FOFC’s board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of FOFC’s board of directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the FOFC Shareholder Meeting inconsistent with such recommendation (collectively, a “FOFC Change in Recommendation”). Notwithstanding the foregoing if: (i) FOFC has complied in all material respects with its obligations under Section 5.10; (ii) FOFC (a) has received an unsolicited bona fide written Acquisition Proposal from a third party that FOFC’s board of directors concludes in good faith constitutes a Superior Competing Proposal after giving effect to all of the adjustments that may be offered by CFC pursuant to clause (c) below; (b) FOFC has notified CFC, at least five (5) business days in advance, of it is intention to effect a FOFC Change in Recommendation, specifying the material terms and conditions of any such Superior Competing Proposal and furnishing to CFC a copy of the relevant proposed transaction documents, if such exist, with the Person making such Superior Competing Proposal; and (c) during the period of not less than five(5) business days following FOFC’s delivery of the notice referred to in clause b above and prior to effecting such FOFC Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with CFC in good faith (to the extent that CFC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Competing Proposal; and (d) FOFC’s board of directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the FOFC Shareholder Meeting, it may submit the Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the board of directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Joint Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by Law.

A1-40

(b)      CFC will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, CFC will take, in accordance with applicable Law and its certificate of incorporation and bylaws and Regulation 14A (including Rules 14a and 14b thereunder) under the Exchange Act, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “CFC Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. CFC’s board of directors will use all reasonable best efforts to obtain from its shareholders a vote approving this Agreement. Except as provided in this Agreement: (i) CFC’s board of directors shall recommend to its shareholders approval of this Agreement; (ii) the Joint Proxy Statement-Prospectus shall include a statement to the effect that CFC’s board of directors have recommended that its shareholders vote in favor of the approval of this Agreement; and (iii) neither CFC’s board of directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of CFC’s board of directors that its shareholders vote in favor of approval of this Agreement or make any statement in connection with the CFC Shareholder Meeting inconsistent with such recommendation.

5.13. No Market Manipulation

From the date of this Agreement until the Effective Time or this Agreement terminates: (a) CFC and FOFC and their Affiliates shall not directly or indirectly purchase, or sell, any shares of CFC Common Stock or any security measured by reference to CFC Common Stock, except pursuant to employee or director stock option plans and defined contribution plans established under Section 401(k) of the Code; and (b) CFC and FOFC shall not, directly or indirectly, purchase or sell any security on the Index, or any security measured by reference to any security on the Index.

Article VI
Termination

6.1. Termination.

This Agreement may be terminated on or at any time prior to the Closing Date, whether before or after approval by the shareholders of FOFC and CFC:

(a)      by the mutual written consent of the parties; or

(b)      by CFC or FOFC if there shall have been any material breach of any obligation of CFC, on the one hand, or FOFC, on the other hand, and such breach cannot be, or shall not have been, remedied within fifteen business (15) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; or

(c)      if the Effective Time shall not have occurred prior to October 31, 2011 (or December 31, 2011 if the reason the Effective Time has not occurred is due to the fact that the parties have not received approval from the Regulatory Authorities)despite prompt and diligent actions by the parties, or any required waiting period shall have not yet expired or been terminated); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date; or

(d)      if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless such non-approval or non-consent shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

A1-41

(e)      by CFC: (i) if FOFC fails to hold the FOFC Shareholder Meeting to vote on the Agreement within the time frame set forth in Section 5.12(a); or (ii) if FOFC’s board of directors either (x) fails to recommend, or fails to continue its recommendation, that the shareholders of FOFC vote in favor of the adoption of this Agreement; or (y) modifies, withdraws or changes in any manner adverse to CFC its recommendation that the shareholders of FOFC vote in favor of the adoption of this Agreement; or

(f)      by FOFC, at any time prior to the FOFC Shareholders Meeting held to vote on the adoption and approval of the Merger, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Competing Proposal which has been received by FOFC and the FOFC board of directors in compliance with Section 5.10; or

(g)      by FOFC: (i) if CFC fails to hold the CFC Shareholder Meeting to vote on the Agreement within the time frame set forth in Section 5.12(b); or (ii) if CFC’s board of directors either: (i) fails to recommend, or fails to continue its recommendation, that the shareholders of CFC vote in favor of the adoption of this Agreement; or (ii) modifies, withdraws or changes in any manner adverse to FOFC its recommendation that the shareholders of CFC vote in favor of the adoption of this Agreement; or

(h)     by CFC, pursuant to Section 2.5; or

(i)       by FOFC if: i) on the Closing Date, the Closing Price is less than $17.85 per share; and ii) during the period between the public announcement of this Agreement and the Merger and the Closing Date, the per share price of CFC’s Common Stock shall have underperformed the Index by 20%. As used in this Section, the term “underperformed” means that the per share price of CFC Common Stock declined by more than an additional 20% over the performance of the Index during such period. For example, if the Index declined 15% during the period, CFC Common Stock must have declined by more than 35% to constitute underperformance.

6.2. Effect of Termination.

If this Agreement is terminated pursuant to Section 6.1, this Agreement shall forthwith become void other than (Sections 5.2(c), 6.3, 8.2, 8.3, 8.4, 8.11, 8.12 and 8.13) and there shall be no further liability on the part of CFC or FOFC to the other, except for any liability of CFC or FOFC under such sections of this Agreement and except for any liability arising out of any uncured breach of any covenant or other agreement contained in this Agreement or any breach of a representation or warranty.

6.3. Termination Fee.

(a)      If CFC or FOFC terminates this Agreement under Section 6.1(f), by reason of FOFC having agreed to enter into a Superior Competing Proposal, FOFC shall pay CFC a termination fee in an amount equal to 2.5% of the Merger Consideration, the value of which shall be computed as if the Closing occurred on the date of the termination. Amounts payable under this Section 6.3, shall be paid without setoff, by wire transfer of immediately available funds, to an account specified by CFC, not later than three (3) business days following the adoption by the FOFC board of directors of a resolution approving or adopting a Superior Competing Proposal. FOFC acknowledges that the expense payment and termination fee contained in this Section 6.3 is an integral part of the transactions contemplated hereby and that, without these provisions, CFC would not enter into this Agreement.

(b)      The parties agree that the termination fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such termination fee exceeds the maximum amount permitted by law, then the amount of such termination fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

A1-42

Article VII
Conditions

7.1. Conditions to FOFC’s Obligations.

The obligations of FOFC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by FOFC pursuant to Section 8.6:

(a)      All action required to be taken by or on the part of, CFC and Chemung Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by CFC and Chemung Bank and FOFC shall have received certified copies of the resolutions evidencing such authorizations;

(b)      The obligations of CFC required by this Agreement to be performed by CFC at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of CFC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of CFC and Chemung Bank taken as a whole;

(c)      FC and FOFC shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;

(d)      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;

(e)      CFC shall have delivered to FOFC a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.1 have been satisfied, to the best Knowledge of the president;

(f)      FOFC shall have received an opinion of Hinman, Howard & Kattell, LLP, counsel to CFC, dated the Closing Date, in form and substance reasonably satisfactory to FOFC and its counsel;

(g)      This Agreement shall have been approved in accordance with applicable Law by the holders of the outstanding shares of FOFC Common Stock entitled to vote thereon; and

(h)      CFC shall have provided evidence to FOFC of satisfactory insurance coverage for the directors and officers of FOFC and Capital Bank as required by Section 5.9(a).

7.2. Conditions to CFC’s Obligations.

The obligations of CFC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CFC pursuant to Section 8.6:

(a)      All action required to be taken by, or on the part of, FOFC and Capital Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by FOFC and Capital Bank and CFC shall have received certified copies of the resolutions evidencing such authorizations;

(b)      The obligations of FOFC required by this Agreement to be performed by FOFC at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of FOFC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of FOFC and Capital Bank taken as a whole;

A1-43

(c)      CFC and FOFC shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;

(d)      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;

(e)      FOFC shall have delivered to CFC a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 7.2 have been satisfied, to the best Knowledge of the president;

(f)      CFC shall have received an opinion of Hiscock & Barclay, LLP, counsel to FOFC, dated the Closing Date, in form and substance reasonably satisfactory to CFC and its counsel;

(g)      No order, decree, memorandum, restriction, or enforcement proceeding to which FOFC or Capital Bank or any of their Affiliates are subject, which have been issued, administered, supervised or prosecuted by any Regulatory Authority, shall be enforced against CFC or Chemung Bank as successors by merger;

(h)      There shall be in full force and effect a valid, enforceable lease for Capital Bank’s Wolf Road branch providing for a lease term extending up through and including December 31, 2011 and granting to the tenant two (2) one year renewal options at an annual rent of no more than $114,240.00;

(i)       FOFC and Capital Bank on the one hand, and Peter D. Cureau shall have entered into a settlement and release agreement satisfactory to CFC; attached hereto as Exhibit G.

(j)       Peter D. Cureau shall have executed the Voting Agreement; and

(k)     The shares of CFC Common Stock issued in exchange for shares of FOFC Common Stock shall be approved for quotation on the OTC Bulletin Board.

(l)      The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(m)     CFC shall have received an estoppel certificate, in the form attached hereto as Exhibit H, executed by the landlord for each of Capital Bank’s branch offices.

Article VIII
Other Matters

8.1. Closing.

The Closing will take place at 10:00 a.m. at the offices of Hinman, Howard & Kattell, LLP, counsel to CFC, on a date specified by the parties, which shall be no later than three (3) business days after the satisfaction or waiver of all conditions precedent specified under Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date, place and time as the parties may agree. Alternatively, the parties may agree that the Closing shall occur without their or their counsel’s physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, e-mail and telefacsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures. If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set(s) of manually signed documents memorializing the Closing.

A1-44

8.2. Expenses.

Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that CFC and FOFC each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Joint Proxy Statement-Prospectus and any amendment or supplement thereto.

8.3. Survival of Representations, Warranties and Covenants.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to survive or be performed after the Effective Time; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive CFC or FOFC (or any director, officer or controlling Person thereof) of any defense in law or equity which otherwise would be available against the claims of any Person, including, without limitation, any shareholder or former shareholder of either CFC or FOFC, the aforesaid representations, warranties and covenants being material inducements to the consummation by CFC and FOFC of the Transactions.

8.4. Assignment/Limitation of Benefits.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

8.5. Entire Agreement; No Third Party Beneficiaries.

This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understandings of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter and is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

8.6. Amendment, Extension and Waiver.

This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the parties’ shareholders, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the terms or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

A1-45

8.7. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by recognized overnight delivery service guaranteeing next day delivery or sent by e-mail with following confirmation copy by any of the foregoing means, addressed as follows:

If to CFC, to:

Chemung Financial Corporation
One Chemung Canal Plaza
Elmira, New York 14902-1522
Attention: Ronald M. Bentley, President & CEO
Phone: (607) 737-3900
Fax: (607) 735-2050
Email: rbentley@chemungcanal.com

With a copy to:

Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604
Attention: Clifford S. Weber, Esq.
Phone: (914) 694-4102
Fax: (914) 694-4510
Email: cweber@hhk.com

If to FOFC, to:

Capital Bank & Trust Company
1375 Washington Avenue
Albany, New York 12206
Attention: Eugene M. Sneeringer, Jr., Chairman
Phone: (518) 434-3166
Fax: (518) 434-9997
Email: esneeringer@smprtitle.com

With a copy to:

Hiscock & Barclay, LLP
One Park Place
300 South State Street
Syracuse, New York 13202
Attention: George S. Deptula, Esq.
Phone: (315) 425-2725
Fax: (315) 425-8545
Email: gdeptula@hblaw.com

Notwithstanding the foregoing, if this Agreement requires the prior consent or approval of CFC to an action to be taken by FOFC or Capital Bank, whether or not this Agreement requires such consent or approval to be in writing, such requirement shall be deemed satisfied if the consent or approval is set forth in an e-mail.

8.8. Captions and Headings.

The captions and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

A1-46

8.9. Counterparts.

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.10. Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

8.11. Governing Law/Jurisdiction/Venue.

This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to choice of law provisions thereof, except to the extent that federal Law applies. Any action arising under or concerning this Agreement shall be commenced in a court of competent jurisdiction in the State of New York, and the parties hereby consent to the jurisdiction of such courts.

8.12. Interpretation.

Each party acknowledges that it has been represented by counsel of its choice in connection with the preparation and negotiation of this Agreement and the transactions contemplated thereby. The parties therefore agree that this Agreement shall not be construed more strictly against or in favor of one party as compared with the other party.

8.13. Waiver of Jury Trial.

Each party irrevocably waives any and all right to trial by jury with respect to any action, claim or other proceeding arising out of or relating to this Agreement or the transactions contemplated thereby.

[This Page Left Blank Intentionally:
Signature Page Follows]

A1-47

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CHEMUNG FINANCIAL CORPORATION

By:	/s/ Ronald M. Bentley
Ronald M. Bentley
President and Chief Executive Officer

FORT ORANGE FINANCIAL CORP.

By:	/s/ Peter D. Cureau
Peter D. Cureau
President and Chief Executive Officer

A1-48

Appendix A2

First Amendment
to the
Agreement and Plan Of Merger

This First Amendment, dated as of December 28, 2010 (this “Amendment”), amends the Agreement and Plan of Merger, dated as of October 14, 2010 by and between Chemung Financial Corporation, a New York business corporation (“CFC”) and Fort Orange Financial Corp., a Delaware business corporation (“FOFC”) (the “Agreement”).

WHEREAS, Section 8.6 of the Agreement provides, among other things, that the Agreement may be amended by written agreement executed on behalf of the parties; and

WHEREAS, the parties desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Section 2.5 of the Agreement is hereby amended and restated as follows in its entirety:

“The Merger Consideration shall be subject to adjustment as provided in this Section 2.5.

(a)
As determined on the Closing Date, if the Closing Price is $25.20 or less and if the FOFC Delinquent Loans at the end of the month immediately preceding the Closing are: (i) less than $6.5 million, the Exchange Ratio shall be 0.3571 and the cash component of the Merger Consideration shall be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the Exchange Ratio shall be 0.3524 and the cash component of the Merger Consideration shall be $7.40; (iii) $8.5 million or greater, but less than $10.5 million, the Exchange Ratio shall be 0.3476 and the cash component of the Merger Consideration shall be $7.30; or (iv) $10.5 million or greater, CFC may at its election (A) terminate this Agreement pursuant to Section 6.1(h); or (B) proceed with the transaction in which event the Exchange Ratio shall be 0.3429 and the cash component of the Merger Consideration shall be $7.20.

(b)
As determined on the Closing Date, if the Closing Price is greater than $25.20 and if the FOFC Delinquent Loans at the end of the month immediately preceding the Closing are: (i) less than $6.5 million, the Exchange Ratio shall be 100% of the Exchange Ratio as adjusted pursuant to paragraph (b) of the definition of Exchange Ratio in Article I of this Agreement (the “Adjusted Exchange Ratio”) and the cash component of the Merger consideration shall be $7.50; (ii) $6.5 million or greater, but less than $8.5 million, the Exchange Ratio shall be 98.67% of the Adjusted Exchange Ratio and the cash component of the Merger Consideration shall be $7.40; (iii) $8.5 million or greater, but less than $10.5 million, the Exchange Ratio shall be 97.34% of the Adjusted Exchange Ratio and the cash component of the Merger Consideration shall be $7.30; or (iv) $10.5 million or greater, CFC may at its election (A) terminate this Agreement pursuant to Section 6.1(h); or (B) proceed with the transaction in which event the Exchange Ratio shall be 96.02% of the Adjusted Exchange Ratio and the cash component of the Merger Consideration shall be $7.20.”

2.    Section 6.1(h) of the Agreement is hereby amended and restated to read as follows in its entirety:

“(h) by CFC: i) pursuant to Section 2.5; or ii) if FOFC enters into an acquisition agreement or similar agreement with respect to a Superior Competing Proposal;”

A2-1

3.    Section 2.4(a)(iii)(A) is hereby amended and restated to read as follows in its entirety:

“(A) Fractional shares will not be issued and cash, payable by check, will be paid in lieu thereof as provided in Section 2.4(h); and”

4.    Section 2.6(c) is hereby amended and restated to read as follows in its entirety:

“(c) At and after the Effective Time, each certificate of FOFC Common Stock (except as set forth in Section 2.11 with respect to Dissenting Shares) shall represent only the right to receive the Merger Consideration. No dividends or other distributions declared after the Effective Time with respect to CFC Common Stock shall be paid to the holder of any unsurrendered certificate formerly representing shares of FOFC Common Stock until such holder shall surrender such certificate in accordance with this Section. After the surrender of a certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore have become payable with respect to shares of CFC Common Stock.”

5.    Section 2.8(a) is hereby amended and restated to read as follows in its entirety:

“(a) Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of CFC serving immediately prior to the Effective Time, plus two directors of FOFC or Capital Bank serving immediately prior to the Effective Time, as selected solely in the discretion of CFC. The Bank Plan of Merger also shall provide for the selection of such directors to serve as directors of Chemung Bank.”

6.    Section 2.11 is hereby amended and restated to read as follows in its entirety:

“Notwithstanding any other provision of this Agreement to the contrary, shares of FOFC Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. FOFC shall give CFC: (i) prompt notice of any written demands for payment of the fair value of any shares of FOFC Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by FOFC relating to shareholders’ dissenters’ rights; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of FOFC thereunder. FOFC shall not, except with the prior written consent of CFC: (i) make any payment with respect to such demand; (ii) offer to settle or settle any demand for payment of fair value; or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the DGCL.”

A2-2

7.    Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed so as to incorporate this Amendment.

8.    This Amendment shall be governed by and construed in accordance with the Agreement.

9.    All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement. Except for the provisions of this Amendment, the terms and conditions of the Agreement shall remain unchanged.

10.   This Amendment may be executed in any number of separate counterparts, each such counterpart will be deemed to be an original instrument and all such counterparts will together constitute the same agreement. The execution and delivery of this Amendment may be effected by electronic means such as e-mail.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

CHEMUNG FINANCIAL CORPORATION

By:	/s/ Ronald M. Bentley
Ronald M. Bentley
President and Chief Executive Officer

FORT ORANGE FINANCIAL CORP.

By:	/s/ Peter D. Cureau
Peter D. Cureau
President and Chief Executive Officer

A2-3

Appendix B

voting agreement

WHEREAS, Chemung Financial Corporation (“CFC”), and Fort Orange Financial Corp. (“FOFC”) have entered into an Agreement and Plan of Merger dated as of October 14, 2010 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein: (a) FOFC will merge with and into CFC, with CFC surviving the merger (the “Merger”); and (b) shareholders of FOFC will receive Merger Consideration, as defined in the Merger Agreement, from CFC in exchange for each share of FOFC Common Stock outstanding on the Closing Date; and

WHEREAS, as a condition to its execution and delivery to FOFC of the Merger Agreement, CFC has requested that the undersigned, Peter D. Cureau (“Cureau”), execute and deliver to CFC this Voting Agreement;

NOW THEREFORE, the undersigned, in order to induce CFC to execute and deliver the Merger Agreement to FOFC, and intending to be legally bound, hereby agrees to the terms and conditions of this Voting Agreement.

1.   Attendance at Meetings/Voting of Shares

(a)   Cureau shall attend and be present, in person or by valid proxy, at all meetings of shareholders of FOFC called to vote for approval of the Merger so that all shares of FOFC Common Stock over which the Cureau or members of his immediate family now have sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares: (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the FOFC Directors); and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving FOFC, or any other action that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of FOFC contained in the Merger Agreement. As to immediate family members, Cureau will use his best efforts to cause the shares to be present and voted in accordance with (i) and (ii) above.

(b)   Cureau will not make any public statements with respect to the Merger contrary to or inconsistent with the statements made by FOFC in support of the Merger or the FOFC Board of Directors recommendation to its shareholders to vote in favor of the Merger.

2.   No Disposition of Stock

Cureau shall not, prior to the meeting at which FOFC shareholders vote on the Merger Agreement (as such meeting may be adjourned), sell, transfer, gift, assign, encumber, create any third party rights in, or otherwise dispose of any of FOFC Common Stock except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendants or a spouse, or to a trust or other entity for the benefit of one or more of the foregoing persons, providing that the transferee agrees in writing to be bound by the terms of this Voting Agreement.

3.   Stock Ownership

As of the date hereof, the number of shares of FOFC’s Common Stock beneficially owned (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) by Cureau, excluding shares beneficially owned in a fiduciary capacity, is listed on Exhibit A hereto. These shares are, and any additional shares of FOFC’s Common Stock acquired by Cureau, after the date hereof and prior to the Effective Time will be, owned beneficially by Cureau. As of the date hereof, the shares listed on Exhibit A hereto constitute all of the shares of FOFC  Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Cureau. Cureau will have at all times through the Effective Time sufficient rights and powers over the voting and his obligation under this Voting Agreement. Cureau has good title to the shares listed on Exhibit A hereto, free and clear of any liens, and he will have good title to such shares and any additional shares of FOFC’s Common Stock acquired by him after the date hereof and prior to the Effective Time, free and clear of any liens. This Voting Agreement is not in any way intended to affect the exercise by Cureau of his fiduciary responsibility with respect to any such securities.

4.   No Inconsistent Agreements

Except for actions taken in furtherance of this Voting Agreement, while this Voting Agreement remains in effect, Cureau shall not: (i) enter into any voting agreement or voting trust with respect to FOFC shares he owns beneficially or of record; or (ii) grant any proxy, consent or power of attorney with respect to such shares which would be inconsistent with or violate Section 1.

5.   No Violation

The execution and delivery of this Voting  Agreement by Cureau does not, and his performance of his obligations hereunder will not: (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any governmental authority applicable to or to which he or any of his assets or properties is bound; or (ii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any liens on the properties or assets of Cureau.

6.   Fiduciary Responsibility and Duties of Cureau

This Voting Agreement relates solely to the capacity of Cureau as a FOFC shareholder and owner of FOFC Common Stock and is not in any way intended to affect the exercise of Cureau’s responsibilities and fiduciary duties as a director or officer of FOFC or any of its Affiliates. Notwithstanding the foregoing, Cureau acknowledges and agrees that the exercise of Cureau’s responsibilities and fiduciary duties as a director or officer of FOFC shall not, in any respect, affect or alter, or be deemed to permit a Cureau to terminate or circumvent his obligation to comply with the terms of this Voting Agreement (including, without limitation, Cureau’s obligations under Section 2 hereof), nor shall the exercise of any such responsibilities and fiduciary duties by Cureau affect any of CFC’s rights hereunder.

7.   Termination

This Agreement shall terminate upon the termination of the Merger Agreement pursuant to Section 6.1 thereof.

8.   Miscellaneous

(a)   Capacity

Cureau represents that that he has the capacity to enter into this Voting Agreement and that it is a valid and binding obligation enforceable against him in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

(b)   Capitalized Terms

Capitalized terms used in this Voting Agreement shall have the meanings ascribed to them in the Merger Agreement.

(c)   Termination

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

(d)   Governing Law

This Voting  Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

(e)   Counterparts

This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Voting Agreement.

The undersigned, intending to be legally bound hereby, has executed this Voting Agreement as of the date indicated below.

/s/ Peter Cureau	Date October 14, 2010
Peter Cureau

EXHIBIT A

Cureau’s Beneficial Stock Ownership

Shares
Cureau	179,994

Total	179,994

Appendix C

VOTING AND NON-COMPETITION AGREEMENT

WHEREAS, Chemung Financial Corporation (“CFC”), and Fort Orange Financial Corp. (“FOFC”) have entered into an Agreement and Plan of Merger dated as of October 14, 2010 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein: (a) FOFC will merge with and into CFC, with CFC surviving the merger (the “Merger”); and (b) shareholders of FOFC will receive Merger Consideration, as defined in the Merger Agreement, from CFC in exchange for each share of  FOFC Common Stock outstanding on the Closing Date; and

WHEREAS, as a condition to its execution and delivery to FOFC of the Merger Agreement, CFC has requested that the undersigned, being directors of FOFC (“FOFC Directors”), execute and deliver to CFC this Voting and Non-Competition Agreement;

NOW THEREFORE, each of the undersigned, in order to induce CFC to execute and deliver the Merger Agreement to FOFC, and intending to be legally bound, hereby agree to the terms and conditions of this Voting and Non-Competition Agreement.

        1.   Attendance at Meetings/Voting of Shares

(a)    The FOFC Directors shall attend and be present, in person or by valid proxy, at all meetings of shareholders of FOFC called to vote for approval of the Merger so that all shares of FOFC Common Stock over which the FOFC Directors or members of their immediate family now have sole or shared voting power will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares: (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the FOFC Directors); and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving FOFC, or any other action that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of FOFC contained in the Merger Agreement. As to immediate family members, the FOFC Directors will use their best efforts to cause the shares to be present and voted in accordance with (i) and (ii) above.

(b)    The FOFC Directors will not make any public statements with respect to the Merger contrary to or inconsistent with the statements made by FOFC in support of the Merger or the FOFC Board of Directors recommendation to its shareholders to vote in favor of the Merger.

2.           No Disposition of Stock

The FOFC Directors shall not, prior to the meeting at which FOFC shareholders vote on the Merger Agreement (as such meeting may be adjourned), sell, transfer, gift, assign, encumber, create any third party rights in, or otherwise dispose of any of FOFC Common Stock except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendants or a spouse, or to a trust or other entity for the benefit of one or more of the foregoing persons, providing that the transferee agrees in writing to be bound by the terms of this Voting and Non-Competition Agreement.

3.           Stock Ownership

As of the date hereof, the number of shares of FOFC’s Common Stock beneficially owned (as defined under Rule 13d-3 of the Securities Exchange Act of 1934) by each FOFC Director, excluding shares beneficially owned in a fiduciary capacity, is listed on Exhibit A hereto. These shares are, and any additional shares of FOFC’s Common Stock acquired by the FOFC Directors, after the date hereof and prior to the Effective Time will be, owned beneficially by the FOFC Directors. As of the date hereof, the shares listed on Exhibit A hereto constitute all of the shares of FOFC  Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the FOFC Directors. The FOFC Directors will have at all times through the Effective Time sufficient rights and powers over the voting and disposition of such shares to comply with their obligations under this Voting and Non-Competition Agreement. The FOFC Directors have good title to the shares listed on Exhibit A hereto, free and clear of any liens, and they will have good title to such shares and any additional shares of FOFC’s Common Stock acquired by them after the date hereof and prior to the Effective Time, free and clear of any liens. This Voting and Non-Competition Agreement is not in any way intended to affect the exercise by a FOFC Director of his fiduciary responsibility with respect to any such securities.

4.           No Inconsistent Agreements

Except for actions taken in furtherance of this Voting and Non-Competition Agreement, while this Voting and Non-Competition  Agreement remains in effect, the FOFC Directors shall not: (i) enter into any voting agreement or voting trust with respect to FOFC shares they own beneficially or of record; or (ii) grant any proxy, consent or power of attorney with respect to such shares which would be inconsistent with or violate Section 1.

5.           No Violation

The execution and delivery of this Voting and Non-Competition  Agreement by the FOFC Directors does not, and their performance of their obligations hereunder will not: (i) to their knowledge, conflict with or violate any law, ordinance or regulation of any governmental authority applicable to or to which they or any of their assets or properties is bound; or (ii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any liens on the properties or assets of the FOFC Directors.

6.           Fiduciary Responsibility and Duties of FOFC Directors

This Voting and Non-Competition Agreement relates solely to the capacity of the FOFC Directors as  FOFC shareholders and owners of FOFC Common Stock and is not in any way intended to affect the exercise of the FOFC Directors’ responsibilities and fiduciary duties as a director or officer of FOFC or any of its Affiliates. Notwithstanding the foregoing, the FOFC Directors acknowledge and agree that the exercise of the FOFC Directors’ responsibilities and fiduciary duties as a director or officer of FOFC shall not, in any respect, affect or alter, or be deemed to permit a FOFC Director to terminate or circumvent such FOFC Director’s obligation to comply with the terms of this Voting and Non-Competition Agreement (including, without limitation, the FOFC Director’s obligations under Section 2 hereof), nor shall the exercise of any such responsibilities and fiduciary duties by a FOFC Director affect any of CFC’s rights hereunder.

7.           Non-Competition

(a)    Beginning at the Effective Time and ending on the second anniversary of the Closing Date (the “Non-Competition Period”), the FOFC Directors shall not, directly or indirectly, alone or as a partner: (i) serve as an officer, director, owner, trustee, employee or consultant of any Person; or (ii) own, manage, control, operate, or otherwise invest, participate or engage in, any business or other enterprise that in any way competes with the business of FOFC or Capital Bank as conducted immediately prior to the  Closing Date.

(b)    During the Non-Competition Period, the FOFC Directors shall not knowingly or intentionally, directly or indirectly, either for himself or any other Person, solicit or induce, or attempt to solicit or induce, any individual who is, at such time, an employee or independent contractor of CFC or Chemung Bank to terminate his, her, or its relationship with CFC or Chemung Bank or in any way interfere with or disrupt  CFC’s or Chemung Bank’s  relationship with any of its employees or independent contractors; provided, however, that the foregoing provision shall not preclude the FOFC Directors and their Affiliates from: (i) making good faith generalized solicitations for employees through advertisements or search firms and hiring any persons through such solicitations; provided, that the FOFC Directors and their Affiliates do not encourage or advise such firm to approach any such employee and such searches are not targeted or focused CFC’s  or Chemung Bank’s employees, or (ii) responding to or hiring any employee of CFC or Chemung Bank  who contacts the FOFC  Directors or their  Affiliates at his or her own initiative without any prior direct or indirect encouragement or solicitation.

        8.   Miscellaneous

a.   Capacity

Each FOFC Director represents that that he or she has the capacity to enter into this Voting and Non-Competition Agreement and that it is a valid and binding obligation enforceable against him or her in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

b.   Capitalized Terms

Capitalized terms used in this Voting and Non-Competition Agreement shall have the meanings ascribed to them in the Merger Agreement.

c.   Termination

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

d.   Governing Law

This Voting  and Non-Competition Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

e.   Counterparts

This Voting and Non-Competition Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Voting and Non-Competition Agreement.

The undersigned, constituting all of the FOFC Directors, intending to be legally bound hereby, have executed this Voting and Non-Competition Agreement as of the date(s) indicated below.

/s/	Larry H. Becker	Date October 14, 2010
Larry H. Becker

/s/	Paul G. Kasselman	Date October 14, 2010
Paul G. Kasselman

/s/	Raymond J. Kinley, Jr.	Date October 14, 2010
Raymond J. Kinley, Jr.

/s/	Eugene M. Sneeringer, Jr.	Date October 14, 2010
Eugene M. Sneeringer, Jr.

/s/	Edward P. Swyer	Date October 14, 2010
Edward P. Swyer

/s/	Edward J. Trombly	Date October 14, 2010
Edward J. Trombly

EXHIBIT A

FOFC Directors’ Beneficial Stock Ownership

Director	Shares

Larry H. Becker	167,657
Paul G. Kasselman	198,129
Raymond J. Kinley, Jr.	40,720
Eugene M. Sneeringer, Jr.	149,679
Edward P. Swyer	180,141
Edward J. Trombly	44,934

Total	781,260

Appendix D

AGREEMENT

This AGREEMENT (the “Agreement”) is entered into and effective as of October 20, 2010 by and among PETER D. CUREAU, an individual residing at 60 Esopus Drive, Clifton Park, New York 12065 (the “Executive”), CAPITAL BANK & TRUST COMPANY, a banking company organized and existing under the laws of the State of New York (the “Bank”), and FORT ORANGE FINANCIAL CORP., a corporation incorporated under the laws of the State of Delaware (the “Parent”). Bank and Parent both have their principal place of business at 1375 Washington Avenue, Albany, New York 12206 and are sometimes collectively referred to herein as the “Bank Parties”.

R E C I T A L S

A.           Executive has been employed as President and Chief Executive Officer of each of Bank and Parent pursuant to that certain Executive Employment Agreement, dated as of January 1, 2008, by and between Executive and Bank (the “Employment Agreement”).

B.           The Employment Agreement provides that its stated expiration date of December 31, 2010 will be automatically extended for an additional term unless the Executive notifies the Bank Parties or the Bank Parties notify the Executive that they have elected that the term of the Employment Agreement not be extended.

C.           Pursuant to the Employment Agreement, the Boards of Directors of the Bank Parties (the “Boards”) have notified the Executive that the Bank Parties have elected not to extend the term of the Employment Agreement.

D.           Subsequent to the determination by the Boards not to extend the Employment Agreement, a director of the Parent was contacted by a representative of Chemung Financial Corporation (“CFC”) and discussions ensued regarding the possible acquisition of the Parent by CFC.

E.           On September 8, 2010, a nonbinding letter of intent (the “LOI”) was entered into by CFC and the Parent.

F.           If the acquisition contemplated in the LOI takes place, it will occur after the Employment Agreement and the Executive’s employment has terminated.

G.           The Employment Agreement has certain “Change in Control” provisions in it which would become ineffective at the termination of Executive’s employment on December 31, 2010.

H.           The Executive and the Bank Parties have agreed that should the Parent be acquired by CFC as outlined in the LOI, Executive will be afforded some of the “Change in Control” benefits provided for in the Employment Agreement.

NOW, THEREFORE in consideration of the above premises, mutual promises, covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.           Termination of Employment; Service on Board of Directors.

(a)           The parties acknowledge and agree that Executive’s employment with Bank Parties shall terminate on December 31, 2010 (the “Separation Date”). Bank Parties acknowledge and agree that Executive shall continue to receive all payments, benefits, compensation and have all other rights as are contemplated under the Employment Agreement until and including the Separation Date.

(b)           Unless removed pursuant to applicable by-laws, Executive shall continue to serve as a member of the board of directors of each of Bank Parties until the date that the closing of the acquisition of the Parent by CFC occurs (the “Closing Date”).

2.           Condition to Agreement.

The Executive and the Bank Parties agree that, except for the benefits payable pursuant to Sections 3(f) and 3(g) below, this Agreement and performance of the parties hereunder are expressly conditioned and contingent on the Parent being acquired by CFC and if said acquisition does not occur on or before June 30, 2011, this Agreement shall automatically terminate and Executive shall have no rights or claims hereunder.

3.           Payments and Benefits.

Subject to the provisions of Section 7 of this Agreement relating to Sections 409A and 280G of the Internal Revenue Code of 1986, the Bank Parties shall pay to Executive the following:

(a)           Severance Payment. Bank Parties shall pay to Executive $375,000.00 on the Closing Date, subject to the prior receipt by the Bank Parties and the Resulting Entity of an effective release from Executive, as described in Section 5 of this Agreement.

(b)           Payment Associated with Insurance Claim Recovery. In the event that the Bank Parties obtain a settlement or other recovery payments in connection with an action (the “Action”) pending in Supreme Court, Albany County titled Capital Bank & Trust Company v. Gulf Insurance Company, Index Number 3803-05 brought by the Bank to recover losses resulting from the criminal acts of a former employee, the Bank Parties shall make a lump sum payment to Executive as reflected on the table set forth below:

Recovery Amount (defined below)	Payment to Executive
Less than $1 million	10% of Recovery Amount
Between $1 million and $1.49 million	12.5% of Recovery Amount
$1.49 million or more	15% of Recovery Amount

The Recovery Amount shall be the gross amount recovered minus sums due pursuant to an agreement dated December 15, 2007 between the Bank and David G. Ashton III (“Ashton”) (the “Ashton Agreement”) pursuant to which Ashton acquired a portion of the Bank’s claim.The lump sum payment to be paid to Executive as contemplated in this Section 3(b) shall be made no later than thirty (30) days following receipt of the proceeds of the Action. The foregoing payment amount shall not be reduced by any compensation that the Executive may receive for other employment with another employer.

The Bank Parties shall have sole and absolute discretion as to every aspect of the pursuit of the Action, including, inter alia, the conduct of any settlement negotiations and any decision to accept less than the full amount claimed, except that the Bank Parties shall have no authority to change the terms of this Agreement with respect to this issue, except as may be required pursuant to the Ashton Agreement.

(c)           Option Securities Held by Executive. Bank Parties acknowledge and agree that, notwithstanding anything to the contrary stated in agreements which set forth the terms and conditions associated with options to purchase the stock of Parent that have been issued to Executive (the “Executive Stock Options”):

(i)           Vested Stock Options. With respect to those Executive Stock Options in which Executive is fully vested, Executive shall be entitled to exercise, and Parent shall honor and accept such exercise of, such stock options.

(ii)           Unvested Stock Options. With respect to those Executive Stock Options in which Executive is not fully vested, the Executive shall become fully vested in all unvested Executive Stock Options on the Closing Date.

(iii)           Restricted Stock Grants. Parent shall make a grant of stock (the “Stock Grant”) of the Parent’s common stock in an amount of shares equal to all prior unvested restricted stock grants made to Executive during his employment (the “Unvested Restricted Stock”). Bank Parties and Executive agree that the Stock Grant shall be made in full on the Closing Date.

(d)           Removal of Restrictions. Subject to applicable law, the Parent shall, effective on the Closing Date, cause all restrictions to be removed from all stock of the Parent that is being held in Executive’s name by the transfer agent or any other party. The Parent shall also provide any letters and opinions reasonably needed to present to any party to remove such restrictions.

(e)           Exercise. The Executive shall be permitted at exercise to make a cashless exercise of all options and restricted stock granted to him heretofore and in this Agreement.

(f)           Performance Bonus. The Executive shall, no later then thirty (30) days following the Separation Date, receive his 2010 performance bonus of Twenty Five Thousand Dollars ($25,000.00). This shall be shall be paid within thirty (30) days of the Separation Date irrespective of whether the Closing occurs or not.

(g)           Expense Reimbursement. The Executive shall be reimbursed for separation expenses in the amount of Ten Thousand Dollars ($10,000.00). This shall be shall be paid within thirty (30) days of the Separation Date irrespective of whether the Closing occurs or not.

4.           Release from Restrictive Covenants; Additional Releases.

(a)           Bank Parties acknowledge and agree that on the Separation Date, Executive shall be released from, and shall not be obligated to comply with, the terms and conditions of Section 6.1 of the Employment Agreement. Further, each of Bank Parties waive any and all claims against Executive that may arise as a result of Executive’s failure to comply with the terms of Section 6.1 of the Employment Agreement. It is expressly understood and agreed, however, that Executive shall adhere to all confidentiality obligations set forth in the Employment Agreement.

(b)           Executive agrees that in consideration for the payments and other benefits he will receive under this Agreement, he shall hereby release the Bank Parties from all liability, in accordance with the provisions of subparagraphs (c), (d) and (e) below, and shall execute a similar release on the Separation Date and an additional release in favor of the entity resulting from any assimilation of the Parent into CFC (the “Resulting Entity”), without revocation thereof, no later than twenty-one days after the Closing Date and no payment or benefit hereunder shall be provided to Executive prior to the Bank Parties’ or Resulting Entity’s, as applicable, receipt of such release and the expiration of any period of revocation provided for in the release.

(c)           Executive shall forever release for himself and his agents, representatives, attorneys, insurers, predecessors, successors and assigns (collectively, the “Executive Parties”) from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES AND LIABILITIES OF ANY NATURE WHATSOEVER, WHICH THE EXECUTIVE HAS HAD OR MAY HAVE AGAINST the Bank PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AS OF THE SEPARATION DATE AND INCLUDING WITHOUT LIMITATION, ALL MATTERS RELATING TO EXECUTIVE’S EMPLOYMENT AGREEMENT AND HIS EMPLOYMENT WITH BANK PARTIES AND THE TERMINATION OF SUCH EMPLOYMENT AND HIS SERVICE ON THE BOARD OF DIRECTORS OF BANK AND PARENT, SPECIFICALLY INCLUDING BUT NOT LIMITED TO ANY CLAIM ARISING PRIOR TO AND INCLUDING THE DATE THIS AGREEMENT IS EXECUTED UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA) AS AMENDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA) OR ANY CLAIM OF DISCRIMINATION IN EMPLOYMENT UNDER ANY OTHER FEDERAL, STATE OR LOCAL LAW OR ANY CLAIMS OR OBLIGATIONS ATTENDANT TO THE EMPLOYMENT AGREEMENT, EXCEPT FOR OBLIGATIONS OWED UNDER THIS AGREEMENT AND THOSE CONTINUING OBLIGATIONS UNDER THE EMPLOYMENT AGREEMENT THAT REMAIN IN PLACE UNTIL THE SEPARATION DATE.

(d)           Waiver of Rights. Executive agrees that the consideration he is receiving under this Agreement to waive his rights or claims under ADEA and/or OWBPA is over and above anything of value to which he is already entitled under any agreement with the Bank Parties or the Resulting Entity under any applicable policy, plan or practice of the Bank Parties, the Resulting Entity or otherwise.

(e)           Effective Date; Revocation. Executive hereby agrees and acknowledges that he has been advised by the Bank Parties to consult with an attorney prior to executing this Agreement and has been offered a period of at least twenty-one (21) days within which to consider the terms of this Agreement. For a period of seven (7) days following execution, Executive may revoke this Agreement and this Agreement shall not become effective or enforceable until the said revocation period has expired.

5.           Public Statements; Disparaging Comments; References and Recommendations.

(a)           Executive and Bank Parties will refrain from making any public statements or comments, whether orally, in writing or transmitted electronically, about, concerning, or in any way related to the other party that may, directly or indirectly, have a material adverse effect upon the other party’s business, prospects, reputation, or goodwill. Notwithstanding the foregoing, these restrictions shall not apply to any information that the parties are required to disclose in connection with any legal or regulatory proceedings or the prospective acquisition of the Parent by CFC.

(b)            Executive will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to Bank and/or Parent, including without limitation their respective businesses or their respective business prospects, either publicly or privately; provided, however, that these restrictions shall not apply to any information that Executive is required to disclose in connection with any legal or regulatory proceedings.

6.           Miscellaneous Provisions.

(a)           Assignment. This Agreement shall not be assignable, in whole or in part, without the written consent of all parties hereto; provided, however, that the Bank Parties may assign this Agreement to any successor to all or substantially all of the assets of the Bank Parties, including but not limited to the Resulting Entity.

(b)           Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.

(c)           Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

(d)           Successors and Assigns. This Agreement shall extend to and be binding upon the Executive, his legal representatives, heirs and distributees and upon Bank and Parent and their respective successors and permitted assigns.

(e)           Amendments. No amendment or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

(f)           Waiver. No term or condition of the Agreement shall be waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement, in writing, signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

(g)           Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered modified to the extent necessary to become valid and enforceable or, if such modification is impracticable, deleted from this Agreement, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

(h)           Headings. The section headings of this Agreement are solely for the convenience of reference and shall not control the meaning or interpretation of any provisions in this Agreement.

(i)           Notice. All notices required or permitted hereunder shall be in writing and may be personally delivered or mailed by registered or certified mail, postage prepaid or forwarded by any nationally recognized overnight courier service or transmitted by facsimile with a copy set first class mail, to such address as may be from time to time designated by the respective parties. Notice shall be effective upon receipt.

(j)           Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

(k)           Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

7.           Restrictions on Timing of Distributions; Modifications of Payments by Bank Parties and Resulting Entity.

(a)           Notwithstanding any provision of this Agreement to the contrary, if Executive is considered a Specified Employee (as defined in Section 409A of the Code) at separation from service (as defined below) other than on account of death or disability, in accordance with Section 409A of the Code, all payments hereunder, other than those that are deemed “separation pay” under Treas. Reg. §1.409A-1(b)(9), that are made upon separation from service may not commence earlier than six (6) months after the date of separation from service. Therefore, in the event this provision is applicable to Executive, any distribution which would otherwise be paid to Executive within the first six months following separation from service shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following separation from service.

(b)           With respect to the payment of all benefits under Section 3 of this Agreement (excepting payments under subparagraph (b) thereof), whether a separation from service takes place is determined based on the facts and circumstances surrounding the termination of Executive’s employment and whether the Bank Parties or the Resulting Entity, as the case may be, intended for Executive to provide significant services to either the Bank Parties or the Resulting Entity following such termination of employment. A change in the Executive’s employment status will not be considered a separation from service if:

(i)           Executive continues to provide services as an employee of either the Bank Parties or the Resulting Entity at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar year of employment and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment, or.

(ii)           Executive continues to provide services to the Bank Parties or the Resulting Entity in a capacity other than as an employee of the Bank Parties or the Resulting Entity at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment, and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment.

(c)           In the event that any payments or benefits (excluding payments that may be made pursuant to Section 3(b) of this Agreement) received or to be received by Executive (the “Total Payments”) in connection with a Change in Control or Executive’s separation from service with the Bank Parties or the Resulting Entity (whether or not such payments or benefits are provided pursuant to the terms of this Agreement, or any other plan, arrangement or agreement with the Bank Parties or the Resulting Entity) are “parachute payments” within the meaning of Section 280G of the Code and subject to the excise tax imposed by Section 4999 of the Code, then the benefit or payment shall be adjusted by an amount, such that the Total Payments do not exceed 2.99 of the “base amount” as defined in Section 280G(b)(3) of the Code (the “Payment Cap”). Executive hereby acknowledges and agrees that for purposes of this subparagraph (c) the Total Payments shall be treated as parachute payments within the meaning of Section 280G of the Code, and all parachute payments in excess of the base amount shall be treated as subject to the excise tax, and thus subject to modification up to the Payment Cap, unless, and except to the extent that, in the good faith judgment of the Resulting Entity, there is a reasonable basis to conclude that any amount or benefit paid or distributed to the Executive by the Bank Parties and/or the Resulting Entity, or under any other plan, arrangement, or agreement, either do not constitute parachute payments or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the portion of the base amount allocable to such Total Payments, or such parachute payments are otherwise not subject to the excise tax.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly authorized, approved, executed and delivered by the undersigned as of the date and year first written above.

EXECUTIVE:

/s/ Peter D. Cureau
Peter D. Cureau

BANK:

CAPITAL BANK & TRUST
COMPANY

By:	/s/ Eugene M. Sneeringer, Jr
Name: Eugene M. Sneeringer, Jr.
Title: Chairman of the Board

PARENT:

FORT ORANGE FINANCIAL CORP.

By:	/s/ Eugene M. Sneeringer, Jr
Name: Eugene M. Sneeringer, Jr.
Title: Chairman of the Board

FIRST AMENDMENT
TO
AGREEMENT

THIS AMENDMENT AGREEMENT (the “First Amendment”) is made effective as of the 28th day of December, 2010, by and among the parties signing below.

RECITALS

WHEREAS, Capital Bank & Trust Company (the “Bank”), Fort Orange Financial Corp. (the “Parent”) and Peter D. Cureau (the “Executive”) are parties to a certain Agreement dated October 20, 2010 (the “Agreement”); and

WHEREAS, parties desire to amend certain sections of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the above premises, mutual promises, covenants, agreements, representations and warranties contained in the Agreement and this First Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Amendment of Section 3(c). Section 3(c) of the Agreement is hereby amended and restated by deleting current Section 3(c) in its entirety and replacing Section 3(c) with a new Section 3(c) to read in its entirety as follows:

(c)           Stock Options and Restricted Stock Awards Held by Executive. Bank Parties acknowledge and agree that stock options to purchase the stock of Parent were issued to Executive and were outstanding as of October 14, 2010 (the “Executive Stock Options”) and that the Executive Stock Options which have not otherwise been exercised by Executive as of the Closing Date, whether or not such Executive Stock Options were vested (the “Unexercised Options”) will have expired prior to the Closing Date in accordance with the terms of any and all applicable stock or options plans sponsored by Parent. Bank Parties hereby agree that, on the Closing Date and in lieu of any other payment, or right, with respect to such Unexercised Options, Executive shall receive a cash payment in an aggregate amount determined in accordance with the following formula, which formula is based on Section 2.10 of the Agreement and Plan of Merger Dated as of October 14, 2010 By and Between Chemung Financial Corporation and Fort Orange Financial Corp. (the “Merger Agreement”):

the product of: (i) the number of shares of common stock of Parent subject to the Unexercised Options; and (ii) the difference, if any, between (x) the sum of: (1) 75% of the product of the Exchange Ratio (as defined in the Merger Agreement) and the Closing Price (as defined in the Merger Agreement), and (2) 25% of $7.50, and (y) the applicable exercise price per share of common stock of Parent under the terms of the Unexercised Options.

In addition, on the Closing Date, Parent shall make a grant of stock (the “Stock Grant”) of the Parent’s common stock in an amount of shares equal to all unvested restricted stock awards held by the Executive as of the Separation Date (the “Unvested Restricted Stock”), which Unvested Restricted Stock shall lapse and be forfeited by Executive as of the Separation Date in accordance with the terms of any and all applicable stock plans sponsored by Parent. Bank Parties and Executive agree that the Stock Grant shall be made in full on the Closing Date, shall be free of any restrictions as provided in Section 3(d) below, and shall be exchanged for the Merger Consideration as defined and provided for in Section 2.4 of the Merger Agreement.

2.           Amendment of Section 3(e). Section 3(e) of the Agreement is hereby amended and restated by deleting current Section 3(e) in its entirety and replacing Section 3(e) with a new Section 3(e) to read in its entirety as follows:

(e)           Intentionally Omitted.

3.           Ratification.                      The Agreement, except as specifically modified and amended herein, is hereby ratified and confirmed in all respects.

4.           Miscellaneous.

(a)           Governing Law. This First Amendment shall be construed and enforced in accordance with the laws of the State of New York (exclusive of said State’s conflicts of laws provisions).

(b)           Amendments. Any amendments to this First Amendment shall be in writing and executed by each of the parties hereto.

(c)           Entire Agreement. This First Amendment contains the entire understanding of the parties and supersedes any prior written or oral agreements between the parties respecting the subject matter of this First Amendment.

(d)           Counterpart Execution. This First Amendment may be executed in multiple counterparts each of which shall be deemed an original and shall become effective when the separate counterparts have been exchanged among the parties. Facsimile and electronic signatures shall be deemed original signatures for all purposes of this First Amendment.

(e)           Successor and Assigns. This First Amendment shall inure to the benefit of and be binding upon the transfers, successors, assigns, heirs, beneficiaries, executors, administrators, agents and representatives of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the day and year first above written.

/s/ Peter D. Cureau
Peter D. Cureau

CAPITAL BANK & TRUST COMPANY

By:	/s/ Eugene M. Sneeringer, Jr.
Name: Eugene M. Sneeringer, Jr.
Title: Chairman of the Board

FORT ORANGE FINANCIAL CORP.

By:	/s/ Eugene M. Sneeringer, Jr
Name: Eugene M. Sneeringer, Jr.
Title: Chairman of the Board

Appendix E

October 14, 2010

Board of Directors
Fort Orange Financial Corp.
Capital Bank & Trust Company
1375 Washington Avenue
Albany, NY 12206

Dear Board Members:

You have requested FinPro, Inc.’s (“FinPro”) written opinion, as an independent financial advisor to Fort Orange Financial Corp. (“FOFC”), as to the fairness, from a financial point of view, to FOFC and its stockholders of the consideration as proposed in the Agreement and Plan of Merger by and between Chemung Financial Corporation (“CFC”) and FOFC dated October 14, 2010 (the “Agreement”), pursuant to which FOFC and its wholly-owned subsidiary Capital Bank & Trust Company (“Capital”) will merge with CFC and its wholly-owned subsidiary Chemung Canal Trust Company (“Chemung”).

Pursuant to the Agreement, FOFC stockholders shall receive 0.3571 shares of CFC, $7.50 per share in cash or some combination of the two. The consideration mix is 75% CFC stock and 25% cash. FOFC shareholders have the right to elect to receive all CFC stock, all cash or a mixture of stock and cash subject to the overall consideration mix. The merger consideration may be adjusted downward by as much as $0.30 per share in the event that FOFC impaired loans (as defined in the Agreement) exceed specified levels. Additionally, in the event that CFC’s Closing Price (as defined in the Agreement) exceeds $25.20 per share the exchange ratio is floating and uses a $9.00 per share price for the stock portion of the merger consideration. The merger consideration is $29.3 million for all outstanding FOFC stock based upon CFC closing price of $21.50 on October 12, 2010.

In general, FinPro provides investment banking and consulting services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the New York bank and thrift market and financial institutions operating in this market. FOFC’s Board chose FinPro because of its expertise, experience and familiarity with the bank and thrift industry.

FOFC retained FinPro to advise the Board of Directors of FOFC in connection with its merger and acquisition activities. Pursuant to its engagement, FinPro will be paid a fee for rendering its fairness opinion relating to the merger. FinPro acted as financial advisor to FOFC in connection with the merger and will receive total fees equal to $290,000 with respect to the transaction, a large portion of which is contingent upon the consummation of the merger. Additionally, FOFC has agreed to reimburse FinPro for its out-of-pocket expenses and has agreed to indemnify FinPro and certain related persons against certain liabilities possibly incurred in connection with the services performed. In the ordinary course of their own investment portfolio management, FinPro principals may purchase bank stock securities for their own long-term personal investment. In the scenario that a FinPro principal owns stock in a client, the principal will be recused from deal negotiation and the issuance of a written or oral fairness opinion.

FinPro has provided professional services to FOFC in the past, and has been paid for those services. Aggregate revenue received for services to FOFC is immaterial relative to FinPro’s annual gross revenue. FinPro has never provided professional services to CFC.

E-1

Fairness Opinion as October 14, 2010	Page: 2

In connection with its opinion, FinPro reviewed and considered, among other things:

●	the Agreement, the exhibits, and the Disclosure Schedules thereto;
●	historic changes in the market for bank stocks;
●	trends and changes in the financial condition and results from operations of FOFC and CFC beginning with the 2005 fiscal year end;
●	the most recent annual report to stockholders of FOFC and CFC;
●	the most recent earnings releases for FOFC;
●	the most recent 10-K of CFC;
●	the quarterly reports on Form 10-Q of CFC; and
●	the most recent audited financial statements of FOFC and CFC.

FinPro also had discussions with the management of FOFC regarding its financial results and has analyzed the most current financial data available for FOFC, Capital, Chemung, and CFC. In addition, FinPro considered financial studies, analyses and investigations and economic and market information that it deemed relevant. FinPro also considered the potential pro forma financial impact of the acquisition.

FinPro considered certain financial data of FOFC and compared that data to other comparable banks and their holding companies that were recently merged or acquired. Furthermore, FinPro considered the financial terms of the business combinations involving these banks and their holding companies.

FinPro did not independently verify the financial data provided by, or on behalf of, FOFC or CFC, but instead relied upon and assumed the accuracy and completeness of the data provided.

In reaching its opinion, FinPro took into consideration the financial benefits of the proposed transaction to FOFC stockholders. Based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided by FOFC, it is FinPro’s opinion as of this date, the merger consideration to be paid by CFC pursuant to the Agreement, subject to the terms, conditions, and qualifications therein, is fair, from a financial point of view, to FOFC and its stockholders.

Respectfully Submitted,

FinPro, Inc.
Liberty Corner, New Jersey

E-2

Appendix F

INVESTMENT BANKING GROUP

October 14, 2010

Board of Directors
Chemung Financial Corporation
One Chemung Canal Plaza
P.O. Box 1522
Elmira, NY 14901

Ladies and Gentlemen:

Chemung Financial Corporation (“Chemung”) and Fort Orange Financial Corp. (“Fort Orange”) have entered into an Agreement and Plan of Merger, dated as of October 14, 2010 (the “Agreement”), pursuant to which Fort Orange will be merged with and into Chemung (the “Merger”), with Chemung as the surviving entity. Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each share of Fort Orange common stock (the “Fort Orange Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder thereof: (i) 0.3571 shares (the “Exchange Ratio”) of Chemung common stock (the “Chemung Common Stock”), (ii) $7.50 in cash, without interest (the “Cash Consideration” or (iii) a combination of such shares of Chemung Common Stock and cash (and together with the Exchange Ratio and the cash, the “Merger Consideration”). The Merger Consideration is subject to adjustments related to increases in the share price of Chemung Common Stock and certain other adjustments as further described in the Agreement. Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Chemung.

Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Chemung that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Fort Orange that we deemed relevant; (iv) internal financial projections for Chemung for the years ending December 31, 2010 through 2013 and an estimated growth and performance rate for the years thereafter in each case as provided by, and reviewed with, senior management of Chemung; (v) internal financial projections for Fort Orange for the year ending December 31, 2010 as provided by senior management of Fort Orange and as adjusted by senior management of Chemung and a long-term estimated growth rate for the years thereafter as provided by the senior management of Chemung; (vi) the pro forma financial impact of the Merger on Chemung, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Chemung; (vii) the publicly reported historical price and trading activity for Chemung’s and Fort Orange’s common stock, including a comparison of certain financial and stock market information for Chemung and Fort Orange and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Chemung the business, financial condition, results of operations and prospects of Chemung and held similar discussions with certain members of senior management of Fort Orange regarding the business, financial condition, results of operations and prospects of Fort Orange.

+ Sandler O’Neill + Partners, L.P.	+ www.SANDLERONEILL.com
919 Third Avenue, 6th Floor, New York, NY 10022
T: (212) 466-7700 F: (212) 466-7711

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Chemung and Fort Orange or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Chemung and Fort Orange that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Chemung and Fort Orange or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Chemung and Fort Orange nor have we reviewed any individual credit files relating to Chemung and Fort Orange. We have assumed, with your consent, that the respective allowances for loan losses for both Chemung and Fort Orange are adequate to cover such losses.

With respect to the internal financial projections for Chemung as provided by the senior management of Chemung and the internal financial projections for Fort Orange as provided by the senior management of Fort Orange and adjusted by senior management of Chemung and in each case used by us in our analyses, Chemung’s and Fort Orange’s respective managements confirmed to us that they reflected the best currently available estimates and judgments of the respective future financial performances of Chemung and Fort Orange, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Chemung, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Chemung’s and Fort Orange’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Chemung and Fort Orange will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Finally, with your consent, we have relied upon the advice Chemung has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Chemung’s common stock will be when issued to Fort Orange’s shareholders pursuant to the Agreement or the prices at which Chemung’s or Fort Orange’s common stock may trade at any time.

We have acted as Chemung’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion. Chemung has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Chemung and Fort Orange and their affiliates. We may also actively trade the equity or debt securities of Chemung and Fort Orange or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Chemung in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to Chemung and does not address the underlying business decision of Chemung to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Chemung or the effect of any other transaction in which Chemung might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. This opinion has been approved by Sandler O'Neill’s fairness opinion committee and does not address the amount of compensation to be received in the Merger by any Chemung officer, director or employee.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to Chemung from a financial point of view.

Very truly yours,

Appendix G

CHAPTER 1. DELAWARE GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights [Effective Aug. 2, 2010]

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

Appendix H

Certificate of Merger

Of

Fort Orange Financial Corp.

And

Chemung Financial Corporation

Into

Chemung Financial Corporation

Under Section 904 of the Business Corporation Law

The undersigned Ronald M. Bentley, President and CEO of Chemung Financial Corporation, and Peter D. Cureau, President and CEO of Fort Orange Financial Corp., hereby certify that:

FIRST: The names of the constituent corporations to the merger are Fort Orange Financial Corp., a Delaware business corporation and Chemung Financial Corporation, a New York business corporation. The surviving constituent corporation is Chemung Financial Corporation.

SECOND: Fort Orange Financial Corp. has one class of common stock entitled to vote, 10,000,000 shares of which are authorized, 3,742,303 shares of which are issued and 3,702,312 shares of which are outstanding, and one class of preferred stock, 1,000,000 of which are authorized and none of which are issued. Chemung Financial Corporation has one class of common stock entitled to vote, 10,000,000 shares of which are authorized, 4,300,134 shares of which are issued and 3,512,925 shares of which are outstanding.

THIRD: Chemung Financial Corporation’s certificate of incorporation was filed by the New York Department of State on January 2, 1985. Fort Orange Financial Corp.’s certificate of incorporation was filed with the Delaware Secretary of State on March 8, 2006. No application for authority to do business in the State of New York of Fort Orange Financial Corp. was filed by the New York Department of State.

FOURTH: No amendment or change in the certificate of incorporation of the surviving corporation is to be effected by such merger.

FIFTH: The merger was authorized by the board of directors of each corporation, followed by approval of the shareholders of Chemung Financial Corporation entitled to vote thereon at a special meeting held for that purpose on _____ and by approval of the shareholders of Fort Orange Financial Corp. entitled to vote thereon at a special meeting held for that purpose on _____.

 IN WITNESS WHEREOF, each of the constituent corporations has caused this certificate to be signed by its President & CEO on ________________.

CHEMUNG FINANCIAL CORPORATION

By:
Name: Ronald M. Bentley
Title: President & CEO

FORT ORANGE FINANCIAL CORP.

By:
Name: Peter D. Cureau
Title: President & CEO

Certificate of Merger

Of

Fort Orange Financial Corp.

Into

Chemung Financial Corporation

Under Section 252 of the Delaware General Corporation Law

It is hereby certified that:

FIRST: The names of the constituent corporations to the merger are Fort Orange Financial Corp., a Delaware business corporation and Chemung Financial Corporation, a New York business corporation.

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to subsection (c) of Section 252 of the Delaware General Corporation Law.

THIRD: The name of the surviving constituent corporation is Chemung Financial Corporation.

FOURTH: The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

FIFTH: The executed Agreement and Plan of Merger is on file at One Chemung Canal Plaza, Elmira, New York 14901, an office of the surviving corporation.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of any constituent corporation.

SEVENTH: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at One Chemung Canal Plaza, Elmira, New York 14901.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer on ________________.

CHEMUNG FINANCIAL CORPORATION

By:
Name: Ronald M. Bentley
Title: President & CEO

Appendix I

BANK PLAN OF MERGER

THIS PLAN OF MERGER ("Plan of Merger") dated as of October 14, 2010, is made and entered by and between Chemung Canal Trust Company, a New York chartered commercial bank (“Chemung Bank”) and Capital Bank & Trust Company, a New York chartered commercial bank ("Capital Bank").

Recitals

WHEREAS, Capital Bank is a wholly-owned subsidiary of Fort Orange Financial Corp, a Delaware corporation ("FOFC"), and has authorized capital stock consisting of i) 3,500,000 shares of common stock, par value $4.00 per share ("Capital Bank Common Stock"), of which at the date hereof 2,656,370 shares are issued and outstanding; and ii) 300,000 shares of preferred stock, par value $25.00 per share, none of which are outstanding; and

WHEREAS, Chemung Bank is a wholly-owned subsidiary of Chemung Financial Corporation, a New York corporation ("CFC") and has authorized capital stock of 700,000 shares of common stock, par value $15.00 per share ("Chemung Bank Common Stock"), of which at the date hereof 431,498 shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of Capital Bank and Chemung Bank deem the merger of Capital Bank with and into Chemung Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective banks and their respective stockholders and have adopted resolutions approving this Plan of Merger; and

WHEREAS, the respective Boards of Directors of CFC and FOFC have approved an Agreement and Plan of Merger dated as of October14, 2010 (the "Parent Merger Agreement"), pursuant to which FOFC will be merged with and into CFC;

NOW THEREFORE, in consideration of the mutual promises, representations and covenants herein contained, Capital Bank and Chemung Canal Bank, intending to be legally bound hereby, agree:

ARTICLE I

THE MERGER

Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable law, at the Effective Time (as that term is defined in Article V hereof): i) Capital Bank shall merge with and into Chemung Bank; ii) the separate existence of Capital Bank shall cease; iii) and Chemung Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and Chemung Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank").

ARTICLE II

CHARTER AND BY-LAWS

On and after the Effective Time, the charter and by-laws of Chemung Bank, as in effect immediately prior to the Effective Time shall automatically be and remain the charter and by-laws of Chemung Bank, as the Surviving Bank, until thereafter altered, amended or repealed.

ARTICLE III

BOARD OF DIRECTORS AND OFFICERS

3.1 Board of Directors

On and after the Effective Time, the Board of Directors of Chemung Bank as the Surviving Bank, shall consist of those persons holding such office immediately prior to the Effective Time except for such other directors of Capital Bank as shall be designated as a director of the Surviving Bank as Chemung Bank shall designate in its sole discretion. Each such director shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and by-laws of the Surviving Bank.

3.2 Officers

On and after the Effective Time, the officers of Chemung Bank duly elected and holding office immediately prior to such Effective Time shall be the officers of Chemung Bank as the Surviving Bank, except for such officers of Capital Bank as shall be designated as officers of the Surviving Bank as Chemung Bank shall designate in its sole discretion.

ARTICLE IV

CONVERSION OF SHARES

4.1 Chemung Bank Stock

Each share of Chemung Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

4.2 Capital Bank Stock

Each share of Capital Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

ARTICLE V

EFFECTIVE TIME OF THE MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Plan of Merger and in the Parent Merger Agreement, including without limitation receipt of the approval of the Board of Governors of the Federal Reserve System and the New York Banking Department, the Merger shall become effective, and the Effective Time of the Merger (the "Effective Time") shall occur, at such time and date as the parties hereto shall agree, but the Effective Time shall not occur prior to the Effective Time of the merger of FOFC with and into CFC, as provided in the Parent Merger Agreement.

ARTICLE VI

EFFECT OF THE MERGER

On the Effective Time: i) the separate existence of Capital Bank shall cease; ii) the principal and branch offices of Capital Bank shall become authorized branch offices of the Surviving Bank; and iii) all of the property (real, personal and mixed), rights, powers, duties and obligations of Capital Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VII

CONDITIONS PRECEDENT

The obligations of Capital Bank and Chemung Bank to effect the Merger shall be subject to the satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

ARTICLE VIII

TERMINATION

This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

ARTICLE IX

MISCELLANEOUS

10.1 Notices

Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Agreement.

10.2 Captions

The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

10.3 Counterparts

This Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

10. 4 Governing Law

This Plan of Merger shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

10.5 Amendment

The respective Boards of Directors of the parties hereto may amend this Plan of Merger at any time prior to consummation of the Merger, by a duly authorized written instrument.

[Signature page follows]

IN WITNESS WHEREOF, each party has caused this Plan of Merger to be executed on its behalf by its duly authorized officers, all as of the day and year first written above.

CHEMUNG CANAL TRUST COMPANY

By:	/s/ Ronald M. Bentley
Ronald M. Bentley
President & Chief Executive Officer

CAPITAL BANK & TRUST COMPANY

By:	/s/ Peter D. Cureau
Peter D. Cureau
President & Chief Executive Officer

SCHEDULE 1

to Plan of Merger

between

Chemung Canal Trust Company

And

Capital Bank & Trust Company

The Capital Bank & Trust offices that will be retained as branches by Chemung Canal Trust Company in the Merger are:

Albany

145 Wolf Road

Albany, NY 12205

Clifton Park

7 Southside Dr.

Clifton Park, NY 12065

Latham

594 Loudon Road

Latham, NY 12110

Slingerlands

1365 New Scotland Road

Slingerlands, NY 12159